As filed with the Securities and Exchange Commission on March 1, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELPHI AUTOMOTIVE PLC*

(Exact Name of Registrant as Specified in Its Charter)

Jersey	3714	98-1029562
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Courtney Road

Hoath Way

Gillingham, Kent ME8 0RU

United Kingdom

011-44-163-423-4422

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

KEVIN P. CLARK

Senior Vice President and Chief Financial

Officer

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, MI 48098

(248) 813-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

David M. Sherbin Senior Vice President, General Counsel, Secretary and Chief Compliance Officer c/o Delphi Automotive Systems, LLC 5725 Delphi Drive Troy, MI 48098 (248) 813-2000	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

*	Certain subsidiaries of Delphi Automotive PLC are also registrants and are identified on the following page.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
5.875% Senior Notes due 2019	$500,000,000	100%	$500,000,000	$57,300
6.125% Senior Notes due 2021	$500,000,000	100%	$500,000,000	$57,300
Guarantees of 5.875% Senior Notes due 2019	(2)	(2)	(2)	(2)
Guarantees of 6.125% Senior Notes due 2021	(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	No separate consideration will be received for the Guarantees of 5.875% Senior Notes due 2019 and Guarantees of 6.125% Senior Notes due 2021 being registered hereby. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Delphi Corporation	Delaware	3714	27-0791190
Delphi Automotive LLP	England and Wales	3714	98-0643213
Delphi Automotive Holdings US Limited	Jersey	3714	98-0641314
Delphi Holdings, LLC	Delaware	3714	27-0791338
Delphi Holdfi UK Limited	England and Wales	3714	98-1014652
Delphi Financial Holdings, LLC	Delaware	3714	45-3164522
Delphi Automotive Systems, LLC	Delaware	3714	27-0791454
Delphi Connection Systems, LLC	Delaware	3714	27-0791639
Delphi International Services Company, LLC	Delaware	3714	27-0792069
Delphi Technologies, Inc.	Delaware	3714	38-3430681
Delphi Trade Management, LLC	Delaware	3714	27-0792170
Delphi Connection Systems Holdings LLC	Delaware	3714	27-1041870
Delphi Properties Management LLC	Delaware	3714	27-1042200
Delphi Global Real Estate Services, LLC	Michigan	3714	27-1413637
Delphi Medical Systems, LLC	Delaware	3714	27-0791552

*	The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o Delphi Automotive Systems, LLC 5725 Delphi Drive, Troy, MI 48098, Tel. (248) 813-2000.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION DATED MARCH 1, 2012)

DELPHI CORPORATION

Offer to Exchange

5.875% Senior Notes due 2019

for

New 5.875% Senior Notes Due 2019

and

6.125% Senior Notes due 2021

for

New 6.125% Senior Notes due 2021

Guaranteed by Delphi Automotive PLC and certain of its subsidiaries

Guarantees of the New 5.875% Senior Notes due 2019

Guarantees of the New 6.125% Senior Notes due 2021

We are offering to exchange up to $500,000,000 of our new 5.875% Senior Notes due 2019 (the “new 2019 Notes”) for up to $500,000,000 of our existing 5.875% Senior Notes due 2019 (the “old 2019 Notes”) and up to $500,000,000 of our new 6.125% Senior Notes due 2021 (the “new 2021 Notes” and, together with the new 2019 Notes, the “new Notes”) for up to $500,000,000 of our existing 6.125% Senior Notes due 2021 (the “old 2021 Notes” and, together with the old 2019 Notes, the “old Notes”). The terms of the new Notes are identical in all material respects to the terms of the old Notes, except that the new Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old Notes do not apply to the new Notes. The notes are guaranteed by Delphi Automotive PLC and by certain of its subsidiaries.

To exchange your old Notes for new Notes:

•	you are required to make the representations described on page 183 to us

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, Deutsche Bank Trust Company Americas, by 5:00 p.m., Eastern Standard time, on , 2012

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old Notes for new Notes

See “Risk Factors” beginning on page 10 for a discussion of risk factors that should be considered by you prior to tendering your old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2012

ABOUT THIS PROSPECTUS

In this prospectus, “Delphi,” the “Company,” the “Successor,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation and became a subsidiary of Delphi Automotive PLC on November 22, 2011 in connection with the Company’s initial public offering. The former Delphi Corporation and, as the context may require, its subsidiaries and affiliates, are referred to herein as the “Predecessor” or “Old Delphi”. As the context may require, references to “Delphi,” “the Company,” “us,” “we” and “our” may also include the Predecessor. The “Issuer” refers to Delphi Corporation, a Delaware corporation and wholly-owned subsidiary of Delphi Automotive PLC, as the issuer of the Notes. The “guarantors” refers to each of Delphi Automotive PLC and certain of its U.S. and non-U.S. subsidiaries that guarantee the Notes as of the date of this prospectus and, as the context may require, any future guarantors that may guarantee the Notes pursuant to the terms of the indenture governing the Notes.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may

i

give you. The Issuer is offering the Notes for exchange only in jurisdictions where such offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any exchange of the Notes offered hereby.

MARKET AND INDUSTRY DATA

In this prospectus, we refer to information regarding market data obtained from internal sources, market research, publicly available information and industry publications, including industry data derived from information provided by LMC-Automotive (formerly J. D. Power & Associates), which we refer to as LMC, and The Freedonia Group, Inc., Cleveland, OH, which we refer to as The Freedonia Group. Market share data included in this prospectus about our product lines and segments is based in large part on internal analyses as there is limited public information about such market share. We estimate the size of the applicable market based on our general market knowledge of our competitors and their capacities. We further estimate our market share and position based on our understanding regarding business awards to our competitors. Accordingly, figures for our market share are estimates. While we believe our estimates of market share to be accurate in all material respects, because this data is based on a number of estimates there can be no assurance that the actual market share data will not be materially different. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. We believe that these sources and estimates are reliable but have not independently verified them.

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SUMMARY

This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

Our Company

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers, and our customers include 24 of the 25 largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 114 major manufacturing facilities and 15 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. We have a presence in 30 countries and have over 17,000 scientists, engineers and technicians focused on developing market relevant product solutions for our customers. In line with the growth in emerging markets, we have been increasing our focus on these markets, particularly China, where we have a major manufacturing base and strong customer relationships.

Our principal executive offices are located at Courtney Road, Hoath Way, Gillingham, Kent ME8 0RU, United Kingdom and our telephone number is 011-44-163-423-4422. Our register of members is kept at our registered office, which is Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, Channel Islands.

Our internet address is www.delphi.com. Our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. The information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

Risks Affecting Us

Investing in our Notes involves risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, including the information under the heading “Risk Factors” herein.

THE EXCHANGE OFFER

Securities Offered	Delphi Corporation (the “Issuer”) is offering up to $500,000,000 aggregate principal amount of its new 5.875% Senior Notes due 2019 (the “2019 Notes”) and up to $500,000,000 aggregate principal amount of its new 6.125% Senior Notes due 2021 (the “2021 Notes” and together with the 2019 Notes, the “Notes”), which have been registered under the Securities Act.

The Exchange Offer	The Issuer is offering to issue the new Notes in exchange for a like principal amount of your old Notes. The Issuer is offering to issue the new Notes to satisfy our obligations contained in the registration rights agreement entered into when the old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. Eastern Standard time on , 2012 unless it is extended. If you decide to exchange your old Notes for new Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new Notes. If you decide to tender your old Notes in the exchange offer, you may withdraw them at any time prior to , 2012. If the Issuer decides for any reason not to accept any old Notes for exchange, your old Notes will be returned to you without expense to you promptly after the exchange offer expires.

U.S. Federal Income Tax Consequences	Your exchange of old Notes for new Notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new Notes in the exchange offer.

Exchange Agent	Deutsche Bank Trust Company Americas is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old Notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old Notes or to pay you additional interest.

You will be able to resell the new Notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new Notes issued in exchange for old Notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new Notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new Notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new Notes.

If you are an affiliate of the Issuer or any guarantor, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new Notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new Notes;

•

you must acknowledge that you will deliver a prospectus in connection with any resale of the new Notes you receive from us in the exchange offer; the letter of transmittal for the Notes states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•

you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new Notes received in exchange for old Notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the new Notes and the old Notes are identical in all material respects, except that the new Notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old Notes do not apply to the new Notes.

Issuer	Delphi Corporation

Notes offered	$500,000,000 aggregate principal amount of new 2019 Notes.

$500,000,000 aggregate principal amount of new 2021 Notes.

Maturity	May 15, 2019, in the case of the 2019 Notes.

May 15, 2021, in the case of the 2021 Notes.

Interest Payment Dates	Interest is payable on the Notes on May 15 and November 15 of each year.

Guarantees	The payment of the principal, premium and interest on the Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Issuer’s ultimate parent, Delphi Automotive PLC, and certain of its existing and future foreign and domestic subsidiaries. See “Description of Notes—Guarantees.”

Ranking	The Notes and the guarantees will be the Issuer’s and the guarantors’ general unsecured obligations and will:

•	rank equally in right of payment with all of their existing and future senior indebtedness;

•	rank senior in right of payment to all of their future subordinated indebtedness;

•

be effectively subordinated in right of payment to all of their existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including indebtedness under our credit agreement;

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of any of our existing and future subsidiaries that is not the Issuer or a guarantor of the Notes.

At December 31, 2011, the Issuer and the guarantors had total indebtedness, excluding discounts and premiums, of $2,009 million (which includes $1,000 million of the Notes offered for exchange hereby), including $994 million of secured debt. Our non-guarantor subsidiaries accounted for $12,225 million, or 76%, of our total revenue and $1,536 million, or 93%, of our operating income for the year ended December 31, 2011. The non-guarantor subsidiaries had total assets of $6,750 million, or 74%, of our total assets and total liabilities of $3,052 million, or 44%, of our total liabilities, as of December 31, 2011.

Optional Redemption of the 2019 Notes	The Issuer may, at its option, redeem all or, from time to time, part of the 2019 Notes at any time on or after May 15, 2014 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Notes—Optional Redemption.” In addition, prior to May 15, 2014, the Issuer may, at its option, on any one or more occasions redeem up to 35% of the 2019 Notes (including Additional Notes) with the proceeds of certain equity offerings. The Issuer may, at its option, redeem all or part of the 2019 Notes at any time prior to May 15, 2014 at a makewhole price plus accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption of the 2021 Notes	The Issuer may, at its option, redeem all or, from time to time, part of the 2021 Notes at any time on or after May 15, 2016 at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Notes—Optional Redemption.” In addition, prior to May 15, 2014, the Issuer may, at its option, on any one or more occasions redeem up to 35% of the 2021 Notes (including Additional Notes) with the proceeds of certain equity offerings. The Issuer may, at its option, redeem all or part of the 2021 Notes at any time prior to May 15, 2016 at a makewhole price plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control; Asset Sales	If we experience certain kinds of changes of control, the Issuer must give the holders of the Notes the opportunity to sell it their Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

If we sell certain assets and do not apply the proceeds for specified purposes, you may have the right, in certain circumstances, to require the Issuer to repurchase your Notes, in whole or in part, at 100% of their principal amount, plus accrued and unpaid interest, to the repurchase date. See “Description of Notes—Limitation on Sales of Assets and Subsidiary Stock.”

Certain Covenants	The indenture governing the Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	make certain investments or pay dividends or distributions on our capital stock or purchase, redeem or retire capital stock;

•	sell assets, including capital stock of our restricted subsidiaries;

•	restrict dividends or other payments by restricted subsidiaries;

•	create liens that secure debt;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes—Certain Covenants.” Most of the covenants will be suspended during any period when both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) assign the Notes an investment grade rating and no event of default exists with respect to the Notes at the time such ratings are assigned.

Risk Factors	Please see “Risk Factors” in this prospectus, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to tender your old Notes in the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange of new Notes for old Notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial data of the Successor and the Predecessor have been derived from the audited consolidated financial statements of the Successor and the Predecessor and should be read in conjunction with, and are qualified by reference to, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The financial information presented may not be indicative of our future performance.

	Successor			Predecessor (1)
	Year ended December 31,		Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	2011	2010
	(dollars and shares in millions, except per share data)			(dollars and shares in millions, except per share data)
Statements of operations data:
Net sales	$16,041	$13,817	$3,421	$8,334
Depreciation and amortization	475	421	139	540
Operating income (loss)	1,644	940	(10)	(1,118)
Interest expense	(123)	(30)	(8)	—
Reorganization items, net	—	—	—	10,210
Income (loss) from continuing operations	1,223	703	(3)	9,391
Net income (loss)	1,223	703	(3)	9,347
Net income attributable to noncontrolling interests	78	72	15	29
Net income (loss) attributable to Successor/Predecessor	1,145	631	(18)	9,318
Net income (loss) per share data:
Income (loss) from continuing operations attributable to Successor/Predecessor	$2.72	$0.92	$(0.03)	$16.58
Loss from discontinued operations attributable to Successor/Predecessor	—	—	—	(0.08)

Basic and diluted income (loss) per share attributable to Successor/Predecessor	$2.72	$0.92	$(0.03)	$16.50
Weighted average shares outstanding	421	686	685	565
Other financial data:
Capital expenditures	$630	$500	$88	$321
EBITDA (2)	2,119	1,361	129	(514)
Adjusted EBITDA (2)	2,150	1,633	313	(229)
EBITDA margin (3)	13.2%	9.9%	3.8%	(6.2)%
Adjusted EBITDA margin (3)	13.4%	11.8%	9.1%	(2.7)%
Net cash provided by (used in) operating activities	1,377	1,142	159	(257)
Net cash (used in) provided by investing activities	(10)	(911)	885	(1,052)
Net cash (used in) provided by financing activities	(3,194)	(126)	2,062	315

As of December 31, 2011
(in millions)
Balance sheet and employment data:
Cash and cash equivalents	$1,363
Total assets	$9,128
Total debt	$2,103
Working capital (4)	$1,116
Shareholders’ equity	$2,171
Global employees (5)	104,000

(1)	The Predecessor adopted the accounting guidance in Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 852, Reorganizations, effective October 8, 2005 and has segregated in the financial statements for all reporting periods subsequent to such date and through the consummation of the transactions pursuant to the Modified Plan (as defined in Note 1. General to the audited consolidated financial statements included herein), transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Our consolidated financial statements are not comparable to the consolidated financial statements of the Predecessor due to the effects of the consummation of the Modified Plan and the change in the basis of presentation. For more information, please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(2)	Our management utilizes net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income, net of tax (“EBITDA”) to evaluate performance. EBITDA was used as a performance indicator for the year ended December 31, 2011. Through December 31, 2010, our management relied on Adjusted EBITDA as a key performance measure. Our management believed that net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense, equity income, net of tax, transformation and rationalization charges related to plant consolidations, plant wind-downs and discontinued operations (“Adjusted EBITDA”) was a meaningful measure of performance and it was used by management and the Board of Managers of Delphi Automotive LLP to analyze Company and stand-alone segment operating performance and for planning and forecasting purposes. Effective January 1, 2011, our management began utilizing EBITDA as a key performance measure because our restructuring was substantially completed in 2010. EBITDA and Adjusted EBITDA should not be considered substitutes for results prepared in accordance with U.S. GAAP and should not be considered alternatives to net income (loss) attributable to Successor/Predecessor, which is the most directly comparable financial measure to EBITDA and Adjusted EBITDA that is in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA, as determined and measured by us, should also not be compared to similarly titled measures reported by other companies.

In the year ended December 31, 2011, we reached a final customer commercial settlement that resulted in an unusual warranty expense of $76 million. This amount adversely affected EBITDA and Adjusted EBITDA in such period.

The reconciliation of Adjusted EBITDA to EBITDA includes other transformation and rationalization costs related to 1) the implementation of information technology systems to support finance, manufacturing and product development initiatives, 2) certain plant consolidations and closures costs and 3) consolidation of many staff administrative functions into a global business service group. The reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Successor/Predecessor follows:

	Successor			Predecessor
	Year ended December 31,		Period from August 19 to December 31,	Period from January 1 to October 6,
	2011	2010	2009	2009
	(in millions)			(in millions)
Adjusted EBITDA	$2,150	$1,633	$313	$(229)
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(31)	(224)	(126)	(235)
Other transformation and rationalization costs	—	(48)	(58)	(50)

EBITDA	$2,119	$1,361	$129	$(514)

Depreciation and amortization	(475)	(421)	(139)	(540)
Goodwill impairment charges	—	—	—	—
Discontinued operations	—	—	—	(64)

Operating income (loss)	$1,644	$940	$(10)	$(1,118)

Interest expense	(123)	(30)	(8)	—
Other (expense) income, net	(15)	34	(17)	24
Reorganization items	—	—	—	10,210

Income (loss) from continuing operations before income taxes and equity income (loss)	1,506	944	(35)	9,116
Income tax (expense) benefit	(305)	(258)	27	311
Equity income (loss), net of tax	22	17	5	(36)
Loss from discontinued operations, net of tax	—	—	—	(44)

Net income (loss)	$1,223	$703	$(3)	$9,347
Net income attributable to noncontrolling interest	78	72	15	29

Net income (loss) attributable to Successor/Predecessor	$1,145	$631	$(18)	$9,318

(3)	EBITDA margin is defined as EBITDA as a percentage of revenues. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues.

(4)	Working capital is calculated herein as accounts receivable plus inventories less accounts payable.

(5)	Excludes temporary and contract workers. As of December 31, 2011, we employed approximately 39,000 temporary and contract workers.

RISK FACTORS

An investment in our Notes involves risk. You should consider carefully the following information about these risks, and the other information included in this prospectus in its entirety before investing in our Notes. Any of the risks we describe below could cause our business, financial condition and/or operating results to suffer. In that case, our ability to fulfill our obligations under the Notes could be materially and adversely affected, and you could lose all or part of your investment.

Risks Related to Business Environment and Economic Conditions

The cyclical nature of automotive sales and production can adversely affect our business.

Our business is directly related to automotive sales and automotive vehicle production by our customers. Automotive sales and production are highly cyclical and, in addition to general economic conditions, also depend on other factors, such as consumer confidence and consumer preferences. Lower global automotive sales result in substantially all of our automotive OEM customers significantly lowering vehicle production schedules, which has a direct impact on our earnings and cash flows. The most recent example of this was the 2009 downturn in which North American and Western Europe automotive production declined approximately 43% and 26%, respectively, below production levels in 2007. While the industry is recovering from the 2009 downturn, production volumes in North America and Western Europe remain below levels experienced prior to 2009. In addition, automotive sales and production can be affected by labor relations issues, regulatory requirements, trade agreements, the availability of consumer financing and other factors. Economic declines that result in a significant reduction in automotive sales and production by our customers have in the past had, and may in the future have, an adverse effect on our business, results of operations and financial condition.

Our sales are also affected by inventory levels and OEMs’ production levels. We cannot predict when OEMs will decide to increase or decrease inventory levels or whether new inventory levels will approximate historical inventory levels. Uncertainty and other unexpected fluctuations could have a material adverse effect on our business and financial condition.

A prolonged economic downturn or economic uncertainty could adversely affect our business and cause us to require additional sources of financing, which may not be available.

Our sensitivity to economic cycles and any related fluctuation in the businesses of our customers or potential customers may have a material adverse effect on our financial condition, results of operations or cash flows. If global economic conditions deteriorate or economic uncertainty increases, our customers and potential customers may experience deterioration of their businesses, which may result in the delay or cancellation of plans to purchase our products. If vehicle production were to remain at low levels for an extended period of time or if cash losses for customer defaults rise, our cash flow could be adversely impacted, which could result in our needing to seek additional financing to continue our operations. There can be no assurance that we would be able to secure such financing on terms acceptable to us, or at all.

Any changes in consumer credit availability or cost of borrowing could adversely affect our business.

Declines in the availability of consumer credit and increases in consumer borrowing costs have negatively impacted global automotive sales and resulted in lower production volumes in the past. Substantial declines in automotive sales and production by our customers could have a material adverse effect on our business, results of operations and financial condition.

A drop in the market share and changes in product mix offered by our customers can impact our revenues.

We are dependent on the continued growth, viability and financial stability of our customers. Our customers generally are OEMs in the automotive industry. This industry is subject to rapid technological change, vigorous competition, short product life cycles and cyclical and reduced consumer demand patterns. When our customers are adversely affected by these factors, we may be similarly affected to the extent that our customers reduce the volume of orders for our products. As a result of changes impacting our customers, sales mix can shift which may have either favorable or unfavorable impact on revenue and would include shifts in regional growth, shifts in OEM sales demand, as well as shifts in consumer demand related to vehicle segment purchases and content penetration. For instance, a shift in sales demand favoring a particular OEM’s vehicle model for which we do not have a supply contract may negatively impact our revenue. A shift in regional sales demand toward certain markets could favorably impact the sales of those of our customers that have a large market share in those regions, which in turn would be expected to have a favorable impact on our revenue.

The mix of vehicle offerings by our OEM customers also impacts our sales. A decrease in consumer demand for specific types of vehicles where we have traditionally provided significant content could have a significant effect on our business and financial condition. Our sales of products in the regions in which our customers operate also depend on the success of these customers in those regions.

Declines in the market share or business of Daimler, Ford, GM, PSA and VW may have a disproportionate adverse impact on our revenues and profitability.

Daimler AG (“Daimler”), Ford Motor Company (“Ford”), General Motors Company (“GM”), PSA Peugeot Citroën (“PSA”) and Volkswagen Group (“VW”) accounted for approximately 47% of our total net sales in the year ended December 31, 2011. Accordingly, our revenues may be disproportionately affected by decreases in any of their businesses or market share. Because our customers typically have no obligation to purchase a specific quantity of parts, a decline in the production levels of any of our major customers, particularly with respect to models for which we are a significant supplier, could disproportionately reduce our sales and thereby adversely affect our financial condition, operating results and cash flows. See “Business—Supply Relationships with Our Customers.”

Continued pricing pressures, OEM cost reduction initiatives and the ability of OEMs to re-source or cancel vehicle programs may result in lower than anticipated margins, or losses, which may have a significant negative impact on our business.

Cost-cutting initiatives adopted by our customers result in increased downward pressure on pricing. Our customer supply agreements generally require step-downs in component pricing over the period of production, typically one to two percent per year. In addition, our customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. OEMs have also possessed significant leverage over their suppliers, including us, because the automotive component supply industry is highly competitive, serves a limited number of customers, has a high fixed cost base and historically has had excess capacity. Based on these factors, and the fact that our customers’ product programs typically last a number of years and are anticipated to encompass large volumes, our customers are able to negotiate favorable pricing. Accordingly, as a Tier I supplier, we are subject to substantial continuing pressure from OEMs to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as OEMs pursue restructuring and cost cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected. See “Business—Supply Relationships with Our Customers” for a detailed discussion of our supply agreements with our customers.

Our supply agreements with our OEM customers are generally requirements contracts, and a decline in the production requirements of any of our customers, and in particular our largest customers, could adversely impact our revenues and profitability.

We receive OEM purchase orders for specific components supplied for particular vehicles. In most instances our OEM customers agree to purchase their requirements for specific products but are not required to purchase any minimum amount of products from us. The contracts we have entered into with most of our customers have terms ranging from one year to the life of the model (usually three to seven years, although customers often reserve the right to terminate for convenience). Therefore, a significant decrease in demand for certain key models or group of related models sold by any of our major customers or the ability of a manufacturer to re-source and discontinue purchasing from us, for a particular model or group of models, could have a material adverse effect on us. To the extent that we do not maintain our existing level of business with our largest customers because of a decline in their production requirements or because the contracts expire or are terminated for convenience, we will need to attract new customers or win new business with existing customers, or our results of operations and financial condition will be adversely affected. See “Business—Supply Relationships with Our Customers” for a detailed discussion of our supply agreements with our customers.

We have invested substantial resources in markets where we expect growth and we may be unable to timely alter our strategies should such expectations not be realized.

Our future growth is dependent on our making the right investments at the right time to support product development and manufacturing capacity in areas where we can support our customer base. We have identified the Asia Pacific and South American regions, and China, Brazil and India, in particular, as key markets likely to experience substantial growth, and accordingly have made and expect to continue to make substantial investments, both directly and through participation in various partnerships and joint ventures, in numerous manufacturing operations, technical centers and other infrastructure to support anticipated growth in those regions. If we are unable to deepen existing and develop additional customer relationships in these regions, we may not only fail to realize expected rates of return on our existing investments, but we may incur losses on such investments and be unable to timely redeploy the invested capital to take advantage of other markets, potentially resulting in lost market share to our competitors. Our results will also suffer if these regions do not grow as quickly as we anticipate.

Our business in China is subject to aggressive competition and is sensitive to economic and market conditions.

Maintaining a strong position in the Chinese market is a key component of our global growth strategy. The automotive supply market in China is highly competitive, with competition from many of the largest global manufacturers and numerous smaller domestic manufacturers. As the size of the Chinese market continues to increase, we anticipate that additional competitors, both international and domestic, will seek to enter the Chinese market and that existing market participants will act aggressively to increase their market share. Increased competition may result in price reductions, reduced margins and our inability to gain or hold market share. In addition, our business in China is sensitive to economic and market conditions that drive sales volume in China. If we are unable to maintain our position in the Chinese market or if vehicle sales in China decrease or do not continue to increase, our business and financial results could be materially adversely affected.

Disruptions in the supply of raw materials and other supplies that we and our customers use in our products may adversely affect our profitability.

We and our customers use a broad range of materials and supplies, including copper, aluminum and other metals, petroleum-based resins, chemicals, electronic components and semiconductors. A significant disruption in the supply of these materials for any reason could decrease our production and shipping levels, which could materially increase our operating costs and materially decrease our profit margins.

We, as with other component manufacturers in the automotive industry, ship products to our customers’ vehicle assembly plants throughout the world so they are delivered on a “just-in-time” basis in order to maintain low inventory levels. Our suppliers also use a similar method. However, this “just-in-time” method makes the logistics supply chain in our industry very complex and very vulnerable to disruptions.

Such disruptions could be caused by any one of a myriad of potential problems, such as closures of one of our or our suppliers’ plants or critical manufacturing lines due to strikes, mechanical breakdowns, electrical outages, fires, explosions or political upheaval, as well as logistical complications due to weather, volcanic eruptions, or other natural or nuclear disasters, mechanical failures, delayed customs processing and more.

Additionally, as we grow in low cost countries, the risk for such disruptions is heightened. The lack of even a small single subcomponent necessary to manufacture one of our products, for whatever reason, could force us to cease production, even for a prolonged period. Similarly, a potential quality issue could force us to halt deliveries while we validate the products. Even where products are ready to be shipped, or have been shipped, delays may arise before they reach our customer. Our customers may halt or delay their production for the same reason if one of their other suppliers fails to deliver necessary components. This may cause our customers, in turn to suspend their orders, or instruct us to suspend delivery, of our products, which may adversely affect our financial performance.

When we fail to make timely deliveries in accordance with our contractual obligations, we generally have to absorb our own costs for identifying and solving the “root cause” problem as well as expeditiously producing replacement components or products. Generally, we must also carry the costs associated with “catching up,” such as overtime and premium freight.

Additionally, if we are the cause for a customer being forced to halt production, the customer may seek to recoup all of its losses and expenses from us. These losses and expenses could be significant, and may include consequential losses such as lost profits. Any supply-chain disruption, however small, could potentially cause the complete shutdown of an assembly line of one of our customers, and any such shutdown that is due to causes that are within our control could expose us to material claims of compensation. Where a customer halts production because of another supplier failing to deliver on time, it is unlikely we will be fully compensated, if at all.

Adverse developments affecting one or more of our suppliers could harm our profitability.

Any significant disruption in our supplier relationships, particularly relationships with sole-source suppliers, could harm our profitability. Furthermore, some of our suppliers may not be able to handle the commodity cost volatility and/or sharply changing volumes while still performing as we expect. To the extent our suppliers experience supply disruptions, there is a risk for delivery delays, production delays, production issues or delivery of non-conforming products by our suppliers. Even where these risks do not materialize, we may incur costs as we try to make contingency plans for such risks.

The loss of business with respect to, or the lack of commercial success of, a vehicle model for which we are a significant supplier could adversely affect our financial performance.

Although we receive purchase orders from our customers, these purchase orders generally provide for the supply of a customer’s requirements for a particular vehicle model and assembly plant, rather than for the purchase of a specific quantity of products. The loss of business with respect to, or the lack of commercial success of, a vehicle model for which we are a significant supplier could reduce our sales and thereby adversely affect our financial condition, operating results and cash flows.

We operate in the highly competitive automotive supply industry.

The global automotive component supply industry is highly competitive. Competition is based primarily on price, technology, quality, delivery and overall customer service. There can be no assurance that our products will be able to compete successfully with the products of our competitors. Furthermore, the rapidly evolving nature of the markets in which we compete may attract new entrants, particularly in low-cost countries such as China, Brazil, India and Russia. Additionally, consolidation in the automotive industry may lead to decreased product purchases from us. As a result, our sales levels and margins could be adversely affected by pricing pressures from OEMs and pricing actions of competitors. These factors led to selective resourcing of business to competitors in the past and may also do so in the future. In addition, any of our competitors may foresee the course of market development more accurately than us, develop products that are superior to our products, have the ability to produce similar products at a lower cost than us, or adapt more quickly than us to new technologies or evolving customer requirements. As a result, our products may not be able to compete successfully with their products. These trends may adversely affect our sales as well as the profit margins on our products.

Increases in costs of the materials and other supplies that we use in our products may have a negative impact on our business.

Significant changes in the markets where we purchase materials, components and supplies for the production of our products may adversely affect our profitability, particularly in the event of significant increases in demand where there is not a corresponding increase in supply, inflation or other pricing increases. In recent periods there have been significant fluctuations in the global prices of copper, aluminum and petroleum-based resin products, and fuel charges, which have had and may continue to have an unfavorable impact on our business, results of operations or financial condition. Continuing volatility may have adverse effects on our business, results of operations or financial condition. We will continue efforts to pass some supply and material cost increases onto our customers, although competitive and market pressures have limited our ability to do that, particularly with domestic OEMs, and may prevent us from doing so in the future, because our customers are generally not obligated to accept price increases that we may desire to pass along to them. Even where we are able to pass price increases through to the customer, in some cases there is a lapse of time before we are able to do so. The inability to pass on price increases to our customers when raw material prices increase rapidly or to significantly higher than historic levels could adversely affect our operating margins and cash flow, possibly resulting in lower operating income and profitability. We expect to be continually challenged as demand for our principal raw materials and other supplies, including electronic components, is significantly impacted by demand in emerging markets, particularly in China, Brazil, India and Russia, and by the anticipated global economic recovery. We cannot provide assurance that fluctuations in commodity prices will not otherwise have a material adverse effect on our financial condition or results of operations, or cause significant fluctuations in quarterly and annual results of operations.

Our hedging activities to address commodity price fluctuations may not be successful in offsetting future increases in those costs or may reduce or eliminate the benefits of any decreases in those costs.

In order to mitigate short-term volatility in operating results due to the aforementioned commodity price fluctuations, we hedge a portion of near-term exposure to certain raw materials used in production. The results of our hedging practice could be positive, neutral or negative in any period depending on price changes in the hedged exposures. Our hedging activities are not designed to mitigate long-term commodity price fluctuations and, therefore, will not protect from long-term commodity price increases. Our future hedging positions may not correlate to actual raw material costs, which could cause acceleration in the recognition of unrealized gains and losses on hedging positions in operating results.

We face manufacturing challenges.

The volume and timing of sales to our customers may vary due to: variation in demand for our customers’ products; our customers’ attempts to manage their inventory; design changes; changes in our customers’ manufacturing strategy; and acquisitions of or consolidations among customers. Due in part to these factors, many of our customers do not commit to long-term production schedules. Our inability to forecast the level of customer orders with certainty makes it difficult to schedule production and maximize utilization of manufacturing capacity.

We rely on third-party suppliers for the components used in our products, and we rely on third-party manufacturers to manufacture certain of our assemblies and finished products. Our results of operations, financial condition and cash flows could be adversely affected if our third party suppliers lack sufficient quality control or if there are significant changes in their financial or business condition. If our third-party manufacturers fail to deliver products, parts and components of sufficient quality on time and at reasonable prices, we could have difficulties fulfilling our orders, sales and profits could decline, and our commercial reputation could be damaged.

From time to time, we have underutilized our manufacturing lines. This excess capacity means we incur increased fixed costs in our products relative to the net revenue we generate, which could have an adverse effect on our results of operations, particularly during economic downturns. If we are unable to improve utilization levels for these manufacturing lines and correctly manage capacity, the increased expense levels will have an adverse effect on our business, financial condition and results of operations. In addition, some of our manufacturing lines are located in China or other foreign countries that are subject to a number of additional risks and uncertainties, including increasing labor costs and political, social and economic instability.

We may not be able to respond quickly enough to changes in regulations, technology and technological risks, and to develop our intellectual property into commercially viable products.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis are significant factors in our ability to remain competitive and to maintain or increase our revenues. We cannot provide assurance that certain of our products will not become obsolete or that we will be able to achieve the technological advances that may be necessary for us to remain competitive and maintain or increase our revenues in the future. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development or production and failure of products to operate properly. The pace of our development and introduction of new and improved products depends on our ability to implement successfully improved technological innovations in design, engineering and manufacturing, which requires extensive capital investment. Any capital expenditure cuts in these areas that we may determine to implement in the future to reduce costs and conserve cash could reduce our ability to develop and implement improved technological innovations, which may materially reduce demand for our products.

To compete effectively in the automotive supply industry, we must be able to launch new products to meet changing consumer preferences and our customers’ demand in a timely and cost-effective manner. Our ability to respond to competitive pressures and react quickly to other major changes in the marketplace including in the case of automotive sales, increased gasoline prices or consumer desire for and availability of vehicles using alternative fuels is also a risk to our future financial performance.

We cannot provide assurance that we will be able to install and certify the equipment needed to produce products for new product programs in time for the start of production, or that the transitioning of our manufacturing facilities and resources to full production under new product programs will not impact production rates or other operational efficiency measures at our facilities. Development and manufacturing schedules are difficult to predict, and we cannot provide assurance that our customers will execute on schedule the launch of their new product programs, for which we might supply products. Our failure to successfully launch new products, or a failure by our customers to successfully launch new programs, could adversely affect our results.

Changes in factors that impact the determination of our non-U.S. pension liabilities may adversely affect us.

Certain of our non-U.S. subsidiaries sponsor defined benefit pension plans, which generally provide benefits based on negotiated amounts for each year of service. Our primary non-U.S. plans are located in Mexico and the United Kingdom and were underfunded by $319 million as of December 31, 2011. The funding requirements of these benefit plans, and the related expense reflected in our financial statements, are affected by several factors that are subject to an inherent degree of uncertainty and volatility, including governmental regulation. In addition to the defined benefit pension plans, we have retirement obligations driven by requirements in many of the countries in which we operate. These legally required plans require payments at the time benefits are due. Obligations, net of plan assets, related to the defined benefit pension plans and statutorily required retirement obligations totaled $609 million at December 31, 2011, of which $16 million is included in accrued liabilities and $593 million is included in long-term liabilities in our consolidated balance sheet. Key assumptions used to value these benefit obligations and the cost of providing such benefits, funding requirements and expense recognition include the discount rate and the expected long-term rate of return on pension assets. If the actual trends in these factors are less favorable than our assumptions, this could have an adverse effect on our results of operations and financial condition.

We may suffer future asset impairment and other restructuring charges.

We have taken restructuring actions in recent years to realign and resize our production capacity and cost structure to meet current and projected operational and market requirements. If we are required to take further restructuring actions, the charges related to these actions may have a material adverse effect on our results of operations and financial condition. We cannot assure that any future restructurings will be completed as planned or achieve the desired results. Additionally, from time to time in the past, we have recorded asset impairment losses relating to specific plants and operations. Generally, we record asset impairment losses when we determine that our estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that facility’s building, fixed assets and production tooling. We cannot assure that we will not incur such charges in the future.

Employee strikes and labor-related disruptions involving us or one or more of our customers or suppliers may adversely affect our operations.

Our business is labor-intensive and utilizes a number of work councils and other represented employees. A strike or other form of significant work disruption by our employees would likely have an adverse effect on our ability to operate our business. A labor dispute involving us or one or more of our customers or suppliers or that could otherwise affect our operations could reduce our sales and harm our profitability. A labor dispute involving another supplier to our customers that results in a slowdown or a closure of our customers’ assembly plants where our products are included in the assembled parts or vehicles could also adversely affect our business and harm our profitability. In addition, our inability or the inability of any of our customers, our suppliers or our customers’ suppliers to negotiate an extension of a collective bargaining agreement upon its expiration could reduce our sales and harm our profitability. Significant increases in labor costs as a result of the renegotiation of collective bargaining agreements could also adversely affect our business and harm our profitability.

We may lose or fail to attract and retain key salaried employees and management personnel.

An important aspect of our competitiveness is our ability to attract and retain key salaried employees and management personnel. Our ability to do so is influenced by a variety of factors, including the compensation we award and the competitive market position of our overall compensation package. We may not be as successful as competitors at recruiting, assimilating and retaining highly skilled personnel. The loss of the services of any member of senior management or a key salaried employee could have an adverse effect on our business.

We are exposed to foreign currency fluctuations as a result of our substantial global operations, which may affect our financial results.

We have currency exposures related to buying, selling and financing in currencies other than the local currencies of the countries in which we operate. Approximately 69% of our net revenue for the year ended December 31, 2011 was invoiced in currencies other than the U.S. dollar, and we expect net revenue from non-U.S. markets to continue to represent a significant portion of our net revenue. Price increases caused by currency exchange rate fluctuations may make our products less competitive or have an adverse effect on our margins. Currency exchange rate fluctuations may also disrupt the business of our suppliers by making their purchases of raw materials more expensive and more difficult to finance.

Historically, we have reduced our exposure by aligning our costs in the same currency as our revenues or, if that is impracticable, through financial instruments that provide offsets or limits to our exposures, which are opposite to the underlying transactions. However, any measures that we may implement to reduce the effect of volatile currencies and other risks of our global operations may not be effective.

In addition, we have significant business in Europe and transact much of this business in the Euro currency, including sales and purchase contracts. There have been recent concerns over the stability of the Euro as a currency and the economic outlook for both Euro functional countries as well as non-Euro countries. Given the broad range of possible outcomes it is difficult to fully assess the implications on our business. Some of the potential outcomes could significantly impact our operations. In the event of a country redenominating its currency away from the Euro the potential impact could be material to operations. We cannot provide assurance that fluctuations in currency exposures will not have a material adverse effect on our financial condition or results of operations, or cause significant fluctuations in quarterly and annual results of operations.

We face risks associated with doing business in non-U.S. jurisdictions.

The majority of our manufacturing and distribution facilities are in countries outside of the U.S., including Mexico and countries in Asia Pacific, Eastern and Western Europe, South America and Northern Africa. We also purchase raw materials and other supplies from many different countries around the world. For the year ended December 31, 2011, approximately 69% of our net revenue came from sales outside the United States. International operations are subject to certain risks inherent in doing business abroad, including:

•	exposure to local economic, political and labor conditions;

•

unexpected changes in laws, regulations, trade or monetary or fiscal policy, including interest rates, foreign currency exchange rates and changes in the rate of inflation in the U.S. and other foreign countries;

•	tariffs, quotas, customs and other import or export restrictions and other trade barriers;

•	expropriation and nationalization;

•	difficulty of enforcing agreements, collecting receivables and protecting assets through non-U.S. legal systems;

•	reduced intellectual property protection;

•	limitations on repatriation of earnings;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	investment restrictions or requirements;

•	export and import restrictions;

•	violence and civil unrest in local countries; and

•	compliance with the requirements of applicable anti-bribery laws, including the U.S. Foreign Corrupt Practices Act.

Additionally, our global operations may also be adversely affected by political events, domestic or international terrorist events and hostilities or complications due to natural or nuclear disasters. These uncertainties could have a material adverse effect on the continuity of our business and our results of operations and financial condition.

Increasing our manufacturing footprint in Asian markets, including China, and our business relationships with Asian automotive manufacturers are important elements of our strategy. In addition, our strategy includes increasing revenue and expanding our manufacturing footprint in lower-cost regions. As a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential impact on us vary from country to country and are unpredictable.

If we fail to manage our growth effectively or to integrate successfully any future acquisition or strategic alliance into our business, our business could be harmed.

We expect to pursue acquisitions and strategic alliances that leverage our technology capabilities, enhance our customer base, geographic penetration, and scale to complement our current businesses. While we believe that such transactions are an integral part of our long-term strategy, there are risks and uncertainties related to these activities. Such risks and uncertainties include difficulty in integrating acquired operations, technology and products and potential unknown liabilities associated with the acquired company.

We depend on information technology to conduct our business. Any significant disruption could impact our business.

Our ability to keep our business operating effectively depends on the functional and efficient operation of information technology and telecommunications systems. We rely on these systems to make a variety of day-to-day business decisions as well as to track transactions, billings, payments and inventory. Our systems, as well as those of our customers, suppliers, partners, and service providers, are susceptible to interruptions (including those caused by systems failures, malicious computer software (malware), and other natural or man-made incidents or disasters), which may be prolonged. We are also susceptible to security breaches that may go undetected. Although we have taken precautions to mitigate such events, including geographically diverse data centers and redundant infrastructure, a significant or large-scale interruption of our information technology could adversely affect our ability to manage and keep our operations running efficiently and effectively. An incident that results in a wider or sustained disruption to our business could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Legal, Regulatory, Tax and Accounting Matters

We may incur material losses and costs as a result of warranty claims and product liability and intellectual property infringement actions that may be brought against us.

We face an inherent business risk of exposure to warranty claims and product liability in the event that our products fail to perform as expected and, in the case of product liability, such failure of our products results in bodily injury and/or property damage. The fabrication of the products we manufacture is a complex and precise process. Our customers specify quality, performance and reliability standards. If flaws in either the design or manufacture of our products were to occur, we could experience a rate of failure in our products that could result in significant delays in shipment and product re-work or replacement costs. Although we engage in extensive product quality programs and processes, these may not be sufficient to avoid product failures, which could cause us to:

•	lose net revenue;

•	incur increased costs such as warranty expense and costs associated with customer support;

•	experience delays, cancellations or rescheduling of orders for our products;

•	experience increased product returns or discounts; or

•	damage our reputation,

all of which could negatively affect our financial condition and results of operations.

If any of our products are or are alleged to be defective, we may be required to participate in a recall involving such products. Each vehicle manufacturer has its own practices regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, OEMs continue to look to their suppliers for contribution when faced with recalls and product liability claims. A recall claim brought against us, or a product liability claim brought against us in excess of our available insurance, may have a material adverse effect on our business. OEMs also require their suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which we supply products to a vehicle manufacturer, a vehicle manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties when the OEM asserts that the product supplied did not perform as warranted. Although we cannot assure that the future costs of warranty claims by our customers will not be material, we believe our established reserves are adequate to cover potential warranty settlements. Our warranty reserves are based on our best estimates of amounts necessary to settle future and existing claims. We regularly evaluate the level of these reserves and adjust them when appropriate. However, the final amounts determined to be due related to these matters could differ materially from our recorded estimates.

In addition, as we adopt new technology, we face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights. We cannot assure that we will not experience any material warranty, product liability or intellectual property claim losses in the future or that we will not incur significant costs to defend such claims.

We may be adversely affected by environmental regulation, litigation or other liabilities.

We are subject to various U.S. federal, state and local, and non-U.S., environmental, health and safety laws and regulations governing, among other things:

•	the generation, storage, handling, use, transportation, presence of, or exposure to hazardous materials;

•	the emission and discharge of hazardous materials into the ground, air or water;

•	the incorporation of certain chemical substances into our products, including electronic equipment; and

•	the health and safety of our employees.

We are also required to obtain permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. We could also be held liable for any and all consequences arising out of human exposure to hazardous substances or other environmental damage.

Certain environmental laws impose liability, sometimes regardless of fault, for investigating or cleaning up contamination on or emanating from our currently or formerly owned, leased or operated property, as well as for damages to property or natural resources and for personal injury arising out of such contamination. These environmental laws also assess liability on persons who arrange for hazardous substances to be sent to third party disposal or treatment facilities when such facilities are found to be contaminated. At this time, we are involved in various stages of investigation and cleanup related to environmental remediation matters at a number of present and former facilities in the U.S. and abroad. The ultimate cost to us of site cleanups is difficult to predict given the uncertainties regarding the extent of the required cleanup, the potential for ongoing environmental monitoring and maintenance that could be required for many years, the interpretation of applicable laws and regulations, alternative cleanup methods, and potential agreements that could be reached with governmental and third parties. While we have environmental reserves of approximately $22 million at December 31, 2011 for the cleanup of presently-known environmental contamination conditions, it cannot be guaranteed that actual costs will not significantly exceed these reserves. We also could be named a potentially responsible party at additional sites in the future and the costs associated with such future sites may be material.

In addition, environmental laws are complex, change frequently and have tended to become more stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with environmental laws, we cannot assure that environmental laws will not change or become more stringent in the future. Therefore, we cannot assure that our costs of complying with current and future environmental and health and safety laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not adversely affect our business, results of operations or financial condition. For example, adoption of greenhouse gas rules in jurisdictions in which we operate facilities could require installation of emission controls, acquisition of emission credits, emission reductions, or other measures that could be costly, and could also impact utility rates and increase the amount we spend annually for energy.

We may identify the need for additional environmental remediation or demolition obligations relating to facility divestiture, closure and decommissioning activities.

As we sell, close and/or demolish facilities around the world, environmental investigations and assessments will continue to be performed. We may identify previously unknown environmental conditions or further delineate known conditions that may require remediation or additional costs related to demolition or decommissioning, such as abatement of asbestos containing materials or removal of polychlorinated biphenyls or storage tanks. Such costs could exceed our reserves.

We are involved from time to time in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.

We are involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with customers and suppliers; intellectual property matters; personal injury claims; environmental issues; tax matters; and employment matters. There is also a pending antitrust investigation in the European Union.

In addition, we conduct significant business operations in Brazil that are subject to the Brazilian federal labor, social security, environmental, tax and customs laws as well as a variety of state and local laws. While we believe we comply with such laws, they are complex, subject to varying interpretations, and we are often engaged in litigation with government agencies regarding the application of these laws to particular circumstances. As of December 31, 2011, related claims totaling approximately $225 million (using December 31, 2011 foreign currency rates) had been asserted against us. As of December 31, 2011, we maintained reserves for these asserted claims of approximately $40 million (using December 31, 2011 foreign currency rates).

We are also subject to class action complaints filed in various U.S. federal district courts alleging violations of U.S. antitrust laws, and are subject to a pending antitrust investigation in the European Union related to the supply of wire harnesses to vehicle manufacturers, for which no accruals have been recorded as of December 31, 2011.

While we believe our reserves are adequate, the final amounts required to resolve these matters could differ materially from our recorded estimates and our results of operations could be materially affected.

For further information regarding our legal matters, see “Business—Legal Proceedings.” No assurance can be given that such proceedings and claims will not have a material adverse effect on our profitability and consolidated financial position.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We own significant intellectual property, including a large number of patents and tradenames, and are involved in numerous licensing arrangements. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets we serve. Developments or assertions by or against us relating to intellectual property rights could negatively impact our business. Significant technological developments by others also could materially and adversely affect our business and results of operations and financial condition.

There is a significant risk that the IRS will assert that Delphi Automotive LLP and, as a result, Delphi Automotive PLC should be treated as a domestic corporation for U.S. federal income tax purposes. If we were unsuccessful in defending against this assertion, this could result in a material impact on our future tax liability.

On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering by the selling shareholders, all of the outstanding equity of Delphi Automotive LLP was exchanged for ordinary shares in Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC. Delphi Automotive PLC is a United Kingdom (“U.K.”) resident taxpayer and as such is not generally subject to U.K. tax on remitted foreign earnings.

Delphi Automotive LLP, which acquired the automotive supply and other businesses of the Predecessor on October 6, 2009 (the “Acquisition Date”), was established on August 19, 2009 as a limited liability partnership incorporated under the laws of England and Wales. At the time of its formation, Delphi Automotive LLP elected to be treated as a partnership for U.S. federal income tax purposes. Prior to the Acquisition Date, the Internal Revenue Service (the “IRS”) issued Notice 2009-78 (the “Notice”) announcing its intent to issue regulations under Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), with an effective date prior to the Acquisition Date. If regulations as described in the Notice are issued with the effective date indicated in the Notice and with no exceptions for transactions that were subject to binding commitments on that date, we believe there is a significant risk that the IRS may assert that Delphi Automotive LLP, and as a result Delphi Automotive PLC, should be treated as a domestic corporation for U.S. federal income tax purposes, retroactive to the Acquisition Date. If Delphi Automotive LLP were treated as a domestic corporation for U.S. federal income tax purposes, we expect that, although we are incorporated under the laws of Jersey and a tax resident in the U.K., we would also be treated as a domestic corporation for U.S. federal income tax purposes.

Delphi Automotive LLP has filed informational U.S. federal partnership tax returns for 2009 and 2010. In light of the Notice, the IRS is currently reviewing whether Section 7874 applies to Delphi Automotive LLP’s acquisition of the automotive supply and other businesses of the Predecessor. We believe, after consultation with counsel, that neither Delphi Automotive LLP nor Delphi Automotive PLC should be treated as domestic corporations for U.S. federal income tax purposes, and intends to vigorously defend any assertion by the IRS to the contrary, including through litigation if we were unable to reach a satisfactory resolution with the IRS. However, no assurance can be given that the IRS will not contend, or that a court will not conclude, that neither Delphi Automotive LLP, and therefore Delphi Automotive PLC should be treated as a domestic corporation for U.S. federal income tax purposes. No accrual for this matter has been recorded as of December 31, 2011.

If we were treated as a domestic corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our worldwide taxable income, including some or all of the distributions from our subsidiaries as well as some of the undistributed earnings of our foreign subsidiaries that constitute “controlled foreign corporations.” This could have a material adverse impact on our future tax liability related to these distributions and earnings. Future cash distributions made by us to non-U.S. shareholders could be subject to U.S. income tax withholding at a rate of 30%, unless reduced or eliminated by a tax treaty. In addition, we could be liable for additional U.S. federal income taxes on such distributions and earnings, and for the failure by Delphi Automotive LLP to withhold U.S. income taxes on distributions to its non-U.S. members, for periods beginning on or after, the Acquisition Date, which liability could have a material adverse impact on our results of operations and financial condition.

Taxing authorities could challenge our historical and future tax positions.

The amount of tax we pay is subject to our interpretation of applicable tax laws in the jurisdictions in which we file. We have taken and will continue to take tax positions based on our interpretation of such tax laws. In particular, we will seek to run ourselves in such a way that we are and remain tax resident in the United Kingdom. While we believe that we have complied with all applicable tax laws, there can be no assurance that a taxing authority will not have a different interpretation of the law and assess us with additional taxes. Should additional taxes be assessed, this may result in a material adverse effect on our results of operations and financial condition.

Our application of acquisition accounting could result in additional asset impairments and may make comparisons of our financial position and results of operations to prior periods more difficult.

As required by U.S. GAAP, we recognized and measured the fair value of the identifiable assets acquired and the liabilities assumed from the Predecessor. This resulted in the recognition of significant identifiable intangible assets which could be impaired in future periods. Additionally, the consolidated financial statements of Delphi Automotive PLC are not comparable to the consolidated statements of the Predecessor due to the effects of the consummation of the First Amended Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-In Possession (As Modified) and the change in the basis of presentation. This lack of comparability could limit interest and investment in our securities, including the ordinary shares.

Our operating results are exposed to variability as a result of the currently designed Long Term Incentive Program for our key employees.

The recognition of compensation costs on a U.S. GAAP basis resulting from the execution of our Value Creation Plan, our Long Term Incentive Program for key employees, is based on a variable formula that is likely to result in fluctuations impacting operating results. No assurance can be given that such impacts will not have a material impact on our profitability and consolidated financial position.

Risks Related to the Notes

Our debt exposes us to certain risks.

As of December 31, 2011, our total indebtedness was $2,103 million (which includes $1,000 million of the Notes offered for exchange hereby). Our indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to adverse economic or industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	exposing us to the risk of increased interest rates as borrowings under our credit agreement are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. For example, we have approximately $1.3 billion of available financing under our revolving credit facility as of December 31, 2011. Although the indenture governing the Notes and our credit agreement contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and, under certain circumstances, the indebtedness incurred in compliance with such restrictions could be substantial. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future and our ability to borrow under our credit agreement to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If economic conditions worsen, or fail to improve significantly, we could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under our indebtedness.

Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit agreement will be adequate to meet our future liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

Restrictive covenants in the indenture governing the Notes and our credit agreement may restrict our ability to pursue our business strategies.

The indenture governing the Notes and our credit agreement limit our ability, among other things, to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	make investments;

•	sell assets, including capital stock of restricted subsidiaries;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends or make distributions;

•	enter into new lines of businesses;

•	consolidate, merge, sell or liquidate or dissolve;

•	enter into transactions with our affiliates; and

•	incur liens.

In addition, our credit agreement requires us to maintain a maximum consolidated leverage ratio. Our ability to meet that ratio can be affected by events beyond our control, and we cannot assure you that we will be able to meet it.

These restrictions may restrict our financial flexibility, limit any strategic initiatives, restrict our ability to grow or limit our ability to respond to competitive changes. As a result of these covenants, we will be limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully execute our strategy and operate our business.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our credit agreement, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness could prevent us from paying principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments or principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our credit agreement, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our credit agreement, including a failure to satisfy the maximum consolidated leverage ratio:

•

the lenders under our credit agreement could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against their collateral and they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Your rights as a holder of the Notes are effectively subordinated to claims of creditors of our subsidiaries that are not obligors under the Notes.

Some, but not all, of our subsidiaries will guarantee the Notes and most of our operations are conducted by subsidiaries that are not obligors under the Notes. You will be creditors of only Delphi Automotive PLC, the Issuer and our subsidiaries that guarantee the Notes. In the case of subsidiaries that are not guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors, debtholders and preferred stockholders, if any, will be effectively senior to your claim as a holder of the Notes and related guarantees. Subject to limitations in our credit agreement and the indenture governing the Notes, non-guarantor subsidiaries may incur significant additional indebtedness in the future (and may incur other liabilities without limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Our non-guarantor subsidiaries accounted for $12,225 million, or 76%, of our total revenue and $1,536 million, or 93%, of our operating income for the year ended December 31, 2011. These non-guarantor subsidiaries had total assets of $6,750 million, or 74%, of our total assets and total liabilities of $3,052 million, or 44%, of our total liabilities, as of December 31, 2011.

In addition, our subsidiaries that provide, or will provide, guarantees of the Notes will be automatically released from such guarantees upon the occurrence of certain events, including the following:

•	the designation of such subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the Notes by such subsidiary guarantor;

•	the sale or other disposition, including the sale of substantially all the assets, of such subsidiary guarantor; or

•	the exercise by us of our discharge or defeasance rights.

If any such subsidiary guarantee is released, no holder of the Notes will have a claim as a creditor against any such subsidiary and the indebtedness and other liabilities, including trade payables and preferred stock if any, whether secured or unsecured, of such subsidiary will be effectively senior to the claim of any holders of the Notes. See “Description of Notes—Guarantees.”

The Notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control.

We may not have the ability to raise the funds necessary to fulfill the obligations under the Notes following a “change of control” as defined in the indenture governing the Notes. Under the indenture, upon the occurrence of a defined change of control, the Issuer will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the Notes. Additionally, our credit agreement restricts our ability to redeem or repurchase the Notes. The Issuer’s failure to make or complete a change of control offer would place us in default under the indenture governing the Notes. In addition, certain change of control events are an event of default under our credit agreement, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

The Notes are not secured by any of our assets. However, our credit agreement is secured and, therefore, our lenders thereunder have a prior claim on our and certain of our subsidiaries’ assets.

The Notes are not secured by any of our assets and, therefore, are effectively subordinated to all secured obligations of the Issuer and the guarantors to the extent of the value of the security securing such obligations. Obligations of the Issuer and the guarantors under our credit agreement are secured by a substantial portion of their assets. If we become insolvent or are liquidated, or if the loans under our credit agreement are accelerated, the lenders thereunder will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, those lenders have a prior claim on the above assets. In that event, because the Notes are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy claims of holders of the Notes in full. In addition, the terms of the Notes allow us and our guarantor subsidiaries to secure significant amounts of additional debt with our assets, all of which would effectively be senior to the Notes.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantees.

The issuance of the Notes and the guarantees may be subject to review under federal, state and foreign fraudulent transfer and conveyance statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the issuance or guarantee of the Notes would generally be a fraudulent conveyance if (1) the Issuer or the guarantors issued the Notes or provided the guarantees with the actual intent of hindering, delaying or defrauding creditors or (2) the Issuer or the guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the Notes or guarantee, as applicable, and, in the case of (2) only, one of the following is also true:

•	the Issuer or such guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	the issuance of the Notes or the applicable guarantee left the Issuer or such guarantor with an unreasonably small amount of capital to carry on its business; or

•	the Issuer or such guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature or become due.

If a court were to find that the issuance of the Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or subordinate the Notes or such guarantee to presently existing and future indebtedness of the Issuer or such guarantor, or require the holders of the Notes to repay any amounts received. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes.

Because the proceeds from the offering of the old Notes were used to refinance debt that was incurred to repurchase our equity, a court could conclude that the Notes were issued for less than reasonably equivalent value or fair consideration.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the Issuer or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the Notes or the guarantees would not be subordinated to any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for the Issuer’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.

The indenture will limit the obligations of each guarantor under its guarantee to the maximum amount that would be enforceable under applicable law in order to avoid invalidation of the guarantees. However, we cannot assure you that a court would give effect to such provisions.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the Notes, if any, could cause the liquidity or market value of the Notes to decline.

The Notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal or a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the Notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

Risks Related to the Exchange Offer

If you choose not to exchange your old Notes in the exchange offer, the transfer restrictions currently applicable to your old Notes will remain in force and the market price of your old Notes could decline.

If you do not exchange your old Notes for new Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old Notes as set forth in the offering memorandum distributed in connection with the private offering of the old Notes. In general, the old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old Notes, we do not intend to register resales of the old Notes under the Securities Act. The tender of old Notes under the exchange offer will reduce the principal amount of the old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old Notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the new Notes.

If you do not follow the procedures described in this prospectus, you will not receive any new Notes. If you want to tender your old Notes in exchange for new Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old Notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the new Notes.

In order to comply with the securities laws of certain jurisdictions, the new Notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new Notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the exhibits included in the registration statement of which this prospectus forms a part, as well as other statements made by Delphi Automotive PLC (“Delphi,” the “Company,” “we,” “us” and “our”), contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market; the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to the Company’s products; the Company’s ability to maintain contracts that are critical to its operations; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers, and the ability of the Company to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new Notes. The new Notes will be exchanged for old Notes as described in this prospectus upon our receipt of old Notes. We will cancel all of the old Notes surrendered in exchange for the new Notes.

Our net proceeds from the sale of the old Notes were approximately $1.0 billion, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds, together with cash on hand and borrowings under our revolving credit facility, to repay a portion of the indebtedness outstanding under our credit agreement. Affiliates of the initial purchasers are lenders under our credit agreement and all of the net cash proceeds from the sale of the old Notes were applied to repay loans held by affiliates of the initial purchasers. Amounts borrowed under the credit agreement were used to fund a portion of our redemption of the Class A and Class C membership interests on March 31, 2011. See “Relationships and Related Party Agreements—Redemption Agreements.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated:

Successor			Predecessor
		Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
Year ended December 31,				Year ended December 31,
2011	2010			2008	2007
9.6	14.4	N/A	351.7	7.2	N/A

Fixed charges exceeded earnings by $36 million and $2,408 million in the period from August 19 to December 31, 2009 and the year ended December 31, 2007, respectively, resulting in a ratio of less than one.

CAPITALIZATION

The following table sets forth the cash and capitalization of Delphi Automotive PLC as of December 31, 2011. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of Delphi Automotive PLC, including the accompanying notes thereto, appearing elsewhere in this prospectus.

December 31, 2011
(in millions)
Cash and cash equivalents	$1,363
Restricted cash	9

Debt:
Accounts receivable factoring	$54
Senior credit facility	982
5.875% senior notes due 2019	500
6.125% senior notes due 2021	500
Capital leases and other debt (1)	67

Total debt	$2,103

Total shareholders’ equity	$2,171

Total capitalization	$4,274

(1)	Capital leases and other debt is comprised of $53 million of short-term debt and $14 million of other long-term debt.

SELECTED FINANCIAL AND OTHER DATA

The following selected consolidated financial data of the Successor and the Predecessor have been derived from the audited consolidated financial statements of the Successor and the Predecessor and should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus. The financial information presented may not be indicative of our future performance.

	Successor			Predecessor (1)
	Year ended December 31,		Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009	Year ended December 31,
	2011	2010			2008	2007
	(dollars and shares in millions, except per share data)			(dollars and shares in millions, except per share data)
Statements of operations data:
Net sales	$16,041	$13,817	$3,421	$8,334	$16,808	$19,526
Depreciation and amortization	475	421	139	540	822	871
Operating income (loss)	1,644	940	(10)	(1,118)	(1,425)	(1,557)
Interest expense	(123)	(30)	(8)	—	(434)	(764)
Reorganization items, net	—	—	—	10,210	5,147	(163)
Income (loss) from continuing operations	1,223	703	(3)	9,391	3,163	(1,855)
Net income (loss)	1,223	703	(3)	9,347	3,066	(2,997)
Net income attributable to noncontrolling interests	78	72	15	29	29	68
Net income (loss) attributable to Successor/Predecessor	1,145	631	(18)	9,318	3,037	(3,065)
Net income (loss) per share data:
Income (loss) from continuing operations attributable to Successor/Predecessor	$2.72	$0.92	$(0.03)	$16.58	$5.55	$(3.41)
Loss from discontinued operations attributable to Successor/Predecessor	—	—	—	(0.08)	(0.17)	(2.04)

Basic and diluted income (loss) per share attributable to Successor/Predecessor	$2.72	$0.92	$(0.03)	$16.50	$5.38	$(5.45)
Weighted average shares outstanding	421	686	685	565	565	562
Other financial data:
Capital expenditures	$630	$500	$88	$321	$771	$577
EBITDA (2)	2,119	1,361	129	(514)	(211)	(384)
Adjusted EBITDA (2)	2,150	1,633	313	(229)	269	731
EBITDA margin (3)	13.2%	9.9%	3.8%	(6.2)%	(1.3)%	(2.0)%
Adjusted EBITDA margin (3)	13.4%	11.8%	9.1%	(2.7)%	1.6%	3.7%
Net cash provided by (used in) operating activities	1,377	1,142	159	(257)	455	(98)
Net cash (used in) provided by investing activities	(10)	(911)	885	(1,052)	(958)	(530)
Net cash (used in) provided by financing activities	(3,194)	(126)	2,062	315	465	(58)

	Successor			Predecessor (1)
	As of December 31, 2011	As of December 31, 2010	As of December 31, 2009	As of December 31, 2008	As of December 31, 2007
	(in millions)			(in millions)
Balance sheet and employment data:
Cash and cash equivalents	$1,363	$3,219	$3,107	$959	$1,036
Total assets	$9,128	$11,082	$10,307	$10,306	$13,667
Total debt	$2,103	$289	$396	$4,229	$3,554
Working capital (4)	$1,116	$1,059	$1,217	$1,838	$2,772
Liabilities subject to compromise	—	—	—	$14,583	$16,197
Shareholders’ deficit	N/A	N/A	N/A	$(14,266)	$(13,284)
Shareholders’ equity	$2,171	$6,099	$5,366	N/A	N/A
Global employees (5)	104,000	99,700	104,800	146,600	169,500

(1)	The Predecessor adopted the accounting guidance in FASB ASC 852, Reorganizations, effective October 8, 2005 and has segregated in the financial statements for all reporting periods subsequent to such date and through the consummation of the transactions pursuant to the Modified Plan (as defined in “Note 1. General” to the audited consolidated financial statements included herein), transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Our consolidated financial statements are not comparable to the consolidated financial statements of the Predecessor due to the effects of the consummation of the Modified Plan and the change in the basis of presentation. For more information, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

(2)	Our management utilizes EBITDA to evaluate performance. EBITDA was used as a performance indicator for the year ended December 31, 2011. Through December 31, 2010, our management relied on Adjusted EBITDA as a key performance measure. Our management believed that Adjusted EBITDA was a meaningful measure of performance and it was used by management and the Board of Managers of Delphi Automotive LLP to analyze Company and stand-alone segment operating performance and for planning and forecasting purposes. Effective January 1, 2011, our management began utilizing EBITDA as a key performance measure because our restructuring was substantially completed in 2010. EBITDA and Adjusted EBITDA should not be considered substitutes for results prepared in accordance with U.S. GAAP and should not be considered alternatives to net income (loss) attributable to Successor/Predecessor, which is the most directly comparable financial measure to EBITDA and Adjusted EBITDA that is in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA, as determined and measured by us, should also not be compared to similarly titled measures reported by other companies. In the year ended December 31, 2011, we reached a final customer commercial settlement that resulted in an unusual warranty expense of $76 million. This amount adversely affected EBITDA and Adjusted EBITDA in such period. The reconciliation of Adjusted EBITDA to EBITDA includes other transformation and rationalization costs related to 1) the implementation of information technology systems to support finance, manufacturing and product development initiatives, 2) certain plant consolidations and closures costs and 3) consolidation of many staff administrative functions into a global business service group. The reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Successor/Predecessor follows:

	Successor			Predecessor
	Year ended December 31,		Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009	Year ended December 31,
	2011	2010			2008	2007
	(in millions)			(in millions)
Adjusted EBITDA	$2,150	$1,633	$313	$(229)	$269	$731
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(31)	(224)	(126)	(235)	(326)	(301)
Other transformation and rationalization costs	—	(48)	(58)	(50)	(154)	(814)

EBITDA	$2,119	$1,361	$129	$(514)	$(211)	$(384)

Depreciation and amortization	(475)	(421)	(139)	(540)	(822)	(871)
Goodwill impairment charges	—	—	—	—	(325)	—
Discontinued operations	—	—	—	(64)	(67)	(302)

Operating income (loss)	$1,644	$940	$(10)	$(1,118)	$(1,425)	$(1,557)

Interest expense	(123)	(30)	(8)	—	(434)	(764)
Other (expense) income, net	(15)	34	(17)	24	9	47
Reorganization items	—	—	—	10,210	5,147	(163)

Income (loss) from continuing operations before income taxes and equity income (loss)	1,506	944	(35)	9,116	3,297	(2,437)
Income tax (expense) benefit	(305)	(258)	27	311	(163)	547
Equity income (loss), net of tax	22	17	5	(36)	29	35
Loss from discontinued operations, net of tax	—	—	—	(44)	(97)	(1,142)

Net income (loss)	$1,223	$703	$(3)	$9,347	$3,066	$(2,997)
Net income attributable to noncontrolling interest	78	72	15	29	29	68

Net income (loss) attributable to Successor/Predecessor	$1,145	$631	$(18)	$9,318	$3,037	$(3,065)

(3)	EBITDA margin is defined as EBITDA as a percentage of revenues. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues.

(4)	Working capital is calculated herein as accounts receivable plus inventories less accounts payable.

(5)	Excludes temporary and contract workers. As of December 31, 2011, we employed approximately 39,000 temporary and contract workers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to help you understand the business operations and financial condition of the Company for the three-year period ended December 31, 2011. This discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Our MD&A is presented in seven sections:

•	Executive Overview

•	Consolidated Results of Operations

•	Results of Operations by Segment

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements and Other Matters

•	Significant Accounting Policies and Critical Accounting Estimates

•	Recently Issued Accounting Pronouncements

Within the MD&A, “Delphi,” the “Company,” the “Successor,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation, and became a subsidiary of Delphi Automotive PLC in connection with the completion of the Company’s initial public offering on November 22, 2011. The former Delphi Corporation and, as the context may require, its subsidiaries and affiliates, are referred to herein as the “Predecessor” or “Old Delphi”.

Executive Overview

Our Business

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers and our customers include 24 of the 25 largest automotive OEMs in the world.

Business Strategy

We believe the Company is well-positioned for growth from increasing global vehicle production volumes, increased demand for our Safe, Green and Connected products which are being added to vehicle content, and new business wins with existing and new customers. As a result of the actions taken by the Predecessor and Delphi’s continuing efforts following its acquisition of the majority of the Predecessor’s businesses in October 2009, we have substantially reduced our costs, aligned our product offerings with the faster-growing industry mega trends and re-aligned our manufacturing footprint into an efficient regional service model, allowing us to increase our profit margins.

Our achievements in 2011 included the following:

•	Optimizing our portfolio of 10 business units and 33 product lines around the mega trends of Safe, Green and Connected;

•

Focusing on the diversification of our geographic, product and customer mix, resulting in 32% of our 2011 net sales being generated in the North American market, 23% of our 2011 net sales being generated in emerging markets, and 19% from our largest customer;

•

Continuing to reduce our cost structure and re-aligning our manufacturing footprint to increase our operational flexibility and maintain profitability at all points in the normal automotive business cycle, with approximately 90% of our hourly workforce in low cost countries and approximately 32% of our hourly workforce composed of temporary employees;

•

Achieving, based on our estimation, the #1 or #2 position in product categories representing over 72% of our 2011 net sales, including electrical/electronic distribution systems, automotive connection systems, diesel engine management systems, and infotainment & driver interface;

•

Providing products in 2011 that were found in 17 of the 20 top-selling vehicle models in the United States, in all of the 20 top-selling vehicle models in Europe and in 13 of the 20 top-selling vehicle models in China;

•	Generating gross business bookings of $23.5 billion, based upon expected volumes and pricing.

•	Completing our initial public offering in November 2011 and the listing of our ordinary shares on the New York Stock Exchange.

Going forward, our strategy will be to build on these accomplishments and continue to develop and manufacture innovative market-relevant products for a diverse base of customers around the globe and leverage our lean and flexible cost structure to achieve strong earnings growth and returns on invested capital. Through our culture of innovation and world class engineering capabilities we intend to employ our rigorous, forward-looking product development process to deliver new technologies that provide solutions to OEMs. Key strategic priorities include:

Targeting the Right Business with the Right Customers. We intend to be strategic in our pursuit of new business and customers. We conduct in-depth analysis of market share and product trends by region in order to prioritize research, development, and engineering spend for the customers that we believe will be successful. Collaboration with customers in our 15 major technical centers around the world helps us develop innovative product solutions designed to meet their needs. As more OEMs design vehicles for global platforms, where the same vehicle architecture is shared among different regions, we are well suited to provide global design and engineering support while manufacturing these products for a specific regional market.

Leveraging Our Engineering and Technological Prowess. We seek to leverage our strong product portfolio tied to the industry’s key mega trends with our global footprint to increase our revenues, as well as committing to substantial annual investment in research and development to maintain and enhance our leadership in each of our product lines.

Capitalizing on Our Scale, Global Footprint and Established Position in Emerging Markets. We intend to generate sustained growth by capitalizing on the breadth and scale of our operating capabilities. Our global footprint provides us important proximity to our customers’ manufacturing facilities and allows us to serve them in every region in which they operate. We anticipate that we will continue to build upon our extensive geographic reach to capitalize on the fast-growing automotive markets, particularly in China, Brazil, India and Russia. In addition, our presence in low cost countries positions us to realize incremental margin improvements as the global balance of automotive production shifts towards emerging markets.

Leveraging Our Lean and Flexible Cost Structure to Deliver Profitability and Cash Flow. We recognize the importance of maintaining a lean and flexible cost structure in order to deliver stable earnings and cash flow in a cyclical industry. Our focus is on maximizing manufacturing output to meet increasing production requirements with minimal additions to our fixed-cost base. Additionally, we are continuing to use a meaningful amount of temporary workers to ensure we have the appropriate operational flexibility to scale our operations so that we can maintain our profitability as industry production levels increase or contract.

Pursuing Selected Acquisitions and Strategic Alliances. We intend to pursue selected transactions that leverage our technology capabilities and enhance our customer base, geographic penetration and scale to complement our current businesses.

Trends, Uncertainties and Opportunities

Rate of economic recovery. Our business is directly related to automotive sales and automotive vehicle production by our customers. Automotive sales depend on a number of factors, including economic conditions. The economy is recovering slowly from a recession that began in late 2007 and became increasingly severe with the global credit crisis in 2008 and 2009. The weaker economic conditions led to a substantial industry-wide decline in vehicle sales in 2008 and 2009. However, global automotive vehicle production increased over 3% from 2010 to 2011 and is expected to increase by an additional 5% to 6% in 2012. Any future economic declines that result in a significant reduction in automotive sales and production by our customers would have an adverse effect on our business, results of operations and financial condition. Additionally, volatility in oil and gasoline prices negatively impacts consumer confidence and automotive sales, as well as, the mix of future sales (from trucks and sport utility vehicles toward smaller, fuel-efficient passenger cars). While our diversified customer and geographic revenue base have well positioned us to withstand the impact of industry downturns and benefit from industry upturns, shifts to vehicles with less content would adversely impact our profitability.

Emerging markets growth. Rising income levels in the emerging markets of China, Brazil, India and Russia are resulting in stronger growth rates in these markets. Our strong global presence and presence in these markets have positioned us to experience above-market growth rates. We continue to expand our established presence in emerging markets, positioning us to benefit from the expected growth opportunities in these regions. We will accomplish this by capitalizing on our long-standing relationships with the global OEMs and further enhancing our positions with the emerging market OEMs to continue expanding our worldwide leadership. We will continue to build upon our extensive geographic reach to capitalize on the fast-growing automotive markets, particularly China, Brazil, India and Russia. We believe that our presence in low cost countries positions us to realize incremental margin improvements as the global balance of automotive production shifts towards the emerging markets.

We have a strong presence in China, where we have operated for nearly 20 years. All of our business segments have operations and sales in China. As a result, we have well-established relationships with all of the major OEMs in China. We generated approximately $2 billion in revenue from China in 2011. With only 21 of our 33 offered products currently locally manufactured, we believe we have the opportunity to expand additional product lines into China, and as a result, we see further growth potential.

Market driven products. Our product offerings satisfy the OEMs’ need to meet increasingly stringent government regulations and fulfill consumer preferences for products that address the mega trends of Safe, Green and Connected, leading to increased content per vehicle, greater profitability and higher margins. With these offerings, we believe we are well-positioned to capitalize on demand for increased safety, fuel efficiency, emissions control and connectivity to the global information network. There has been a substantial increase in vehicle content and electrification requiring a complex and reliable electrical architecture and systems to operate, such as hybrid power electronics, electrical vehicle monitoring, lane departure warning systems, integrated electronic displays, navigation systems and consumer electronics. Our ability to design a reliable electrical architecture that optimizes power distribution and/or consumption is key to satisfying the OEMs’ need to reduce emissions while continuing to meet the demands of consumers. Additionally, our Powertrain Systems and Thermal Systems segments are also focused on addressing the demand for increased fuel efficiency and emission control by controlling fuel consumption and heat dissipation, which are principal factors influencing fuel efficiency and emissions.

Global capabilities. Many OEMs are adopting global vehicle platforms to increase standardization, reduce per unit cost and increase capital efficiency and profitability. As a result, OEMs are selecting suppliers that have the capability to manufacture products on a worldwide basis, as well as, the flexibility to adapt to regional variations. Suppliers with global scale and strong design, engineering and manufacturing capabilities, are best positioned to benefit from this trend. Our global footprint enables us to serve the global OEMs on a worldwide basis as we gain market share with the emerging market OEMs. This regional model has largely migrated to service the North American market out of Mexico, the South American market out of Brazil, the European market out of Eastern Europe and North Africa and the Asia Pacific market out of China.

Product development. The automotive component supply industry is highly competitive, both domestically and internationally. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. To compete effectively in the automotive supply industry, we must be able to launch new products to meet our customers’ demands in a timely manner. Our innovative technologies and robust global engineering and development capabilities have well positioned us to meet the increasingly stringent vehicle manufacturer demands.

OEMs are increasingly looking to their suppliers to simplify vehicle design and assembly processes to reduce costs. As a result, suppliers that sell vehicle components directly to manufacturers (Tier I suppliers) have assumed many of the design, engineering, research and development and assembly functions traditionally performed by vehicle manufacturers. Suppliers that can provide fully-engineered solutions, systems and pre-assembled combinations of component parts are positioned to leverage the trend toward system sourcing.

Engineering, design & development. Our history and culture of innovation have enabled us to develop significant intellectual property and design and development expertise to provide advanced technology solutions that meet the demands of our customers. We have a team of more than 17,000 scientists, engineers and technicians focused on developing leading product solutions for our key markets, located at 15 major technical centers in Brazil, China, France, Germany, India, Luxembourg, Mexico, Poland, South Korea, the United Kingdom and the United States. We invest approximately $1 billion annually in research and development, including engineering, to maintain our portfolio of innovative products, and currently own approximately 5,500 patents. We also encourage “open innovation” and collaborate extensively with peers in the industry, government agencies and academic institutions. Our technology competencies are recognized by both customers and government agencies, who have co-invested approximately $400 million of additional funds annually in new product development, increasing our total spend accordingly, accelerating the pace of innovation and reducing the risk associated with successful commercialization of technological breakthroughs.

In the past, suppliers often incurred the initial cost of engineering, designing and developing automotive component parts, and recovered their investments over time by including a cost recovery component in the price of each part based on expected volumes. Recently, we and many other suppliers have negotiated for cost recovery payments independent of volumes. This trend reduces our economic risk.

Pricing. Cost-cutting initiatives adopted by our customers result in increased downward pressure on pricing. Our customer supply agreements generally require step-downs in component pricing over the periods of production and OEMs have historically possessed significant leverage over their outside suppliers because the automotive component supply industry is fragmented and serves a limited number of automotive OEMs. Our profitability depends in part on our ability to generate sufficient production cost savings in the future to offset price reductions.

In 2010, we largely completed our restructuring activities, resulting in a lower fixed cost base, improved manufacturing footprint and reduced overhead. We dramatically reduced our U.S. and Western European footprints, realigned our selling, general and administrative cost structure and increased the variable nature of our employee base. As a result, approximately 90% of our hourly workforce is located in low cost countries. Furthermore, we have substantial operational flexibility by leveraging a large workforce of temporary workers, which represented approximately 32% of the hourly workforce as of December 31, 2011. We are focused on maintaining a low fixed cost base to minimize our net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income, net of tax (“EBITDA”) breakeven, which we estimate to be approximately 38% below the current production volumes, assuming constant product mix and based on 2011 results. We believe that our lean cost structure will allow us to remain profitable at all points of the traditional vehicle industry production cycle.

Efficient use of capital. The global vehicle components industry is generally capital intensive and a portion of a supplier’s capital equipment is frequently utilized for specific customer programs. Lead times for procurement of capital equipment are long and typically exceed start of production by one to two years. Substantial advantages exist for suppliers that can leverage their prior investments in capital equipment or amortize the investment over higher volume global customer programs.

Industry consolidation. Consolidation among worldwide suppliers is expected to continue as suppliers seek to achieve operating synergies and value stream efficiencies, acquire complementary technologies, and build stronger customer relationships as OEMs continue to expand globally. We believe companies with strong balance sheets and financial discipline are in the best position to take advantage of the industry consolidation trend. We have a strong balance sheet with gross debt of approximately $2.1 billion and substantial liquidity of approximately $2.7 billion of cash and cash equivalents and available financing under our Revolving Credit Facility (as defined below in Liquidity and Capital Resources) as of December 31, 2011, and no significant U.S. defined benefit or workforce postretirement health care benefits and employer-paid postretirement basic life insurance benefits (“OPEB”) liabilities. We intend to maintain strong financial discipline targeting industry-leading earnings growth, cash flow generation and return on invested capital and to maintain sufficient liquidity to sustain our financial flexibility throughout the industry cycle.

Our History and Structure

On August 19, 2009, Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales, was formed for the purpose of acquiring certain assets and subsidiaries of the former Delphi Corporation, our Predecessor, which, along with certain of its U.S. subsidiaries, had filed voluntary petitions for bankruptcy in October 2005. On October 6, 2009, Delphi Automotive LLP acquired the major portion of the business of the Predecessor, other than the global steering business, the U.S. manufacturing facilities in which the hourly employees were represented by the UAW and certain non-productive U.S. assets, and Delphi Automotive LLP issued membership interests to a group of investors consisting of lenders to the Predecessor, GM and the Pension Benefit Guaranty Corporation (the “PBGC”). For additional information see “Note 1. General” to the audited consolidated financial statements included herein.

On March 31, 2011, all of the outstanding Class A and Class C membership interests held by GM and the PBGC were redeemed, respectively, for approximately $4.4 billion. The redemption transaction was funded by a $3.0 billion credit facility entered into on March 31, 2011 (the “Credit Facility”) and existing cash.

On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering by the selling shareholders, all of the outstanding equity of Delphi Automotive LLP was exchanged for ordinary shares in Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC.

Disposition of the Predecessor and Acquisition Accounting

On October 6, 2009 (the “Acquisition Date”), the Predecessor (i) consummated the transactions contemplated by the Modified Plan (as defined in “Note 1. General” to the audited consolidated financial statements included herein) and (ii) exited chapter 11 as DPH Holdings Corp. and its subsidiaries and affiliates (“DPHH”), except that two of the Predecessor’s debtor subsidiaries became subsidiaries of Delphi Automotive LLP. A summary of significant terms of the Modified Plan follows:

•

We acquired the businesses (other than the global steering business and the manufacturing facilities in the U.S. at which the hourly employees are represented by the UAW of the Predecessor pursuant to the master disposition agreement (including all schedules and exhibits thereto, the “MDA”), and received $1,833 million from GM, of which $1,689 million was received on the Acquisition Date and $144 million was received during the Successor period from August 19 to December 31, 2009, and $209 million, net from certain of the debtor-in-possession (“DIP”) lenders to the Predecessor (collectively, the “Acquisition”).

•	GM acquired substantially all of the Predecessor’s global steering business and the manufacturing facilities in the U.S. at which the hourly employees were represented by the UAW.

•	The Predecessor’s debtor-in-possession financing was settled.

•	The Predecessor’s liabilities subject to compromise were extinguished.

•

If cumulative distributions to the members of Delphi Automotive LLP under certain provisions of its limited liability partnership agreement exceed $7.2 billion, we, as disbursing agent on behalf of DPHH, are required to pay to the holders of allowed general unsecured claims against the Predecessor, $32.50 for every $67.50 in excess of $7.2 billion distributed to the members, up to a maximum of $300 million.

•	The Predecessor’s equity holders did not receive recoveries on their claims.

As a result of the Acquisition, we acquired the major portion of the business of the Predecessor and this business constituted the entirety of the operations of the Successor. Accordingly, as required under the applicable accounting guidance, the financial information set forth herein reflects the consolidated results of operations of the Successor for the years ended December 31, 2011 and 2010 and the period from its incorporation on August 19, 2009 to December 31, 2009 and of the Predecessor for the period from January 1, 2009 to October 6, 2009. Delphi Automotive LLP had no material or substantive transactions from its organization on August 19, 2009 to the Acquisition Date.

In 2009, the Predecessor recognized a gain of approximately $10.2 billion for reorganization items as a result of the process of reorganizing the Debtors (as defined and further discussed in “Note 1. General” to the audited consolidated financial statements included herein) under chapter 11 of the United States Bankruptcy Code. This gain reflects the extinguishment of liabilities subject to compromise, OPEB settlement and the sale/ disposition of the Predecessor, offset by the PBGC termination of the U.S. pension plans and professional fees directly related to the reorganization.

We have recorded the assets acquired and the liabilities assumed from the Predecessor at estimated fair values in accordance with the guidance in FASB ASC 820, Fair Value Measurements and Disclosures. The fair values were estimated based on valuations performed by an independent valuation specialist utilizing three generally accepted business valuation approaches. For additional information see “Note 1. General” to the audited consolidated financial statements included herein.

In connection with the Acquisition, we did not acquire all of the assets or assume all of the liabilities of the Predecessor. As noted above, the assets we acquired and the liabilities we assumed from the Predecessor were generally recorded at fair value, resulting in a change from the Predecessor’s basis. Accordingly, our consolidated financial statements are not comparable to the consolidated financial statements of the Predecessor due to the effects of the consummation of the Modified Plan. For these reasons, we do not generally present financial information on a combined basis for the Predecessor period from January 1 to October 6, 2009 and the Successor period from August 19 to December 31, 2009 (“Full Year 2009”), except as noted below. We have compared consolidated net sales and EBITDA of the Successor for the year ended December 31, 2010 to the total net sales and Adjusted EBITDA for the Full Year 2009. We believe these comparisons are most meaningful and useful in providing a thorough understanding of the financial statements. Where applicable, “Operations Not Acquired” is included in the tables below explaining the variance attributable to the acquisition by GM on October 6, 2009 of the manufacturing facilities in the U.S. at which the hourly employees were represented by the UAW.

Consolidated Results of Operations

Our improved total net sales during the year ended December 31, 2011 as compared to 2010 reflect the impacts of increased OEM production volumes as well as the level of our content per unit, and, to a lesser extent, the impacts of foreign currency exchange rate fluctuations. Although global OEM production volumes increased over 3%, for the year ended December 31, 2011 versus 2010, excluding production decreases from Japan and Japanese OEM production in North America of 9% resulting from the Japan earthquake and tsunami, global OEM production volumes increased 6%, for the year ended December 31, 2011 as compared to 2010. We did not experience any significant adverse impacts resulting from the Japan earthquake and tsunami, particularly given that the Japanese OEMs are not among our principal customers. To the extent that the Japanese OEMs grow faster than others as they make up for lost production in 2011, we would expect that our volume growth from our OEM customers could be slower than the market.

The improvements in OEM production volumes continue to indicate a stabilization of the global economy. However, current OEM production volumes in North America and Western Europe continue to be substantially less than OEM production volumes prior to the disruptions in the economic and credit markets experienced in 2008 and 2009. As a result of the significant restructuring actions implemented by the Predecessor and continued by us in 2010, our reduced cost structure is enabling us to translate the total net sales growth achieved in 2011 into strong gross margin and improved operating earnings.

Significant issues affected the Predecessor’s financial performance in 2009, including a depressed global vehicle production environment for OEMs, pricing pressures and increasingly volatile commodity prices. In addition, the Predecessor was adversely impacted by legacy U.S. labor liabilities, which included noncompetitive wage and benefit levels and restrictive collectively-bargained labor agreement provisions which historically inhibited the Predecessor’s responsiveness to market conditions, including exiting non-strategic, non-profitable operations or flexing the size of the unionized workforce when volume decreases. Also, during 2009, the Predecessor’s operational challenges intensified as a result of the continued downturn in general economic conditions, including reduced consumer spending and confidence, high oil prices and the credit market crisis, all of which resulted in global vehicle manufacturers reducing production and taking other restructuring actions.

We benefited from the restructuring initiatives implemented throughout the last several years and in particular, in 2009 from the restructuring of the business that took place through the acquisition of the Predecessor’s global steering business and the UAW manufacturing facilities by GM, together with its subsidiaries and affiliates, in the U.S. as of the Acquisition Date, as defined and further discussed below. In addition, we benefited from the increase in OEM production volumes beginning in the fourth quarter of 2009 and continuing throughout 2010 and 2011. Our results of operations include the effects of the improvement in the cost structure and the operating leverage we can now employ with improvements in OEM production volumes versus the Predecessor. While production volume levels improved in 2011 and 2010 as compared to the production volume levels experienced in 2009, we continued to face challenges, with production volumes globally still significantly lower than 2007 due to the lingering effects from the disruptions in the economy and credit markets in 2008 and 2009 and volatile commodity prices. As a result of the Acquisition, beginning in 2010, we incurred and expect to incur incremental, annual non-cash amortization charges of approximately $80 million related to the recognition of acquired intangible assets. Additionally, in conjunction with the initial public offering in November 2011, we incurred transaction-related fees and recognized expenses in the year ended December 31, 2011 of approximately $44 million.

We typically experience fluctuations in revenue due to changes in OEM production schedules, vehicle sales mix and the net of new and lost business (which we refer to collectively as volume), increased prices attributable to escalation clauses in our supply contracts for recovery of increased commodity costs (which we refer to as commodity pass-through), fluctuations in foreign currency exchange rates (which we refer to as FX), contractual reductions of the sales price to the OEM (which we refer to as contractual price reductions) and engineering changes. Changes in sales mix can have either favorable or unfavorable impact on revenue. Such changes can be the result of shifts in regional growth, shifts in OEM sales demand, as well as shifts in consumer demand related to vehicle segment purchases and content penetration. For instance, a shift in sales demand favoring a particular OEM’s vehicle model for which we do not have a supply contract may negatively impact our revenue. A shift in regional sales demand toward certain markets could favorably impact the sales of those of our customers that have a large market share in those regions, which in turn would be expected to have a favorable impact on our revenue.

We typically experience (as described below) fluctuations in operating income due to:

•	Volume, net of contractual price reductions—changes in volume offset by contractual price reductions (which typically range from 1% to 3% of net sales);

•	Operational performance—changes to costs for materials and commodities or manufacturing variances; and

•	Other—including restructuring costs and any remaining variances not included in Volume, net of contractual price reductions or Operational performance.

The automotive component supply industry is subject to inflationary pressures with respect to raw materials and labor which have placed and will continue to place operational and profitability burdens on the entire supply chain. We will continue to work with our customers and suppliers to mitigate the impact of these inflationary pressures in the future. In addition, we expect commodity cost volatility, particularly related to copper, aluminum and petroleum-based resin products, to have a continual impact on future earnings and/or operating cash flows. As such, we continually seek to mitigate both inflationary pressures and our material-related cost exposures using a number of approaches, including combining purchase requirements with customers and/or other suppliers, using alternate suppliers or product designs, negotiating cost reductions and/or commodity cost contract escalation clauses into our vehicle manufacturer supply contracts, and hedging.

2011 versus 2010

	Year Ended December 31,
	2011		2010		Favorable/ (unfavorable)
	(dollars in millions)
Net sales	$16,041		$13,817		$2,224
Cost of sales	13,386		11,768		(1,618)

Gross margin	2,655	16.6%	2,049	14.8%	606
Selling, general and administrative	901		815		(86)
Amortization	79		70		(9)
Restructuring	31		224		193

Operating income	1,644		940		704
Interest expense	(123)		(30)		(93)
Other (expense) income, net	(15)		34		(49)

Income before income taxes and equity income	1,506		944		562
Income tax expense	(305)		(258)		(47)

Income before equity income	1,201		686		515
Equity income, net of tax	22		17		5

Net income	1,223		703		520
Net income attributable to noncontrolling interest	78		72		6

Net income attributable to Delphi	$1,145		$631		$514

Total Net Sales

Below is a summary of our total net sales for the year ended December 31, 2011 versus December 31, 2010.

	Year ended December 31,			Variance due to:
	2011	2010	Favorable/ (unfavorable)	Volume, net of contractual price reductions	FX	Commodity pass- through	Other	Total
	(in millions)			(in millions)
Total net sales	$16,041	$13,817	$2,224	$1,721	$419	$229	$(145)	$2,224

Total net sales for the year ended December 31, 2011 increased 16% compared to year ended December 31, 2010. The increase in total net sales resulted primarily from increased volume as a result of improved OEM production schedules in 2011 as well as the level of our content per unit, and to a lesser extent, the impacts of foreign currency exchange rate fluctuations primarily related to the Euro. Additionally, included in Other above are decreased sales of approximately $120 million related to divestitures that occurred during the year ended December 31, 2010.

Operating Results

The information below summarizes the operating results for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Cost of Sales

Cost of sales is primarily comprised of material, labor, manufacturing overhead, freight, fluctuations in foreign currency exchange rates, product engineering, design and development expenses, depreciation and amortization, warranty costs and other operating expenses. Gross margin is revenue less cost of sales and gross margin percentage is gross margin as a percent of net sales. Cost of sales increased $1,618 million for the year ended December 31, 2011 compared to the year ended December 31, 2010, as summarized below.

	Year ended December 31,			Variance due to:
	2011	2010	Favorable/ (unfavorable)	Volume (1)	Operational performance	Other	Total
	(dollars in millions)			(in millions)
Cost of sales	$13,386	$11,768	$(1,618)	$(1,285)	$177	$(510)	$(1,618)
Gross margin	$2,655	$2,049	$606	$436	$177	$(7)	$606
Percentage of net sales	16.6%	14.8%

(1)	Presented net of contractual price reductions for gross margin variance.

The increase in cost of sales was driven by increases in volume and the following items in other above:

•	$229 million of increased pass-through commodity costs, which were offset in sales through contract escalation clauses with our customers;

•	Increased depreciation of fixed assets, including tooling, of $45 million; and

•	Approximately $360 million due to fluctuations in foreign currency exchange rates.

These increases were partially offset by improved operational performance as well as $94 million related to divested businesses (primarily the occupant protection systems business on March 31, 2010).

Selling, General and Administrative Expense

	Year ended December 31,
	2011	2010	Favorable/ (unfavorable)
	(dollars in millions)
Selling, general and administrative expense	$901	$815	$(86)
Percentage of net sales	5.6%	5.9%

Selling, general and administrative expense (“SG&A”) includes administrative expenses, information technology costs and incentive compensation related costs, and declined as a percent of sales during the year ended December 31, 2011 compared to 2010 due to maintaining administrative and information technology cost increases at or lower than the increasing rate of net sales. Increases in SG&A were largely attributable to foreign exchange effects and increased accruals for incentive compensation of $29 million including the accelerated vesting of Board of Directors shares upon our initial public offering.

Amortization

	Year ended December 31,
	2011	2010	Favorable/ (unfavorable)
	(in millions)
Amoritzation	$79	$70	$(9)

Amortization expense reflects the non-cash charge related to definite-lived intangible assets, primarily recognized as part of the Acquisition.

Restructuring

	Year ended December 31,
	2011	2010	Favorable/ (unfavorable)
	(dollars in millions)
Restructuring	$31	$224	$193
Percentage of net sales	0.2%	1.6%

The decrease in restructuring expense is due to a decline in workforce reductions and programs related to the rationalization of manufacturing and engineering processes, including plant closures, in the year ended December 31, 2011 as compared to 2010, as we had largely completed our significant restructuring programs by the end of 2010.

Refer to “Note 11. Restructuring” to the audited consolidated financial statements included herein for additional information.

Interest Expense

	Year ended December 31,
	2011	2010	Favorable/ (unfavorable)
	(dollars in millions)
Interest expense	$123	$30	$(93)
Percentage of net sales	0.8%	0.2%

The increase in interest expense for the year ended December 31, 2011 as compared to 2010 is due to changes in debt balances, primarily related to the borrowings under the credit agreement (the “Credit Agreement”) and issuance of the $500 million of 5.875% senior notes due 2019 and $500 million of 6.125% senior notes due 2021 (collectively, the “Senior Notes”), in conjunction with the redemption of the Class A and Class C membership interests.

Refer to “Note 12. Debt” to the audited consolidated financial statements included herein for additional information.

Other (Expense) Income, Net

	Year ended December 31,
	2011	2010	Favorable/ (unfavorable)
	(in millions)
Other (Expense) Income, Net	$(15)	$34	$(49)

The increase in other expense for the year ended December 31, 2011 as compared to other income for the year ended December 31, 2010 was primarily the result of incurring approximately $44 million in transaction costs related to our initial public offering in November 2011, and an increase of $8 million loss on extinguishment of debt.

Refer to “Note 18. Other income (expense), net” to the audited consolidated financial statements included herein for additional information.

Income Taxes

	Year ended December 31,
	2011	2010	Favorable/ (unfavorable)
	(in millions)
Income tax expense	$305	$258	$(47)

The effective tax rate was 20% and 27% in 2011 and 2010, respectively. The Company’s tax rate is affected by the tax rates in the jurisdictions in which the Company operates, the relative amount of income earned by jurisdiction, and the relative amount of losses or income for which no tax benefit or expense was recognized due to a valuation allowance. In 2011, tax incentives of $64 million were obtained in various non-U.S. countries, primarily Hi-Tech Enterprise status in China and the Maquiladora regime in Mexico, and a $65 million tax benefit for income earned in jurisdictions where a valuation allowance has been recorded, primarily in France.

We recognized a $52 million, primarily Germany, and $21 million tax benefit in 2011 and 2010, respectively, related to changes in judgment of valuation allowances for the realization of deferred tax assets. During 2011, the Company recorded a withholding tax of $10 million related to the funding of the redemption of all the outstanding Class A and Class C membership interests and $27 million related to changes in our assertion with respect to our intent to repatriate foreign earnings in certain countries.

Our annual effective tax rate may be impacted by future events including changes in tax laws, geographic income mix, cash requirements, tax audits, closure of tax years, legal entity restructuring and changes in valuation allowances on deferred tax assets. Our effective tax rate can potentially have wide variances from quarter to quarter, resulting from interim reporting requirements and the recognition of discrete events.

Equity Income

	Year ended December 31,
	2011	2010	Favorable/ (unfavorable)
	(in millions)
Equity income, net of tax	$22	$17	$5

Equity income reflects our interest in the results of ongoing operations of entities accounted for as equity- method investments. Equity income increased during the year ended December 31, 2011 as compared to 2010 partially due to the recognition of $8 million of gain on the sale of our 49.5% interest in Daesung Electric, Co., Ltd as well as improved performance at our Mexican and Korean joint ventures. These increases were partially offset by a $7 million impairment charge related to a European joint venture.

Results of Operations by Segment

We operate our core business along the following operating segments, which are grouped on the basis of similar product, market and operating factors:

•	Electrical/Electronic Architecture, which includes complete electrical architecture and component products.

•

Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling and full end-to-end systems including fuel injection, combustion, electronics controls, exhaust handling, test and validation capabilities, diesel and automotive aftermarket, and original equipment service.

•

Electronics and Safety, which includes component and systems integration expertise in infotainment and connectivity, body controls and security systems, displays, mechatronics, passive and active safety electronics and electric and hybrid electric vehicle power electronics, as well as advanced development of software.

•	Thermal Systems, which includes heating, ventilating and air conditioning systems, components for multiple transportation and other adjacent markets, and powertrain cooling and related technologies.

•	Eliminations and Other, which includes i) the elimination of inter-segment transactions, and ii) certain other expenses and income of a non-operating or strategic nature.

Through December 31, 2010, we evaluated performance based on stand-alone segment Adjusted EBITDA and accounted for inter-segment sales and transfers as if the sales or transfers were to third parties, at current market prices. Our management believed that Adjusted EBITDA was a meaningful measure of performance and it was used by management to analyze Company and stand-alone segment operating performance. Management also used Adjusted EBITDA for planning and forecasting purposes. Effective January 1, 2011, our management began utilizing segment EBITDA as a key performance measure because our restructuring was substantially completed by the end of 2010. Segment EBITDA and Adjusted EBITDA should not be considered substitutes for results prepared in accordance with U.S. GAAP and should not be considered alternatives to net income attributable to Delphi, which is the most directly comparable financial measure to EBITDA and Adjusted EBITDA that is in accordance with U.S. GAAP. Segment EBITDA and Adjusted EBITDA, as determined and measured by us, should also not be compared to similarly titled measures reported by other companies.

The reconciliation of EBITDA to net income attributable to Delphi for the year ended December 31, 2011 is as follows:

	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
	(in millions)
For the year ended December 31, 2011:
EBITDA	$868	$710	$369	$172	$—	$2,119
Depreciation and amortization	(131)	(195)	(105)	(44)	—	(475)

Operating income	$737	$515	$264	$128	$—	$1,644

Interest expense						(123)
Other expense, net						(15)

Income before income taxes and equity income						1,506
Income tax expense						(305)
Equity income						22

Net income						$1,223
Net income attributable to noncontrolling interest						78

Net income attributable to Delphi						$1,145

For the year ended December 31, 2010, the reconciliation of Adjusted EBITDA to EBITDA includes other restructuring costs related to 1) the implementation of projects aimed at reducing the cost and improving the functionality of information technology systems to support finance, manufacturing and product development initiatives, 2) certain plant consolidations and closures costs, 3) continued consolidation of many staff administrative activities, and 4) employee benefit plan settlements in Mexico.

The reconciliation of EBITDA to net income attributable to Delphi for the year ended December 31, 2010 is as follows:

	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
	(in millions)
For the year ended December 31, 2010:
Adjusted EBITDA	$758	$423	$293	$165	$(6)	$1,633
Restructuring charges:
Employee termination benefits and other exit costs	(94)	(49)	(29)	(52)	––	(224)
Other restructuring costs	(14)	(13)	(17)	(4)	––	(48)

EBITDA	$650	$361	$247	$109	$(6)	$1,361

Depreciation and amortization	(108)	(170)	(100)	(42)	(1)	(421)

Operating income (loss)	$542	$191	$147	$67	$(7)	$940

Interest expense						(30)
Other income, net						34

Income before income taxes and equity income						944
Income tax expense						(258)
Equity income						17

Net income						$703
Net income attributable to noncontrolling interest						72

Net income attributable to Delphi						$631

Net sales, gross margin as a percentage of net sales and EBITDA by segment for the years ended December 31, 2011 and 2010 are as follows:

Net Sales by Segment

	Year ended December 31,			Variance due to:
	2011	2010	Favorable/ (unfavorable)	Volume, net of contractual price reductions	FX	Commodity pass- through	Other	Total
	(in millions)			(in millions)
Electrical/Electronic Architecture	$6,642	$5,620	$1,022	$632	$169	$220	$1	$1,022
Powertrain Systems	4,970	4,086	884	749	143	1	(9)	884
Electronics and Safety	2,931	2,721	210	260	64	—	(114)	210
Thermal Systems	1,755	1,603	152	86	56	8	2	152
Eliminations and Other	(257)	(213)	(44)	(6)	(13)	—	(25)	(44)

Total	$16,041	$13,817	$2,224	$1,721	$419	$229	$(145)	$2,224

•	Included in Other above are decreased sales of approximately $120 million related to divestitures that occurred during the year ended December 31, 2010.

Gross Margin Percentage by Segment

	Year ended December 31,
	2011	2010
Electrical/Electronic Architecture	16.7%	16.8%
Powertrain Systems	17.6%	13.8%
Electronics and Safety	15.5%	12.8%
Thermal Systems	12.6%	12.4%
Eliminations and Other	0.0%	1.4%
Total	16.6%	14.8%

EBITDA by Segment

	Year ended December 31,			Variance due to:
	2011	2010	Favorable/ (unfavorable)	Volume, net of contractual price reductions	Operational performance	Other	Total
	(in millions)			(in millions)
Electrical/Electronic Architecture	$868	$650	$218	$145	$19	$54	$218
Powertrain Systems	710	361	349	260	71	18	349
Electronics and Safety	369	247	122	37	70	15	122
Thermal Systems	172	109	63	(6)	17	52	63
Eliminations and Other	—	(6)	6	—	—	6	6

Total	$2,119	$1,361	$758	$436	$177	$145	$758

As noted in the table above, EBITDA for the year ended December 31, 2011 as compared to 2010 was impacted by volume and contractual price reductions and operational performance improvements, as well as the following items included in Other in the table above:

•

Reduced restructuring of $193 million in 2011 related to reduced employee termination benefits and other exit costs as we had largely completed our significant restructuring programs by the end of 2010;

•	$49 million due to fluctuations in foreign currency rates;

•

Offset by $57 million principally due to increased accruals for incentive compensation in 2011 related to our executive Long-Term Incentive Plan, as well as vesting of Board of Directors shares including accelerated vesting upon our initial public offering; and

•	$23 million related to divestitures that occurred during the year ended December 31, 2010.

Consolidated Results of Operations

2010 versus 2009

The results of operations for the year ended December 31, 2010 and the periods from August 19 to December 31, 2009 (“Successor Period of 2009”) and January 1 to October 6, 2009 (“Predecessor Period of 2009”) were as follows:

	Successor				Predecessor
	Year ended December 31, 2010		Period from August 19 to December 31, 2009		Period from January 1 to October 6, 2009
		(dollars in millions)			(dollars in millions)
Net sales	$13,817		$3,421		$8,334
Cost of sales	11,768		3,047		8,480

Gross margin	2,049	14.8%	374	10.9%	(146)	(1.8)%
Selling, general and administrative	815		242		734
Amortization	70		16		3
Restructuring	224		126		235

Operating income (loss)	940		(10)		(1,118)
Interest expense	(30)		(8)		—
Other income (expense), net	34		(17)		24
Reorganization items	—		—		10,210

Income (loss) from continuing operations before income taxes and equity income (loss)	944		(35)		9,116
Income tax (expense) benefit	(258)		27		311

Income (loss) from continuing operations before equity income (loss)	686		(8)		9,427
Equity income (loss), net of tax	17		5		(36)

Income (loss) from continuing operations	703		(3)		9,391
Loss from discontinued operations, net of tax	—		—		(44)

Net income (loss)	703		(3)		9,347
Net income attributable to noncontrolling interest	72		15		29

Net income (loss) attributable to Successor/ Predecessor	$631		$(18)		$9,318

Total Net Sales

Total net sales for the year ended December 31, 2010 as compared to Full Year 2009 were as follows:

	Successor		Predecessor		Variance due to:
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009	2010 versus full year 2009 favorable/ (unfavorable)	Operations not acquired	Volume, net of contractual price reductions	FX	Commodity pass- through	Other	Total
	(in millions)		(in millions)		(in millions)
Total net sales	$13,817	$3,421	$8,334	$2,062	$(639)	$2,725	$(91)	$145	$(78)	$2,062

Total net sales in 2010 increased 18% compared to Full Year 2009 net sales. Excluding the sales impacts of the Operations Not Acquired, sales increased 24% in 2010. The increase in total net sales resulted primarily from increased volume as a result of rebounding OEM production schedules throughout 2010.

Cost of Sales

Cost of sales is primarily comprised of material, labor, manufacturing overhead, freight, fluctuations in foreign currency exchange rates, product engineering, design and development expenses, depreciation and amortization, warranty costs and other operating expenses.

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(dollars in millions)		(dollars in millions)
Cost of sales	$11,768	$3,047	$8,480
Gross margin	$2,049	$374	$(146)
Percentage of net sales	14.8%	10.9%	(1.8)%

Successor

Cost of sales in the year ended December 31, 2010 was impacted by higher volume offset by favorable operational performance and our reduced cost structure due to previous restructuring actions. Additionally, cost of sales was impacted by the following items:

•	Warranty costs of $142 million;

•	Depreciation of fixed assets, including tooling, of $323 million; and

•	Pension and OPEB costs of $71 million.

Cost of sales in the Successor Period of 2009 was impacted by higher volume offset by favorable operational performance and our reduced cost structure due to previous restructuring actions. Additionally, cost of sales was impacted by the following items:

•	Warranty costs of $24 million;

•	Non-recurring $34 million non-cash charge as a result of the sale of inventory acquired from the Predecessor, which was required to be recorded at fair value as a result of the Acquisition;

•	Depreciation of fixed assets, including tooling, of $115 million; and

•	Pension and OPEB costs of $23 million.

Predecessor

Cost of sales in the Predecessor Period of 2009 was impacted by the relatively fixed cost nature of the Predecessor’s operations that inhibited the Predecessor’s ability to adjust its cost structure appropriately to the reduced volumes resulting from the economic and credit crises of 2008 and 2009 that adversely impacted OEM production levels. Additionally, cost of sales was impacted by the following items:

•	Warranty costs of $114 million;

•	Depreciation of fixed assets, including tooling, and including impairments, of $502 million; and

•	Pension and OPEB costs of $134 million.

Selling, General and Administrative Expense

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(dollars in millions)		(dollars in millions)
Selling, general and administrative expense	$815	$242	$734
Percentage of net sales	5.9%	7.1%	8.8%

Successor

SG&A continued to decline as a percent of sales in the year ended December 31, 2010 and the Successor Period of 2009 as compared to the Predecessor Period of 2009 as a result of the positive effects of cost savings initiatives.

Predecessor

During the Predecessor Period of 2009, the impact of cost saving and restructuring initiatives had not yet been fully realized. In addition, reduced volumes during 2009 resulted in SG&A being a larger percentage of net sales due to the fixed nature of certain SG&A costs.

Amortization

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)		(in millions)
Amortization	$70	$16	$3

Successor

Amortization for the year ended December 31, 2010 and the Successor Period of 2009 is a result of the recognition at fair value of approximately $766 million of intangible assets that we acquired as a part of the Acquisition.

Predecessor

During the Predecessor Period of 2009, amortization was insignificant.

Refer to “Note 8. Intangible Assets and Goodwill” to the audited consolidated financial statements included herein for additional information.

Restructuring

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(dollars in millions)		(dollars in millions)
Restructuring	$224	$126	$235
Percentage of net sales	1.6%	3.7%	2.8%

Successor

During the year ended December 31, 2010, we continued our restructuring actions to align our manufacturing operations with current OEM production levels as well as continuing to relocate our manufacturing and engineering processes to lower cost locations. As such, we recognized employee termination and other related exit costs in conjunction with workforce reduction programs primarily in Europe of $174 million and $78 million during the year ended December 31, 2010 and the Successor Period of 2009, respectively. Similar actions to appropriately align North American manufacturing operations were also undertaken, resulting in $28 million and $34 million of charges during the year ended December 31, 2010 and the Successor Period of 2009, respectively.

Predecessor

As part of the Predecessor’s continuing restructuring activities in 2009 and in response to the depressed OEM production volumes of 2009, the Predecessor undertook significant restructuring actions. As a result, during the Predecessor Period of 2009, restructuring included approximately $69 million to realign manufacturing operations within North America to lower cost markets and reduce the workforce in line with the realigned manufacturing operations. Additionally, approximately $99 million of employee termination benefits and other exit costs were incurred in Europe, South America and Asia. The Predecessor also incurred $58 million for employee termination benefits resulting from the separation of certain salaried employees in North America.

Refer to “Note 11. Restructuring” to the audited consolidated financial statements included herein for additional information.

Interest Expense

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)		(in millions)
Interest expense	$30	$8	$—
Percentage of net sales	0.2%	0.2%	—%

Successor

Interest expense for the year ended December 31, 2010 and the Successor Period of 2009 reflects the financing costs relating to our outstanding indebtedness subsequent to the Acquisition, including the $41 million in the Old Notes issued as part of the Acquisition as well as receivable factoring programs.

Predecessor

Interest expense for the Predecessor Period of 2009 includes the amortization of financing costs related to outstanding debtor-in-possession financing during the period and interest on debtor-in-possession financing, offset by the reversal of $415 million of accrued postpetition interest on prepetition debt and allowed unsecured claims, as more fully described in “Note 2. Significant Accounting Policies” to the audited consolidated financial statements included herein.

Other Income, Net

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)		(in millions)
Other income (expense) net	$34	$(17)	$24

Successor

Other income, net during 2010 included $29 million of interest income, partially offset by a $9 million impairment of an investment in available-for-sale securities and an $8 million loss on the early extinguishment of debt that was revalued to fair value as part of acquisition accounting. Additionally, other income, net includes insurance and other recoveries and income from royalties.

During the Successor Period of 2009, other expense, net included $5 million of interest income, offset by $19 million of transactions costs related to the Acquisition.

Predecessor

Other income, net for the Predecessor Period of 2009 included $10 million of interest income.

Reorganization Items, Net

Predecessor
Period from January 1 to October 6, 2009
(in millions)
Reorganization items, net	$10,210

Predecessor

The following table details the components of bankruptcy-related reorganization items (refer to “Note 1. General” to the audited consolidated financial statements included herein for additional information):

Predecessor
(Income)/expense
Period from January 1 to October 6, 2009
(in millions)
Sale / disposition of the Predecessor	$(794)
Extinguishment of liabilities subject to compromise	(11,159)
PBGC termination of U.S. pension plans	2,818
Salaried OPEB settlement	(1,168)
Professional fees directly related to reorganization	68
Other	25

Total reorganization items	$(10,210)

Income Taxes

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)		(in millions)
Income tax (expense) benefit	$(258)	$27	$311

Our and the Predecessor’s tax rate in all periods is affected by the tax rates in the U.S. and non-U.S. jurisdictions, the relative amount of income we earn in such jurisdictions and the relative amount of losses for which no tax benefit was recognized due to a valuation allowance.

Successor

The annual effective tax rate in the year ended December 31, 2010 was impacted by a $2 million benefit related to tax contingencies for favorable tax settlements in various jurisdictions, a $21 million benefit related to valuation allowance changes in various countries outside the U.S., a $29 million benefit for U.S. primarily related to research and development credit, and a $15 million benefit due to changes in estimate related to tax law changes in Mexico.

During the Successor period of 2009, our tax rate was affected by the tax rates in non-U.S. jurisdictions, the relative amount of income we earn in such jurisdictions and the relative amount of losses for which no tax benefit would be recognized due to a valuation allowance.

Predecessor

The annual effective tax rate and the income tax benefit for the Predecessor Period of 2009 were favorably impacted by the recognition of $306 million and $52 million of tax benefits in continuing operations due to the elimination of the disproportionate tax effects in accumulated other comprehensive income related to the salaried pension and OPEB obligations, respectively, which were settled during the same period. Refer to “Note 15. Income Taxes” to the audited consolidated financial statements included herein.

Equity Income (Loss), Net of Tax

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)		(in millions)
Equity income (loss), net of tax	$17	$5	$(36)

Successor

During both the year ended 2010 and the Successor Period of 2009, equity income reflects our interest in the results of ongoing operations of entities accounted for as equity-method investments, principally from our South Korean and Mexican joint ventures.

Predecessor

Equity income (loss), net of tax in the Predecessor Period of 2009 includes a $23 million impairment charge related to an investment in a non-consolidated affiliate, as well as the overall negative economic impact resulting from the industry downturn during 2009.

Loss from Discontinued Operations, Net of Tax

Predecessor
Period from January 1 to October 6, 2009
(in millions)
Loss from discontinued operations, net of tax	$(44)

Predecessor

The loss from discontinued operations for the Predecessor Period of 2009 includes the losses related to the operations and assets held for sale of the halfshaft and steering system products (the “Steering Business”) and the Automotive Holdings Group (“AHG”), which included various non-core product lines and plant sites that did not fit our or the Predecessor’s strategic framework.

Results of Operations by Segment

The reconciliation of Adjusted EBITDA to EBITDA includes other transformation and rationalization costs related to 1) the implementation of information technology systems to support finance, manufacturing and product development initiatives, 2) certain plant consolidations and closures costs and 3) consolidation of many staff administrative functions into a global business service group. The reconciliation of EBITDA to net income (loss) attributable to Successor/Predecessor follows:

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
	(in millions)
2010:
Adjusted EBITDA	$758	$423	$293	$165	$(6)	$1,633
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(94)	(49)	(29)	(52)	—	(224)
Other transformation and rationalization costs	(14)	(13)	(17)	(4)	—	(48)

EBITDA	$650	$361	$247	$109	$(6)	1,361

Depreciation and amortization	(108)	(170)	(100)	(42)	(1)	(421)

Operating income (loss)	$542	$191	$147	$67	$(7)	940

Interest expense						(30)
Other income, net						34

Income from continuing operations before income taxes and equity income						944
Income tax expense						(258)
Equity income, net of tax						17

Net income						$703
Net income attributable to noncontrolling interest						72

Net income attributable to Successor						$631

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
	(in millions)
August 19 – December 31, 2009:
Adjusted EBITDA	$155	$79	$56	$21	$2	$313
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(50)	(50)	(20)	(5)	(1)	(126)
Other transformation and rationalization costs	(11)	(20)	(19)	(8)	—	(58)

EBITDA	$94	$9	$17	$8	$1	129

Depreciation and amortization	(31)	(52)	(39)	(17)	––	(139)

Operating income (loss)	$63	$(43)	$(22)	$(9)	$1	(10)

Interest expense						(8)
Other expense, net						(17)

Loss from continuing operations before income taxes and equity income						(35)
Income tax benefit						27
Equity income, net of tax						5

Net loss						$(3)
Net income attributable to noncontrolling interest						15

Net loss attributable to Successor						$(18)

	Predecessor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
	(in millions)
January 1 – October 6, 2009
Adjusted EBITDA	$(18)	$(9)	$(214)	$17	$(5)	$(229)
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(99)	(45)	(91)	(11)	11	(235)
Other transformation and rationalization costs	(15)	(17)	(14)	(2)	(2)	(50)

EBITDA	$(132)	$(71)	$(319)	$4	$4	(514)

Depreciation and amortization	(147)	(163)	(177)	(53)	—	(540)
Discontinued operations	—	—	—	—	(64)	(64)

Operating loss	$(279)	$(234)	$(496)	$(49)	$(60)	(1,118)

Other income, net						24
Reorganization items						10,210

Income from continuing operations before income taxes and equity loss						9,116
Income tax benefit						311
Equity loss, net of tax						(36)
Loss from discontinued operations, net of tax						(44)

Net income						$9,347
Net income attributable to noncontrolling interest						29

Net income attributable to Predecessor						$9,318

Net Sales by Segment

Net sales and gross margin as a percentage of net sales for the year ended December 31, 2010 and periods from August 19 to December 31 and January 1 to October 6, 2009 by segment are as follows:

	Successor		Predecessor		Variance due to:
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009	2010 versus full year 2009 favorable/ (unfavorable)	Operations not acquired	Volume, net of contractual price reductions	Commodity pass- through	FX	Other	Total
	(in millions)		(in millions)		(in millions)
Electrical/Electronic Architecture	$5,620	$1,325	$2,970	$1,325	$—	$1,215	$135	$(26)	$1	$1,325
Powertrain Systems	4,086	957	2,667	462	(384)	879	—	(36)	3	462
Electronics and Safety	2,721	761	1,801	159	(96)	294	—	(38)	(1)	159
Thermal Systems	1,603	365	1,008	230	(172)	384	10	8	—	230
Eliminations and Other	(213)	13	(112)	(114)	13	(47)	—	1	(81)	(114)

Total	$13,817	$3,421	$8,334	$2,062	$(639)	$2,725	$145	$(91)	$(78)	$2,062

•

Eliminations and Other includes $75 million of keep site facilitation reimbursements recognized by the Predecessor during the period from January 1 to October 6, 2009 as a result of the Amended MRA, which became effective in September 2008 (refer to “Note 3. Elements of Predecessor Transformation Plan” to the audited consolidated financial statements included herein for more information.)

•	Foreign exchange fluctuations are primarily related to the Euro.

Gross Margin Percentage by Segment

	Successor		Predecessor
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
Electrical/Electronic Architecture	16.8%	14.5%	1.4%
Powertrain Systems	13.8%	10.1%	2.6%
Electronics and Safety	12.8%	7.9%	(12.9)%
Thermal Systems	12.4%	5.5%	3.2%
Eliminations and Other	1.4%	38.5%	49.1%
Total	14.8%	10.9%	(1.8)%

EBITDA by Segment

	Successor		Predecessor		Variance due to:
	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009	2010 versus full year 2009 favorable/ (unfavorable)	Operations not acquired	Volume, net of contractual price reductions	Operational performance	Other	Total
	(in millions)		(in millions)		(in millions)
Electrical/Electronic Architecture	$650	$94	$(132)	$688	$—	$358	$161	$169	$688
Powertrain Systems	361	9	(71)	423	23	283	70	47	423
Electronics and Safety	247	17	(319)	549	(10)	118	211	230	549
Thermal Systems	109	8	4	97	14	75	41	(33)	97
Eliminations and Other	(6)	1	4	(11)	(99)	—	—	88	(11)

Total	$1,361	$129	$(514)	$1,746	$(72)	$834	$483	$501	$1,746

As noted in the table above, 2010 EBITDA as compared to Full Year 2009 EBITDA was impacted by Operations Not Acquired by the Successor, volume and contractual price reductions, and operational performance improvements, which include favorable manufacturing and engineering performance offset by unfavorable material and freight economics, as well as the following items included in Other in the table above:

•

$137 million of decreased costs associated with restructuring activities resulting in employee termination benefit cost reductions, including $82 million, $46 million and $55 million in the Electronics and Safety, Powertrain Systems and Electrical/Electronic Architecture, respectively, offset by increased costs of $36 million and $10 million in the Thermal Systems and Eliminations and Other segments, respectively.

•

Favorable foreign currency exchange impact of $29 million primarily due to the Euro, Brazilian Real, Polish Zloty and British pound, including $24 million, $4 million and $10 million in the Electronics and Safety, Powertrain Systems and Electrical/Electronic Architecture segments, respectively, which were partially offset by $9 million of unfavorable foreign currency exchange in the Thermal Systems segment.

•	$150 million of decreases in pension and OPEB, offset by favorable EBITDA from discontinued operations of $64 million in the Eliminations and Other segment.

•	Approximately $60 million of decreased SG&A as a result of the positive effects of cost savings initiatives.

Liquidity and Capital Resources

Overview of Capital Structure

As of December 31, 2011, we had cash and cash equivalents of $1.4 billion and net debt (defined as outstanding debt less cash and cash equivalents) of $740 million. We also have access to additional liquidity pursuant to the terms of the $1.3 billion Revolving Credit Facility as described below. We expect existing cash, available liquidity and cash flows from operations to continue to be sufficient to fund our global operating activities and capital expenditures. We also continue to expect to be able to move funds between different countries to manage our global liquidity needs without material adverse tax implications, subject to current monetary policies and to the terms of the Credit Agreement. Based on this, we believe we possess sufficient liquidity to fund our operations and capital investments in 2012 and beyond.

On March 31, 2011, all outstanding Class A and Class C membership interests were redeemed for $3,791 million and $594 million, respectively. In conjunction with the redemption transaction, Delphi Automotive LLP incurred transaction-related fees and expenses totaling approximately $180 million, including amounts paid to certain membership interest holders. In addition, Delphi Automotive LLP obtained necessary consents to the redemption of the Class A and Class C membership interests and modified and eliminated specific rights provided to these membership interest holders under the Second Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP. Subsequent to the redemption transaction on March 31, 2011, Delphi Automotive LLP membership interest equity was comprised of a single voting class of membership interests, the Class B membership interests of Delphi Automotive LLP. In addition to this class of voting membership interests, non-voting Class E-1 membership interests were held by the Board of Managers of Delphi Automotive LLP.

On July 12, 2011, the Third Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP was amended and restated by the Fourth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP (the “Fourth LLP Agreement”). The Fourth LLP Agreement was undertaken to further position us for our initial public offering. Refer to “Note 16. Capital Stock and Net Income (Loss) Per Share” to the audited consolidated financial statements for additional information.

In August 2011, the Board of Managers of Delphi Automotive LLP approved a repurchase program of Class B membership interests. In 2011 prior to the initial public offering, 10,005 Class B membership interests were repurchased for a cumulative cost of approximately $180 million at an average price per membership interests unit of $17,904. This was recorded as a reduction to the carrying value of the Class B membership interests.

In October 2011, the Board of Managers of Delphi Automotive LLP approved a distribution of approximately $95 million, which was paid on December 5, 2011, principally in respect of taxes, to members who held membership interests as of the close of business on October 31, 2011 pursuant to the terms of the Fourth LLP Agreement.

On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to the completion of its initial public offering on November 22, 2011. Delphi Automotive PLC completed the initial public offering of 24,078,827 ordinary shares by the selling shareholders for an aggregate purchase price of approximately $530 million. Delphi Automotive PLC did not receive any proceeds from the offering, and incurred transaction fees and expenses of approximately $44 million.

Other

In January 2012, the Board of Directors authorized the purchase and redemption of up to $300 million of ordinary shares. The program will terminate on the earlier of December 31, 2012 or when the Company attains $300 million in ordinary share repurchases. To the extent we generate discretionary cash flow we may consider using this additional cash flow for optional prepayments of existing indebtedness, strategic acquisitions, dividends on share capital, additional share repurchases, and/or general corporate purposes.

Credit Agreement

In March 2011, in conjunction with the redemption of membership interests from Class A and Class C membership interest holders, Delphi Corporation, a wholly-owned U.S. subsidiary of Delphi Automotive LLP (the “Issuer”), entered into a credit agreement with JPMorgan Chase Bank, N.A., as lead arranger and administrative agent, with respect to $3.0 billion in senior secured credit facilities (the “Credit Facilities”). The March 2011 agreement has been amended and restated (the “Credit Agreement”) and as of December 31, 2011 consists of a $1.3 billion 5-year senior secured revolving credit facility (the “Revolving Credit Facility”), a $258 million senior secured 5-year term A loan (the “Tranche A Term Loan”) and a $950 million senior secured 6-year term B loan (the “Tranche B Term Loan”). During the year ended December 31, 2011, $47 million and

$177 million of the Tranche A Term Loan and Tranche B Term Loan, respectively, were repaid under the Credit Agreement. In conjunction with the repayments, approximately $10 million of debt issuance costs were extinguished. The maximum amount drawn under our Revolving Credit Facility in 2011 to manage intra-month working capital needs was $150 million. The Revolving Credit Facility was undrawn at December 31, 2011. As of December 31, 2011, we had approximately $9 million in letters of credit issued under the Credit Agreement. Letters of credit issued under the Credit Agreement reduce availability under the Revolving Credit Facility.

The Credit Agreement carries an interest rate, at the Issuer’s option, of either (a) the Administrative Agent’s Alternate Base Rate (“ABR” as defined in the Credit Agreement) plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 1.50% per annum or (ii) with respect to the Tranche B Term Loan, 1.50% per annum, or (b) the London Interbank Offered Rate (the “Adjusted LIBO Rate” as defined in the Credit Agreement) (“LIBOR”) plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 2.50% per annum or (ii) with respect to the Tranche B Term Loan, 2.50% per annum since our initial public offering. The Tranche B Term Loan includes a LIBOR floor of 1.00%.

The interest rate period with respect to the LIBOR interest rate option can be set at one-, two-, three-, or six-months as selected by the Issuer in accordance with the terms of the Credit Agreement (or other period as may be agreed by the applicable lenders), but payable no less than quarterly. The Issuer may elect to change the selected interest rate over the term of the Credit Facilities in accordance with the provisions of the Credit Agreement. The applicable interest rates listed above for the Revolving Credit Facility and the Tranche A Term Loan may increase or decrease from time to time by 0.25% based upon changes to our corporate credit ratings. Accordingly, the interest rate will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR or future changes in our corporate credit ratings. Upon completion of our initial public offering, the applicable interest rates for the Tranche A Term Loan and Revolving Credit Facility were reduced by 25 basis points. The Credit Agreement also requires that the Issuer pay certain commitment fees on the unused portion of the Revolving Credit Facility and certain letter of credit issuance and fronting fees.

The Issuer is obligated to make quarterly principal payments throughout the terms of the Tranche A and Tranche B Term Loans according to the amortization schedule in the Credit Agreement. In conjunction with the repayments during the year ended December 31, 2011, all quarterly principal payment obligations prior to maturity have been satisfied for the Tranche B Term Loan and quarterly principal payments have been satisfied through December 31, 2013 for the Tranche A Term Loan and partially satisfied through March 31, 2014. Borrowings under the Credit Agreement are prepayable at the Issuer’s option without premium or penalty, provided that any prepayment of the Tranche B Term Loan is accompanied by a pro rata payment of the Tranche A Term Loan (based on the respective amounts then outstanding). The Issuer may request that all or a portion of the Term Loans be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans under certain conditions. The Credit Agreement also contains certain mandatory prepayment provisions in the event we generate excess cash flow (as defined in the Credit Agreement) or we receive net cash proceeds from any asset sale or casualty event. No mandatory prepayments, under these provisions, have been made or are due through December 31, 2011.

As of December 31, 2011, the Issuer selected the one-month LIBOR interest rate option, as detailed in the table below, for amounts outstanding, net of the discount (in millions) and rates effective as of December 31, 2011 were:

	LIBOR plus	Borrowings as of December 31, 2011	Rates effective as of December 31, 2011
Revolving Credit Facility	2.50%	$—	—%
Tranche A Term Loan	2.50%	$210	2.81%
Tranche B Term Loan	2.50%	$772	3.50%*

*	Includes a LIBOR floor of 1.00%.

The Credit Agreement contains certain covenants that limit, among other things, our (and our subsidiaries’) ability to incur additional indebtedness or liens, to dispose of assets, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions/repurchases, in respect of our equity interests. In addition, the Credit Agreement requires that we maintain a consolidated leverage ratio (the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, each as defined in the Credit Agreement) of less than 2.75 to 1.0. The Credit Agreement also contains events of default customary for financings of this type. We were in compliance with the Credit Agreement covenants as of December 31, 2011.

The Tranche A Term Loan and the Tranche B Term Loan were each issued under the Credit Agreement at a 0.5% discount and we paid approximately $86 million of debt issuance costs in connection with the Credit Facilities. The discount and debt issuance costs are being amortized over the life of the facility. The amended and modified Credit Agreement reduced the discount related to the Tranche B Term Loan to 0.25%.

All obligations under the Credit Agreement are borrowed by Delphi Corporation, and jointly and severally guaranteed by its direct and indirect parent companies and by certain of Delphi Automotive PLC’s existing and future direct and indirect U.S. subsidiaries, subject to certain exceptions set forth in the Credit Agreement. All obligations under the Credit Agreement, including the guarantees of those obligations, are secured by certain assets of Delphi Corporation and the guarantors, including substantially all of the assets of Delphi Automotive PLC, and its U.S. subsidiaries, and certain assets of Delphi Corporation’s direct and indirect parent companies.

Senior Notes

On May 17, 2011, Delphi Corporation issued the Senior Notes in a transaction exempt from registration under Rule 144A and Regulation S of the Securities Act. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, by Delphi Automotive PLC and certain of its existing and future subsidiaries. Interest is payable semi-annually on May 15 and November 15 of each year. Delphi paid $30 million of interest in November 2011. We paid approximately $23 million of debt issuance costs in connection with the Senior Notes. The net proceeds of approximately $1.0 billion as well as cash on hand were used to pay down amounts outstanding under the Credit Agreement.

The indenture governing the Senior Notes limits, among other things, our (and our subsidiaries’) ability to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities.

This prospectus relates to the exchange of the Senior Notes for registered notes identical in all material respects to the terms of the Senior Notes, except that the new Notes will be registered under the Securities Act, and the transfer restrictions and registration rights relating to the Senior Notes do not apply to the new Notes.

Acquisition Financing

In connection with the Acquisition, Delphi Automotive LLP (i) issued $41 million in senior unsecured five- year notes (the “Old Notes”) pursuant to a Note Purchase Agreement (the “NPA”) with an Acquisition Date fair value of $49 million and (ii) entered into a senior secured delayed draw term loan facility (the “DDTL”) with a syndicate of lenders. The Old Notes paid 12% interest and were scheduled to mature on October 6, 2014. The DDTL permitted borrowings of up to $890 million, consisting of a U.S. tranche of up to $267 million in borrowings and a foreign tranche of up to $623 million in borrowings. There was no commitment fee associated with the DDTL, but, if drawn, we were required to pay interest at the rate of LIBOR plus 6.0% per annum, with a minimum LIBOR amount of 2.0% per annum. The DDTL had a term of 5 years. A majority of the holders of the Old Notes and the lenders under the DDTL were related parties as holders of the Class A and Class B membership interests.

In connection with the redemption of the Class A and Class C membership interests on March 31, 2011 and execution of the Credit Agreement, each of the DDTL and the NPA was terminated (including the termination, discharge and release of all security and guarantees granted in connection with the DDTL and the NPA) and we paid approximately $57 million to redeem the Old Notes in full. In connection with the termination of the Old Notes, we incurred early termination penalties and recognized a loss on extinguishment of debt of approximately $9 million for the year ended December 31, 2011.

Other Financing and Liquidity

Accounts receivable factoring—We maintain various accounts receivable factoring facilities in Europe that are accounted for as short-term debt. We utilize these programs to fund our working capital needs including our intra-month liquidity needs. These uncommitted factoring facilities are available through various financial institutions. As of December 31, 2011 and 2010, $54 million and $112 million, respectively, was outstanding under these accounts receivable factoring facilities.

Capital leases and other—As of December 31, 2011 and 2010, approximately $67 million and $130 million, respectively, of other debt issued by certain international subsidiaries was outstanding, primarily related to bank lines in Asia Pacific and capital lease obligations.

U.S. Federal Government Programs—We have numerous technology and manufacturing development programs that are competitively awarded from agencies of the U.S. Federal Government. These programs are from the U.S. Department of Transportation (“DOT”), the U.S. Department of Energy (“DOE”), and the U.S. Department of Defense (“DoD”). We received $55 million from these Federal agencies in 2011 for work performed. These programs supplement our internal research and development funds and directly support our product focus of Safe, Green and Connected. The largest current program by cost was awarded as part of the American Recovery and Reinvestment Act of 2009, through which the DOE will reimburse us for 50% of project costs up to total reimbursements of $89 million associated with the development and low cost U.S. manufacturing of power electronics related to electric and hybrid electric vehicles. The project period for this grant is January 2010 through December 2012. As of December 31, 2011, we have received from the DOE related project cost reimbursements of $62 million. During 2012, we expect to complete this project and receive the remaining project cost reimbursements from the DOE of $27 million. During 2011, we pursued many technology development programs by bidding on competitively procured programs from DOT, DOE and DoD. Some of these programs were bid with us being the lead or “Prime Contractor”, and some were bid with us as a “Subrecipient” to the Prime Contractor. We were awarded 7 new programs with nearly $6 million of U.S. Government funds that will be received over the next 36 months.

Warranty settlement—On April 30, 2011, we paid €90 million (approximately $133 million at April 30, 2011 exchange rates) under the terms of a March 2011 warranty settlement. We are also required to make a €60 million (approximately $78 million at December 31, 2011 exchange rates) payment on April 30, 2012 related to this settlement.

Contractual Commitments

The following table summarizes our expected cash outflows resulting from financial contracts and commitments as of December 31, 2011. We have not included information on our recurring purchases of materials for use in our manufacturing operations. These amounts are generally consistent from year to year, closely reflect our levels of production, and are not long-term in nature. The amounts below exclude as of December 31, 2011, the gross liability for uncertain tax positions of $99 million related to the items below. We do not expect a significant payment related to these obligations to be made within the next twelve months. We are not able to provide a reasonably reliable estimate of the timing of future payments relating to the non-current portion of obligations associated with uncertain tax positions. For more information, refer to “Note 15. Income Taxes” to the audited consolidated financial statements included herein.

	Payments due by Period
	Total	2012	2013 & 2014	2015 & 2016	Thereafter
	(in millions)
Debt and capital lease obligations	$2,106	$107	$31	$190	$1,778
Estimated interest costs related to debt and capital lease obligations	733	116	204	195	218
Operating lease obligations	325	82	124	86	33
Contractual commitments for capital expenditures	233	232	1	—	—
Other contractual purchase commitments, including information technology	208	77	71	43	17

Total	$3,605	$614	$431	$514	$2,046

We also have significant obligations to make payments to management under our Value Creation Plan that are not reflected in the table above. See “Note 21. Share-Based Compensation” to the audited consolidated financial statements included herein for additional information.

Capital Expenditures

Supplier selection in the auto industry is generally finalized several years prior to the start of production of the vehicle. Therefore, current capital expenditures are based on customer commitments entered into previously, generally several years ago when the customer contract was awarded. As of December 31, 2011, we had approximately $233 million in outstanding cancellable and non-cancellable capital commitments. Capital expenditures by operating segment and geographic region for the periods presented were:

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Electrical/Electronic Architecture	$219	$202	$21	$60
Powertrain Systems	228	186	41	167
Electronics and Safety	100	59	14	58
Thermal Systems	70	35	8	29
Eliminations and Other	13	18	4	7

Continuing operations capital expenditures	630	500	88	321

Discontinued operations	—	—	—	99

Total capital expenditures	$630	$500	$88	$420

North America	$176	$140	$21	$91
Europe, Middle East & Africa	278	236	51	187
Asia Pacific	118	87	6	28
South America	58	37	10	15

Continuing operations capital expenditures	630	500	88	321

Discontinued operations	—	—	—	99

Total capital expenditures	$630	$500	$88	$420

Cash Flows

Intra-month cash flow cycles vary by region, but in general we are users of cash through the first half of a typical month and we generate cash during the latter half of a typical month. Due to this cycle of cash flows, we may utilize short-term financing, including our Revolving Credit Facility and European factoring lines, to manage our intra-month working capital needs. Our cash balance typically peaks at month end.

Cash in the U.S. is managed centrally through a U.S. cash pooling arrangement. As of December 31, 2011, all but one of our European operations were participating in a European cash pool. Outside the U.S. and those countries participating in the pan-European cash pool, cash may be managed through a country cash pool, a self-managed cash flow arrangement or a combination of the two depending on our presence in the respective country.

Operating Activities. Net cash provided by operating activities totaled $1,377 million and $1,142 million for the years ended December 31, 2011 and 2010, respectively. The $235 million increase primarily reflects higher earnings resulting from increased volumes, partially offset by higher working capital requirements. Cash flow from operating activities for the year ended December 31, 2011 consisted of net earnings of $1,223 million increased by $475 million for non-cash charges for depreciation and amortization, partially offset by $370 million related to changes in operating assets and liabilities, net of restructuring and pension contributions. Cash flow from operating activities for the year ended December 31, 2010 consisted of net earnings of $703 million increased by $421 million for non-cash charges for depreciation and amortization, partially offset by $9 million related to changes in operating assets and liabilities, net of restructuring and pension contributions.

Net cash provided by operating activities totaled $159 million for the Successor period from August 19 to December 31, 2009, which resulted primarily from the improvements in OEM production volumes during the fourth quarter of 2009, resulting in near break-even net earnings increased by $139 million for non-cash charges for depreciation and amortization. Net cash used in operating activities totaled $257 million for the Predecessor period from January 1 to October 6, 2009, which primarily reflected the decreased OEM production volumes during this period.

Investing Activities. Net cash used in investing activities totaled $10 million and $911 million for the years ended December 31, 2011 and 2010, respectively. The decrease is primarily due to the net change related to maturities/purchases of time deposits, partially offset by a $130 million increase in capital expenditures.

Net cash provided by investing activities totaled $885 million for the Successor period from August 19 to December 31, 2009, which resulted primarily from $862 million acquired from the Predecessor as a result of the Acquisition. In addition, cash used for capital expenditures of $88 million for the Successor period from August 19 to December 31, 2009 were offset by $74 million in proceeds from the sale of the brakes and suspensions and occupant protection systems businesses and a $28 million decrease in restricted cash. Net cash used in investing activities totaled $1,052 million for the Predecessor period from January 1 to October 6, 2009, which resulted primarily from $862 million acquired by the Successor as a result of the Acquisition. Additionally, cash used for capital expenditures of $321 million for the Predecessor period from January 1 to October 6, 2009 was offset by decreases in restricted cash of $142 million.

Financing Activities. Net cash used in financing activities totaled $3,194 million and $126 million for the years ended December 31, 2011 and 2010, respectively. Net cash used in financing activities for the year ended December 31, 2011 was driven by the redemption of the Class A and Class C membership interests for $4,566 million and the repurchase of Class B membership interests for $181 million, offset by the proceeds received, net of repayments, from the issuance of debt to partially fund the redemption transaction and the repayment of the Old Notes, of $1,689 million. Net cash used in financing activities for the year ended December 31, 2010, was driven by $99 million of net repayments under debt agreements and $27 million of dividend payments to minority shareholders of consolidated affiliates.

Net cash provided by financing activities totaled $2,062 million for the Successor period from August 19 to December 31, 2009, which resulted from the $2,042 million of cash received associated with the issuance of Class A and Class B membership interests in us. Net cash provided by financing activities totaled $315 million for the Predecessor period from January 1 to October 6, 2009. During this period the Predecessor received $850 million under GM liquidity support agreements and repaid $488 million under the amended and restated debtor-in-possession facility and short-term debt agreements.

Off-Balance Sheet Arrangements and Other Matters

We do not engage in any off-balance sheet financial arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Pension Benefits

Certain of our non-U.S. subsidiaries sponsor defined benefit pension plans, which generally provide benefits based on negotiated amounts for each year of service. Our primary non-U.S. plans are located in France, Germany, Luxembourg, Mexico, Portugal and the United Kingdom (“U.K.”). The U.K. and certain Mexican plans are funded. In addition, we have defined benefit plans in South Korea, Turkey and Italy for which amounts are payable to employees immediately upon separation. The obligations for these plans are recorded based on the vested obligation. We anticipate making required pension contributions of approximately $55 million in 2012.

Delphi sponsors a Supplemental Executive Retirement Program (“SERP”) for those employees who were U.S. executives prior to September 30, 2008 and were still U.S. executives on October 7, 2009, the effective date of the program. This program is unfunded. Executives receive benefits over 5 years after an involuntary or voluntary separation from Delphi. The SERP is closed to new members and was frozen effective September 30, 2008. Refer to “Note 13. Pension Benefits” to the audited consolidated financial statements for further information.

Prior to the PBGC termination of the U.S. pension plans, the Predecessor sponsored pension plans covering employees in the U.S., which generally provided benefits of stated amounts for each year of service, as well as supplemental benefits for employees who qualified for retirement before normal retirement age. Certain employees also participated in non-qualified pension plans covering executives, which are based on targeted wage replacement percentages and are unfunded. The Predecessor froze the salaried plan, the SERP, the ASEC Manufacturing Retirement Program, the Delphi Mechatronics Retirement Program and the PHI Non-Bargaining Retirement Plan (collectively, the “Pension Plans”) effective September 30, 2008. Additionally, the Predecessor reached agreement with its labor unions resulting in a freeze of traditional benefit accruals under the Delphi hourly-rate employees pension plan effective as of November 30, 2008.

The PBGC terminated the Pension Plans on July 31, 2009. Accordingly, the Predecessor recognized a pension curtailment and settlement loss of $2.8 billion included in reorganization items in the consolidated statements of operations for the three and nine month periods ended September 30, 2009. This loss included the reversal of $5.2 billion of liabilities subject to compromise related to the Pension Plans offset by the recognition of $5.0 billion of related unamortized losses previously recorded in accumulated other comprehensive income and the recognition of a $3.0 billion allowed general unsecured non-priority claim granted to the PBGC.

On February 4, 2009, the Predecessor filed a motion with the United States Bankruptcy Court for the Southern District of New York (the “Court”) seeking the authority to cease providing retiree OPEB benefits in retirement to salaried employees, retirees, and surviving spouses after March 31, 2009. On February 24, 2009, the Court provisionally approved the Predecessor’s motion to terminate such benefits effective March 31, 2009 based on the Court’s finding that the Predecessor had met its evidentiary burdens, subject to the appointment of a retirees’ committee (the “Retirees’ Committee”) to review whether it believes that any of the affected programs involved vested benefits (as opposed to “at will” or discretionary, unvested benefits). On March 11, 2009, the Court issued a final order approving the Predecessor’s motion to terminate salaried OPEB benefits. The Court approved a settlement agreement (the “Settlement”), between the Predecessor and the Retirees’ Committee and the Delphi Salaried Retirees’ Association (the “Association”) settling any and all rights for the parties to appeal the Court’s March 11, 2009 final order authorizing the Predecessor to terminate salaried OPEB benefits. Pursuant to the Settlement, the Predecessor agreed to provide the Retirees’ Committee with consideration of $9 million to resolve pending litigation. The Predecessor recognized a salaried OPEB curtailment and settlement gain of $1,168 million included in reorganization items in the consolidated statement of operations for the period from January 1 to October 6, 2009. This settlement gain reflects the reversal of existing liabilities of $1,173 million ($1,181 million net of $8 million to pay salaried OPEB claims incurred but not reported as of March 31, 2009) and the recognition of previously unamortized net gains included in accumulated other comprehensive income of $4 million. The reorganization gain also reflects the impact of the $9 million consideration to be provided for the Settlement described above.

Refer to “Note 13. Pension Benefits” to the audited consolidated financial statements included herein for further information on (1) historical benefit costs of the pension plans, (2) the principal assumptions used to determine the pension benefit expense and the actuarial value of the projected benefit obligation for the U.S. and non-U.S. pension plans, (3) a sensitivity analysis of potential changes to pension obligations and expense that would result from changes in key assumptions and (4) funding obligations.

Environmental Matters

We are subject to the requirements of U.S. federal, state and local, and non-U.S., environmental and safety and health laws and regulations. These include laws regulating air emissions, water discharge, hazardous materials and waste management. We have an environmental management structure designed to facilitate and support our compliance with these requirements globally. Although it is our intent to comply with all such requirements and regulations, we cannot provide assurance that we are at all times in compliance. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure that environmental requirements will not change or become more stringent over time or that our eventual environmental remediation costs and liabilities will not be material.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. In addition to clean-up actions brought by U.S. federal, state, local and non-U.S. agencies, plaintiffs could raise personal injury or other private claims due to the presence of hazardous substances on or from a property. We are currently in the process of investigating and cleaning up some of our current or former sites. In addition, there may be soil or groundwater contamination at several of our properties resulting from historical, ongoing or nearby activities.

As of December 31, 2011 and 2010, the undiscounted reserve for environmental investigation and remediation was approximately $22 million (of which $5 million was recorded in accrued liabilities and $17 million was recorded in other long-term liabilities) and $23 million (of which $5 million was recorded in accrued liabilities and $18 million was recorded in other long-term liabilities), respectively. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental remediation costs and liabilities will not exceed the amount of our current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, our results of operations could be materially affected.

Legal Proceedings

For a description of our legal proceedings, see “Business—Legal Proceedings” and “Note 14. Commitments and Contingencies” to the audited consolidated financial statements included herein.

Significant Accounting Policies and Critical Accounting Estimates

Our significant accounting policies are described in “Note 2. Significant Accounting Policies” to the audited consolidated financial statements included herein. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our evaluation of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.

We consider an accounting estimate to be critical if:

•	It requires us to make assumptions about matters that were uncertain at the time we were making the estimate, and

•	Changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.

Acquisition Accounting

Upon the Acquisition the recorded amounts for the assets acquired and the liabilities assumed from the Predecessor were adjusted to reflect estimated fair values in accordance with the provisions of FASB ASC 805, Business Combinations. The fair values were estimated in accordance with the guidance in FASB ASC 820, Fair

Value Measurements and Disclosures, and were based on three generally accepted business valuation approaches: the income, market, and cost approaches. Generally, the income and market approaches were used and weighted by the independent valuation specialists as appropriate.

The discounted cash flow (“DCF”) method is a form of the income approach commonly used to value business interests. The DCF method was based on Company-prepared projections which included a variety of estimates and assumptions. While we consider such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control and, therefore, may not be realized. Changes in these estimates and assumptions may have a significant effect on the determination of the fair value of the assets acquired and liabilities assumed in the Acquisition. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

Other estimates used in determining fair value include, but are not limited to, future cash flows or income related to intangibles, market rate assumptions, actuarial assumptions for benefit plans and appropriate discount rates. Our estimates of fair value are based upon assumptions believed to be reasonable, but that are inherently uncertain. Acquisition accounting along with the consummation of the Modified Plan and the disposition of the Predecessor has had a material effect on the financial statements. Refer to “Note 1. General” to the audited consolidated financial statements included herein for additional information.

Warranty Obligations

Estimating warranty obligations requires us to forecast the resolution of existing claims and expected future claims on products sold. We base our estimate on historical trends of units sold and payment amounts, combined with our current understanding of the status of existing claims and discussions with our customers. The key factors which impact our estimates are (1) the stated or implied warranty period; (2) OEM source; (3) OEM policy decisions regarding warranty claims; and (4) OEMs seeking to hold suppliers responsible for product warranties. These estimates are re-evaluated on an ongoing basis. Actual warranty obligations could differ from the amounts estimated requiring adjustments to existing reserves in future periods. Due to the uncertainty and potential volatility of the factors contributing to developing these estimates, changes in our assumptions could materially affect our results of operations.

Legal and Other Contingencies

We are involved from time to time in various legal proceedings and claims, including commercial or contractual disputes, product liability claims and environmental and other matters, that arise in the normal course of business. We routinely assess the likelihood of any adverse judgments or outcomes related to these matters, as well as ranges of probable losses, by consulting with internal personnel involved with such matters as well as with outside legal counsel handling such matters. We have accrued for estimated losses in accordance with U.S. GAAP for those matters where we believe that the likelihood of a loss has occurred, is probable and the amount of the loss is reasonably estimable. The determination of the amount of such reserves is based on knowledge and experience with regard to past and current matters and consultation with internal personnel involved with such matters and with outside legal counsel handling such matters. The amount of such reserves may change in the future due to new developments or changes in circumstances. The inherent uncertainty related to the outcome of these matters can result in amounts materially different from any provisions made with respect to their resolution.

Environmental Matters

Environmental remediation liabilities are recognized when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental remediation is estimated by engineering, financial, and legal specialists based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other responsible parties will be able to fulfill their legal obligations and commitments. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and, if applicable, other responsible parties. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change our estimates. Refer to “Note 14. Commitments and Contingencies” to the audited consolidated financial statements included herein for additional details. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental costs and liabilities will not exceed the amount of current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, our results of operations could be materially affected.

Restructuring

Accruals have been recorded in conjunction with our restructuring actions. These accruals include estimates primarily related to employee termination costs, contract termination costs and other related exit costs in conjunction with workforce reduction and programs related to the rationalization of manufacturing and engineering processes. Actual costs may vary from these estimates. These accruals are reviewed on a quarterly basis and changes to restructuring actions are appropriately recognized when identified.

Pensions

We use actuarial estimated and related actuarial methods to calculate our obligation and expense. We are required to select certain actuarial assumptions, which are determined based on current market conditions, historical information and consultation with and input from our actuaries and asset managers. Refer to “Note 13. Pension Benefits” to the audited consolidated financial statements included herein for additional details. The key factors which impact our estimates are (1) discount rates; (2) asset return assumptions; and (3) actuarial assumptions such as retirement age and mortality which are determined as of the current year measurement date. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions are amortized over the average future service period of employees.

The principal assumptions used to determine the pension expense and the actuarial value of the projected benefit obligation for the U.S. and non-U.S. pension plans were:

Assumptions used to determine benefit obligations at December 31:

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	2011	2010	2011	2010
Weighted-average discount rate	3.30%	4.10%	5.24%	5.69%
Weighted-average rate of increase in compensation levels	N/A	N/A	3.66%	3.88%

Assumptions used to determine net expense for years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2011	2010	2009	2011	2010	2009
Weighted-average discount rate	4.10%	5.00%	6.16%	5.69%	5.97%	6.22%
Weighted-average rate of increase in compensation levels	N/A	N/A	N/A	3.88%	3.89%	3.95%
Expected long-term rate of return on plan assets	N/A	N/A	8.25%	6.65%	7.14%	7.81%

We select discount rates by analyzing the results of matching each plan’s projected benefit obligations with a portfolio of high-quality fixed income investments rated AA- or higher by Standard and Poor’s.

In 2011, we no longer had any U.S. pension assets; therefore no U.S. asset rate of return calculation was necessary for 2011. The primary funded non-U.S. plans are in the United Kingdom and Mexico. For the determination of 2011 expense, we assumed a long-term asset rate of return of approximately 6.25% and 9.50% for the United Kingdom and Mexico, respectively. We evaluated input from local actuaries and asset managers, including consideration of recent fund performance and historical returns, in developing the long-term rate of return assumptions. The assumptions for the United Kingdom and Mexico are primarily conservative long-term, prospective rates.

Our pension expense for 2012 is determined at the December 31, 2011 measurement date. For purposes of analysis, the following table highlights the sensitivity of our pension obligations and expense to changes in key assumptions:

Change in Assumption	Impact on Pension Expense	Impact on Projected Benefit Obligation
25 basis point (“bp”) decrease in discount rate	+ $2 million	+ $66 million
25 bp increase in discount rate	- $2 million	- $62 million
25 bp decrease in long-term return on assets	+ $2 million	—
25 bp increase in long-term return on assets	- $2 million	—

The above sensitivities reflect the effect of changing one assumption at a time. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and the effects of changes in key assumptions are not necessarily linear. The above sensitivities also assume no changes to the design of the pension plans and no major restructuring programs.

Based on information provided by our actuaries and asset managers, we believe that the assumptions used are reasonable; however, changes in these assumptions could impact our financial position, results of operations or cash flows. Refer to “Note 13. Pension Benefits” to the audited consolidated financial statements included herein for additional information.

Accounts Receivable Allowance

Establishing valuation allowances for doubtful accounts requires the use of estimates and judgment in regard to the risk exposure and ultimate realization. The allowance for doubtful accounts is established based upon analysis of trade receivables for known collectability issues, including bankruptcies, and aging of receivables at the end of each period. Changes to our assumptions could materially affect our recorded allowance.

Valuation of Long-Lived Assets, Intangible Assets and Investments in Affiliates and Expected Useful Lives

We periodically review the recoverability of our long-lived and indefinite-lived assets based on projections of anticipated future cash flows, including future profitability assessments of various manufacturing sites when events and circumstances warrant such a review. We estimate cash flows and fair value using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments and review of appraisals. The key factors which impact our estimates are (1) future production estimates; (2) customer preferences and decisions; (3) product pricing; (4) manufacturing and material cost estimates; and (5) product life / business retention. Any differences in actual results from the estimates could result in fair values different from the estimated fair values, which could materially impact our future results of operations and financial condition. We believe that the projections of anticipated future cash flows and fair value assumptions are reasonable; however, changes in assumptions underlying these estimates could affect our valuations.

Inventories

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, including direct material costs and direct and indirect manufacturing costs. Refer to “Note 4. Inventories” to the audited consolidated financial statements included herein. Obsolete inventory is identified based on analysis of inventory for known obsolescence issues, and, as of December 31, 2011, the market value of inventory on hand in excess of one year’s supply is generally fully-reserved.

From time to time, payments may be received from suppliers. These payments from suppliers are recognized as a reduction of the cost of the material acquired during the period to which the payments relate. In some instances, supplier rebates are received in conjunction with or concurrent with the negotiation of future purchase agreements and these amounts are amortized over the prospective agreement period.

Income Taxes

Deferred tax assets and liabilities reflect temporary differences between the amount of assets and liabilities for financial and tax reporting purposes. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is recorded to reduce our deferred tax assets to the amount that is more likely than not to be realized. Changes in tax laws or accounting standards and methods may affect recorded deferred taxes in future periods.

When establishing a valuation allowance, we consider future sources of taxable income such as “future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards” and “tax planning strategies.” A tax planning strategy is defined as “an action that: is prudent and feasible; an enterprise ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused; and would result in realization of deferred tax assets.” In the event we determine the deferred tax assets will not be realized in the future, the valuation adjustment to the deferred tax assets will be charged to earnings in the period in which we make such a determination. The valuation of deferred tax assets requires judgment and accounting for the deferred tax effect of events that have been recorded in the financial statements or in tax returns and our future projected profitability. Changes in our estimates, due to unforeseen events or otherwise, could have a material impact on our financial condition and results of operations.

We calculate our current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed returns are recorded when identified. The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities. Our estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time. We use a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. We record a liability for the difference between the benefit recognized and measured and tax position taken or expected to be taken on our tax return. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. We report tax-related interest and penalties as a component of income tax expense. We do not believe there is a reasonable likelihood that there will be a material change in the tax related balances or valuation allowance balances. However, due to the complexity of some of these uncertainties, the ultimate resolution may be materially different from the current estimate. Refer to “Note 15. Income Taxes” to the audited consolidated financial statements included herein for additional information.

Fair Value Measurement of Derivative Instruments

In determining the fair value of our derivatives, we utilize valuation techniques as prescribed by FASB ASC 820-10, Fair Value Measurements and Disclosures, and also prioritize the use of observable inputs. The availability of observable inputs varies amongst derivatives and depends on the type of derivative and how actively traded the derivative is. For many of our derivatives, the valuation does not require significant management judgment as the valuation inputs are readily observable in the market. For other derivatives, however, valuation inputs are not as readily observable in the market, and significant management judgment may be required.

All derivative instruments are required to be reported on the balance sheet at fair value unless the transactions qualify and are designated as normal purchases or sales. Changes in fair value are reported currently through earnings unless they meet hedge accounting criteria. Our derivative exposures are with counterparties with long-term investment grade credit ratings. We estimate the fair value of our derivative contracts using an income approach based on valuation techniques to convert future amounts to a single, discounted amount. Estimates of the fair value of foreign currency and commodity derivative instruments are determined using exchange traded prices and rates. We also consider the risk of non-performance in the estimation of fair value, and include an adjustment for non-performance risk in the measure of fair value of derivative instruments. The non-performance risk adjustment reflects the full credit default spread (“CDS”) applied to the net commodity and foreign currency exposures by counterparty. When we are in a net derivative asset position, the counterparty CDS rates are applied to the net derivative asset position. When we are in a net derivative liability position, estimates of peer companies’ CDS rates are applied to the net derivative liability position.

In certain instances where market data is not available, we use management judgment to develop assumptions that are used to determine fair value. This could include situations of market illiquidity for a particular currency or commodity or where observable market data may be limited. In those situations, we generally survey investment banks and/or brokers and utilize the surveyed prices and rates in estimating fair value.

As of December 31, 2011 and 2010, we were in a net derivative liability position of $65 million and asset position of $76 million, respectively, and there were no adjustments recorded for nonperformance risk based on the application of peer companies’ CDS rates and because Delphi’s exposures were to counterparties with investment grade credit ratings. Refer to “Note 17. Fair Value of Financial Instruments, Derivatives and Hedging Activities” to the audited consolidated financial statements included herein for more information.

Share-Based Compensation

We expense the estimated fair value of the Value Creation Plan (as defined and further discussed in “Note 21. Share-Based Compensation” to the audited consolidated financial statements included herein), a long-term incentive plan for key employees. Estimating the fair value for share-based payments requires us to make assumptions regarding the nature of the payout of the award as well as changes in our stock price during the post- initial public offering period. Any differences in actual results from management’s estimates could result in fair values different from estimated fair values, which could materially impact our future results of operations and financial condition. The following highlights the sensitivity to changes in our stock price:

Change in Estimate of Stock Price	Impact on 2012 Operating Expense
+10%	+ $9 million
-10%	- $9 million

The fair market value of the Class E-1 Interests (as defined and further discussed in “Note 21. Share-Based Compensation” to the audited consolidated financial statements included herein) was estimated based on a contemporaneous valuation performed by an independent valuation specialist, utilizing generally accepted valuation approaches. Under certain conditions with respect to our initial public offering or a change in control, as defined in the Board of Managers 2010 Class E-1 Interest Incentive Plan, any interests that had not yet vested would immediately become vested. Approximately $8 million was recognized as a charge to compensation expense since the criteria for immediate vesting was met with respect to the completion of our initial public offering on November 22, 2011.

Refer to “Note 21. Share-Based Compensation” to the audited consolidated financial statements included herein for additional information.

Recently Issued Accounting Pronouncements

Refer to “Note 2. Significant Accounting Policies” to the unaudited consolidated financial statements included herein for a complete description of recent accounting standards which we have not yet been required to implement which may be applicable to our operations. Additionally the significant accounting standards that have been adopted during the year ended December 31, 2011 are described.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks from changes in currency exchange rates and certain commodity prices. In order to manage these risks, we operate a centralized risk management program that consists of entering into a variety of derivative contracts with the intent of mitigating our risk to fluctuations in currency exchange rates and commodity prices. We do not enter into derivative transactions for speculative or trading purposes.

A discussion of our accounting policies for derivative instruments is included in “Note 2. Significant Accounting Policies” to the audited consolidated financial statements included herein and further disclosure is provided in “Note 17. Fair Value of Financial Instruments, Derivatives and Hedging Activities” to the audited consolidated financial statements included herein. We maintain risk management control systems to monitor exchange and commodity risks and related hedge positions. Positions are monitored using a variety of analytical techniques including market value and sensitivity analysis. The following analyses are based on sensitivity tests, which assume instantaneous, parallel shifts in currency exchange rates and commodity prices. For options and instruments with non-linear returns, appropriate models are utilized to determine the impact of shifts in rates and prices. Currently, we do not have any options or instruments with non-linear returns.

We have currency exposures related to buying, selling and financing in currencies other than the local currencies in which we operate. Historically, we have reduced our exposure through financial instruments (hedges) that provide offsets or limits to our exposures, which are opposite to the underlying transactions. We also face an inherent business risk of exposure to commodity prices risks, and have historically offset our exposure, particularly to changes in the price of various non-ferrous metals used in our manufacturing operations, through fixed price purchase agreements, commodity swaps and option contracts. We continue to manage our exposures to changes in currency rates and commodity prices using these derivative instruments.

Currency Exchange Rate Risk

Currency exposures may impact future earnings and/or operating cash flows. In some instances, we choose to reduce our exposures through financial instruments (hedges) that provide offsets or limits to our exposures. Currently our most significant currency exposures relate to the Mexican Peso, Euro, Chinese Yuan (Renminbi), Turkish Lira, Romanian New Leu, Brazilian Real and Great Britain Pound. As of December 31, 2011 the net fair value asset of all financial instruments, including hedges and underlying transactions, with exposure to currency risk was approximately $844 million and the net fair value asset at December 31, 2010 was $794 million. The potential loss or gain in fair value for such financial instruments from a hypothetical 10% adverse or favorable change in quoted currency exchange rates would be approximately $148 million and $137 million at December 31, 2011 and 2010, respectively. The impact of a 10% change in rates on fair value differs from a 10% change in the net fair value asset due to the existence of hedges. The model assumes a parallel shift in currency exchange rates; however, currency exchange rates rarely move in the same direction. The assumption that currency exchange rates change in a parallel fashion may overstate the impact of changing currency exchange rates on assets and liabilities denominated in currencies other than the U.S. dollar.

Commodity Price Risk

Commodity swaps/average rate forward contracts are executed to offset a portion of our exposure to the potential change in prices mainly for various non-ferrous metals used in the manufacturing of automotive components. The net fair value of our contracts was a liability of approximately $27 million and an asset of approximately $48 million at December 31, 2011 and 2010, respectively. If the price of the commodities that are being hedged by our commodity swaps/average rate forward contracts changed adversely or favorably by 10%, the fair value of our commodity swaps/average rate forward contracts would decrease or increase by $26 million and $24 million at December 31, 2011 and 2010, respectively. The changes in the net fair value liability differ from 10% of those balances due to the relative differences between the underlying commodity prices and the prices in place in our commodity swaps/average rate forward contracts. These amounts exclude the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

Interest Rate Risk

Our exposure to market risk associated with changes in interest rates relates primarily to our debt obligations. As of December 31, 2011, we had approximately $1 billion of floating rate debt principally related to the Credit Agreement. The Credit Agreement carries an interest rate, at our option, of either (a) the ABR plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 1.50% per annum or (ii) with respect to the Tranche B Term Loan, 1.50% per annum, or (b) LIBOR plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 2.50% per annum or (ii) with respect to the Tranche B Term Loan, 2.50% per annum. The Tranche B Term Loan includes a LIBOR floor of 1.00%. The interest rate period with respect to the LIBOR interest rate option can be set at one-, two-, three-, or six-months as selected by us in accordance with the terms of the Credit Agreement (or other period as may be agreed by the applicable lenders), but payable no less than quarterly. We may elect to change the selected interest rate over the term of the Credit Facilities in accordance with the provisions of the Credit Agreement. The applicable interest rates listed above for the Revolving Credit Facility and the Tranche A Term Loan may increase or decrease from time to time by 0.25% based on changes to our corporate credit ratings. Accordingly, the interest rate will fluctuate during the term of the Credit Agreement based on changes in the Alternate Base Rate, LIBOR or future changes in our corporate credit ratings.

The table below indicates interest rate sensitivity on interest expense to floating rate debt based on amounts outstanding as of December 31, 2011.

	Tranche A Term Loan	Tranche B Term Loan
Change in Rate	(impact to annual interest expense in millions)
25 bps decrease	-$1	-$2	*
25 bps increase	+$1	+$2

*	LIBOR floor of 1.00% prohibits a 25 basis point reduction at current LIBOR levels.

BUSINESS

We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers, and our customers include 24 of the 25 largest automotive OEMs in the world. We operate 114 major manufacturing facilities and 15 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. We have a presence in 30 countries and have over 17,000 scientists, engineers and technicians focused on developing market relevant product solutions for our customers. In line with the growth in emerging markets, we have been increasing our focus on these markets, particularly China, where we have a major manufacturing base and strong customer relationships.

Our History

In October 2005, the Predecessor and certain of its United States (“U.S.”) subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Collectively, the Debtors’ October 2005 filings are herein referred to as the “Chapter 11 Filings.” On July 30, 2009, the Bankruptcy Court approved modifications to the First Amended Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (As Modified) (the “Modified Plan”), which incorporated the master disposition agreement among the Predecessor, GM Component Holdings LLC, Motors Liquidation Company (“Old GM”), GM and DIP Holdco 3, LLC, for the sale and purchase of substantially all of the Predecessor’s businesses. On October 6, 2009 (the “Acquisition Date”) the Predecessor emerged from chapter 11 in accordance with the Modified Plan. Through the Acquisition Date, the Debtors operated their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Predecessor’s non-U.S. subsidiaries were not included in the Chapter 11 Filings, continued their business operations without supervision from the Bankruptcy Court and were not subject to the requirements of the Bankruptcy Code.

On August 19, 2009, Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales, was formed for the purpose of acquiring certain assets and subsidiaries of the Predecessor, as discussed below.

On the Acquisition Date, the Predecessor (i) consummated the transactions contemplated by the Modified Plan and (ii) exited chapter 11 as DPH Holdings Corp. and its subsidiaries and affiliates (“DPHH”), except that two of the Predecessor’s debtor subsidiaries became subsidiaries of Delphi Automotive LLP. As a result of the Acquisition, Delphi Automotive LLP acquired the major portion of the business of the Predecessor and this business constituted the entirety of the operations of the Successor, as defined below.

On March 31, 2011, all of the outstanding Class A and Class C membership interests held by GM and the PBGC were redeemed, respectively, for approximately $4.4 billion. The redemption transaction was funded by a $3.0 billion credit facility entered into on March 31, 2011 (the “Credit Facility”) and existing cash.

On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering by the selling shareholders, all of the outstanding equity of Delphi Automotive LLP was exchanged for ordinary shares in Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC.

Our Company

We believe the automotive industry is being shaped by increasing government regulations for vehicle safety, fuel efficiency and emissions control, as well as rapidly increasing consumer demand for connectivity. These industry mega trends, which we refer to as “Safe,” “Green” and “Connected,” are driving higher growth in products that address these trends than growth in the automotive industry overall. We have organized our business into four diversified segments, which enable us to develop solutions and manufacture highly-engineered products that enable our customers to respond to these mega trends:

•

Electrical /Electronic Architecture—This segment provides complete design of the vehicle’s electrical architecture, including connectors, wiring assemblies and harnesses, electrical centers and hybrid high voltage and safety distribution systems. Our products provide the critical electrical and electronics backbone that supports increased vehicle content and electrification, reduced emissions and higher fuel economy through weight savings.

•

Powertrain Systems—This segment provides systems integration of full end-to-end gasoline and diesel engine management systems including fuel handling, fuel injection, combustion, electronic controls, test and validation capabilities, diesel and automotive aftermarket, and original equipment services. We design solutions to optimize powertrain power and performance while helping our customers meet new emissions and fuel economy regulations.

•

Electronics and Safety—This segment provides critical components, systems and advanced software for passenger safety, security, comfort and infotainment, as well as vehicle operation, including body controls, reception systems, infotainment and connectivity systems, hybrid vehicle power electronics, passive and active safety electronics, displays and mechatronics. Our products integrate and optimize electronic content, which improves fuel economy, reduces emissions, increases safety and provides occupant infotainment and connectivity.

•

Thermal Systems—This segment provides powertrain cooling and heating, ventilating and air conditioning (“HVAC”) systems, such as compressors, systems and controls, and heat exchangers for the vehicle markets. Our products improve the efficiency by which the powertrain and cabin temperatures are managed, which are critical factors in achieving increased fuel economy and reduced emissions.

Financial Information about Business Segments

We operate our core business along four operating segments, which are grouped on the basis of similar product, market, and operating factors.

Net Sales by Segment

	Successor						Predecessor
	Year Ended December 31, 2011		Year Ended December 31, 2010		Period from August 19 to December 31, 2009		Period from January 1 to October 6, 2009
	Net sales	% of Total	Net sales	% of Total	Net sales	% of Total	Net sales	% of Total
	(in millions excluding percentages)						(in millions excluding percentages)
Electrical/Electronic Architecture	$6,642	41%	$5,620	41%	$1,325	39%	$2,970	36%
Powertrain Systems	4,970	31%	4,086	29%	957	28%	2,667	32%
Electronics and Safety	2,931	18%	2,721	20%	761	22%	1,801	21%
Thermal Systems	1,755	11%	1,603	12%	365	11%	1,008	12%
Eliminations and Other	(257)	(1)%	(213)	(2)%	13	0%	(112)	(1)%

Total	$16,041		$13,817		$3,421		$8,334

Refer to Results of Operations by Segment in “Management’s Discussion and Analysis” and “Note 23. Segment Reporting” of the notes to the consolidated financial statements, included in this prospectus for further financial information about business segments.

Our business is diversified across end-markets, regions, customers, vehicle platforms and products. Our customer base includes 24 of the 25 largest automotive OEMs in the world, and, in 2011, 23% of our net sales came from emerging markets (Asia Pacific and South America). Our six largest platforms in 2011 were with six different OEMs. In addition, in 2011 our products were found in 17 of the 20 top-selling vehicle models in the United States, in all of the 20 top-selling vehicle models in Europe and in 13 of the 20 top-selling vehicle models in China. We have further diversified our business by increasing our sales in the commercial vehicle market, which is typically on a different business cycle than the light vehicle market and has grown to 8% of our 2011 net sales. In addition, approximately 7% of our 2011 net sales were to the aftermarket, which meets the ongoing need for replacement parts required for vehicle servicing.

We have established a worldwide design and manufacturing footprint with a regional service model that enables us to efficiently and effectively serve our global customers from low cost countries. This regional model is structured primarily to service the North American market from Mexico, the South American market from Brazil, the European market from Eastern Europe and North Africa, and the Asia Pacific market from China. Our global scale and regional service model enables us to engineer globally and execute regionally to serve the largest OEMs, which are seeking suppliers that can serve them on a worldwide basis. Our footprint also enables us to adapt to the regional design variations the global OEMs require and serve the emerging market OEMs.

Our Industry

The automotive parts industry provides components, systems, subsystems and modules to OEMs for the manufacture of new vehicles, as well as to the aftermarket for use as replacement parts for current production and older vehicles. Overall, we expect long-term growth of vehicle sales and production in the OEM market. In 2010 and 2011, the industry has seen increased customer sales and production schedules, and an improved sales mix with greater per vehicle content. However, current OEM production volumes in North America and Western Europe remain substantially lower than OEM production volumes prior to the disruptions that the economic and credit markets experienced in 2008 and 2009. Demand for automotive parts in the OEM market is generally a function of the number of new vehicles produced, which is primarily driven by macro-economic factors such as credit availability, interest rates, fuel prices, consumer confidence, employment and other trends. Although OEM demand is tied to actual vehicle production, participants in the automotive parts industry also have the opportunity to grow through increasing product content per vehicle by further penetrating business with existing customers and in existing markets, gaining new customers and increasing their presence in global markets. We believe that as a company with a global presence and advanced technology, engineering, manufacturing and customer support capabilities, we are well-positioned to benefit from these opportunities.

We believe that continuously increasing demands of society have created the emergence of three “mega trends” that will serve as the basis for the next wave of market-driven technology advancement. Our challenge is to continue developing leading edge technology focused on addressing these mega trends, and apply that technology toward products with sustainable margins that enable our customers, both OEMs and others, to produce distinctive market-leading products. We have identified a core portfolio of products that draw on our technical strengths and align with these “mega trends” where we believe we can provide differentiation to our automotive, commercial vehicle and aftermarket customers.

Safe. The first mega-trend, “Safe,” represents technologies aimed not just at protecting vehicle occupants when a crash occurs, but those that actually proactively reduce the risk of a crash occurring. OEMs continue to focus on improving occupant and pedestrian safety in order to meet increasingly stringent regulatory requirements in various markets, such as the recent proposal by the U.S. National Highway Traffic Safety Administration to mandate rear view cameras in all vehicles by 2014. As a result, suppliers are focused on developing technologies aimed at protecting vehicle occupants when a crash occurs, as well as those that proactively mitigate the risk of a crash occurring. Examples of new and alternative technologies are lane departure warning systems and collision avoidance technologies, which incorporate sophisticated electronics and advanced software.

Green. The second mega-trend, “Green,” represents technologies designed to help reduce emissions, increase fuel economy and minimize the environmental impact of vehicles. Green is a key mega-trend today because of the convergence of several issues: climate change, higher oil prices, increased concern about oil dependence and recent and pending legislation in the U.S. and overseas regarding fuel economy and carbon dioxide emissions. OEMs continue to focus on improving fuel efficiency and reducing emissions in order to meet increasingly stringent regulatory requirements in various markets. On a worldwide basis, the relevant authorities in the European Union, the United States, China, India, Japan, Brazil, South Korea and Argentina have already instituted regulations requiring further reductions in emissions and/or increased fuel economy through 2016. In many cases, the same authorities have initiated legislation that would further tighten the standards through 2020 and beyond. Based on proposed European legislation, we believe OEMs may be required to reduce fleet average CO2 emissions for passenger cars by approximately 20% from 120 grams/kilometer, or approximately 194 grams/mile, in 2012 to 95 grams/kilometer, or approximately 153 grams/mile, by 2020. Based on the current regulatory environment, we believe that OEMs in other parts of the world, including the U.S. and China, will be subject to even greater reductions in CO2 emissions from their current levels over the next ten years. These standards will require meaningful innovation as OEMs and suppliers are forced to find ways to improve thermal management, engine management, electrical power consumption, vehicle weight and integration of alternative powertrains (e.g., electric/hybrid engines). As a result, suppliers are developing innovations that result in significant improvements in fuel economy, emissions and performance from gasoline and diesel internal combustion engines. At the same time, suppliers are also developing and marketing new and alternative technologies that support hybrid vehicles, electric vehicles and fuel cell products to improve fuel economy and emissions.

Connected. The third mega-trend, “Connected,” represents technologies designed to seamlessly integrate the highly complex electronic world in which automotive consumers live into the cars they drive, so that time in a vehicle is more productive and enjoyable. The technology content of vehicles continues to increase as consumers demand greater safety, personalization, infotainment, productivity and convenience while driving. Advanced technologies offering mobile voice and data communication, while minimizing driver distraction such as those used in our mobile electronics products coupled with global positioning systems and in-vehicle infotainment will continue to grow in importance and be key products in the transportation industry.

We expect these mega trends to create growth and opportunity for us. We believe we are well-positioned to provide solutions and products to OEMs to expand the electronic and technological content of their vehicles. We believe electronics integration, which generally refers to products that combine integrated circuits, software algorithms, sensor technologies and mechanical components within the vehicle will allow OEMs to achieve substantial reductions in weight and mechanical complexity, resulting in easier assembly, enhanced fuel economy, improved emissions control and better vehicle performance.

Standardization of Sourcing by OEMs

Many OEMs are adopting global vehicle platforms to increase standardization, reduce per unit cost and increase capital efficiency and profitability. As a result, OEMs are selecting suppliers that have the capability to manufacture products on a worldwide basis as well as the flexibility to adapt to regional variations. Suppliers with global scale and strong design, engineering and manufacturing capabilities, are best positioned to benefit from this trend. OEMs are also increasingly looking to their suppliers to simplify vehicle design and assembly processes to reduce costs. As a result, suppliers that sell vehicle components directly to manufacturers (Tier I suppliers) have assumed many of the design, engineering, research and development and assembly functions traditionally performed by vehicle manufacturers. Suppliers that can provide fully-engineered solutions, systems and pre-assembled combinations of component parts are positioned to leverage the trend toward system sourcing.

Shorter Product Development Cycles

As a result of government regulations and customer preferences, OEMs are requiring suppliers to respond faster with new designs and product innovations. While these trends are more prevalent in mature markets, the emerging markets are advancing rapidly towards the regulatory standards and consumer preferences of the more mature markets. Suppliers with strong technologies, robust global engineering and development capabilities will be best positioned to meet the OEM demands for rapid innovation.

Products

Our organizational structure and management reporting support the management of these core product lines:

Electrical/Electronic Architecture. This segment offers complete electrical and electronic architectures for our customer-specific needs that help reduce production cost, weight and mass, and improve reliability and ease of assembly.

•	High quality connectors are engineered primarily for use in the automotive and related markets, but also have applications in the aerospace, military and telematics sectors.

•

Electrical centers provide centralized electrical power and signal distribution and all of the associated circuit protection and switching devices, thereby optimizing the overall vehicle electrical system.

•

Distribution systems, including hybrid high voltage and safety systems, are integrated into one optimized vehicle electrical system that can utilize smaller cable and gauge sizes and ultra-thin wall insulation (which product line makes up approximately 35% of our total revenue for the year ended December 31, 2011).

Powertrain Systems. This segment offers high quality products for complete engine management systems (“EMS”) and other products to help optimize performance, emissions and fuel economy.

•

The gasoline EMS portfolio features fuel injection and air/fuel control, valvetrain, ignition, sensors and actuators, transmission control products, and powertrain electronic control modules with software, algorithms and calibration.

•	The diesel EMS product line offers high quality common rail fuel and air injection system technologies.

•

The Powertrain Systems segment also supplies integrated fuel handling systems for gasoline, diesel, flexfuel and biofuel configurations, and innovative evaporative emissions systems that are recognized as industry-leading technologies.

We also include diesel and automotive aftermarket and original equipment service in the Powertrain Systems segment.

Electronics and Safety. This segment offers a wide range of electronic and safety equipment in the areas of controls, security, infotainment, communications, safety systems and power electronics.

•	Electronic controls products primarily consist of body computers and security systems.

•	Infotainment and driver interface portfolio primarily consists of receivers, advanced reception systems, digital receivers, satellite audio receivers, navigation systems, displays and mechatronics.

•	Passive and active safety electronics primarily includes occupant detection systems, collision warning systems, advanced cruise control technologies and collision sensing.

•	Electric and hybrid electric vehicle power electronics comprises power modules, inverters and converters and battery packs.

Thermal Systems. This segment offers energy efficient thermal system and component solutions for the automotive market and continues to develop applications for the non-automotive market. Our Automotive Thermal Products are designed to meet customers’ needs for powertrain thermal management and cabin thermal comfort (climate control).

•	Main powertrain cooling products include condenser, radiator, fan module and charge air cooling heat exchangers assemblies.

•	Climate control portfolio includes HVAC modules, with evaporator and heater core components, air conditioning compressors and controls.

Competition

Although the overall number of our top competitors has decreased due to ongoing industry consolidation, the automotive parts industry remains extremely competitive. OEMs rigorously evaluate suppliers on the basis of product quality, price, reliability and timeliness of delivery, product design capability, technical expertise and development capability, new product innovation, financial viability, application of lean principles, operational flexibility, customer service and overall management. In addition, our customers generally require that we demonstrate improved efficiencies, through cost reductions and/or price improvement, on a year-over-year basis.

Our competitors in each of our operating segments are as follows:

Segment	Competitors
Electrical/Electronic Architecture	• FCI SA

• Lear Corporation

• Leoni AG

• Molex Inc.

•TE Connectivity, Ltd. (formerly Tyco International, Ltd.)

• Sumitomo Corporation

• Yazaki Corporation

Powertrain Systems	• BorgWarner Inc.

• Bosch Group

• Continental AG

• Denso Corporation

• Hitachi, Ltd.

• Magneti Marelli S.p.A.

Electronics and Safety	• Aisin Seiki Co., Ltd.

• Autoliv AB

• Bosch Group

• Continental AG

• Denso Corporation

• Harman International Industries

• Panasonic Corporation

Thermal Systems	• Denso Corporation

• MAHLE Behr Industry

• Sanden Corporation

• Valeo Inc.

• Visteon Corporation

Customers

We sell our products and services to the major global OEMs in every region of the world. We also sell our products to the worldwide aftermarket for replacement parts, including the aftermarket operations of our OEM customers and to other distributors and retailers. The following table provides the percentage of net sales to our largest customers for the year ended December 31, 2011:

Customer	% of our revenue
GM	19%
VW	9%
Ford	7%
Daimler	7%
PSA	5%
Shanghai General Motors Company Limited	5%
Renault S.A	5%
Fiat Group Automobiles S.p.A	3%
Toyota Motor Corporation	3%
Geely Automobile Holdings Limited	2%

Supply Relationships with Our Customers

We typically supply products to our OEM customers through purchase orders, which are generally governed by general terms and conditions established by each OEM. Although the terms and conditions vary from customer to customer, they typically contemplate a relationship under which our customers place orders for their requirements of specific components supplied for particular vehicles. These relationships typically extend over the life of the related vehicle. Prices are negotiated with respect to each purchase order, which may be subject to adjustments under certain circumstances, such as commodity or foreign exchange escalation/de-escalation clauses or for cost reductions achieved by us. In most instances our OEM customers agree to purchase their requirements for specific products but are not required to purchase any minimum amount of products from us. The terms and conditions typically provide that we are subject to a warranty on the products supplied; in most cases, the duration of such warranty is coterminous with the warranty offered by the OEM to the end-user of the vehicle. We may also be obligated to share in all or a part of recall costs if the OEM recalls its vehicles for defects attributable to our products.

Individual purchase orders are terminable for cause or non-performance and, in most cases, upon our insolvency and certain change of control events. In addition, many of our OEM customers have the option to terminate for convenience, which permits our customers to impose pressure on pricing during the life of the vehicle program, and have the ability to issue purchase contracts for less than the duration of the vehicle program, which potentially reduces our profit margins and increases the risk of our losing future sales under those purchase contracts. Additionally, our largest customer, GM, expressly reserves a right to terminate for competitiveness on certain of our long-term supply contracts. We manufacture and ship based on customer release schedules, normally provided on a weekly basis, which can vary due to cyclical automobile production or dealer inventory levels.

Although customer programs typically extend to future periods, and although there is an expectation that we will supply certain levels of OEM production during such future periods, customer agreements including applicable terms and conditions do not necessarily constitute firm orders. Firm orders are generally limited to specific and authorized customer purchase order releases placed with our manufacturing and distribution centers for actual production and order fulfillment. Firm orders are typically fulfilled as promptly as possible from the conversion of available raw materials, sub-components and work-in-process inventory for OEM orders and from current on-hand finished goods inventory for aftermarket orders. The dollar amount of such purchase order releases on hand and not processed at any point in time is not believed to be significant based upon the timeframe involved.

Our Global Operations

Information concerning principal geographic areas for our continuing operations is set forth below. Net sales data reflects the manufacturing location for the years ended December 31, 2011 and 2010, the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009. Net property data is as of December 31, 2011, 2010 and 2009.

	Successor						Predecessor
	Year ended December 31, 2011		Year ended December 31, 2010		Period from August 19 to December 31, 2009		Period from January 1 to October 6, 2009
	(in millions)						(in millions)
	Net Sales	Net Property (1)	Net Sales	Net Property (1)	Net Sales	Net Property (1)	Net Sales
United States	$4,993	$506	$4,529	$417	$1,083	$430	$3,107
Other North America	118	129	76	134	16	109	24
Europe, Middle East & Africa (2)	7,264	1,107	5,892	1,045	1,448	1,047	3,330
Asia Pacific	2,464	422	2,177	325	590	272	1,223
South America	1,202	151	1,143	146	284	102	650

Total	$16,041	$2,315	$13,817	$2,067	$3,421	$1,960	$8,334

(1)	Net property data represents property, plant and equipment, net of accumulated depreciation.
(2)	Includes our country of domicile, Jersey, and the country of our principal executive offices, the United Kingdom. We had no sales in Jersey in any period. We had net sales of $866 million, $690 million, $159 million, and $394 million in the United Kingdom for the years ended December 31, 2011 and 2010, the period from August 19 to December 31, 2009, the period from January 1 to October 6, 2009, respectively. We had net property in the United Kingdom of $138 million, $137 million, and $141 million as of December 31, 2011, 2010 and 2009, respectively.

Research, Development and Intellectual Property

We maintain technical engineering centers in major regions of the world to develop and provide advanced products, processes and manufacturing support for all of our manufacturing sites, and to provide our customers with local engineering capabilities and design development on a global basis. As of December 31, 2011, we employed over 17,000 scientists, engineers and technicians around the world. Total expenditures for research and development activities, which include engineering, were approximately $1.2 billion, $1.0 billion, $0.3 billion, and $1.0 billion for the years ended December 31, 2011 and 2010, the period from August 19 to December 31, 2009, and the period from January 1 to October 6, 2009, respectively. Each year we share some engineering expenses with OEMs and government agencies. While this amount varies from year-to-year, it is generally in the range of 20% to 25% of engineering expenses.

We believe that our engineering and technical expertise, together with our emphasis on continuing research and development, allow us to use the latest technologies, materials and processes to solve problems for our customers and to bring new, innovative products to market. We believe that continued engineering activities are critical to maintaining our pipeline of technologically advanced products. Given our strong financial discipline, we seek to effectively manage fixed costs and efficiently rationalize capital spending by critically evaluating the profit potential of new and existing customer programs, including investment in innovation and technology. We maintain our engineering activities around our focused product portfolio and allocate our capital and resources to those products with distinctive technologies. We expect expenditures for engineering activities to be approximately $1.2 billion for the year ended December 31, 2012.

We maintain a large portfolio of patents in the operation of our business. While no individual patent or group of patents, taken alone, is considered material to our business, taken in the aggregate, these patents provide meaningful protection for our products and technical innovations. Similarly, while our trademarks (particularly those protecting the Delphi brand) are important to identify our position in the industry, we do not believe that any of these are individually material to our business. We are actively pursuing marketing opportunities to commercialize and license our technology to both automotive and non-automotive industries and we have selectively taken licenses from others to support our business interests. These activities foster optimization of intellectual property rights.

Materials

We procure our raw materials from a variety of suppliers around the world. Generally, we seek to obtain materials in the region in which our products are manufactured in order to minimize transportation and other costs. The most significant raw materials we use to manufacture our products include aluminum, copper and resins. As of December 31, 2011, we have not experienced any significant shortages of raw materials and normally do not carry inventories of such raw materials in excess of those reasonably required to meet our production and shipping schedules.

Commodity cost volatility, most notably related to copper, aluminum, petroleum-based resin products and fuel is a challenge for us and our industry. We are continually seeking to manage these and other material-related cost pressures using a combination of strategies, including working with our suppliers to mitigate costs, seeking alternative product designs and material specifications, combining our purchase requirements with our customers and/or suppliers, changing suppliers, hedging of certain commodities and other means. In the case of copper, which primarily affects our Electrical/Electronic Architecture segment, and aluminum, which primarily affects our Thermal segment, contract escalation clauses have enabled us to pass on some of the price increases to our customers and thereby partially offset the impact of increased commodity costs on operating income for the related products. However, other than in the case of copper and aluminum, our overall success in passing commodity cost increases on to our customers has been limited. We will continue our efforts to pass market- driven commodity cost increases to our customers in an effort to mitigate all or some of the adverse earnings impacts, including by seeking to renegotiate terms as contracts with our customers expire.

Seasonality

Our business is moderately seasonal, as our primary North American customers historically halt operations for approximately two weeks in July and approximately one week in December. Our European customers generally reduce production during the months of July and August and for one week in December. Shut-down periods in the rest of the world generally vary by country. In addition, automotive production is traditionally reduced in the months of July, August and September due to the launch of parts production for new vehicle models. Accordingly, our results reflect this seasonality.

Employees

As of December 31, 2011, we employed approximately 104,000 people (5,000 in the U.S., and 99,000 outside of the U.S.): 24,000 salaried employees and 80,000 hourly employees. In addition, we maintain an alternative workforce of 39,000 contract and temporary workers. Our employees are represented worldwide by numerous unions and works councils, including the IUE-CWA, the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and its Local Union 87L (together, the “USW”), and Confederacion De Trabajadores Mexicanos. In the U.S., our employees are represented by only the IUE-CWA and the USW, with which we have competitive wage and benefit packages.

Environmental Compliance

We are subject to the requirements of U.S. federal, state and local, and non-U.S., environmental and safety and health laws and regulations. These include laws regulating air emissions, water discharge, hazardous materials and waste management. We have an environmental management structure designed to facilitate and support our compliance with these requirements globally. Although it is our intent to comply with all such requirements and regulations, we cannot provide assurance that we are at all times in compliance. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure that environmental requirements will not change or become more stringent over time or that our eventual environmental costs and liabilities will not be material.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. In addition to clean-up actions brought by U.S. federal, state, local and non-U.S. agencies, plaintiffs could raise personal injury or other private claims due to the presence of hazardous substances on or from a property. We are currently in the process of investigating and cleaning up some of our current or former sites. In addition, there may be soil or groundwater contamination at several of our properties resulting from historical, ongoing or nearby activities.

At December 31, 2011, December 31, 2010 and December 31, 2009, the reserve for environmental investigation and remediation was approximately $22 million, $23 million and $21 million, respectively, of which $7 million, $8 million and $5 million, respectively, related to sites within the U.S. We cannot ensure that our eventual environmental remediation costs and liabilities will not exceed the amount of our current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, our results of operations could be materially affected.

Properties

As of December 31, 2011, we owned or leased 114 major manufacturing sites and 15 major technical centers in 30 countries. A manufacturing site may include multiple plants and may be wholly or partially owned or leased. We also have many smaller manufacturing sites, sales offices, warehouses, engineering centers, joint ventures and other investments strategically located throughout the world. The following table shows the regional distribution of our major manufacturing sites by the operating segment that uses such facilities:

	North America	Europe, Middle East & Africa	Asia Pacific	South America	Total
Electrical/Electronic Architecture	26	17	13	6	62
Powertrain Systems	4	10	5	2	21
Electronics and Safety	3	10	3	1	17
Thermal Systems	5	4	4	1	14

Total	38	41	25	10	114

In addition to these manufacturing sites, we had 15 major technical centers: five in North America; five in Europe, Middle East and Africa; four in Asia Pacific; and one in South America.

Of our 114 major manufacturing sites and 15 major technical centers, which include facilities owned or leased by our consolidated subsidiaries, 71 are primarily owned and 58 are primarily leased.

Delphi operates administrative offices in Troy, Michigan. We also maintain regional offices in Sao Paulo, Brazil; Shanghai, China; and Bascharage, Luxembourg.

We frequently review our real estate portfolio and develop footprint strategies to support our customers’ global plans, while at the same time supporting our technical needs and controlling operating expenses. We believe our evolving portfolio will meet current and anticipated future needs.

Legal Proceedings

We are from time to time subject to various legal actions and claims incidental to our business, including those arising out of alleged defects, breach of contracts, product warranties, intellectual property matters, and employment-related matters. It is our opinion that the outcome of such matters will not have a material adverse impact on our consolidated financial position, results of operations, or cash flows. With respect to warranty matters, although we cannot ensure that the future costs of warranty claims by customers will not be material, we believe our established reserves are adequate to cover potential warranty settlements. However, the final amounts required to resolve these matters could differ materially from our recorded estimates.

European Union Antitrust Investigation

We have received requests for information from antitrust authorities at the European Commission seeking information about alleged conduct by us in connection with an investigation of automotive parts suppliers concerning possible violations of antitrust laws related to the supply of wire harnesses to vehicle manufacturers. We are cooperating fully with the European authorities. Investigations of this nature often continue for several years and may result in fines imposed by the European authorities. Any fine could result in a material adverse impact on our operating results and cash flows. However, at this time, we are unable to estimate any reasonably possible range of loss that may ultimately result from this investigation. No accrual for this matter has been recorded as of December 31, 2011.

Class Action Antitrust Litigation

A number of class action complaints have been filed in various U.S. federal district courts alleging that several wire harness manufacturers, including us, have violated U.S. antitrust laws. These complaints allege that consumers overpaid for their vehicles as a result of the alleged conduct of the wire harness manufacturers. At this time, we believe that the allegations contained in the complaints are without merit with regard to us and we intend to vigorously defend against the allegations set forth in the complaints. No accruals for these matters have been recorded as of December 31, 2011.

Unsecured Creditors Litigation

In December 2011, a complaint was filed in the Bankruptcy Court alleging that the redemption by Delphi Automotive LLP of the membership interests of GM and the PBGC, our initial public offering and a distribution by Delphi Automotive LLP in the amount of $95 million principally in respect of taxes constituted, in the aggregate, distributions to the members of Delphi Automotive LLP in excess of $7.2 billion. The complaint further alleges that such aggregate distributions obligate Delphi Automotive LLP to pay to the holders of allowed general unsecured claims against the Predecessor $32.50 for every $67.50 in excess of $7.2 billion in distributions, up to a maximum of $300 million. At this time, we believe that the allegations contained in the complaint are without merit, and we intend to vigorously contest the allegations set forth in the complaint. No accrual for this matter has been recorded as of December 31, 2011.

Warranty Matters

In 2009, we received information regarding potential warranty claims related to certain components supplied by our Powertrain segment. In March 2011, we reached a settlement with our customer related to this matter. During the three months ended March 31, 2011, we recognized an unusual warranty expense in cost of sales of approximately $76 million as a result of the settlement agreement. In April 2011, Delphi made a payment of €90 million (approximately $133 million at April 30, 2011 foreign currency rates) related to this matter.

We have recognized our best estimate for our total aggregate warranty reserves across all of our operating segments as of December 31, 2011. The estimated reasonably possible amounts to ultimately resolve all matters is not materially different from the recorded reserves.

Brazil Matters

We conduct significant business operations in Brazil that are subject to the Brazilian federal labor, social security, environmental, tax and customs laws, as well as a variety of state and local laws. While we believe that we comply with such laws, they are complex, subject to varying interpretations, and we are often engaged in litigation with government agencies regarding the application of these laws to particular circumstances. In addition, we are also a party to commercial and labor litigation with private parties. As of December 31, 2011, related claims totaling approximately $225 million (using December 31, 2011 foreign currency rates) have been asserted against us. As of December 31, 2011, we maintain accruals for these asserted claims of approximately $40 million (using December 31, 2011 foreign currency rates). The amounts accrued represent claims that are deemed probable of loss and are reasonably estimable based on our analyses and assessment of the asserted claims and prior experience with similar matters. While we believe our accruals are adequate, the final amounts required to resolve these matters could differ materially from our recorded estimates and our results of operations could be materially affected.

Romania Value Added Tax (“VAT”) Assessment

During the first quarter of 2010, as a result of a tax audit for years 2006—2008, we received a tax assessment from the Romanian tax authorities in the amount of approximately $42 million based on the taxing authority’s assessment that we underpaid its VAT (mostly on export sales) by approximately $24 million and owe accrued interest and penalties of $18 million. We filed an appeal contesting the assessment and in October 2010, the Romanian tax authorities substantially reduced the amount of the assessment and decided to re-audit us. In December 2011, the Company received $13 million from the tax authorities related to the outstanding VAT credit. As of December 31, 2011, we maintain a reserve for this contingency that is substantially less than the amount of the remaining balance under assessment. While we believe our reserve is adequate, the final amounts required to resolve this initial assessment could differ materially from our recorded estimate.

MANAGEMENT

Board of Directors

The name, age (as of March 1, 2012) and other positions with us, if any, of each person who is a member of our Board of Directors are listed below. Each member of our Board of Directors was a member of Delphi Automotive LLP’s Board of Managers immediately prior to our initial public offering, and information below as to each member’s tenure on our board reflects their tenure on Delphi Automotive LLP’s board. Each director’s address for the purposes of any communication is the address of our principal executive offices, which are located at Courtney Road, Hoath Way, Gillingham, Kent ME8 0RU, United Kingdom.

Name	Age	Position
John A. Krol	75	Chairman
Gary L. Cowger	64	Director
Nicholas M. Donofrio	66	Director
Mark P. Frissora	56	Director
Rajiv L. Gupta	66	Director
J. Randall MacDonald	63	Director
Sean O. Mahoney	49	Director
Michael McNamara	55	Director
Rodney O’Neal	58	Director; Chief Executive Officer and President
Thomas W. Sidlik	62	Director
Bernd Wiedemann	69	Director
Lawrence A. Zimmerman	69	Director

The members of the Board of Directors were selected as members of the Board of Managers of Delphi Automotive LLP based on a defined set of skills and backgrounds that were identified as critical for the Company at the time. The skills and experiences identified were automotive and non-automotive backgrounds, and strong operational, strategic, financial, technical, human capital management, and corporate governance experience.

Set forth below is a brief description of the business experience of each of the members of the Board of Directors.

John A. Krol has been Chairman since 2009. He is the former Chairman and Chief Executive Officer of E.I. du Pont de Nemours & Company. Following four years of service in the U.S. Navy, he joined Du Pont as a chemist and, following sales, marketing, manufacturing, and senior business management positions, was appointed Vice Chairman of the company in 1992, CEO in 1995, then Chairman and CEO, retiring in December 1998. Subsequently, he has served on numerous corporate boards, including J.P. Morgan, MeadWestvaco, Milliken Company, and advisory boards of Bechtel Corporation and Teijin Ltd. Mr. Krol received a B.S. and M.S. degree in chemistry from Tufts University. Mr. Krol’s wide-ranging leadership experience, including as Chairman and CEO of a global public company and numerous board and chairman assignments, brings to the Board of Directors extensive expertise in corporate governance, as well as significant operational and strategic expertise, financial management, and strategic development.

Other Directorships: Tyco International Ltd., ACE, Ltd. and Chairman of Pacolet-Milliken Enterprises, Inc.

Gary L. Cowger has been a Director since November 2009. He retired as Group Vice President of Global Manufacturing and Labor Relations for General Motors in December 2009, a position which he held since April 2005. Mr. Cowger began his career with GM in 1965 and held a range of senior leadership positions in business and operations in several countries, including President of GM North America, Chairman and Managing Director, Opel, AG, and President of GM de Mexico. In 2006, he was elected to the National Academy of Engineering and currently serves as Co-Chair of the Martin Luther King Memorial Foundation’s executive

Leadership Cabinet. He is Chairman of the Board of Trustees of Kettering University and on the Board of Trustees of the Center for Creative Studies. Through his extensive experience in the automotive industry across global markets, Mr. Cowger provides industry and operational expertise and strengthens the Board of Directors’ global perspective.

Nicholas M. Donofrio has been a Director since December 2009. He retired as Executive Vice President, Innovation & Technology at International Business Machines Corporation in October 2008. Mr. Donofrio began his career at IBM in 1964, and worked at the company for more than 40 years in various positions of increasing responsibility, including Division Director; Divisional Vice President for Advanced Workstations; General Manager, Large Scale Computing Division; and Senior Vice President, Technology & Manufacturing. Mr. Donofrio earned a B.S. from Rensselaer Polytechnic Institute and holds a Master’s degree from Syracuse University. Mr. Donofrio brings to the Board of Directors executive management skills and significant technological expertise.

Other Directorships: Advanced Micro Devices, Inc. and Bank of New York Mellon Corporation

Mark P. Frissora has been a Director since December 2009. He is Chairman and CEO of Hertz Global Holdings, Inc. Prior to joining Hertz in 2006, Mr. Frissora served as Chairman and CEO of Tenneco, Inc. from 2000. Mr. Frissora previously served for five years as a Vice President at Aeroquip-Vickers Corporation. From 1987 to 1991, he held various management positions at Philips N.V., including Director of Marketing and Director of Sales. Prior to Philips, he worked for ten years at General Electric Co. in brand management, marketing and sales. Mr. Frissora holds a B.A. degree from The Ohio State University and has completed advanced studies at both the University of Pennsylvania’s Wharton School and the Thunderbird International School of Management. Mr. Frissora contributes expertise in automotive operations, product development, marketing and sales. As the Chairman and CEO of a global public company, Mr. Frissora also contributes leadership and strategic and financial management skills.

Other Directorships: Walgreen Co., Hertz Global Holdings and NCR Corporation (2002-2009)

Rajiv L. Gupta has been a Director since November 2009. He is former Chairman and CEO of Rohm and Haas Company, which position he held from October 1999 to March 2009. Mr. Gupta began his career at Rohm and Haas in 1971 and served in a broad range of global operations and financial leadership roles. Mr. Gupta received a B.S. in Mechanical Engineering from the Indian Institute of Technology, a M.S. in Operations Research from Cornell University and an MBA in Finance from Drexel University. Mr. Gupta’s educational and professional experience, including as Chairman and CEO of a global public company and other board assignments, enable him to contribute his expertise in corporate leadership, strategic analysis, operations, and executive compensation matters.

Other Directorships: Hewlett Packard, Tyco International Ltd. and The Vanguard Group, Inc.

J. Randall MacDonald has been a Director since November 2009. He is Senior Vice President, Human Resources at IBM. From 1983 to 2000, prior to joining IBM, Mr. MacDonald held a variety of senior positions at GTE, including Executive Vice President, Human Resources and Administration. He also has held senior leadership assignments at Ingersoll-Rand Company, Inc. and Sterling Drug. Mr. MacDonald is a former board member of Covance, Inc., a global drug services company. He earned both undergraduate and graduate degrees from St. Francis University. Through Mr. MacDonald’s many years of senior leadership in the field, he is able to provide expertise in global human resources management and leadership assessment and development.

Sean O. Mahoney has been a Director since November 2009. He is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. During his banking career, Mr. Mahoney acted as an advisor to companies across a broad range of industries and product areas. He earned his undergraduate degree from the University of Chicago and his graduate degree from Oxford University, where he was a Rhodes Scholar. Through his experience in investment banking and finance, Mr. Mahoney provides the Board of Directors with expertise in financial and business strategy, capital markets, financing, and mergers and acquisitions.

Michael McNamara has been a Director since November 2009. He is CEO of Flextronics International Ltd. Mr. McNamara has served as Flextronics’s CEO since 2006, and previously was the company’s Chief Operating Officer. Prior to joining Flextronics, he was President and CEO of Relevant Industries, which was acquired by Flextronics in 1994. Mr. McNamara holds a B.S. degree from the University of Cincinnati and an MBA from Santa Clara University. As a result of his experience as the CEO of a global technology manufacturer, Mr. McNamara provides leadership experience as well as expertise in the electronics industry and global supply chain management.

Other Directorships: Flextronics International Ltd. and MEMC Electronic Materials, Inc.

Rodney O’Neal has been a Director since May 2011. He is president and chief executive officer (CEO) of Delphi. He was named president and CEO in October 2009. Mr. O’Neal was president and CEO of Old Delphi from January 2007. He was president and chief operating officer (COO) of Old Delphi from January 1, 2005. Prior to the president and COO position, Mr. O’Neal served as president of Old Delphi’s former Dynamics, Propulsion and Thermal sector from January 2003 and as executive vice president and president of Old Delphi’s former Safety, Thermal and Electrical Architecture sector from January 2000. Previously, he served as vice president and president of Delphi Interior Systems since November 1998 and general manager of the former Delphi Interior & Lighting Systems since May 1997. Mr. O’Neal earned a B.S. from Kettering University and a Master’s Degree from Stanford University. Through his 40 years of experience at Delphi and its predecessor companies, Mr. O’Neal brings extensive management and industry expertise and a comprehensive understanding of Delphi’s business and operations.

Other Directorships: Goodyear Tire & Rubber Company and Sprint/Nextel Corporation.

Thomas W. Sidlik has been a Director since December 2009. In 2007, he retired from the DaimlerChrysler AG Board of Management in Germany after a 34 year career in the automotive industry. He previously served as Chairman and CEO of Chrysler Financial Corporation, Chairman of the Michigan Minority Business Development Council, and Vice-Chairman of the National Minority Supplier Development Council in New York. He serves on the Board of Eastern Michigan University, where he has been Vice-Chairman and Chairman of the Board. He received a B.S. from New York University and an MBA from the University of Chicago. Mr. Sidlik’s experience on the board of a global automaker provides the Board of Directors with significant industry, management, and strategic expertise, as well as his comprehensive understanding of the issues of diversity in the corporate environment.

Bernd Wiedemann has been a Director since April 2010. He is Senior Advisor at IAV GmbH, a leading provider of engineering services to the automotive industry based in Germany. Mr. Wiedemann joined IAV after retiring from Volkswagen AG and is former Chief Executive Officer, Volkswagen Commercial Vehicles and Truck Division in Wolfsburg, Germany. A 37-year employee of Volkswagen, Mr. Wiedemann held senior executive positions including Executive Vice President, Volkswagen, South America (1994-1995); Executive Vice President, Autolatina (1992-1994) and Director, Passenger Car and Commercial Vehicle Development (1989-1992). Mr. Wiedemann received a Master’s degree from the Hannover Technical University, a doctorate from Brandenburg Technical University and is a professor at the Berlin Institute of Technology. Mr. Wiedemann’s extensive engineering expertise and his global OEM management experience enable him to provide engineering, product development, industry, and leadership expertise to the Board of Directors.

Lawrence A. Zimmerman has been a Director since November 2009. He is the former Vice Chairman and Chief Financial Officer of Xerox Corporation, a position he held from June 2002 until April 2011. He joined Xerox as CFO in 2002 after retiring from IBM. A 31-year employee of IBM, Mr. Zimmerman held senior executive positions including Vice President of Finance for IBM’s Europe, Middle East and Africa operations, and Corporate Controller. Mr. Zimmerman received a B.S. in finance from New York University in 1965 and an MBA from Adelphi University in 1967. Mr. Zimmerman brings to the Board of Directors significant experience leading the finance organization of a large global company, and contributes financial, risk management, and strategy expertise.

Other Directorships: Brunswick Corporation and Stanley Black & Decker, Inc. (2005-2011).

Executive Officers

The name, age (as of March 1, 2012), current positions and a description of the business experience of each of our executive officers are listed below. There are no family relationships among the executive officers or between any executive officer and a director. Our executive officers are elected annually by the Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal. Each officer listed below as a senior vice president was a vice president until February 2012.

Name	Age	Position(s)
Rodney O’Neal	58	President & Chief Executive Officer; Director
Kevin P. Clark	49	Senior Vice President and Chief Financial Officer
Majdi Abulaban	48	Senior Vice President & President, Electrical/Electronic Architecture
James A. Bertrand	54	Senior Vice President & President, Thermal Systems
Kevin M. Butler	56	Senior Vice President, Human Resource Management and Global Business Services
Steven Kiefer	48	Senior Vice President & President, Powertrain Systems
Lùcia V. Moretti	47	Senior Vice President & President, Delphi Product & Service Solutions
Jeffrey J. Owens	57	Senior Vice President & Chief Technology Officer
David M. Sherbin	52	Senior Vice President, General Counsel, Secretary & Chief Compliance Officer
James A. Spencer	58	Senior Vice President & President, Electrical and Electronics
Jugal K. Vijayvargiya	43	Senior Vice President & President, Electronics and Safety

Mr. O’Neal—see “—Board of Directors” above.

Mr. Clark is senior vice president and chief financial officer of Delphi. He was named to his current position in July 2010. Previously, Mr. Clark was a founding partner of Liberty Lane Partners, LLC, a private-equity investment firm focused on building and improving middle-market companies. Prior to Liberty Lane Partners, Mr. Clark served as the chief financial officer of Fisher-Scientific International Inc., a manufacturer, distributor and service provider to the global healthcare market. Mr. Clark served as Fisher-Scientific’s chief financial officer from the company’s initial public offering in 2001 through the completion of its merger with Thermo Electron Corporation in 2006. Prior to becoming chief financial officer, Mr. Clark served as Fisher-Scientific’s corporate controller and treasurer.

Mr. Abulaban is senior vice president of Delphi and president of Delphi Electrical/Electronic Architecture (E/EA) effective February 2012. He also continues to serve as president of Delphi Asia-Pacific. Mr. Abulaban was most recently president of the Connection Systems product business unit for Delphi E/EA. Mr. Abulaban was appointed managing director for the former Packard Electric Systems’ Asia Pacific operations and became chairman of the board for Delphi Packard Electric Systems Co., Ltd, (China) in July 2002. He previously held a variety of assignments, including business line executive for cockpits at Old Delphi’s former Safety & Interior division since 2001 and director of Asia Pacific Operations for Delphi Harrison Thermal Systems since January 2000.

Mr. Bertrand is senior vice president of Delphi and president of Delphi Thermal Systems. He was named to his current position in October 2009 and was previously vice president of Old Delphi and president of Delphi Thermal Systems since May 2008. Earlier, Mr. Bertrand served a dual role beginning in January 2003 as president of Delphi Automotive Holdings Group and president of Old Delphi’s former Safety & Interior Systems, to which he was named president in January 2000.

Mr. Butler is senior vice president of human resource management and global business services for Delphi. He was named to his current position in November 2009 and previously served as vice president, human resource management and an officer of Old Delphi from 2000 to 2009. From 1997 to 2009, Mr. Butler was general director of human resources at Delphi Delco Electronics Systems.

Mr. Kiefer is senior vice president of Delphi and president of Delphi Powertrain Systems. He was named to his current position in July 2011 and previously served as general director of engineering and executive director for the HVAC product line within Delphi Thermal Systems from 2009 until his current assignment. In 2005, Mr. Kiefer was named managing director, Delphi Thermal Systems-Europe. Previously, Mr. Kiefer served as chief engineer and business line executive in Delphi’s Powertrain division in Luxembourg and in the Asia Pacific and North America regions.

Ms. Moretti is senior vice president of Delphi and president of Delphi Product and Service Solutions (DPSS). She was named to her current position in August 2011 and was most recently director of the Global Independent Aftermarket product business unit at DPSS, a position she held since September 2010. Previously, she held a variety of assignments, including director of Aftermarket for South America, director of global marketing for DPSS and managing director for DPSS Europe. Ms. Moretti began her career at Delphi at Delphi Powertrain Systems in 1998.

Mr. Owens is senior vice president and chief technology officer of Delphi. He was most recently vice president of Delphi and president of Delphi Electronics and Safety since October 2009 and was previously vice president of Old Delphi and president of Delphi Electronics and Safety, from September 2001 to September 2009. He also served as president of Delphi Asia Pacific from 2006 to 2009.

Mr. Sherbin is senior vice president, general counsel, secretary and chief compliance officer of Delphi. He was named to his current position in October 2009 and previously was vice president, general counsel of Old Delphi, from October 2005 to October 2009. He was appointed chief compliance officer in January 2006. Prior to joining Delphi, Mr. Sherbin was vice president, general counsel and secretary for Pulte Homes, Inc., a national homebuilder, from January 2005 through September 2005. Mr. Sherbin joined Federal-Mogul Corporation in 1997 and was named senior vice president, general counsel, secretary and chief compliance officer in 2003.

Mr. Spencer is senior vice president of Delphi and sector president of Electrical and Electronics. He was named to his current position in February 2012 and was most recently vice president and president of Delphi Electrical/Electronic Architecture since October 2009. Mr. Spencer was vice president of Old Delphi and president of Delphi Electrical/Electronic Architecture, formerly Packard Electric Systems, since 1999 and previously was president of Delphi Asia Pacific from 1999 to 2000. He also has served as president of Delphi Latin America since July 2006.

Mr.Vijayvargiya is senior vice president of Delphi and president of Delphi Electronics and Safety (E&S). He was named to his current position in February 2012 and was most recently vice president of the Infotainment & Driver Interface product business unit (PBU) for Delphi E&S since August 2009. He was previously general director of the Controls & Security PBU since 2006. Earlier, Mr. Vijayvargiya was global business line executive (BLE) for Body Security & Mechatronics at Delphi Electrical/Electronic Architecture. Prior to his BLE assignment, Mr. Vijayvargiya was director of program management before being named product line manager of Audio Systems in 2002.

Board Composition

As of the date of this prospectus, our Board of Directors consists of the 12 directors named above. Our amended Articles of Association provides that our Board of Directors must consist of a minimum of 2 directors. The exact number of members on our Board of Directors will be determined from time to time by resolution of a majority of our full Board of Directors. Delphi Automotive PLC will hold a significant number of board meetings in the U.K., such that the Company should be regarded as managed and controlled in the U.K. for tax purposes.

Each of the members of the Board of Directors, other than Mr. O’Neal and Mr. Sidlik, qualifies as “independent” under the rules of the NYSE. Each of Messrs. Zimmerman, Donofrio, Frissora and Wiedemann satisfies the standards of independence required for audit committee members pursuant to Section 10A-3 of the Exchange Act.

Board Committees

Our Board of Directors currently has five main committees, each as described below.

The Audit Committee currently consists of Messrs. Zimmerman (Chair), Cowger, Mahoney and Wiedemann, each of whom is independent. Each of these managers is financially literate, and the Board of Directors has determined that Mr. Zimmerman meets the qualifications of the audit committee financial expert as defined under the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for oversight of the adequacy of our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee is also responsible for the engagement of independent public auditors and the review of the scope of the audit to be undertaken by such auditors.

The Finance Committee currently consists of Messrs. Zimmerman (Chair), Donofrio, Frissora and Mahoney. The Finance Committee is responsible for oversight of corporate finance matters, including capital structure, financing transactions, acquisitions and divestitures, share repurchase and dividend programs, employee retirement plans, interest rate policies, commodity and currency hedging, annual business plan development and such other topics as the Board may deem appropriate.

The Compensation and Human Resources Committee (the “Compensation Committee”) currently consists of Messrs. Gupta (Chair), Krol, MacDonald and McNamara, each of whom is independent. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of the CEO and other officers and the establishment and administration of executive benefit plans.

The Nominating and Governance Committee currently consists of Messrs. Krol (Chair), Frissora, MacDonald and McNamara, each of whom is independent. The Nominating and Governance Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies and procedures relating to manager and board committee nominations and corporate governance policies.

The Innovation and Technology Committee currently consists of Messrs. Donofrio (Chair), Cowger, Sidlik and Wiedemann. The Innovation and Technology Committee is responsible for assisting the Board of Directors in its oversight responsibilities relating to research and development, technological innovation and strategy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Delphi’s compensation program is designed to align compensation with the Company’s performance and to reflect best practices in executive compensation. We have created a pay-for-performance program that aligns executive and shareholder interests by reinforcing the long-term growth, value creation and sustainability of Delphi. The structure is designed to encourage a high degree of execution, collaboration and teamwork and rewards individuals for the achievement of goals that ultimately create shareholder value. The objective of the compensation program is thus to attract, motivate and retain a talented management team that will continue providing unique solutions in a competitive marketplace and deliver value for all shareholders.

The Compensation Committee, in consultation with management and the Compensation Committee’s independent outside advisors, oversees our executive compensation program, which is comprised of base salary, annual incentive compensation and long-term incentive compensation. The Company operates with the objective of creating long-term value for shareholders by delivering real-world automotive innovations that provide our customers with solutions to address rapidly changing market needs.

The following analysis contains a discussion of our executive compensation program and our analysis of the compensation decisions affecting our named executive officers (“NEOs”) during the year ended December 31, 2011. For clarity, the following definitions are provided:

•

Board of Directors: The twelve (12) board members of Delphi Automotive PLC, who were also the members of the Board of Managers of Delphi Automotive LLP immediately prior to our initial public offering in November 2011.

•	Officers: The Company’s top twelve (12) executives represent the top strategy-making and operational executives in the Company. Officers include the NEOs.

•	Executives: The Company’s top approximately 300 leaders (including officers) who are covered by the Company’s executive compensation programs.

•	Salaried employees: Generally refer to the approximately 4,000 supervisory, technical and support employees in the United States.

Our 2011 Compensation Practices – What was the Background for Compensation Decisions?

The compensation challenge in 2011 was how to continue to engage and motivate the workforce, particularly the management team, to maximize our competitive advantages and continue to look for opportunities to strengthen performance as both the market and the automotive supply industry experienced modest recovery. Automotive production increased from the recessed levels of 2009 and 2010. This in turn led to increased supplier sales. Delphi also continued our cost-cutting initiatives, started at the onset of the recession and as part of our post-bankruptcy strategy. These combined developments led us to achieve an estimated 16% increase in revenue from 2010 to 2011. In late 2011 we completed our initial public offering and became a publicly-traded company. Although this was a significant structural change, the owners and the Board of Directors felt that the overall compensation philosophy that was established in 2009 should be maintained under the new Delphi entity as follows:

•

The compensation framework as applied to salaried employees across all groups should be generally consistent, although the actual pay received by each employee will vary depending on the size, scope and complexity of his or her position, as well as individual performance.

•	Executive compensation should include a long-term component that aligns the interests of the executives with our shareholders and promotes retention of executives who perform well.

•

Executives should have a significant portion of their pay “at risk” (i.e., not guaranteed unless certain performance goals are achieved) in order to align employee compensation with company performance.

Compensation Philosophy and Strategy – How Do We Pay Executives?

General Philosophy. Investors expect a company’s executives to manage the company in a way that increases shareholder value over time. In order to achieve success and meet the expectations of our shareholders, it is important that we ensure our compensation programs encourage executives to make sound decisions that drive long-term value creation.

Our Compensation Committee has defined the key objectives of our compensation programs for executives as follows:

•	Drive Delphi’s overall business strategy and objectives, particularly as they relate to long-term value creation;

•	Pay for performance by linking total compensation to defined performance goals;

•	Attract and retain key executives by providing competitive total compensation opportunities; and

•	Align executive and investor interests by focusing executive behavior on driving long-term value creation.

Our compensation practices are aligned from the entry-level salaried employee to the executives, including the NEOs, though differences exist where appropriate for the business and in line with competitive practice. Accordingly, most of the philosophy and practices described for NEOs will apply generally to all executives and in some cases to all salaried employees.

Pay for Performance. Effectively aligning the goals of executive compensation with the interests of shareholders requires adopting compensation programs that motivate leadership to drive company performance to sustainable top quartile performance. To that end, the Compensation Committee established short- and long-term incentive plans with targets focused on rewarding individuals for strong company performance. In addition, because we believe that individuals should be rewarded based on the results of their contributions, we also consider individual performance levels in awarding incentive compensation.

Long-Term Incentives and the Role of Equity. Although, as discussed under “Overview of Executive Compensation—Long Term Incentive Plan” below, there were no awards granted during 2011, the Compensation Committee approved the Delphi Automotive Long Term Incentive Plan (the “Long Term Incentive Plan”), which will allow grants of long-term incentive awards that focus on aligning our executives’ interests with the value-creation objectives of our shareholders. The first awards under the plan were granted in February 2012.

Peer Group Analysis. Benchmarking is an integral aspect of our compensation system. To attract and retain our key executives, our goal is to provide compensation opportunities at competitive market rates. A key element of this process is selecting a relevant peer group against which we compare our elements of pay. Delphi’s 2011 peer group was made up of companies whose aggregate profile was comparable to Delphi in terms of size, industry, competition for executive talent and achievement of strong financial performance. The Compensation Committee determines the composition of our peer group on a yearly basis, taking into consideration the peer group recommended by its independent compensation consultant. Our intent is to create a compensation structure that targets the median of our selected peer companies, but also allows total compensation to exceed the median when company performance and individual experience, responsibilities and performance warrant. Slight changes were made to the 2011 peer group to reflect changes in our post-bankruptcy company profile.

Our 2011 peer group was comprised of the following companies:

AutoLiv Inc.	Goodyear	PACCAR
BorgWarner Cummins	Illinois Tool Works ITT Corporation	Parker Hannifin Precision Castparts
Danaher Corporation	Johnson Controls	Textron
Dover	Lear	TRW Automotive Holdings
Eaton	Navistar International	Visteon
Genuine Parts Company

Total direct compensation for officers in 2011 was between the 50th – 65th percentiles of the peer group. We target compensation for officers in the 50th percentile range. The Compensation Committee sets financial performance metrics for our annual incentive plans at stretch levels to drive high-level performance. We monitor our compensation structure in relation to our peer group annually to ensure that target total direct compensation for our officers is appropriate considering our peer companies in terms of both size and overall company performance.

Role of the Committee and Use of Outside Consultants. The Compensation Committee is responsible for overseeing executive compensation and other human resources matters. Since November 2009, the Compensation Committee has retained Radford, an Aon Hewitt Consulting Company, to advise the committee on executive compensation matters. The scope of Radford’s work includes market assessment, data review and analysis. Radford reports directly to the Chairman of the Compensation Committee and takes direction solely from the Compensation Committee. Radford is invited to and attends Compensation Committee meetings that address matters relating to the services it provides to the committee. Radford does not perform any other work for Delphi. In 2011, fees paid for services provided by Radford totaled $83,003. Aon Hewitt Consulting, Radford’s parent company, provides risk management and insurance services for Delphi, and the amounts paid for these services in 2011 were approximately $2.8 million.

Overview of Executive Compensation – What Are the Elements of Pay?

With the objectives outlined in “Compensation Philosophy and Strategy—General Philosophy” in mind, we regularly undertake a comprehensive review of our overall long-term business plan to identify the key strategic initiatives that should be linked to compensation. From there, we derive the annual short-term and long-term compensation performance metrics that will reward executives based on the actual performance of the Company. We also assess and review the level of risk in our compensation programs to ensure that they do not encourage inappropriate risk-taking.

Elements of Executive Compensation. In line with the philosophy described above, we include the following elements in the compensation of our executives, including the NEOs as displayed in the Summary Compensation Table below:

•	Base salary;

•	An annual incentive award;

•	Long-term incentive awards; and

•	Other compensation, which consists primarily of qualified and non-qualified defined contribution plans.

The following chart outlines these elements of compensation and indicates how they relate to the key objectives of our compensation programs for executives:

Element	Key Features	Relationship to Objectives
Direct Compensation

Base Salary	• Commensurate with responsibilities, experience and performance • Reviewed on a periodic basis for competitiveness and individual performance • Targeted at the market median	• Attract and retain key executives

Annual Incentive Plan

•    Compensation Committee approves a target incentive pool for each performance period based on selected financial and/or operational metrics

•    Each executive is granted a fixed award opportunity varying by level of responsibility

•    Actual payouts are determined by actual performance (at both the corporate and, where applicable, division level), then adjusted to reflect individual performance based on pre-established individual objectives

• Pay for performance • Align executive and investor interests

Long-Term Incentive Plan	• Target award granted commensurate with responsibilities, experience and performance • Under our equity compensation plan the first awards were granted in February 2012	• Pay for performance • Align executive and investor interests • Attract and retain key executives • Focus on long-term value creation

Other Compensation

Salaried Retirement Savings Program, Salaried Retirement Equalization Savings Program and Supplemental Executive Retirement Program

•    Qualified defined contribution plan available to all U.S. salaried employees, including executives

•    Non-qualified defined contribution plan available to eligible employees, including executives, who exceed statutory limits under our qualified defined contribution plan

•    Defined benefit plan that was frozen as of September 2008 and provides reduced benefits to certain eligible executives who participated in the defined benefit plan that predates the formation of Delphi Automotive LLP and Delphi Automotive PLC

• Attract and retain key executives

Total Direct Compensation Mix. Base salary as well as annual and long-term incentive awards make up our executives’ “total direct compensation.” Delphi strives to ensure that a majority of each executive’s total direct compensation is comprised of “at-risk” pay. Our annual incentive and long-term incentive awards are considered “at-risk” pay because the recipients of these awards are not guaranteed any payment unless they achieve specified performance goals at corporate, division and individual levels.

Mr. O’Neal’s 2011 annualized at-risk pay makes up 86% of his 2011 total direct compensation, which includes the 60% of his total direct compensation that is tied to long-term incentives; correspondingly, his base salary makes up 14% of his total direct compensation. Our remaining NEOs’ total direct compensation, on average, is comprised of 76% at-risk pay and 24% base salary, with long-term incentives constituting 49% of total direct compensation. The large proportion of at-risk pay, combined with a focus on long-term incentive awards, aligns the NEOs’ interests with the interests of Delphi’s investors.

The mix of compensation for our CEO and other NEOs are shown below:

2011 Target Compensation Structure. In 2011, the Compensation Committee approved the following total direct compensation for the NEOs who were officers as of December 31, 2011. A long-term incentive award was not granted in 2011. An outstanding long-term incentive award, issued under the First Amended and Restated Delphi Automotive LLP 2010 Management Value Creation Plan (the “Value Creation Plan”) as described in the Summary Compensation Table, has a 39-month performance period that will end on December 31, 2012.

	2011 Total Direct Compensation
Name	Division	Base Salary	Annual Incentive Target Award (1)	Long-Term Incentive Plan Target Award (2)	Total
Rodney O’Neal	Corporate	$1,211,100	$2,195,000	5,076,923	$8,483,023
Kevin P. Clark	Corporate	800,000	800,000	2,538,462	4,138,462
James A. Spencer	Electrical/Electronic Architecture	560,100	659,000	1,076,923	2,296,023
Jeffrey J. Owens	Electronics & Safety	528,600	627,500	1,000,000	2,156,100
Kevin M. Butler	Corporate	475,000	525,000	692,308	1,692,308

(1)	All annual incentive awards have been granted under our Annual Incentive Plan.

(2)	The long-term incentive awards were granted in 2010 under the Value Creation Plan. The awards are one-time grants covering a 39-month performance period from October 2009 to December 2012, as described further below. The amounts in the table represent annualized target values for 2011.

Officer Annual Compensation Determination. Individual base salaries and annual incentive targets for the officers are established based on the scope and size of each officer’s responsibilities. At the beginning of each year we also define the key strategic objectives each officer is expected to achieve during that year, which are evaluated and approved by the Compensation Committee.

Base Salary. Base salary is generally targeted to the median of our peer group for new officers and executives and is intended to be commensurate with each executive’s responsibilities, experience and performance. For newly hired officers, the Compensation Committee conducts a market review of the position in terms of its size and scope of responsibility and also takes into account the individual’s compensation at his previous employer. Salaries for officers were not changed between 2010 and 2011.

Annual Incentive Plan. Our Annual Incentive Plan is designed to motivate executives to drive company earnings, cash flow before financing and growth by measuring the executives’ performance against the current year business plan at the corporate and relevant division levels. The Compensation Committee, working with management, sets the annual incentive performance objectives and payout levels based on Delphi’s annual company business objectives, which are then reviewed and approved by the Board of Directors. For 2011 each NEO’s award payout was determined as follows:

•	Corporate performance metrics, weighted 100% for Messrs. O’Neal, Clark and Butler, and 25% for Messrs. Spencer and Owens

•	Division performance metrics, weighted 75% for Messrs. Spencer and Owens

•	Individual performance metrics, which allow for payment adjustments (within the total fund pool) reflective of each NEO’s performance against his individual goals

For 2011, both corporate and division performance objectives were based on three metrics: EBITDA, cash flow before financing and growth. The Compensation Committee selected the following weightings in 2011 for both corporate and division performance metrics:

Weighting of Performance Metrics
EBITDA (1)	70%
Cash flow before financing (2)	20%
Growth (3)	10%

(1)	EBITDA was an appropriate measurement of our underlying earnings for 2011 and a good indication of our financial performance.
(2)	Cash flow before financing measures the amount of cash generated by our operations, excluding financing activities.
(3)	The growth metric is based on our future business booked in the current fiscal year. In general, in order to achieve the target performance level, a specified percentage of our planned future sales for the next two calendar years must be booked by the end of the measurement period, in this case the end of fiscal year 2011.

Similar to the process for determining base salary, the Compensation Committee establishes the annual incentive target for each officer based on his or her position and the size and scope of his or her responsibilities.

The EBITDA and cash flow before financing metrics and the award payout levels related to those metrics are measured on a performance matrix, with threshold, target and maximum financial performance requirements and the payout levels set by the Compensation Committee. Performance below the minimum threshold results in no payout, and performance above the maximum level is capped at a maximum payout, which ranges from 150% to 200% of the target award.

The growth metric is treated differently from the EBITDA and cash flow before financing metrics, as it includes only a target level without threshold or maximum performance levels. If the growth metric is achieved, the target award level for that metric will be paid. If the growth metric is not achieved, the growth portion of the award will not be paid.

The threshold, target and maximum payout levels for the NEOs in 2011 are shown below.

	Payout as a Percentage of the 2010 Target Award
Performance Level	EBITDA	Cash Flow Before Financing	Growth
Threshold performance	50%	50%	0%
Target performance	100%	100%	100%
Maximum performance	200%	200%	100%

Once the combined payout is determined based on the three financial metrics at corporate and/or division level, the Compensation Committee, in conjunction with the CEO, assesses each officer’s performance based on the attainment of individual performance objectives. The CEO does not participate in the assessment of his own performance.

Consistent with Section 162(m) of the Code, annual incentive compensation awards for officers may not be increased based on individual performance but may be decreased if performance goals are not met. Annual incentive compensation for employees other than officers may be decreased or increased based on assessment of individual performance. The pool for annual incentive compensation cannot be increased, and, as a result, any increase to an individual’s award must be offset by a decrease in other individuals’ awards so that the aggregate award payouts do not exceed the generated fund dollars.

The table below shows the 2011 performance targets set for the corporate and division levels relevant to the NEOs who were officers as of December 31, 2011:

Division	2011 EBITDA Target	2011 Cash Flow Before Financing Target	2011 Growth Target (2012/2013 Bookings)
	(in millions)	(in millions)
Corporate	$1,831	$800	99	% / 91%
Electrical/Electronic Architecture	736	530	98	% / 91%
Electronics & Safety	350	252	98	% / 90%

The 2011 performance of most divisions exceeded target levels. As a result, award percentages based on corporate and division level metrics ranged from 123% to 159%. In 2011, Delphi experienced a 56% increase in EBITDA and a modest increase in cash flow before financing (which is defined as cash flows from operating activities and cash flows from investing activities (excluding investments in time deposits and costs associated with the initial public offering)) from 2010, as well as $23.5 billion in gross business bookings. (See Note 2 to “Selected Financial and Other Data” for a reconciliation of EBITDA to U.S. GAAP financial measures.) After first considering the Company’s strong performance, the Compensation Committee evaluated each officer’s individual performance objectives to determine if any payout adjustments were warranted. These objectives related to specific customer relationships, improved cost structure initiatives (e.g., material cost), health and safety metrics as well as achieving specific financial improvement (e.g., margin expansion). Each NEO achieved his individual objectives. Adjustments to individual payouts of NEOs who are current officers were reflective of individual and divisional performance factors.

The Compensation Committee approved the following 2011 annual incentive awards for the NEOs who were officers as of December 31, 2011:

Name	Annual Incentive Plan Actual 2011 Payment (1)	% of Target Incentive
Rodney O’Neal	$3,380,300	154%
Kevin P. Clark	$1,232,000	154%
James A Spencer	$1,049,458	159%
Jeffrey J. Owens	$768,688	123%
Kevin M. Butler	$808,500	154%

(1)	These award amounts are reported in the Summary Compensation Table.

Long-Term Incentive Plan. No long-term incentive awards, including equity awards, were granted in 2011, because the 2010 Value Creation Plan awards, which are described below, had a performance period lasting 39 months (through December 31, 2012). As we noted above, the Long Term Incentive Plan was adopted in 2011. We have reserved 22,977,116 shares of equity under the plan for future long-term compensation to align the interests of management and shareholders. Long-term incentive awards can be granted under a variety of forms, such as restricted stock, restricted stock units, performance shares or stock options. We will have competitive and market appropriate holding requirements.

The first awards under the Long Term Incentive Plan were granted in February 2012 in the form of restricted stock units. These awards include a time-based vesting portion and a performance-based vesting portion. The time-based restricted stock units, which make up 25% of the NEOs’ awards, will vest ratably over three years beginning on the first anniversary of the grant date. The performance-based restricted stock units, which make up 75% of the NEOs’ awards, will vest at the completion of a three-year performance period at the end of 2014. Each NEO will receive between 0% and 200% of his target performance-based award based on the Company’s performance against established company-wide performance metrics, which are: (1) average return on net assets (measured by tax-affected operating income, divided by average net working capital plus average net property, plant and equipment expense for each calendar year), (2) cumulative net income and (3) relative total shareholder return (measured by comparing the average closing price per share of the Company’s ordinary shares for all available trading days in the fourth quarter of 2014 to the average closing price per share of the Company’s ordinary shares for all available trading days in fourth quarter of 2011, including dividends, and assessing against a comparable measure of the Russell 3000 Auto Parts Index companies). In addition to the regular grants which were made to all current NEOs, Messrs. Spencer and Owens also received a separate grant of restricted stock units in connection with their assumption of new roles within Delphi.

In 2009, the Compensation Committee designed the Value Creation Plan in order to link a significant portion of executive compensation to company value. Because targets are based upon equity interests, executives had a major component of their compensation structure aligned with the interests of the private company’s owners. Under the Value Creation Plan, an equity-based long-term incentive plan, participants were granted a one-time award for a 39-month performance period commencing in October 2009 and ending in December 2012, with vesting generally occurring on a “cliff” basis at the end of the performance period and award values based on our company value as of December 31, 2012.

If Delphi remains a public company at the end of the performance period, our officers will receive their Value Creation Plan awards in ordinary shares, thus maintaining alignment with the shareholders. The Compensation Committee retains the discretion to settle some or all of the awards in cash.

In general, actual payouts under the Value Creation Plan are based on three factors:

•	Target award amount (“target value”);

•

Delphi’s company value as of December 31, 2012 (“company value”), which will be determined using a formula based on the average market price of the Company, including any qualified distributions, as defined below; and

•	Target value divided by the total Value Creation Plan target fund of $135,000,000 (“target value percentage”).

Each individual participant’s target value was based on a market review of long-term incentive targets conducted by Radford. The Compensation Committee, with input from the CEO regarding the other executives, determined each executive’s target value based on his or her level of responsibility and the country or region in which he is located.

A company value of $2.5 billion must be achieved to receive a minimum award payment; above this level, the payout is determined primarily as a percentage of the target award. The target award will be paid if the company value, which is deemed to include distributions to holders of all membership interests of Delphi Automotive LLP, the approximately $4.4 billion paid to repurchase Class A and Class C membership interests and any Class B membership interest repurchases (collectively, the “qualified distributions”), reaches $8.25 billion; and an amount more than the target award will be paid if the company value exceeds $8.25 billion.

Upon a qualifying termination after a change in control, officers’ Value Creation Plan awards will vest earlier than December 31, 2012 and will settle in Delphi equity. Other executives’ awards will “cliff” vest upon the earlier of December 31, 2012 or a change in control and will settle in cash.

In order to participate in the Value Creation Plan, each eligible executive was required to sign a confidentiality and non-interference agreement, which includes both non-compete and non-solicitation covenants, and a participation agreement. The confidentiality and non-interference agreement is discussed under “Other Considerations” below.

Other Compensation. Other than base salary and the annual and long-term incentive plans, the only other formal compensation programs available to our executives are the programs described below.

•

Salaried Retirement Savings Program (“SRSP”). Along with other eligible Delphi salaried employees, our executives are eligible to participate in our broad-based defined contribution plan, the SRSP, which is a qualified plan under Section 401(k) of the Code. All contributions are subject to any contribution limits imposed by the Code.

•

Salaried Retirement Equalization Savings Program (“SRESP”). Under the SRESP, eligible employees, including our executives and officers, receive Delphi contributions in excess of the limits imposed upon the SRSP by the Internal Revenue Code. No guaranteed or above-market rates are earned; the investment options available are a subset of those available to all employees under the SRSP. Additional details regarding benefits and payouts under this plan are provided in “Non-Qualified Deferred Compensation” below.

•

Supplemental Executive Retirement Program (“SERP”). The Predecessor’s SERP was frozen (for purposes of credited service and compensation calculations) in September 2008, as described further under “Pension Benefits” below. A modified, reduced-benefit version of the plan was approved by the bankruptcy court for retention purposes as part of the formation of Delphi Automotive LLP. As a result, a specified group of executives with executive appointment dates predating September 2008 remain eligible for reduced supplemental benefits through the modified version of the plan. This plan is unfunded. Additional details regarding accruals and payouts under this plan are provided in “Pension Benefits” below.

Compensation for Mr. Pirtle. Mr. Pirtle ceased being an officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. His 2011 target compensation included a base salary of $606,700 and an annual incentive award target of $687,000. Corporate performance weighed 25% and performance of the Powertrain Systems division weighed 75% in the determination of Mr. Pirtle’s annual incentive award. The 2011 performance targets for the Powertrain Systems division were as follows: an EBITDA target of $505 million; a cash flow before financing target of $224 million; and a growth target of 100% of bookings for 2012 and 91% of bookings for 2013. Mr. Pirtle received his base salary through year-end 2011; however, his annual incentive award target was adjusted to $400,750 to reflect only his time as an officer in 2011. In February 2012, Mr. Pirtle received a 2011 annual incentive award of $626,172, which represents 156% of his adjusted target. As described below, Mr. Pirtle will begin receiving SERP payments six months after his departure date, in July 2012. His outstanding Value Creation Plan award was adjusted pursuant to the terms of the plan and he is eligible to receive a Value Creation Plan award, paid in cash, at the end of the performance period.

2012 Compensation Adjustments for Mr. O’Neal. On February 16, 2012, the Board approved adjustments to Mr. O’Neal’s compensation to reduce his annual incentive target by 18% and increase his long-term incentive target by 9%. Mr. O’Neal’s restricted stock unit award agreement provides that he will forfeit unvested units if his employment terminates within one year following the grant date, but will not forfeit unvested units if his employment terminates other than for cause after the first anniversary of the grant date. Mr. O’Neal is eligible to receive a cash continuity payment of $500,000 on each of January 15, 2013, 2014 and 2015, if he remains employed by Delphi on December 31st of the year preceding the payment date.

Risk Analysis

We annually conduct an internal audit of risks arising from our base pay, annual incentive plan, Value Creation Plan and other material incentive programs in effect at Delphi. The last audit was conducted in the summer of 2011. This assessment included a review of the Compensation Committee’s minutes, interviews of senior Delphi Human Resources personnel, interviews of selected Delphi financial personnel, reviews of internal control audits and compliance-related activities and an examination of documents supporting base pay and our material incentive compensation programs. Our review was designed to identify the controls over compensation practices at Delphi and to determine whether our compensation policies and practices for all employees create risks that are likely to have a material adverse effect on the Company. Based on this evaluation and the procedures performed, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Delphi. Among the elements evaluated were the following:

•	Independent oversight by the Compensation Committee;

•	Discrete segregation of duties between the review of financial results and the determination of final payouts to individuals; and

•	Inclusion of clawback language in the event of a material financial misstatement.

Other Considerations

Clawback. As a matter of policy and applicable plan language, if our financial statements are materially misstated, then the Compensation Committee has the right to review the circumstances and determine if any participants should forfeit future awards or repay prior payouts. If the misstatement is due to fraud, then the participants responsible for the fraud will forfeit their rights to any future awards and must repay any excess amounts they received from prior awards due to the fraudulent behavior. As necessary, this policy will be revised to comply with the requirements for clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Restrictive Covenants. All executives, including the NEOs, were required to sign confidentiality and non-interference agreements as a requirement for participation in the Value Creation Plan. The non-interference agreements include non-compete and non-solicitation covenants and prevent executives from:

•	Working for a competitor or otherwise directly or indirectly engaging in competition with us for 12 months after leaving Delphi;

•	Soliciting or hiring employees for 24 months after leaving Delphi; and

•	Soliciting customers for 24 months after leaving Delphi.

If the terms of the confidentiality and non-interference agreement are violated, the Company has the right to cancel or rescind any final Value Creation Plan award within the bounds of applicable law. We will maintain these or similar agreements for future long-term incentive awards.

No Tax Gross-Ups. We do not provide any tax gross-ups as part of our executive compensation plans or elements. Certain expatriate policy provisions, applicable to all salaried employees, including Mr. Pirtle, allow for gross-ups as reimbursement for additional taxes incurred due to expatriate status.

Summary Compensation Table

The table below sets forth specified information regarding the compensation for 2011 of the Chief Executive Officer (Rodney O’Neal), the Senior Vice President and Chief Financial Officer (Kevin P. Clark), the next three most highly compensated executive officers (James A. Spencer, Jeffrey J. Owens and Kevin M. Butler) and a former officer who has retired from Delphi (Ronald M. Pirtle). We refer to these individuals as named executive officers (“NEOs”).

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (3)	Bonus ($)	Stock Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (3)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Rodney O’Neal	2011	$1,211,100	—	—	$3,380,300	$806,046	$273,065	$5,670,511
President & Chief Executive Officer	2010	$1,211,100	—	$14,472,150	$4,390,000	$1,000,028	$61,225	$21,134,503

Kevin P. Clark	2011	$800,000	—	—	$1,232,000	—	$55,630	$2,087,630
Senior Vice President and Chief Financial Officer	2010	$378,974	$2,500,000	$7,236,075	$800,000	—	$210	$10,915,259

James A. Spencer	2011	$560,100	—	—	$1,049,458	$355,883	$103,475	$2,068,916
Senior Vice President and President, Electrical and Electronics	2010	$560,100	—	$3,069,850	$1,318,000	$452,537	$29,929	$5,430,416

Jeffrey J. Owens (1)	2011	$528,600	—	—	$768,688	$331,087	$130,306	$1,758,681
Senior Vice President & Chief Technology Officer

Kevin M. Butler (1)	2011	$475,000	—	—	$808,500	$285,356	$116,144	$1,685,000
Senior Vice President, Human Resource Management and Global Business Services

Ronald M. Pirtle (2)	2011	$606,700	—	—	$626,172	$541,563	$243,393	$2,017,828
Retired Vice President and President, Delphi Powertrain Systems and President, Delphi Europe, Middle East & Africa	2010	$603,000	—	$2,850,575	$1,236,600	$518,027	$240,684	$5,448,886

(1)	For Messrs. Owens and Butler, compensation for only 2011 is shown, because they were not named executive officers in 2010.
(2)

Mr. Pirtle ceased being an officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. Mr. Pirtle was eligible to participate in the SERP and will begin receiving SERP payments in July 2012. Mr. Pirtle’s target annual incentive award has been adjusted to reflect only his time as an officer in 2011. Since his departure was a qualifying termination under the Value Creation Plan, Mr. Pirtle’s outstanding Value Creation Plan award has been adjusted pursuant to the terms of the plan and he is eligible for a cash award, which will be paid at the end of the performance period. While on expatriate assignment, Mr. Pirtle received a company car as described in Note 7 below. Upon his return from expatriate assignment in 2011, Mr. Pirtle received a prorated increase in his base salary of $3,700 as partial compensation for the loss of this benefit. This increase is consistent with the treatment given to other U.S.-based Delphi employees, who received slight increases in their base salaries to partially compensate them for the elimination of company car benefits upon the Predecessor’s emergence from bankruptcy in 2009.
(3)	Base salary and annual incentive awards are eligible for deferral under the SRESP. All of our NEOs participated in the SRESP in 2011. Total base salaries and annual incentive awards, including the deferred portions, are presented in this Summary Compensation Table. Contributions to the SRESP are displayed in the 2011 Non-Qualified Deferred Compensation table below.
(4)	The Value Creation Plan award was granted in 2010. Under the Value Creation Plan, Delphi made a one-time grant of awards covering a 39-month performance period from October 2009 through December 2012 (in other words, not annual long-term incentive awards). As of December 31, 2011, no portion of these awards had vested for our active NEOs. The awards generally will “cliff” vest on the earlier of December 31, 2012 or a qualifying termination after a change in control and settle in Delphi equity, which may be subject to an ownership or holding commitment. There is no maximum award under the Value Creation Plan. The award values reflected in the “Stock Awards” column for Messrs. O’Neal, Clark, Spencer and Pirtle are the grant date fair value of their respective Value Creation Plan awards determined in accordance with FASB ASC Topic 718. These values reflect a discount to account for the illiquidity of Delphi equity due to our status as a non-public company at the time of the grant in 2010. The grant date for accounting purposes was set at September 15, 2010, the last date on which each NEO could sign the confidentiality and non-interference agreement as required by the Value Creation Plan. For assumptions used in determining the fair value of these awards, see “Note 21. Share-Based Compensation” to the consolidated financial statements included herein. Upon his retirement, Mr. Pirtle’s award was adjusted pursuant to the terms of the plan. He is eligible for a cash award, which will be paid at the end of the performance period.
(5)	The “Non-Equity Incentive Plan Compensation” column reflects payments made under our 2011 annual incentive plan.
(6)	Except for Mr. Clark, all of our NEOs were eligible to participate in the SERP during 2011. The “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column for our active NEOs reflects the year-over-year change of our estimated liability on our balance sheet. Although the SERP is a frozen program (see “Pension Benefits” below for a discussion of the frozen plan) with fixed measurement parameters, the year-over-year balances change because the NEO’s age and the interest rates used to estimate the award value change each year. The numbers reported here show the impact of the year-over-year changed assumptions. Mr. Pirtle’s value reflects the actual assumptions that will be used to determine his final award. There were no above-market or preferential earnings in respect of any non-qualified deferral compensation.
(7)	Amounts reported in the “All Other Compensation” column for 2011 reflect the following:

Name	Delphi Contributions (a)	Life Insurance (b)	Expatriate Payments (c)	Total
Rodney O’Neal	$271,259	$1,806		$273,065
Kevin P. Clark	55,000	630		55,630
James A. Spencer	101,669	1,806		103,475
Jeffrey J. Owens	128,500	1,806		130,306
Kevin M. Butler	114,338	1,806		116,144
Ronald M. Pirtle	100,558	1,806	$141,029	243,393

(a)	This column reflects Delphi’s contributions to both the qualified SRSP and the non-qualified SRESP. For all participants in the SRSP, Delphi provides a contribution of 4% of base salary and annual incentive award. Beginning in March 2010, we also provided a matching contribution equal to 50% of the participant’s contributions to the program, up to a maximum of 7% of the participant’s base salary and annual incentive award. Additional details regarding the SRESP are provided in connection with the 2011 Non-Qualified Deferred Compensation table below.
(b)	This column reflects the amount imputed to each NEO’s income for premium payments made to his life insurance policy.
(c)	While he was an officer in 2011, Mr. Pirtle was on an expatriate assignment in Luxembourg. As such, he received expatriate benefits that are typical of payments made to any employee on an expatriate assignment. The payments reported in this column include the following: $82,691 housing expenses; $26,316 cost of living adjustment; a net ($19,624) tax equalization credit; $21,923 for annual allowances; $15,445 gross-up of taxes related to the allowances; $13,528 for a company vehicle while on expatriate assignment; and $750 for tax preparation services.

Grants of Plan-Based Awards

The table below sets forth the threshold, target and maximum award payouts for plan-based awards that were granted to the NEOs in 2011.

2011 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)
		Threshold ($)	Target ($)	Maximum ($)
Rodney O’Neal	1/1/2011	$1,097,500	$2,195,000	$4,390,000
Kevin P. Clark	1/1/2011	400,000	800,000	1,600,000
James A. Spencer	1/1/2011	329,500	659,000	1,318,000
Jeffrey J. Owens	1/1/2011	313,750	627,500	1,255,000
Kevin M. Butler	1/1/2011	262,500	525,000	1,050,000
Ronald M. Pirtle (3)	1/1/2011	343,500	687,000	1,374,000

(1)	2011 annual incentive awards were paid out on February 29, 2012. Actual amounts paid were as follows: Mr. O’Neal, $3,380,300; Mr. Clark, $1,232,000; Mr. Spencer, $1,049,458; Mr. Owens, $768,688; Mr. Butler, $808,500; and Mr. Pirtle, $626,172.
(2)	The threshold, target and maximum values under our annual incentive plan are measured based on the attainment of corporate and division performance metrics. The annual incentive plan also includes an individual assessment.
(3)	Mr. Pirtle’s annual incentive target was adjusted to a prorated target when he ceased being an officer of Delphi. His adjusted target is $400,750.

Outstanding Equity Awards at Fiscal Year-End

The values displayed in the table below represent the estimated award value of each NEO’s Value Creation Plan target award as of December 31, 2011.

2011 Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Rodney O’Neal	$28,603,486
Kevin P. Clark	14,301,743
James A. Spencer	6,067,406
Jeffrey J. Owens	5,634,020
Kevin M. Butler	3,900,475
Ronald M. Pirtle (2)	—

(1)	Under the Value Creation Plan, Delphi made one-time grant of awards covering a 39-month performance period from October 2009 through December 2012 (in other words, not annual long-term incentive awards). As of December 31, 2011, no portion of these awards had vested. The awards generally will “cliff” vest on the earlier of December 31, 2012 or a qualifying termination after a change in control and settle in Delphi equity, which may be subject to an ownership or holding commitment. Value Creation Plan awards are denominated in dollars rather than in shares.

(2)	Upon his retirement, Mr. Pirtle’s award value was adjusted pursuant to the terms of the Value Creation Plan. Because he is no longer an officer, he is entitled to receive a cash award at the conclusion of the performance period.

Pension Benefits

Certain executives, including the NEOs, are eligible to receive benefits under the SERP. The SERP was approved by the bankruptcy court for retention purposes as part of the formation of Delphi Automotive LLP.

The SERP is a modified and reduced-benefit form of the Predecessor’s supplemental executive defined benefit plan, which was frozen on September 30, 2008. As a result of the freeze, no new benefits have accrued and no new participants have been allowed to join the plan after this date, although a reduced portion of benefits continue to be available to executives who were eligible participants prior to the freeze date. This plan is a non-qualified and unfunded defined benefit plan that supplemented the benefits of an underlying qualified defined benefit pension plan. This qualified plan was assumed by the Pension Benefit Guaranty Corporation (the “PBGC”) in July 2009.

Eligibility

To qualify for participation in the SERP, eligible executives, including the NEOs, must meet both of the following requirements:

•	The executive was appointed to an executive position in the Predecessor as of September 30, 2008; and

•	The executive was employed by us on October 6, 2009, upon the formation of Delphi Automotive LLP.

To receive benefits under the SERP:

•	The executive must remain continuously employed by us until the earlier of separation, death or disability; and

•	At the time of termination of employment, death or disability, the executive must:

•	Have at least 10 years of service (unless the executive is involuntarily separated other than for cause, in which case the requirement is 5 years of service); and

•

Be at least 55 years of age (unless the executive is involuntarily separated other than for cause or dies in which events the eligible executive or the surviving spouse will begin receiving payment of benefits when the executive attains or would have attained age 55).

In addition, any participant, including a NEO, is only eligible for the SERP upon a voluntary termination if one of the two following requirements is met:

•	The participant has at least 10 years of service and is 60 years old as of the voluntary termination date; or

•	The participant has been employed by the Company for at least two years dating from October 6, 2009.

Of the NEOs, Messrs. O’Neal, Spencer, Owens, Butler and Pirtle meet the age and service requirements and became eligible to receive SERP benefits.

SERP Calculation Methods and Assumptions

The formulas of the SERP provide for a benefit that is based on eligible pay multiplied by eligible years of credited service. This benefit is then reduced by several factors, including the following:

•	An unreduced “age 62 benefit” calculated under the Predecessor’s qualified pension plan (the “SRP”)

•	Social Security benefits

•	Participant’s departure from the Company prior to age 62

SERP benefits are reduced by the above factors regardless of whether the participant actually receives these benefits. For example, participants who would otherwise receive a pension benefit under the SRP will actually receive their benefit from the PBGC at a substantially reduced level; however, the higher SRP amount will be used to calculate a reduction of the participant’s SERP benefits.

Under the SERP, a participant receives the higher of one of two formulas.

1)	Regular formula

(2% of average monthly base salary	X	Total years of credited service	)	—	Frozen Predecessor qualified plan benefit	—	Pro-rated Maximum primary Social Security benefit

2)	Alternative formula

(1.5% of average total direct compensation	X	Total years of credited service	)	—	Frozen Predecessor qualified plan benefit	—	Maximum primary Social Security benefit

In the regular formula, average monthly base salary is calculated based on the participant’s monthly base salary for the highest-paid 48 months between January 1, 1999 and December 31, 2006. His or her total years of credited service are counted as of December 31, 2006.

The alternative formula bases the benefit on average total direct compensation, which is the average monthly base salary, as defined in the regular formula, plus an average of the highest four years of annual incentive awards earned during the period through and inclusive of 2006.

In both formulas, service is credited as of December 31, 2006, and under the alternative formula is capped at 35 years. Under both formulas, the benefit is further reduced by an additional 10%. The benefit will be paid out in the form of a five-year annuity.

Valuation Method and Assumptions

The actuarial present value of accumulated benefits for the SERP shown in the 2011 Pension Benefit table below is based on benefits accrued as of September 30, 2008, the last day on which benefits were accumulated under the Predecessor’s qualified plan. The amounts reflect the method and assumptions used in calculating our pension liability under U.S. GAAP as of that date, except that each participant is assumed to remain actively employed until the earliest he or she is eligible for unreduced benefits. The material assumptions used in the calculation were:

•	Discount rate: 3.3%, which is developed by RATE:Link, a globally consistent model for markets classified as having deep AA corporate bond markets.

•	Applicable Mortality Table based on Internal Revenue Service Revenue Ruling 2001-62.

All of the figures shown are estimates only; actual benefit amounts will be based on the age, interest rates, mortality rates and other circumstances in effect upon the actual termination of employment or death of the participant.

The table below sets forth information regarding benefits provided to and years of service credited to eligible NEOs under the SERP.

2011 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (3)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Rodney O’Neal	SERP	34.5	$8,269,780	—
Kevin P. Clark (1)	—	—	—	—
James A. Spencer	SERP	30.3	$3,933,307	—
Jeffrey J. Owens	SERP	32.0	$3,171,196	—
Kevin M. Butler	SERP	29.1	$2,733,174	—
Ronald M. Pirtle (2)	SERP	32.9	$4,407,867	—

(1)	Mr. Clark joined Delphi in July 2010, after the SERP was frozen and is therefore ineligible for benefits under the program.
(2)	Mr. Pirtle retired as of January 1, 2012 and is eligible to receive SERP payments from Delphi. His payments will commence in July 2012. The value above was derived using assumptions based on his actual retirement date.
(3)	Number of years of credited service is as of December 31, 2006 and includes service with the Predecessor. Unless he is age 60 or older, each NEO was also subject to a two-year employment requirement, commencing in October 2009, which has been met.

Non-Qualified Deferred Compensation

The SRESP is a non-qualified deferred compensation program available to a limited number of employees, including the NEOs. Under the SRESP, participants receive Delphi contributions in excess of the limits imposed upon the SRSP, our 401(k) plan, by the Internal Revenue Code.

Plan Benefits

Employees who were eligible for SRESP deferrals in 2011, including the NEOs, were permitted to defer additional income above $245,000, which is the maximum income deferral level imposed upon the SRSP by the Internal Revenue Code in 2011, into a SRESP deferral account. They also received the following benefits:

•

All SRESP-eligible employees receive a Delphi contribution of 4% of their base salary and annual incentive award. This contribution occurs even if the individual does not elect to make deferrals into the SRESP.

•

Eligible employees who made deferral contributions under the SRESP received an additional Delphi matching contribution of 50% on the individual’s voluntary deferrals up to 7% of the base salary and annual incentive award over the qualified plan limit, which constitutes a maximum contribution by Delphi of 3.5% of each eligible employee’s base salary. The Delphi employee matching contribution commenced in March 2010.

Investment Options

Participants in the SRESP may select investment options for their deferred amounts. The investment options consist of a cross-section of the funds that are also available to participants in the SRSP and do not offer any guaranteed or above-market returns.

Deferral Election Process

The SRESP deferral election process is conducted prior to the year in which eligible income is earned. For the 2011 plan, deferral elections were required to be made by December 2010. During this process, eligible employees were allowed to make deferral elections related to their 2011 base salary and any annual incentive award based on 2011 performance that would be scheduled to be paid in 2012 (but no later than March 15, 2012).

Distributions

Eligible employees must also elect a distribution date for their deferred amounts. A base salary deferral must remain deferred for a minimum of one year, and any annual incentive deferral must remain deferred for a minimum of two years.

Vesting

All employee deferrals and Delphi contributions are immediately vested.

The values displayed in the table below include contributions to the NEOs’ SRESP accounts by the NEOs and by Delphi in 2011, as well as the aggregate balances of these accounts at the end of 2011.

2011 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($) (2)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals Distributions ($) (4)	Aggregate Balance at Last FYE ($)
Rodney O’Neal	$77,712	$253,100	$(4,416)	—	$379,997
Kevin P. Clark (1)	$73,333	$55,000	$(4,578)	—	$123,755
James A. Spencer	$41,074	$83,294	$(5,867)	—	$140,770
Jeffrey J. Owens	$97,162	$110,125	$(9,373)	$(40,748)	$197,088
Kevin M. Butler	$89,600	$96,000	$(7,027)	$(48,692)	$177,300
Ronald M. Pirtle	$38,952	$83,408	$2,137	—	$142,978

(1)	Mr. Clark was not eligible to receive any Delphi contributions or matching contributions until February 2011, at which point contributions to the SRESP did commence.
(2)	All of our NEOs elected to defer a portion of their salary and annual incentive award as permitted under the SRESP. Each NEO’s total salary and annual incentive award, including these deferred amounts, is reported in the Summary Compensation Table.
(3)	Our contributions to the NEOs’ SRESP accounts, along with contributions to the qualified SRSP, were disclosed in the “All Other Compensation” column in the Summary Compensation Table.
(4)	The withdrawals of Messrs. Owens and Butler were made in accordance with the deferral election process described above.

Potential Payments upon Termination or Change in Control

Employment Arrangements

As part of the formation of Delphi Automotive LLP, each NEO was required to sign a new offer letter with the Company. Messrs. O’Neal, Spencer, Owens, Butler and Pirtle each received and signed an offer letter upon beginning their employment in October 2009. These offer letters described compensation and benefits provided to the NEOs under the annual incentive plan, the Value Creation Plan and other arrangements.

Mr. Clark received an offer letter upon commencement of his employment in July 2010. In addition to describing terms and conditions of employment consistent with those included in the other NEOs’ offer letters, Mr. Clark’s offer letter also includes severance provisions, which provide for 18 months of base pay plus 1.5 times annual bonus target in the event he is terminated by the Company without cause.

We have no individual change in control agreements with any of the NEOs, as all change in control agreements were eliminated upon the formation of Delphi Automotive LLP in October 2009. The only applicable change in control provisions are those provided in the annual incentive plan and the Value Creation Plan, as described below.

Each eligible participating executive signed a Value Creation Plan participation agreement and non-interference and confidentiality agreement, described above in “Compensation and Discussion and Analysis.” The non-interference agreement includes both non-compete and non-solicitation covenants.

Annual Incentive Plan

In the event of a change in control, each executive’s annual incentive target award will be prorated for the time period between the plan start date and the effective change in control date. A payment will also be calculated for that time period based on actual performance and compared to the prorated target, with the executive receiving the larger of the two values. Payment of the award will be made by March 15th of the calendar year following the year in which a change in control occurs.

A change in control under the annual incentive plan occurs if any of the following events occurs:

•

A change in ownership or control of Delphi resulting in any person or group other than Delphi or a Delphi employee benefit plan acquiring securities of Delphi possessing more than 50% of the total combined voting power of Delphi’s equity securities outstanding after such acquisition;

•	The majority of the board as of the date of the initial public offering is replaced by persons whose election was not approved by a majority of the incumbent board; or

•	The sale of all or substantially all of the assets of Delphi, in one or a series of related transactions, to any person or group other than Delphi.

If involuntarily terminated without “cause,” as defined under the Value Creation Plan and described below, each executive, including the NEOs, will also be eligible for a prorated portion of his or her annual incentive award. The period used to determine the prorated award will be the beginning of the performance period to the individual’s termination date.

Management Value Creation Plan

If involuntarily terminated without “cause,” each executive, including the NEOs, will receive a prorated portion of his or her Value Creation Plan award using the NEO’s termination date as the last date of the performance measurement period, with the proration occurring on an annual basis for a termination on or before December 31, 2011 and on a monthly basis for a termination after December 31, 2011. Any pro-rated portion will be paid at the time all other executives are paid.

“Cause” is defined in the Value Creation Plan as:

•

Conviction or indictment for a felony, or for any other crime that has or could be reasonably expected to have an adverse impact on performance of duties to Delphi or on the business or reputation of Delphi;

•	Conduct in connection with employment or service that is not taken in good faith and has resulted or could reasonably be expected to result in material injury to the business or reputation of Delphi;

•	Willful violation of Delphi’s material policies; or

•	Willful neglect in the performance of duties for Delphi, or willful or repeated failure or refusal to perform these duties.

Upon a change in control, each executive is eligible to receive his or her proportionate share of the Value Creation Plan award based on the proceeds we receive through the change in control plus any accrued distributions as defined in the Value Creation Plan. The Value Creation Plan defines a change in control to include the same events described above for the change in control definition in the annual incentive plan. A slightly different change in control definition will be provided for grants to be made under the Long Term Incentive Plan.

The officers, including the NEOs, will receive their awards due to a change in control only if they incur a qualifying termination following the change in control. Under the Value Creation Plan, a qualifying termination after a change in control includes any termination either by Delphi without “cause” (as defined above) or by an officer as a result of any of the following:

•	A material diminution in base salary;

•	A material diminution in authority, duties or responsibilities from those in effect immediately prior to the change in control;

•	Relocation of the NEO’s principal place of employment more than 50 miles from its location immediately prior to the change in control; or

•	Any other action or inaction that is a material breach by Delphi of the agreement under which the NEO provides services to us.

Severance and SERP Payments

At the time of the formation of Delphi Automotive LLP, certain executives, including the NEOs, were required to choose between receiving consideration under our severance plan, the Separation Allowance Plan, or the SERP in the event that the executive was involuntarily terminated. This irrevocable election prevents an executive from receiving both severance and the non-qualified defined benefit retirement benefits in the event of an involuntary termination.

As such, if the executive is involuntarily terminated from Delphi, he or she will receive either a severance payment under the Separation Allowance Plan or a SERP payment, but not both. Because he is ineligible for the SERP, Mr. Clark would only be eligible to receive a severance payment under the Separation Allowance Plan should he be involuntarily terminated. The table below reflects the choices made by each NEO except Mr. Clark:

Name	Selection
Rodney O’Neal	SERP
Kevin P. Clark	Separation Allowance Plan
James A. Spencer	SERP
Jeffrey J. Owens	SERP
Kevin M. Butler	SERP
Ronald M. Pirtle	SERP

The table below describes the payments and benefits to which each NEO would have been entitled had his employment terminated on December 31, 2011 under various scenarios, including an involuntary termination of employment after a change in control of Delphi.

Potential Payments upon Termination or Change in Control

Name	Termination Scenario	Annual Incentive Plan (1)	Value Creation Plan (2)	Separation Allowance Plan (3)
Rodney O’Neal	Voluntary termination	$3,380,300	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	$3,380,300	$14,301,743	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	$3,380,300	$28,603,486	—
	Voluntary termination after age 55 with at least 10 years of service (5)	$3,380,300	$14,301,743	—
	Death (7)	$3,380,300	$14,301,743	—
	Disability (8)	$3,380,300	$14,301,743	—

Kevin P. Clark	Voluntary termination	$1,232,000	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	$1,232,000	$7,150,872	$2,400,000
	After a change of control, involuntary termination without cause or voluntary termination for good reason	$1,232,000	$14,301,743
	Voluntary termination after age 55 with at least 10 years of service (5)	$1,232,000	—	—
	Death (6)	$1,232,000	$7,150,872	—
	Disability (7)	$1,232,000	$7,150,872	—

James A. Spencer	Voluntary termination	$1,049,458	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	$1,049,458	$3,033,703	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	$1,049,458	$6,067,406	—
	Voluntary termination after age 55 with at least 10 years of service (5)	$1,049,458	$3,033,703	—
	Death (6)	$1,049,458	$3,033,703	—
	Disability (7)	$1,049,458	$3,033,703	—

Jeffrey J. Owens	Voluntary termination	$768,688	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	$768,688	$2,817,010	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	$768,688	$5,634,020	—
	Voluntary termination after age 55 with at least 10 years of service (5)	$768,688	$2,817,010	—
	Death (6)	$768,688	$2,817,010	—
	Disability (7)	$768,688	$2,817,010	—

Kevin M. Butler	Voluntary termination	$808,500	—	—
	Termination for cause	—	—	—
	Involuntary termination without cause (4)	$808,500	$1,950,238	—
	After a change of control, involuntary termination without cause or voluntary termination for good reason	$808,500	$3,900,475	—
	Voluntary termination after age 55 with at least 10 years of service (5)	$808,500	$1,950,238	—
	Death (6)	$808,500	$1,950,238	—
	Disability (7)	$808,500	$1,950,238

Ronald M. Pirtle (8)	Voluntary termination after age 55 with at least 10 years of service	$626,172	$2,817,010	—

(1)	In all scenarios except a voluntary termination, the NEO is entitled to a prorated award. If the NEO voluntarily terminates employment, he must have worked on the last business day of the year in order to receive his annual incentive award; if not, it is forfeited in its entirety. For each NEO, annual incentive award payments are subject to individual performance assessment and will be paid at the conclusion of the performance period.
(2)	Each NEO would be eligible to receive 50% of his 39-month Value Creation Plan award upon an involuntary separation, death or disability. Messrs. O’Neal, Spencer, Owens and Butler are over age 55 and have 10 years or more of service with the Company, and were therefore eligible to receive 50% of their Value Creation Plan awards upon voluntary departure. The values shown above are derived from the Outstanding Equity Awards at Fiscal Year-End Table.
(3)	Only Mr. Clark is eligible to receive payments under the Separation Allowance Plan. Mr. Clark’s Separation Allowance Plan payment is equal to 18 months of base salary, plus 1.5 times the value of his annual incentive plan target award.
(4)	For involuntary termination without cause, receipt of benefits under the SERP or Separation Allowance Plan is dependent on the selection made by the NEO in his offer letter. For NEOs who elected to receive benefits through the SERP, the payment values are the same as those included in the Pension Benefits Table. Mr. Clark is ineligible for the SERP. As noted above, his offer letter provided the terms of any severance he would receive upon an involuntary termination.
(5)	Messrs. O’Neal, Spencer, Owens and Butler are eligible for benefits upon voluntary departure after attaining age 55 and with 10 years or more of service with the Company.
(6)	In the event of death, an eligible NEO’s spouse is entitled to immediate payment through the SERP. Amounts are derived from the amounts shown in the Pension Benefits Table. In addition, any outstanding balance under the SRESP will be paid within 60 days of the NEO’s death to his beneficiary or estate.
(7)	In the event of termination from Delphi due to disability, Messrs. O’Neal, Spencer, Owens and Butler would receive the same benefit as a voluntary departure after attaining age 55 and with at least 10 years of service.
(8)	Mr. Pirtle ceased being an officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. As described above, his target annual incentive award was adjusted to reflect only his time as an officer in 2011. His Value Creation Plan award has been adjusted for his departure prior to the end of the performance period, and he is eligible to receive a cash award at the end of the performance period.

In addition to the specific payments and benefits described above, the NEOs also would have been entitled to receive any benefits due under the terms of the SERP, described in further detail under “Pension Benefits,” as well as under the SRESP, described in further detail in connection with the 2011 Non-Qualified Deferred Compensation table above. As required by Section 409A of the Internal Revenue Code, all NEOs who have elected to participate in the SRESP must wait six months to receive a payment under the plan by reason of termination of employment. Payments for departure on December 31, 2011 would be made within 60 days after July 1, 2012. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

Director Compensation

The formation of Delphi Automotive LLP took place in the middle of an unprecedented global financial crisis and plummeting consumer demand that threatened the global automotive market. The uncertainty regarding the future of some of our largest global customers, many of whom were weathering significant financial challenges themselves, including bankruptcy, raised serious questions as to whether key players in the automotive industry, including component suppliers, would survive. In the face of this environment, the owners were tasked with assembling a Board of Managers, now our Board of Directors, suitable for and capable of overseeing and guiding the management team of the new enterprise.

Rather than filling the board with representatives from the various owner constituencies, as many privately-held companies do, the owners decided to create a board comprised of proven senior executives who had experience managing world-class companies across a variety of industries. With the exception of the CEO, the

Board of Directors is composed entirely of non-employee directors, each of whom was recruited by the owner representatives to join the Board of Managers after the formation of Delphi Automotive LLP. Meaningful equity interests were determined to be necessary to attract high caliber board members, with objectives aligned with owners’ interests. This was deemed particularly important in light of the highly dynamic and risky industry environment that existed at the time of the formation of Delphi Automotive LLP.

Each member of the Board of Managers prior to our initial public offering is a member of our current Board of Directors. Each member is also a member of at least one committee and some members participate in two committees, as discussed in “Management—Board Committees.” The Board of Directors as a whole and each committee meet on a frequent basis. In 2011, the board held 16 in-person or telephonic meetings. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee met between seven and ten times during 2011. Additionally, members participated in numerous special issue-specific meetings, as required. Attendance at all board and committee meetings exceeded 95%.

Pre-IPO Annual Retainer

In 2011, we paid annual retainers to members of the Board of Managers on a quarterly basis, at the end of each quarter. The Chairman of the Board of Managers received an annual retainer of $200,000. Chairmen of the Audit and Compensation Committees received annual retainers of $150,000. The Innovation and Technology Committee was formed in 2011 and its chairman began receiving an annual retainer of $125,000 beginning in April 2011. All other members of the Board of Managers received annual retainers of $100,000. There were no additional fees for attending in-person or telephonic board or committee meetings. Compensation for members who joined the Board of Managers or assumed additional responsibilities during the year was prorated beginning with the effective date of the new responsibilities.

Special IPO Incentive Opportunity

To incentivize engagement and performance that would result in a successful initial public offering, each member of the Board of Managers received a one-time $275,000 incentive opportunity that would be paid following the completion of an initial public offering. The cash incentive would be paid if our implied company value at the time of the initial public offering was greater than $6 billion. The implied company value represented the sum of (a) all distributions to holders of all membership interests, (b) the approximately $4.4 billion paid to repurchase Class A and Class C membership interests, (c) any Class B membership interest repurchases, (d) any additional distributions to Class B and Class E-1 membership holders and (e) any amounts distributed or paid to holders of Class E-1 membership interests with respect to (or to repurchase) their Class E-1 membership interests, plus the fair market value of our ordinary shares issued in connection with the offering. The implied company value target was achieved at the time of our initial public offering and the award was paid to each board member in December 2011.

Post-IPO Board Compensation

Following our initial public offering, our directors (other than Mr. O’Neal, who is compensated as an officer of the Company and does not receive additional compensation for his services as a board member) receive the following annual compensation, 40% of which is paid in cash and 60% of which is delivered in the form of time-based restricted stock units. Each director may elect, on an annual basis, to receive 50% or 100% of his or her cash retainer in restricted stock units. The Chairman of the Board receives $500,000 annually and all other directors receive $250,000 annually. Additionally, chairs of our board committees receive the following additional annual compensation:

Committee	Additional Annual Compensation
Audit Committee/Finance Committee (1)	$25,000
Compensation and Human Resources Committee	$20,000
Innovation and Technology Committee	$10,000
Nominating and Governance Committee (2)	$10,000

(1)	The committee chair compensation represents the aggregate responsibilities of the Board member who serves as the chair of both the Audit Committee and the Finance Committee.
(2)	Mr. Krol is currently the chair of the Nominating and Governance Committee. As he receives compensation for his position as Chairman of the Board, he does not receive an additional fee for his service as the committee chair.

Beginning in 2012, the annual grant of restricted stock units will be made on the day of the annual meeting of shareholders and will vest on the day before the next annual meeting. Cash compensation will be paid at the end of each fiscal quarter. Any director who joins the board other than in connection with the annual meeting of shareholders will receive prorated cash compensation and a prorated grant of restricted stock units based on the date the director joins the board and the date prior to the next annual meeting. The restricted stock units will vest on the day before the next annual meeting.

All directors are receiving prorated annual compensation for their service between the closing of the initial public offering and the first annual shareholders meeting, which is anticipated to take place in June 2012. For the portion of prorated annual compensation that a director received in restricted stock units including elected amounts (if any), a grant was made at the closing of the initial public offering, and those restricted stock units will vest on the day before the first annual meeting in 2012. See “Principal Shareholders.” Cash payments, appropriately prorated, are made at the end of each fiscal quarter.

In order to align the interests of the directors with the interests of shareholders, we have also established shareholding requirements for our directors. The holding requirement for each director will be five times the value of his or her designated annual cash retainer. Each new director will have up to five full years from his or her date of appointment to fulfill this holding obligation. Current directors will be required to hold a minimum of $1 million in equity until December 31, 2012, a minimum of $750,000 in equity until December 31, 2013 and a minimum of $500,000 in equity by December 31, 2014 and thereafter.

Because we became a public company in November 2011, 2011 compensation for the Board of Directors includes a combination of compensation paid pursuant to our practices before our initial public offering and compensation paid pursuant to our practices following our initial public offering. The table below shows 2011 cash and equity compensation for the Board of Directors.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Gary L. Cowger	$100,000	$78,764	$275,000	$453,764
Nicholas M. Donofrio (1)	$116,475	$81,908	$275,000	$473,383
Mark P. Frissora	$100,000	$78,764	$275,000	$453,764
Rajiv L. Gupta	$145,450	$85,053	$275,000	$505,503
John A. Krol	$200,000	$157,509	$275,000	$632,509
J. Randall MacDonald	$100,000	$78,764	$275,000	$453,764
Sean O. Mahoney	$89,167	$131,260	$275,000	$495,427
Michael McNamara	$100,000	$78,764	$275,000	$453,764
Thomas W. Sidlik	$100,000	$78,764	$275,000	$453,764
Bernd Wiedemann	$100,000	$78,764	$275,000	$453,764
Lawrence A. Zimmerman	$145,667	$86,645	$275,000	$507,312

(1)	Mr. Donofrio became chairman of the Innovation and Technology Committee effective April 1, 2011. His annual retainer increased to $125,000, with a prorated amount paid through the initial public offering. The post-IPO pay structure, as described above, became effective at that time.

(2)	Reflects the grant date fair value of the equity awards granted to directors following our initial public offering in November 2011. As of December 31, 2011, these awards are unvested; they will vest in full on the date of the annual meeting in June 2012. The values as set forth in the table were determined in accordance with FASB ASC Topic 718. The grant date for accounting purposes is November 22, 2011. These awards are described in detail under “—Post-IPO Board Compensation,” above. For assumptions used in determining the fair value of the awards, see “Note 21. Share-Based Compensation” to the consolidated financial statements included herein. The year-end restricted stock unit balances are:

Name	Unvested Restricted Stock Units 12/31/2011
Gary L. Cowger	3,958
Nicholas M. Donofrio	4,116
Mark P. Frissora	3,958
Rajiv L. Gupta	4,274
John A. Krol	7,915
J. Randall MacDonald	3,958
Sean O. Mahoney	6,596
Michael McNamara	3,958
Thomas W. Sidlik	3,958
Bernd Wiedemann	3,958
Lawrence A. Zimmerman	4,354

(3)	Reflects the special one-time IPO incentive opportunity awards that were paid on December 16, 2011.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “—Certain Definitions.” For purposes of this section, the term “Company” refers only to Delphi Automotive LLP and not to any of its Subsidiaries; the term “Issuer” refers only to Delphi Corporation and not to any of its Subsidiaries; the terms “we,” “our” and “us” refer to the Company and, unless the context otherwise requires, its Subsidiaries. The new Notes will be initially guaranteed by Delphi Automotive PLC, the Issuer’s ultimate parent (“DAP”), the Company, Delphi Automotive Holdings US Limited, a direct Subsidiary of the Company and the direct holding company of the Issuer, Delphi Holdfi UK Limited and all of the Issuer’s Domestic Subsidiaries that are guarantors under the Issuer’s Credit Agreement as of the date of this prospectus. Each Subsidiary of the Issuer which guarantees the Notes is referred to in this section as a “Subsidiary Guarantor” and the Subsidiary Guarantors together with the Company, Delphi Automotive Holdings US Limited, Delphi Holdfi UK Limited, DAP and any future parent company of the Issuer that becomes a guarantor of the Notes are collectively referred to as the “Guarantors.” Each guarantee by a Guarantor is termed a “Note Guarantee.”

The Notes were issued under an indenture, dated as of May 17, 2011 (as supplemented as of the date of this prospectus, the “Indenture”), among the Issuer, the Guarantors, Wilmington Trust Company, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer and of each Guarantor under the Notes. The Indenture is subject to and governed by the TIA. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

In exchange for the old Notes, we will issue the new Notes under the Indenture for public resale pursuant to this prospectus.

All references to notes below refer to the old Notes and the new Notes unless the context otherwise requires.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as Holders. You may request copies of the Indenture at our address set forth above under the heading “Where You Can Find More Information.”

Overview of the Notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to all future Subordinated Obligations of the Issuer;

•

are effectively junior to all existing and future Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness, and all Indebtedness, if any, of Subsidiaries of the Issuer that are not Subsidiary Guarantors; and

•	are guaranteed on an unsecured senior basis by each Guarantor.

Principal, Maturity and Interest

The Issuer issued the 2019 Notes in an aggregate principal amount of $500,000,000. The 2019 Notes mature on May 15, 2019. The 2019 Notes bear interest at a rate of 5.875% per annum from the most recent date to which interest has been paid or provided for.

The Issuer issued the 2021 Notes in an aggregate principal amount of $500,000,000. The 2021 Notes mature on May 15, 2021. The 2021 Notes bear interest at a rate of 6.125% per annum from the most recent date to which interest has been paid or provided for.

The 2019 Notes and the 2021 Notes are each referred to herein as a “series.” The Issuer will pay interest on each series of the Notes semiannually to Holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year.

We issued the old Notes and will issue the new Notes in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Indenture May Be Used for Future Issuances

Additional Notes of either series having identical terms and conditions to the Notes of such series that the Issuer is currently offering (the “Additional Notes”) may be issued under the Indenture from time to time; provided, however, that the Issuer will only be permitted to issue such Additional Notes if at the time of and after giving effect to such issuance the Company and its Restricted Subsidiaries are in compliance with the covenants contained in the Indenture, including the covenant relating to the Incurrence of additional Indebtedness. Any Additional Notes will be part of the same issue as the applicable series of Notes and will vote on all matters with such series of Notes.

Paying Agent and Registrar

The Issuer will pay the principal of, premium, if any, and interest on the Notes at any office of the Issuer or any agency designated by the Issuer. The Issuer has initially designated Deutsche Bank Trust Company Americas (the “Registrar and Paying Agent”) to act as the agent of the Issuer in such matters. The Issuer however, reserves the right to pay interest to Holders by check mailed directly to Holders at their registered addresses or, with respect to global Notes, by wire transfer.

Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes. However, the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

2019 Notes

Except as set forth under this section, the Issuer may not redeem the 2019 Notes prior to 2014. After this date, the Issuer may redeem the 2019 Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Year	Redemption price
2014	104.406%
2015	102.938%
2016	101.469%
2017 and thereafter	100.000%

Prior to May 15, 2014, the Issuer may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2019 Notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 105.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the 2019 Notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Issuer must be made within 120 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to May 15, 2014, the Issuer may at its option redeem the 2019 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2019 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 2019 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on May 15, 2014 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through May 15, 2014 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the 2019 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 15, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2019 Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2019 Notes from the redemption date to May 15, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to May 15, 2014.

2021 Notes

Except as set forth under this section, the Issuer may not redeem the 2021 Notes prior to May 15, 2016. After this date, the Issuer may redeem the 2021 Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Year	Redemption price
2016	103.063%
2017	102.042%
2018	101.021%
2019 and thereafter	100.000%

Prior to May 15, 2014, the Issuer may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2021 Notes (calculated giving effect to any issuance of Additional Notes of such series) with the Net Cash Proceeds of one or more Equity Offerings by the Company, at a redemption price equal to 106.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that:

(1) at least 65% of the original aggregate principal amount of the 2021 Notes (calculated giving effect to any issuance of Additional Notes of such series) remains outstanding after giving effect to any such redemption; and

(2) any such redemption by the Issuer must be made within 120 days after the closing of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

In addition, prior to May 15, 2016, the Issuer may at its option redeem the 2021 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2021 Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, with respect to a 2021 Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on May 15, 2016 (such redemption price being described in the first paragraph in this section exclusive of any accrued interest), plus (ii) all required remaining scheduled interest payments due on such Note through May 15, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date for the 2021 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 15, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case of (1) and (2), plus 0.50%.

“Comparable Treasury Issue” means, with respect to the 2021 Notes, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the 2021 Notes from the redemption date to May 15, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of U.S. Dollar denominated corporate debt securities of a maturity most nearly equal to May 15, 2016.

Selection

If the Issuer partially redeems any series of Notes, the Registrar and Paying Agent, subject to the procedures of The Depository Trust Company, will select the Notes of such series to be redeemed on a pro rata basis, by lot or by such other method as the Registrar and Paying Agent in its sole discretion shall deem to be fair and appropriate, although no Note of any series less than $2,000 in original principal amount will be redeemed in part. If the Issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon. Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent, including consummation of a related Equity Offering.

Note Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on a senior unsecured basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Each of the Guarantors has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Guarantor without rendering the Note Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The Issuer will cause each new Domestic Subsidiary of the Issuer that is a guarantor of Indebtedness of the Issuer or a Guarantor under the Credit Agreement or any other Credit Facilities incurred in reliance on clause (b)(1) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” (“Material Indebtedness”) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. In addition, the Issuer will cause each Foreign Subsidiary that becomes a guarantor of any Material Indebtedness of the Issuer or a Domestic Subsidiary of the Issuer to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will Guarantee payment of the Notes. See “—Certain Covenants—Future Guarantors” below.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

The Note Guarantee of a Subsidiary Guarantor also will be released with respect to a series of Notes:

(1) upon the sale or other disposition (including by way of consolidation or merger) of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Restricted Subsidiary;

(2) if such Subsidiary Guarantor no longer guarantees or is otherwise obligated under any Material Indebtedness;

(3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; or

(4) if the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to such series of Notes as described under “Defeasance” or if the Issuer’s obligations with respect to such series of Notes are discharged in accordance with the terms of the Indenture.

Ranking

The indebtedness evidenced by the Notes and the Note Guarantees is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of the Issuer and the Guarantors, respectively.

The Notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer (including obligations with respect to the Credit Agreement) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

As of December 31, 2011, there was outstanding:

(1) $1,981 million of Senior Indebtedness of the Issuer (which includes $1,000 million of the Notes offered for exchange hereby), of which $981 million was secured (exclusive of unused commitments under the Credit Agreement); and

(2) $3,052 million of total Indebtedness and other liabilities of the Subsidiaries of the Company, other than the Issuer and those Subsidiaries that are Guarantors.

The Company currently conducts substantially all of its operations through its Subsidiaries. To the extent such Subsidiaries are not the Issuer or Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company that are not the Issuer or Guarantors.

As of December 31, 2011, the Subsidiaries of the Company, other than the Issuer and those Subsidiaries that are Guarantors, had total assets of $6,750 million, net sales of $12,225 million and generated operating income attributable to the Company of $1,536 million.

Although the Indenture limits the incurrence of Indebtedness by the Company and its Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Company and its Subsidiaries may be able to Incur substantial amounts of additional Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness and, subject to certain limitations, may be secured. See “—Certain Covenants—Limitation on Indebtedness” below.

The Notes will rank equally in all respects with all other Senior Indebtedness of the Company. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to

101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any transaction occurs (including a merger or consolidation of the Company) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the Issuer ceases to be a direct or indirect wholly owned Subsidiary of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect Subsidiary (the “Sub Entity”) of a holding company and (2) no person (as defined above) (other than a Permitted Holder or another such holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if the Notes have been or are called for redemption by the Issuer prior to it being required to mail notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained in the indenture, a revocable Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuer and the initial purchasers. Management of the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens.” However, except for the limitations contained in such covenants, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company and its Subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under the Credit Agreement or such other Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer or restrictions contained in the Credit Agreement or the applicable agreements governing such other Senior Indebtedness. Finally, the Issuer’s ability to pay cash to the Holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Suspended Covenants

Following the first day (the “Suspension Date”) that:

(1) the Notes of a series have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture with respect to such series of Notes summarized below under:

(A) “—Limitation on Indebtedness”;

(B) “—Limitation on Restricted Payments”;

(C) “—Limitation on Restrictions on Distributions from Restricted Subsidiaries”;

(D) “—Future Guarantors”;

(E) “—Limitation on Sales of Assets and Subsidiary Stock”;

(F) “—Limitation on Transactions with Affiliates”; and

(G) clause (3) of the first paragraph and clause (C) under the second paragraph under the heading “Merger and Consolidation” (collectively, the “Suspended Covenants”).

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to any series of Notes for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to a series of Notes below an Investment Grade Rating, then the Company and its

Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to such series of Notes as it relates to such future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period or the result of any compliance by the Company and its Restricted Subsidiaries thereafter with any obligation incurred during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary to be an Unrestricted Subsidiary.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of “—Limitation on Indebtedness” or one of the clauses set forth in paragraph (b) of “—Limitation on Indebtedness” (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of “—Limitation on Indebtedness,” such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3)(B) of paragraph (b) of “—Limitation of Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of “—Limitation on Restricted Payments” and the items specified in subclause (C) of paragraph (a) of the covenant described under “—Limitation on Restricted Payments” will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraphs (a) and (b) of “—Limitation on Sales of Assets and Subsidiary Stock,” the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date.

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto and the application of the proceeds therefrom the Consolidated Interest Coverage Ratio would be greater than 2.0:1.0; provided that the maximum aggregate principal amount of Indebtedness outstanding at any time and incurred by Restricted Subsidiaries that are not the Issuer or a Guarantor pursuant to this clause (a) (when aggregated with the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not the Issuer or a Guarantor incurred in respect thereof pursuant to clause (b)(3) below and then outstanding) shall not exceed $350 million.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Indebtedness under Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $2,750 million, less the aggregate amount of all prepayments of principal applied to permanently reduce any such Indebtedness in satisfaction of the Company’s obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” (B) the sum of (i) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than any accounts receivable pledged, sold or otherwise transferred or encumbered by the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction), in each case, as of the end of the most recent fiscal quarter for which financial statements are available (but calculated on a pro forma basis for any acquisition or disposition of a Person or business occurring after such date and on or prior to the date of determination) and (C) solely in the case of Secured Indebtedness of the Company or a Guarantor that is not Guaranteed by any Restricted Subsidiary that is not the Issuer or a Guarantor, an amount such that, after giving pro forma effect thereto and the application of the proceeds therefrom, the Total Secured Leverage Ratio does not exceed 2.0:1;

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (i) any Indebtedness owed by the Issuer or any Guarantor to any Restricted Subsidiary that is not the Issuer or a Guarantor shall be subordinated in right of payment to the Notes or the Note Guarantees, as applicable and (ii) any subsequent event that results in any Restricted Subsidiary to which any such Indebtedness is owed ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (2);

(3) Indebtedness (A) represented by the Notes (not including any Additional Notes) and the Note Guarantees and any exchange Notes and related guarantees issued in exchange for such Notes and Note Guarantees pursuant to the Registration Rights Agreement, (B) outstanding on the Issue Date (other than the Indebtedness described in clauses (1) (under the Credit Agreement), (2) and (3)(A) above) and (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness that is Refinancing Indebtedness) or the foregoing paragraph (a);

(4)(A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (4) or (ii) the Consolidated Interest Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be equal to or greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

(5) Indebtedness in respect of (A) workers compensation claims, health disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business, (B) bid, performance surety, stay, customs, appeal or replevin bonds, bankers’ acceptances, letters of credit, bank guarantees and performance and completion guarantees, or similar obligations entered into by the Company or any Restricted Subsidiary in the ordinary course of business, (C) judgments, decrees, attachments or awards that do not constitute an Event of Default and (D) Hedging Obligations not entered into for speculative purposes;

(6) Purchase Money Indebtedness and Capitalized Lease Obligations and Refinancing Indebtedness in respect thereof in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of (A) $500 million and (B) 5.0% of Consolidated Total Assets at the time such Indebtedness is Incurred;

(7) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of a Financial Officer’s becoming aware of its Incurrence;

(9) any Guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Company or such Restricted Subsidiary is permitted under the terms of the Indenture;

(10)(A) Indebtedness of the Company or a Restricted Subsidiary in an amount not to exceed $100 million Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company whether by means of the acquisition of assets or the Capital Stock of such entity; provided, however, that on the date that such Restricted Subsidiary is acquired by the Company, (i) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (10) or (ii) the Consolidated Interest Coverage Ratio immediately after giving effect to such Incurrence and acquisition would be equal to or greater than such ratio immediately prior to such transaction and (B) Refinancing Indebtedness Incurred in respect of Indebtedness Incurred pursuant to this clause (10);

(11) Indebtedness of a Foreign Subsidiary (x) to finance working capital and other cash management needs and (y) in an aggregate principal amount outstanding at any time and incurred under this subclause (y) not to exceed the greater of (A) $350 million and (B) 5.0% of Consolidated Total Assets at the time such Indebtedness is Incurred;

(12) Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, will not exceed the greater of (A) $675 million and (B) 7.5% of Consolidated Total Assets at the time such Indebtedness is Incurred;

(13) Indebtedness consisting of bona fide purchase price adjustments, earnouts, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items in connection with acquisitions and asset dispositions otherwise permitted by the Indenture;

(14) Indebtedness (A) in the form of (x) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $10 million at any one time outstanding; and (y) reimbursements owed to officers, directors, consultants and employees and (B) consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Company (or any direct or indirect parent thereof); and

(15) Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business.

(c) For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

(1) Outstanding Indebtedness under the Credit Agreement on the Issue Date shall be deemed to have been Incurred pursuant to clause (1) of paragraph (b) above;

(2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness; and

(3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness (or any portion thereof) as of the time of Incurrence and will only be required to include the amount of such Indebtedness in one of such clauses (provided that any Indebtedness originally classified as Incurred pursuant to clauses (b)(2) through (b)(15) above may later be reclassified as having been Incurred pursuant to paragraph (a) or any other of clauses (b)(2) through (b)(15) above to the extent that such reclassified Indebtedness could be Incurred pursuant to paragraph (a) or one of clauses (b)(2) through (b)(15) above, as the case may be, if it were Incurred at the time of such reclassification); and

(4) Guarantees or Liens in respect of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness supported by such Guarantee, Lien or letter of credit, as the case may be, was in compliance with this covenant.

(d) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that (i) if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement and (ii) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding the foregoing, the maximum amount of Indebtedness that may be incurred pursuant to this covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the fluctuations in the exchange rates of currencies.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or pay any dividend, make any distribution on or in respect of its Capital Stock or make any similar payment (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) to the direct or indirect holders of its Capital Stock in their capacity as such, except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (B) dividends or distributions payable to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary has Capital Stock held by Persons other than the Company or other Restricted Subsidiaries, to such other Persons on no more than a pro rata basis);
(2) purchase, repurchase, redeem, retire or otherwise acquire (“Purchase”) for value any Capital Stock of the Company or any direct or indirect parent of the Company held by any Person (other than Capital Stock held by the Company or a Restricted Subsidiary);

(3) purchase for value, prior to scheduled maturity, any scheduled repayment or any scheduled sinking fund payment, any Subordinated Obligations (other than (a) the purchase for value of Subordinated Obligations acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such Purchase or (b) the purchase for value of Indebtedness outstanding under clause (b)(3) of “Limitation on Indebtedness”); or

(4) make any Investment (other than a Permitted Investment)

(any such dividend, distribution, payment or Purchase being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(A) a Default will have occurred and be continuing (or would result therefrom);

(B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by a Financial Officer of the Issuer, whose determination will be conclusive; provided, however, that with respect to any non-cash Restricted Payment, the amount so expended shall be determined in accordance with the provisions of the definition of Fair Market Value) declared or made subsequent to the Issue Date would exceed the sum, without duplication, of:

(i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of other property received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any capital contribution received by the Company from its equityholders subsequent to the Issue Date;

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s Consolidated balance sheet upon the conversion or exchange (other than by the Company or a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date for Capital Stock (other than Disqualified Stock) of the Company;

(iv) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the aggregate amount received by the Company or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) with respect to such Investment; and

(v) without duplication of amounts that increased the amounts available for Permitted Investments, upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such redesignation.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent such sale to such an employee stock ownership plan or trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or a substantially concurrent cash capital contribution received by the Company from its equityholders; provided, however, that:

(A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments, and

(B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) shall be excluded from the calculation of amounts under clause (C)(ii) of paragraph (a) above;

(2) any prepayment, repayment or Purchase for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Subordinated Obligations; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(4) any (A) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Company and its Subsidiaries in existence on the Issue Date and (B) purchase for value of Capital Stock of the Company or any of its Subsidiaries or direct or indirect parent companies (or any distribution to any such parent to finance such purchase) from employees, former employees, directors or former directors of the Company or any of its Subsidiaries or direct or indirect parent companies (or permitted transferees of such employees, former employees, directors or former directors) in an aggregate amount not to exceed $125.0 million per year (with unused amounts carried over to future years); provided further, however, that such Purchases for value shall be included in the calculation of the amount of Restricted Payments;

(5) so long as no Default has occurred and is continuing, payments of dividends on Disqualified Stock issued after the Issue Date pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7) so long as no Default has occurred and is continuing, any prepayment, repayment or Purchase for value of Subordinated Obligations (i) upon a Change of Control or (ii) from proceeds of an asset sale; provided that prior to such purchase, all Notes validly tendered and not withdrawn pursuant to a Change of Control Offer or Asset Sale Offer in connection therewith have been purchased; provided, however, that such prepayment, repayment or Purchase for value shall be excluded in the calculation of the amount of Restricted Payments;

(8) payments to holders of Capital Stock (or to the holders of Indebtedness that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) Restricted Payments if, at the time of making such payments, and after giving effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.50 to 1.00; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom); and provided further, however, that such amounts shall be included in the calculation of the amount of Restricted Payments;

(10) tax distributions to members of the Company in accordance with the terms of the Company’s partnership agreement as in effect on the Issue Date or as amended in any manner that is not adverse in any material respect to the Holders of Notes; and provided further, however, that 50% of such amounts shall be included in the calculation of the amount of Restricted Payments;

(11) following the first initial public offering of the common Capital Stock of the Company or any direct or indirect parent of the Company, dividends or distributions in an aggregate amount per annum not to exceed 6% of the net cash proceeds received by or contributed to the capital of the Company in connection with such initial public offering; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments;

(12) distributions (A) to pay expenses in connection with the formation of a holding company of the Company and/or consummating (or attempting to consummate) an initial public offering of the Equity Interests of such holding company and (B) (i) in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of any direct or indirect parent of the Company, and general corporate overhead expenses of any direct or indirect parent of the Company, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Company and its Subsidiaries and (ii) in amounts required for any direct or indirect parent of the Company to pay fees and expenses related to any unsuccessful equity or debt offering of such parent; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(13) transactions permitted under clause (b)(2), (b)(3), (b)(4), (b)(5), (b)(9) or (b)(10) of “—Transactions with Affiliates” to the extent constituting a Restricted Payment; provided that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

(14) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (14), does not exceed $675.0 million; provided, however, that

(A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any contractual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock;

(2) pay any Indebtedness or other obligations owed to the Company;

(3) make any loans or advances to the Company; or (4) transfer any of its property or assets to the Company, except, in the case of (1), (2), (3) or (4) above:

(A) any encumbrance or restriction pursuant to (i) applicable law, rule, regulation or order or (ii) an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such predecessor agreements;

(D) any encumbrance or restriction pursuant to an agreement with respect to Indebtedness incurred in reliance on clause (b)(1) of the covenant described under “—Limitation on Indebtedness”;

(E) in the case of clause (4), any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, sublease, license or similar contract, or the assignment or transfer of any such lease, sublease, license or other contract; or

(ii) contained in mortgages, pledges and other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or the Subsidiary incurring or Guaranteeing such indebtedness;

(F) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(G) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction or the Company or any Restricted Subsidiary with respect to Standard Securitization Undertakings in connection with a Qualified Receivables Transaction;

(H) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) above;

(I) any encumbrances or restrictions contained in joint venture agreements and restrictions with respect to the disposition or distribution of assets or property subject to asset sale agreements, stock sale agreements and other similar agreements and customary provisions in agreements restricting the assignment or transfer thereof;

(J) restrictions on cash or other deposits or net worth imposed by customers, lenders, suppliers or, in the ordinary course of business, other third parties or by Liens permitted hereby;

(K) with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness incurred by such Foreign Subsidiary; and

(L) any encumbrance or restriction contained in the terms of any Indebtedness permitted to be incurred hereunder; provided that such encumbrance of restriction are not expected to (as determined by the Company in good faith on the date of incurrence) materially adversely affect the ability of the Company to pay principal and interest on the Notes; and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof that do not contain encumbrances or restrictions that are materially more restrictive (as determined by the Company in good faith) than those in the original Indebtedness.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition,

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Additional Assets, and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) first, to the extent the Company elects (or is required by the terms of any applicable Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Indebtedness outstanding under the Credit Agreement or incurred pursuant to clause (b)(i) of the covenant described under “Limitation on Indebtedness,” any Secured Indebtedness or any Indebtedness of a Restricted Subsidiary that is not the Issuer or a Guarantor, within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to acquire Additional Assets (or otherwise to make capital expenditures), in each case within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash (provided that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive written agreement committing it to apply such Net Available Cash in accordance with the requirements of this clause (B), such 365-day period shall be extended with respect to the amount of Net Available Cash so committed until the earlier of the date required to be paid in accordance with such agreement and 180 days);

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined in paragraph (c) of this covenant below) to purchase Notes pursuant to and subject to the conditions set forth in paragraph (c) of this covenant; provided, however, that if the Issuer elects (or is required by the terms of any other Senior Indebtedness), such Offer may be made ratably to purchase the Notes and any Senior Indebtedness of the Company or a Restricted Subsidiary; and

(D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose permitted by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of revolving credit Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired for value.

Notwithstanding the foregoing provisions of this paragraph (3), the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant until such time as the aggregate Net Available Cash from all Asset Dispositions that has not been applied in accordance with the preceding paragraph of this covenant exceeds $50.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be used or invested in any manner that is not prohibited by the Indenture.

(b) For the purposes of this covenant, the following are deemed to be cash:

•

the assumption of Indebtedness or other obligations of the Company (other than obligations in respect of Subordinated Obligations or Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Subordinated Obligations, Disqualified Stock and Preferred Stock of a Restricted Subsidiary that is a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or obligations in connection with such Asset Disposition;

•

any Designated Non-Cash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Non-Cash Consideration received pursuant to this clause and then outstanding, does not exceed at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) the greater of (i) $300.0 million and (ii) 3.0% of Consolidated Total Assets;

•

securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days; and

•	Temporary Cash Investments.

(c) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) of this covenant, the Issuer will be required:

(i) to purchase Notes tendered pursuant to an offer by the Issuer for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture; and

(ii) to purchase other Senior Indebtedness of the Issuer or a Guarantor on the terms and to the extent contemplated thereby; provided that in no event shall the Issuer offer to purchase such Senior Indebtedness at a purchase price in excess of 100% of its principal amount (without premium) plus accrued and unpaid interest thereon.

If the aggregate purchase price of Notes (and other Senior Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Issuer will apply the remaining Net Available Cash in accordance with clause (a)(3)(D) of this covenant. If the aggregate purchase price of Notes (and other Senior Indebtedness) tendered pursuant to the Offer is greater than the Net Available Cash allotted to the purchase of the Notes (and other Senior Indebtedness), the Issuer will purchase Notes (and such other Senior Indebtedness) on a pro rata basis; provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000.

(d) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company involving aggregate consideration with a Fair Market Value in excess of $15.0 million (an “Affiliate Transaction”) unless such transaction is on terms:

(1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $50.0 million have been approved by a majority of the members of the Board of Directors who are disinterested directors as to such Affiliate Transaction; and

(3) that, in the event such Affiliate Transaction involves an amount in excess of $150.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

(1) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment or consultant arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;

(4) loans or advances to directors, officers, consultants or employees in the ordinary course of business of the Company and its Restricted Subsidiaries;

(5) the payment of reasonable fees and compensation to, or the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of the Company and its Restricted Subsidiaries in the ordinary course of business;

(6)(A) any transaction between or among any of the Company and any Restricted Subsidiaries and (B) any transaction between the Company or any Restricted Subsidiary and any joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;

(7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and the granting of customary registration rights in respect thereof;

(8) any agreement as in effect on the Issue Date, or any renewals, extensions or amendments of any such agreement or similar agreement (so long as such renewals, extensions or amendments or similar agreement are not less favorable in any material respect to the Company or its Restricted Subsidiaries) and the transactions evidenced thereby;

(9) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in each case in the ordinary course of business; or

(10) any transaction effected as part of a Qualified Receivables Transaction.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its property or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien secures any Indebtedness other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses.

Reports

Prior to the completion of the exchange offer hereby with respect to the Notes, the Issuer will furnish to the Trustee the following reports within the time periods set forth below:

(1) within 90 days after the end of each fiscal year, annual reports of the Company containing substantially all of the information that would have been required to be contained in an Annual Report on Form 10-K under the Exchange Act (other than information described in Items 9A, 9AT, and 9B of Part II or in Items 11, 12, 13 (other than any information required by Item 404 of Regulation S-K) and 14 of Part III of such form) if the Company had been a reporting company under the Exchange Act, including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) audited financial statements prepared in accordance with GAAP (but without the need for compliance with Rule 3-10 of Regulation S-X);

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing substantially all of the information that would have been required to be contained in a Quarterly Report on Form 10-Q under the Exchange Act (other than information described in Items 4 and 4T of Part I and Items 2 and 5 of Part II of such form) if the Company had been a reporting company under the Exchange Act (but only to the extent similar information is provided in this offering memorandum), including (A) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (B) unaudited quarterly financial statements prepared in accordance with GAAP (but without the need to comply with Rule 3-10 of Regulation S-X); and

(3) within 5 business days after the occurrence of any event that would have been required to be reported in a Current Report on Form 8-K (other than a report required pursuant to Items 1.01 or 1.02 (in each case, to the extent not relating to a financing or acquisition), 2.02, 2.05, 2.06, 3.01, 3.02, 5.02, 5.03, 5.04, 5.05, 5.06 and 5.07) under the Exchange Act if the Company had been a reporting company under the Exchange Act, current reports containing substantially all of the information that would have been required to be contained in a Current Report on Form 8-K under the Exchange Act if the Company had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if an executive officer of the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that (A) such reports will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or Regulation G and (B) no schedules or exhibits shall be required to be included in any report.

Prior to the completion of the exchange offer hereby with respect to the Notes, the Issuer will also post all such reports to its website.

In addition, the Issuer shall furnish to Holders, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

From and after the completion of the exchange offer hereby with respect to the Notes, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Issuer will provide the Trustee and Holders and prospective Holders within the time periods specified in the SEC’s rules and regulations for non-accelerated filers, copies of:

•	annual reports on Form 10-K, or any successor or comparable form, of the Company containing the information required to be contained therein, or required in such successor or comparable form;

•	quarterly reports on Form 10-Q of the Company, containing the information required to be contained therein, or any successor or comparable form; and

•	from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form, of the Company.

Notwithstanding whether the Company is subject to the periodic reporting requirements of the Exchange Act, the Company will nevertheless continue filing the reports specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. Notwithstanding the foregoing, to the extent the Company files the information and reports referred to in the preceding paragraph with the SEC and such information is publicly available on the Internet, the Company shall be deemed to be in compliance with its obligations to furnish such information to the Holders of the Notes. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC. In addition, the Company will participate in a quarterly conference call available to Holders of the Notes, prospective investors in the Notes, broker-dealers and securities analysts to discuss operating results and related matters. The Company shall post a notice of such quarterly conference calls on its website at least three business days in advance of each such conference call which will provide the date and time of any such call and will either provide Holders, prospective investors, broker-dealers and securities analysts with instructions for accessing such call or direct such persons to contact the investor relations office of the Company to obtain access to the conference call.

In the event that any direct or indirect parent company of the Company (of which the Company is a wholly-owned Subsidiary) is or becomes a Guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations under this covenant by furnishing information (or filing it with the SEC) relating to such direct or indirect parent company. As a result of DAP becoming a guarantor, the Company is currently satisfying the requirement by having DAP make such filings.

Future Guarantors

The Issuer will cause each new Domestic Subsidiary of the Issuer that is a guarantor of any Material Indebtedness of the Issuer or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will provide a Note Guarantee. In addition, the Issuer will cause each Foreign Subsidiary of the Company that becomes a guarantor of any Material Indebtedness of the Issuer or any Domestic Subsidiary of the Issuer to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will provide a Note Guarantee. Additionally, the Company, at its option, may cause any direct or indirect parent company of the Company to become a Guarantor.

Merger and Consolidation

The Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company or limited liability partnership organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Indenture and the Notes (and, if the Successor Company is not a corporation, the Company shall cause a corporate co-issuer to become a co-obligor on the Notes);

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, (A) the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Interest Coverage Ratio for the Company would be equal to or greater than such ratio for the Company immediately prior to such transaction; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not and will not permit any other Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(A) except in the case of a Subsidiary Guarantor (i) that has been disposed of in its entirety to another Person (other than to the Company or a Restricted Subsidiary of the Company), whether through a merger, consolidation or sale of Capital Stock or that has transferred or leased all or substantially of its assets to another Person or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving the Company, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia) the United Kingdom (including the Channel Islands), any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Guarantor or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(C) in the case of a transaction involving a Guarantor that is not a Subsidiary Guarantor, immediately after giving effect to such transaction, (A) the Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (B) the Consolidated Interest Coverage Ratio for the Company would be equal to or greater than such ratio for the Company immediately prior to such transaction; and

(D) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Notwithstanding clauses (2) and (3) of the first paragraph above or clauses (B) and (C) of the immediately preceding paragraph:

(A) any Restricted Subsidiary of the Issuer may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Subsidiary Guarantor;

(B) any Restricted Subsidiary of the Company (other than the Issuer) may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Guarantor; and

(C) the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

Defaults

Each of the following is an Event of Default with respect to each series of Notes:

(1) a default in any payment of interest on the Notes of such series when due and payable continued for 30 days;

(2) a default in the payment of principal of any Note of such series when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3) the failure by the Issuer or any Guarantor to comply with its obligations under the covenant described under “—Merger and Consolidation” above;

(4) the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenants described under “—Change of Control” or “—Certain Covenants” (other than “—Certain Covenants—Reports”) above (in each case, other than a failure to purchase Notes of such series);

(5) the failure by the Company or any Restricted Subsidiary to comply for 90 days after notice as specified in the Indenture with its other agreements contained in the Indenture;

(6) the failure by the Company or any Restricted Subsidiary to pay the principal amount of any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross acceleration provision”);

(7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8) the rendering of any final and nonappealable judgment or decree (not covered by insurance) for the payment of money in excess of $100.0 million or its foreign currency equivalent (treating any deductibles, self-insurance or retention as not so covered) against the Company, the Issuer or a Significant Subsidiary if such final judgment or decree remains outstanding and is not satisfied, discharged or waived within a period of 60 days following such judgment (the “judgment default provision”); or

(9) any Note Guarantee of the Company or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6), (8) or (9) will not constitute an Event of Default with respect to any series of Notes until the Trustee notifies the Company or the Holders of at least 25% in principal amount of the outstanding Notes of such series notify the Company and the Trustee of the default and the Company or the Subsidiary Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6), (8) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes of any series by notice to the Company may declare the principal of and accrued but unpaid interest on all the Notes of such series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or the Issuer occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of any series may rescind any such acceleration with respect to the Notes of such series and its consequences.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived (and the related declaration of acceleration rescinded or annulled) by the holders of the relevant

Indebtedness within 20 Business Days after the declaration of acceleration with respect to the Notes and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note of any series may pursue any remedy with respect to the Indenture or the Notes of such series unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Notes of such series have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the Holders of a majority in principal amount of the outstanding Notes of such series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of any series will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes of any such series. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note of such series or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification reasonably satisfactory to it in its sole discretion against all losses, liabilities and expenses.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes of the applicable series, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note of any series (including payments pursuant to the redemption provisions of such Note of such series), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes of any series may be amended as it relates to such series of Notes with the written consent of the Holders of a majority in principal amount of the Notes of such series then outstanding voting as a single class and any past default or compliance with any provisions with respect to the Notes of such series may be waived with the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding voting as a single class. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of the Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) reduce the premium payable upon the redemption of any Note or change the scheduled date at which any Note may be redeemed as described under “Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions; or

(8) release the Note Guarantee of any Significant Subsidiary (or group of Subsidiaries in a transaction or series of related transactions that would together constitute a Significant Subsidiary).

Without the consent of any Holder of the Notes, the Issuer, the Guarantors and the Trustee, as applicable, may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuer or any Guarantor under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add additional Guarantees with respect to the Notes or to confirm and evidence the release, termination or discharge of any Guarantee when such release, termination or discharge is permitted under the Indenture;

(5) add to the covenants of the Company or the Issuer for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company or the Issuer;

(6) make any change that does not adversely affect the rights of any Holder in any material respect;

(7) make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and

(B) such amendment does not materially affect the rights of Holders to transfer Notes; (8) comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(9) issue exchange Notes pursuant to the Registration Rights Agreement;

(10) convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “—Certain Covenants—Limitation on Liens”; or

(11) conform any provision of the Indenture or the Notes to this “Description of Notes” to the extent such provision was intended to be a verbatim recital of any provision hereof.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes in accordance with the restrictions set forth in the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

When (1) the Issuer delivers to the Trustee or Registrar and Paying Agent all outstanding Notes of any series for cancellation or (2) all outstanding Notes of any series have become due and payable or will become due and payable within one year, whether at maturity or on a redemption date as a result of the delivery by the Issuer of a notice of irrevocable redemption to the Trustee or Registrar and Paying Agent and, in the case of clause (2), the Issuer deposits with the Trustee or Registrar and Paying Agent funds or U.S. Government Obligations sufficient to pay at maturity or upon redemption all outstanding Notes of such series, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Issuer pays all other sums payable under the Indenture by the Issuer with respect to such series, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes of such series.

Defeasance

The Issuer may, as described below, at any time terminate all its and the Guarantors’ obligations under the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, the Issuer may, as described below, at any time terminate:

(1) its obligations under the covenants described under “—Change of Control” and “—Certain Covenants,” and

(2) the operation of the cross acceleration provision, the bankruptcy provisions (other than with respect to the Company or the Issuer), the judgment default provision described under “—Defaults” above and the limitations contained in clause (3) under the first paragraph and clause (C) under the second paragraph of “—Merger and Consolidation” above (“covenant defeasance” and such provisions the “defeased provisions”).

In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option with respect to the Notes of any series, each Guarantor will be released from all of its obligations with respect to its Note Guarantee of such series.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to a series of Notes, payment of the Notes of such series may not be accelerated because of an Event of Default specified in, or resulting from a breach of, the defeased provisions.

In order to exercise either defeasance option with respect to a series of Notes, the Company must deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium (if any) and interest in respect of the Notes of such series to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee and the Registrar and Paying Agent

Wilmington Trust Company is the Trustee under the Indenture and Deutsche Bank Trust Company Americas is the Registrar and Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged and may in the future engage in financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the TIA. The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“Additional Assets” means:

(1) any property or assets (other than Indebtedness) to be used by the Company or a Restricted Subsidiary;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

“Additional Interest” has the meaning given to such term in the Registration Rights Agreement.

“Additional Notes” has the meaning given to such term under “—Indenture May Be Used for Future Issuances.”

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of sales, leases, transfers or dispositions that are part of a common plan) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the provisions described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, a disposition subject to the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or constituting a Permitted Investment;

(C) a disposition or series of related dispositions of assets with a Fair Market Value of less than $25.0 million;

(D) a sale of accounts receivable and related assets (i) in a Qualified Receivables Transaction or (ii) pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, the Company or any Subsidiary;

(E) a transfer of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(F) a disposition of all or substantially all the Company’s assets (as determined on a Consolidated basis) in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(G) a disposition of any assets that are obsolete, worn out or no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(H) a disposition constituting a Permitted Lien or foreclosure thereon;

(I)(i) dispositions of accounts receivable in connection with the collection or compromise thereof; (ii) dispositions of cash and Temporary Cash Investments; and (iii) dispositions of property pursuant to casualty events;

(J) dispositions of Investments in joint ventures (or issuances of Capital Stock thereof) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties; and

(K) dispositions of Investments in Unrestricted Subsidiaries.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of the board of directors of the Company.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the definition of “Adjusted Treasury Rate” is applicable, the average of three, or if not possible, such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Interest Coverage Ratio” as of any date of determination means the ratio of:

(1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are available to

(2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness (other than Indebtedness incurred under any revolving credit facility in the ordinary course of business) since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any Person or business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets disposed for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, Asset Disposition or other Investment, the amount of income, EBITDA or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company; provided that any pro forma adjustments shall be limited to those that are probable based on specifically identified actions set forth in an Officer’s Certificate delivered to the Trustee that have occurred or are expected to occur in the next twelve months following the date of such calculation, in the good faith judgment of a responsible Financial Officer of the Company.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness is Incurred or repaid under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Consolidated Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1) interest expense attributable to Capitalized Lease Obligations,

(2) amortization of debt discount costs,

(3) capitalized interest,

(4) non-cash interest expense (other than any non-cash interest expense attributed to the allocation of a portion of the issue price of an equity-linked security to the equity component thereof),

(5) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing,

(6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary but only to the extent such Indebtedness is in default under its terms or any payment is actually made in respect of such Guarantee,

(7) net payments made or received pursuant to Hedging Obligations under Interest Rate Agreements (including amortization of fees), and

(8) dividends paid in cash or Disqualified Stock in respect of (A) all Preferred Stock of Restricted Subsidiaries and (B) all Disqualified Stock of the Company, in each case held by Persons other than the Company or a Restricted Subsidiary, and less, to the extent included in such total interest expense, the amortization or write-off during such period of capitalized financing costs. Notwithstanding anything to the contrary contained herein, Consolidated Interest Expense for any period shall include any interest income during such period.

“Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period before payment of dividends on Preferred Stock; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and the Company’s equity in a net loss of any such Person for such period shall be excluded in determining such Consolidated Net Income except to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company for any period prior to the date of such acquisition;

(3) for purposes of “Limitation on Restricted Payments,” any net income of any Restricted Subsidiary (other than a Guarantor) to the extent subject to restrictions (to the extent not waived) on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (with the amount of such cash payments that is restricted being determined in good faith by a Financial Officer of the Company));

(4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any (x) extraordinary or non-recurring gain or loss and (y) any unusual gain or loss (including, without limitation, the amount of any warranty accrual (above ordinary accruals), litigation settlement, restructuring, integration, transition, executive severance, facility closing and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Company and its Restricted Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines) and any restructuring charges;

(6) any gain (or loss) realized upon the extinguishment of any Indebtedness;

(7) any non-cash compensation expense, including any expense recognized pursuant to the Company’s value creation plan in effect on the Issue Date;

(8) any write-off or impairment of assets and the amortization of intangible assets;

(9) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or incurrence, repayment or refinancing of Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful);

(10) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, and

(11) the cumulative effect of a change in accounting principles.

“Consolidated Total Assets” means, at any time, the total Consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Consolidated Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of a type described in clause (1) through (7) or (9) of the definition of Indebtedness of the Company and its Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP.

“Consolidated Total Secured Debt” means, at any date of determination, the aggregate amount of Consolidated Total Debt that is secured by a Lien on any assets of the Company or any Restricted Subsidiary.

“Consolidation” means, unless the context otherwise requires, the consolidation of (1) in the case of the Company, the accounts of each of the Restricted Subsidiaries with those of the Company and (2) in the case of a Restricted Subsidiary, the accounts of each Subsidiary of such Restricted Subsidiary that is a Restricted Subsidiary with those of such Restricted Subsidiary, in each case in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means, the Credit Agreement, dated as of March 31, 2011 by and among the Company, Delphi Holdings S.a.r.l., the Issuer, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Restricted Subsidiaries of the Company a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is designated by the Company as Designated Non-Cash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration, which cash and cash equivalents shall be considered Net Available Cash received as of such date and shall be applied pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary; provided, however, that any such conversion or exchange shall be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(3) is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (1), (2) and (3), on or prior to 91 days after the Stated Maturity of the Notes; provided that only the portion of such Capital Stock that is required to be redeemed, is so redeemable or is so convertible at the option of the holder thereof before such date will be deemed to be Disqualified Capital Stock and Capital Stock will not constitute Disqualified Capital Stock (i) solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes if the terms thereof specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the Notes as required by the Indenture or (ii) if the terms thereof prohibit repurchase or redemption if prohibited by the Indenture.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted therefrom in determining Consolidated Net Income of the Company and its Restricted Subsidiaries:

(i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities;

(ii) expense and provision for taxes paid or accrued;

(iii) depreciation;

(iv) amortization (including amortization of intangibles, including, but not limited to goodwill);

(v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill, intangibles or long-lived assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations except to the extent representing an accrual for future cash outlays;

(vi) any other non-cash items except to the extent representing an accrual for future cash outlays;

(vii) without duplication, income of any non-wholly owned Restricted Subsidiaries and deductions attributable to minority interests;

(viii) any non-cash costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any employee or management equity plan or stock plan with respect to Capital Stock of the Company or any of its direct or indirect parent companies;

(ix) expenses with respect to casualty events,

(x) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Investment; and

(xi) non-cash charges pursuant to SFAS 158;

minus, to the extent included in Consolidated Net Income, the sum of:

(x) any unusual, infrequent or extraordinary income or gains; and

(y) any other non-cash income (except to the extent representing an accrual for future cash income), all calculated for the Company and its Restricted Subsidiaries in accordance with GAAP on a consolidated basis;

provided, however, that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Currency Agreement) and (B) there shall be excluded in determining EBITDA for any period any adjustments resulting from the application of SFAS 133.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company or, to the extent contributed to the capital of the Company, any direct or indirect parent company of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction as such price is, unless specified otherwise in the Indenture, determined in good faith by a Financial Officer of the Company or by the Board of Directors. Fair Market Value (other than of any asset with a public trading market) of any asset or property (or group of assets or property subject to an event giving rise to a requirement under the Indenture that “Fair Market Value” be determined) in excess of $150.0 million shall be determined by the Board of Directors or a duly authorized committee thereof.

“Financial Officer” means the Chief Financial Officer, the Treasurer or the Chief Accounting Officer of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary Guarantor, the Company, Delphi Holdings S.a.r.l. and any future parent company of the Issuer that provides a Note Guarantee under the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or raw materials hedge agreement or any hedging agreement entered into in connection with the issuance of convertible debt.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments;

(3) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions securing obligations (other than obligations described in clauses (1), (2) and (5)) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantee, bankers’ acceptance or similar credit transaction);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation that is not a liability on such Person’s balance sheet under GAAP and deferred or equity compensation arrangements payable to directors, officers, or employees or former directors, officers or employees), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) all Capitalized Lease Obligations of such Person;

(6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Guarantor, any Preferred Stock (but excluding, in each case, any accrued and unpaid dividends);

(7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

(A) the Fair Market Value of such asset at such date of determination and

(B) the amount of such Indebtedness of such other Persons;

(8) Hedging Obligations of such Person; and

(9) all obligations of the type referred to in clauses (1) through (8) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, (i) in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that (i) in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time and (ii) Hedging Obligations permitted under clause (b)(5) of “Certain Covenants—Limitation on Indebtedness” shall be deemed to have a principal amount of zero.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If the Company or any Restricted Subsidiary transfers less than all of the Capital Stock of a Restricted Subsidiary to any Person and following such transfer such Restricted Subsidiary ceases to be a Subsidiary, the Company shall be deemed to have made an Investment at the time of such transfer in an amount equal to the Fair Market Value of the remaining Capital Stock of such former Restricted Subsidiary that is held by the Company and the remaining Restricted Subsidiaries immediately following such transfer. The designation of any Subsidiary as a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the Fair Market Value of the Subsidiary so designated.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by Standard & Poor’s, or if Moody’s or Standard & Poor’s shall cease to provide a rating of the applicable series of Notes, an equivalent rating by any other Rating Agency.

“Issue Date” means the date Notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, in each case only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition (but only for so long as such reserve is maintained).

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Guarantor pursuant to the terms of the Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company. “Officer” of the Issuer or any other Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Subsidiary Guarantor or the Trustee.

“Permitted Business” means any business engaged in by the Company or any Restricted

Subsidiary on the Issue Date and any Related Business.

“Permitted Holder” means each Person holding at least 5% of the Capital Stock of the Company on April 21, 2011 and any of their Affiliates (other than portfolio companies) and any “group” including any of such Persons so long as such Persons have the right to direct the voting of a majority of the Capital Stock owned by such group.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

(2) Investments in the Company or any Restricted Subsidiary;

(3) Investments in cash and Temporary Cash Investments;

(4) loans and advances to employees, officers and directors of the Company and the Restricted Subsidiaries (A) in the ordinary course of business for bona fide business purposes, (B) to purchase Capital Stock of the Company (or any direct or indirect parent company of the Company) and (C) for other purposes not in excess of an aggregate of $25.0 million at any one time outstanding pursuant to this subclause (C);

(5) Hedging Obligations entered into in the ordinary course of the Company’s or a Restricted Subsidiary’s businesses and otherwise in compliance with the Indenture;

(6) Investments received in satisfaction or partial satisfaction of receivables from financially troubled account debtors and other credits to suppliers or received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, suppliers or customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured investment or other transfer of title with respect thereto;

(7) Investments made by the Company or any Restricted Subsidiary as a result of consideration received in connection with an Asset Disposition made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or a disposition of assets exempt therefrom;

(8) Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) in Persons, including, without limitation, Unrestricted Subsidiaries and joint ventures, engaged in a business similar or related to or logical extensions of the businesses in which the Company and the Restricted Subsidiaries are engaged on the Issue Date, not to exceed the greater of (i) $675.0 million (ii) 7.5% of Consolidated Total Assets at the time of such Investment, at any one time outstanding;

(9) Investments (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed the greater of (i) $675.0 million and (ii) 7.5% of Consolidated Total Assets at the time of such Investment, at any one time outstanding;

(10) Investments in a Receivable Entity as part of a Qualified Receivables Transaction;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(12) payroll, travel and similar advances to cover matters that are made in the ordinary course of business;

(13) Investments in the ordinary course of business consisting of extensions of credit, endorsements for collection or deposit or prepaid expenses and workers compensation, performance and other similar deposits;

(14) lease, utility and other similar deposits in the ordinary course of business;

(15) Guarantees of Indebtedness of the Company or a Restricted Subsidiary permitted to be Incurred under the Indenture;

(16) Investments in existence on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof that does not increase the amount thereof except as otherwise permitted or as provided by the terms thereof on the Issue Date; and

(17) Investments held by a Person acquired after the Issue Date or merged with and into the Company or any Restricted Subsidiary, which Investment was not incurred in contemplation of such acquisition or merger; and

(18) customer financing in an aggregate amount not to exceed $50.0 million at any time outstanding.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness permitted pursuant to clause (b)(1) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness for borrowed money and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (including Indebtedness Incurred under clause (b)(6) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”); provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date (other than Liens referred to in the foregoing clause (1)) and extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries;

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11) Liens securing Indebtedness or other obligations of the Company or a Restricted Subsidiary owing to the Company or a Restricted Subsidiary of such Person;

(12) Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount of the indebtedness secured by Liens described under clauses (7), (8), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(14) Liens on accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction;

(15) judgment Liens not giving rise to an Event of Default;

(16) Liens securing Obligations other than Indebtedness for borrowed money and not materially detracting from the value of the assets and properties of the Company and its Restricted Subsidiaries;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries;

(18) Liens which constitute bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract and Liens in respect of Cash Management Obligations;

(19) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens on specific items of inventory or other goods and related documentation (and proceeds thereof) securing reimbursement obligations in respect of trade letters of credit issued to ensure payment of the purchase price for such items of inventory or other goods; and

(21) Liens (i) on Capital Stock and assets of Foreign Subsidiaries (other than Guarantors) securing Indebtedness of a Foreign Subsidiary permitted by the “Limitation on Indebtedness” covenant and securing other obligations under the agreements governing or relating to such Indebtedness and (ii) securing Indebtedness permitted to be incurred under clause (15) of the second paragraph under “Limitation on Indebtedness”; and

(22) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens Incurred pursuant to this clause (22) does not exceed the greater of (A) $500.0 million and (B) 5.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (22) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (22) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (22).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness:

(1) Incurred in connection with the purchase of property, plant or equipment whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets, including conditional sale obligations, obligations under any title retention agreement and other obligations Incurred in connection with the acquisition, construction or improvement of such asset, in each case where the amount of such Indebtedness does not exceed the greater of

(A) the cost of the asset being financed and

(B) the Fair Market Value of such asset; and

(2) Incurred to finance such acquisition, construction or improvement by the Company or a Restricted Subsidiary of such asset whether through the direct purchase of such asset or the Capital Stock of any Person owning such asset;

provided, however, that such Indebtedness is Incurred within 270 days after such acquisition or the completion of such acquisition, construction or improvement.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Qualified Receivables Transaction, which note

(1) shall be repaid from cash available to the Receivables Entity, other than

(A) amounts required to be established as reserves;

(B) amounts paid to investors in respect of interest;

(C) principal and other amounts owing to such investors; and

(D) amounts paid in connection with the purchase of newly generated receivables and

(2) may be subordinated to the payments described in clause (a).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(1) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or

(2) any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by a Financial Officer of the Company).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure Indebtedness under Credit Facilities that is not intended to constitute a receivables financing (as determined in good faith by the Company) shall not be deemed a Qualified Receivables Transaction.

“Quotation Agent” means one of the Reference Treasury Dealers selected by the Company.

“Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Receivables Entity” means (a) a Subsidiary of the Company which is designated by the Company as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(A) is Guaranteed by the Company or any Restricted Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(C) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Company shall be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Reference Treasury Dealer” means three nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that:

(1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the remaining Average Life of the Indebtedness being refinanced,

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn (other than any such amount that would have been prohibited from being drawn pursuant to the covenant described above under “—Certain Covenants—Limitation on Indebtedness”)) (plus fees and expenses, including any premium and defeasance costs), and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include:

(A) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company; or

(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the initial purchasers of the Notes issued on the Issue Date and (ii) except for purposes of “—Certain Covenants—Reports,” any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Related Business” means any business (a) reasonably related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the Issue Date or (b) for which proprietary rights of the Company and its Restricted Subsidiaries would be, as determined in good faith by the Company, reasonably related, ancillary or complementary to such business.

“Restricted Subsidiary” means any Subsidiary of the Company (including, without limitation, the Issuer) other than an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any of its Restricted Subsidiaries.

“Senior Indebtedness” of the Issuer or any Guarantor, as the case may be, means any Indebtedness (other than Indebtedness owing to the Company or a Subsidiary) that is not subordinated in right of payment to the Notes and the Guarantees thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are customary in an accounts receivable transaction (as determined in good faith by the Company).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that by its terms is subordinate or junior in right of payment to the Notes. “Subordinated Obligation” of a Guarantor has a correlative meaning.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified herein, all references to any Subsidiary shall be to a Subsidiary of the Company. For the avoidance of doubt, BDWY, a Chinese corporation, is a Subsidiary of the Company pursuant to its governance structure as in effect on the Issue Date.

“Subsidiary Guarantor” means any Subsidiary of the Issuer that has issued a Note Guarantee.

“Temporary Cash Investments” means any of the following:

(1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof), in each case maturing within one year from the date of acquisition thereof;

(2) investments in securities with maturities of less than one year from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority thereof or by any foreign government, the securities of which are rated at least A by S&P or A by Moody’s or commercial paper maturing within one year from the date of acquisition thereof, and having, at such date of acquisition, ratings of A-1 from Standard & Poor’s or P-1 from Moody’s;

(3) investments in demand deposits, certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof and issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any commercial bank, supranational bank or trust company that has a combined capital and surplus and undivided profits of not less than $500 million;

(4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) or (2) above and entered into with a financial institution described in clause (3) above or a non-bank broker dealer listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers;

(5) money market funds that invest in assets described above;

(6) in the case of the Company or any Foreign Subsidiary, substantially similar Investments of comparable quality denominated in the currency of any jurisdiction in which they do business and other investments of the type and maturity described in clause (3) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Subsidiary is located; provided that such investments be made in amounts and jurisdictions consistent with the Company’s policies governing short-term investments; and

(7) in the case of the Company or any Foreign Subsidiary, short-term non-speculative investments for cash management purposes that are consistent with the Company’s written investment policies regarding short-term investments.

“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Total Debt to (b) EBITDA for the most recently ended four fiscal quarter period ending immediately prior to the date for which financial statements are internally available; provided, however, that:

(A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the calculation of the Total Leverage Ratio is an Incurrence of Indebtedness, then the calculation of EBITDA and Consolidated Total Debt for purposes of this definition for such period shall give effect on a pro forma basis to such new Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the calculation of the Total Leverage Ratio, then the calculation of EBITDA and Consolidated Total Debt for purposes of this definition for such period shall give effect on a pro forma basis to such repayment, repurchase, defeasance or discharge as if it had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any disposition of a Person or business, then EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period;

(D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition, including any acquisition of assets occurring in connection with a transaction giving rise to a calculation hereunder, which constitutes a business, then EBITDA for such period shall be calculated after giving pro forma effect to such Investment or acquisition (including the Incurrence of any Indebtedness) as if it occurred on the first day of such period; and

(E) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, then EBITDA for such period shall be calculated after giving pro forma effect to such disposition, Investment or acquisition of assets as if it occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, disposition or other Investment, the amount of income, EBITDA or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible Financial Officer of the Company; provided that any pro forma adjustments shall be limited to those that are probable based on specifically identified actions set forth in an Officer’s Certificate delivered to the Trustee that have occurred or are expected to occur in the next twelve months following the date of such calculation, in the good faith judgment of a responsible Financial Officer of the Company.

“Total Secured Leverage Ratio” means the ratio of (a) Consolidated Total Secured Debt to (b) EBITDA for the most recently ended four fiscal quarter period ending immediately prior to the date for which financial statements are internally available, with such adjustments as are set forth under the definition of “Total Leverage Ratio.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than the Issuer or any direct or indirect parent company of the Issuer to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that (i) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less; (ii) at the time of such designation, the Company could have made an Investment in compliance with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” in an amount equal to the Fair Market Value of such Subsidiary, in each case at the time of such designation.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Company could Incur all Indebtedness of such Unrestricted Subsidiary under “—Certain Covenants—Limitation on Indebtedness” at such time; and

(y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM

The new Notes will be represented by one or more global notes in registered form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the applicable registrar as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold Notes for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book- entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the designated Participants with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream, Luxembourg) that are Participants. Euroclear and Clearstream, Luxembourg will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, Luxembourg, and JPMorgan Chase Bank, N.A. acts as depositary for Euroclear. All interests in a Global Note, including those held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream, Luxembourg may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we, the trustee, the registrar, the paying agent and the transfer agent (together with the registrar and the paying agent, the “agents”) will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee, the agents nor any agent of ours or theirs has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of DTC or either trustee. Neither we, the trustee nor the agents will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Notes, and we, the trustee and the agents may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of our or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary; or

•	there has occurred and is continuing an event of default with respect to the Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time-zone differences, credits of interests in the Global Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions involving interests in such Global Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the Global Notes by or through a Clearstream, Luxembourg participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Acquisition Financing

In connection with the acquisition of certain assets of the Predecessor by Delphi Automotive LLP and GM on the Acquisition Date, (i) we issued the Old Notes pursuant to the NPA with an Acquisition Date fair value of $49 million and (ii) entered into the DDTL with a syndicate of lenders. A majority of the holders of the Old Notes and the lenders under the DDTL were related parties as holders of the Class A and Class B membership interests. In connection with the redemptions of our Class A and Class C membership interests as described below under “—Redemption Agreements,” we terminated the DDTL and repaid and extinguished the Old Notes at an aggregate purchase price of approximately $57 million.

The Old Notes paid 12% interest and had a maturity date of October 6, 2014. The Old Notes were recorded at $47 million in our consolidated balance sheet as of March 31, 2011, immediately before giving effect to the extinguishment of the Old Notes. The DDTL had included maximum available borrowing of $890 million, which was split into a U.S. tranche of up to $267 million in borrowings and a foreign tranche of up to $623 million in borrowings. There was no commitment fee associated with the DDTL, but, if drawn, we would have been required to pay interest at the rate of LIBOR plus 6.0% per annum, with a minimum LIBOR amount of 2.0% per annum. The DDTL had a term of 5 years.

The U.S. tranche under the DDTL was guaranteed by each of our U.S. subsidiaries as well as certain foreign subsidiaries. The foreign tranche under the DDTL was guaranteed by each of the guarantors under the U.S. tranche. In addition, subject to legal and other customary limitations, the DDTL required certain of our material foreign subsidiaries to become guarantors under the foreign tranche. The loans, guarantees and other obligations under the U.S. tranche were secured by substantially all of the assets of our U.S. subsidiaries. The loans, guarantees and other obligations under the foreign tranche were secured by all of the assets securing the U.S. tranche. Subject to legal and other customary limitations, the foreign tranche was also secured by substantially all of the assets of any of our material foreign subsidiaries that became guarantors under the foreign tranche. The Old Notes were unsecured and were guaranteed by the same Delphi entities that guaranteed the loans under the U.S. tranche of the DDTL.

The NPA and the DDTL contained affirmative and negative covenants that imposed restrictions on our financial and business operations, including our ability, among other things, to incur or secure other debt, make investments, sell assets, make distributions or repurchase stock or stock equivalents.

Agreements with GM

Commercial, Supply and Access Agreements

GM was, until March 31, 2011, a holder of Class A membership interests in Delphi Automotive LLP. We redeemed 100% of GM’s membership interests on March 31, 2011 for an aggregate purchase price of $3.8 billion as described below under “—Redemption Agreements.”

In connection with the MDA, we entered into three agreements with GM: the Access Agreement dated July 26, 2009 (the “Access Agreement”), the Commercial Agreement dated July 26, 2009 (the “Commercial Agreement”), and the Supply Agreement dated July 26, 2009 (the “Supply Agreement”). We terminated the Access Agreement in connection with our redemption of the Class A membership interests on March 31, 2011, other than with respect to GM’s license to use certain intellectual property under limited circumstances. The license will terminate on March 31, 2015, unless there is an event of default in respect of an access facility, in which case, the license will be perpetual. The Commercial Agreement and the Supply Agreement remain in place.

The Commercial Agreement governs the sale of products between GM and us out of and to the four Old Delphi sites that were sold to General Motors Components Holdings, LLC, a wholly owned subsidiary of GM, under the MDA (the “GMCH Sites”). Each party agreed to continue to sell such products to the other party, at the prices that were in effect as of January 1, 2009, with certain limited exceptions. The Commercial Agreement also grants to GM perpetual licenses with respect to certain intellectual property used to manufacture products at the GMCH Sites and certain other products that were in production on the date of the Commercial Agreement. The Commercial Agreement expires on October 6, 2012.

The Supply Agreement governs the terms of sale by us to GM of parts produced in North America that were under contract on October 6, 2009. It provides for reductions in pricing with respect to certain parts that are produced at our North American facilities, which occur on October 6, 2011 and October 6, 2012. We have also agreed to cooperate with GM in connection with GM’s resourcing of business governed by the Supply Agreement, including by providing tooling information and access to our facilities for the purpose of viewing production processes. Our supply obligations with respect to parts that are produced at our North American facilities continue until the end of the applicable vehicle program. In addition, under the Supply Agreement, we agreed that tooling (including engineering specifications and test reports) that was used only in connection with the manufacture of GM-component parts (or where any other use is immaterial) or that was otherwise paid for by GM or owned by GM was owned by GM. The tooling provisions provide for the immediate release of GM-owned tooling upon GM’s request, create a presumption in favor of GM in the event of any dispute over whether tooling is GM-owned tooling (subject to any other customer ownership rights), and prohibits the use of any tooling which was ever subject to a GM purchase order for the production of parts for sale in the aftermarket unless GM approves in writing.

Our sales to GM are governed by a number of agreements and purchasing arrangements, of which the Commercial Agreement and the Supply Agreement form only a part. Our total sales to GM, including its affiliates, for the years ended December 31, 2011 and 2010, the period from October 6, 2009 through December 31, 2009 and the period from January 1, 2009 through October 6, 2009 were $3,060 million, $2,838 million, $668 million and $2,197 million, respectively.

Warranty Settlement Agreement

In addition, in connection with the Acquisition, we assumed the Warranty Settlement Agreement related to the warranty matters described in “Business—Legal Proceedings.” Under the Warranty Settlement Agreement, we are obligated to pay GM for repair claims related to these warranty matters.

Our total payments to GM in connection with the Warranty Settlement Agreement for the years ended December 31, 2011 and 2010, the period from August 19, 2009 through December 31, 2009 and the period from January 1, 2009 through October 6, 2009 were $3 million, $7 million, $2 million and $9 million, respectively.

Redemption Agreements

On March 31, 2011, we entered into a redemption agreement with GM for the redemption of 1,750,000 of our Class A membership interests, representing all of our outstanding Class A membership interests, for a redemption price of approximately $3.8 billion, and a redemption agreement with the PBGC for the redemption of 100,000 of our Class C membership interests, representing all of our outstanding Class C membership interests, for a redemption price of $594 million. Upon the closings of the redemptions, GM and the PBGC ceased to be members of Delphi Automotive LLP.

Concurrently with the entry into the redemption agreements, we entered into a rights modification agreement dated March 31, 2011 with certain holders of our Class B membership interests to consent to the GM and PBGC redemptions, the termination of the DDTL and the elimination of certain governance rights under the limited liability partnership agreement of Delphi Automotive LLP.

Registration Rights Agreement

On November 22, 2011, the closing date of our initial public offering, we entered into a registration rights agreement (the “Registration Rights Agreement”) with our shareholders that received ordinary shares in exchange for interests in Delphi Automotive LLP. The ordinary shares were issued to such holders in a private placement and became subject to restrictions on resale under the Securities Act. The Registration Rights Agreement provides for the rights set forth below.

Demand Registration Rights. Upon the expiration of the applicable lock-up restrictions, each shareholder beneficially owning at least 10% of the total outstanding amount of our ordinary shares immediately after the consummation of the initial public offering (an “affiliate shareholder”) is entitled to request that we effect up to an aggregate of four demand registrations under the Registration Rights Agreement, and no more than one demand registration within any six-month period, covering the affiliate shareholders’ ordinary shares that are not subject to lock-up restrictions but are subject to transfer restrictions under Rule 144 (“registrable securities”). 30% of each shareholders’ ordinary shares (other than our directors and officers) were released from lock-up restrictions to permit sales beginning on February 14, 2012, with the remaining ordinary shares held by each such shareholder expected to be released after the 180th day after the date of our initial public offering (the “lock-up expiration date”), or May 15, 2012. The demand registration rights are subject to certain customary conditions and limitations, including customary underwriter cutback rights and deferral rights. None of the foregoing demand registration rights exist while a shelf registration is in effect.

Shelf Registration Rights. Under the Registration Rights Agreement, we were required to use best efforts to file a shelf registration statement covering 30% of each shareholder’s registrable securities and cause such registration statement to become effective no later than the early release date. We filed such shelf registration and it was declared effective on February 8, 2012. We must use best efforts to effect the registration of the remaining 70% of each shareholder’s registrable securities on a shelf registration statement on the lock-up expiration date. We must keep these shelf registrations effective, subject to customary blackout rights, for so long as the shares held by such shareholders are not freely tradeable under Rule 144 of the Securities Act. Shareholders beneficially owning at least 5% of the total outstanding amount of our ordinary shares immediately after the consummation of the initial public offering will have the right to cause us to undertake up to six underwritten offerings from the shelf registration, but no more than one underwritten offering in a six-month period. Each underwritten takedown constitutes a demand registration for purposes of the maximum number of demand registrations we are obligated to effectuate.

Piggyback Registration Rights. If we propose to register any ordinary shares (other than in a shelf registration or on a registration statement on Form S-4 or S-8) at any time that our shareholders have registrable securities, our shareholders are entitled to notice of such registration and to include their registrable securities in that registration. The registration of shareholders’ registrable securities pursuant to a piggyback registration does not relieve us of the obligation to effect a demand registration as required under the Registration Rights Agreement. The managing underwriter has the right to limit the number of registrable securities included in a piggyback registration if the managing underwriter believes it would interfere with the successful marketing of the ordinary shares.

Subject to limited exceptions, the Registration Rights Agreement provides that we must pay all registration expenses in connection with a demand, piggyback or shelf registration. The Registration Rights Agreement contains customary indemnification and contribution provisions.

Other Related Party Transactions

On December 13, 2010, we entered into a Master Sale and Purchase Agreement whereby (1) our wholly-owned subsidiary, Delphi International S.a.r.l., sold its 49.5% interest in Daesung Electric Co., Ltd. to LS Mtron Ltd. for KRW 39,600,000,000 (U.S. $35 million), (2) Daesung Electric Co., Ltd. sold its entire 40% interest in Delphi Electrical Centers (Shanghai) Company, Limited to Delphi Automotive Systems Singapore Pte.

Ltd. for KRW 5,119,000,000 (U.S. $5 million) and (3) Daesung Electric Co., Ltd. sold certain assets and properties related to production of connectors to Delphi Korea LLC for up to KRW 4,400,000,000 (U.S. $4 million). Upon the closing of these transactions, Delphi Electrical Centers (Shanghai) Company became a wholly-owned subsidiary of Delphi Automotive Systems Singapore Pte. Ltd., which is a wholly-owned subsidiary of Delphi International S.a.r.l., and we had no remaining interest in Daesung Electric Co., Ltd. We closed the sale of Daesung Electric Co., Ltd. and the purchase of the 40% interest in Delphi Electrical Centers (Shanghai) Company on January 31, 2011. Subsequently, we closed the asset purchase portion of the transaction in 2011.

Under the terms of the agreement, LS Mtron Ltd. and Daesung Electric Co., Ltd. agreed to certain non-compete provisions. Additionally, Delphi Korea LLC is required to provide replacement connector products to Daesung Electric Co., Ltd. on an at-cost basis in connection with product warranty claims, subject to certain limitations and rights of reimbursements.

In October 2009, we entered into an engagement letter with Au Sable Associates, LLC (“Au Sable”). Thomas W. Sidlik, one of our directors, is the sole member of Au Sable. Prior to October 2009, Au Sable advised certain creditors of the Predecessor that became investors in Delphi. Following the Acquisition, we paid Au Sable an amount in excess of $120,000 in November 2009 for Mr. Sidlik’s service as head of the Delphi transition team. Neither Au Sable nor Mr. Sidlik have received any additional compensation from us for such services since then.

In addition, certain of our directors had loans from the Company outstanding prior to our initial public offering, each of which was repaid in full.

Statement Regarding Transactions with Affiliates

In connection with our initial public offering, we adopted a policy regarding the approval of any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our general counsel any “related person transaction” (defined as any transaction involving us and in which any related person has a direct or indirect material interest) and all material facts about the transaction. The general counsel will then assess and promptly communicate that information to the Nominating and Governance Committee of our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, this board committee will decide whether or not to approve such transaction and will generally not approve or ratify a transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Nominating and Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. On at least an annual basis, the Nominating and Governance Committee shall review previously approved related person transactions, under the standard described above, to determine whether such transactions should continue.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our ordinary shares as of February 28, 2012 by:

•	each person whom we know to own beneficially more than 5% of our ordinary shares;

•	each of the directors and named executive officers individually; and

•	all directors and named executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable within 60 days of February 28, 2012. The percentage of beneficial ownership for the following table is based on 328,244,510 ordinary shares outstanding. Unless otherwise indicated, the address for each listed shareholder is: c/o Delphi Automotive Systems, LLC, 5725 Delphi Drive, Troy, MI 48098. Included in the table are the names of the only persons known to us to be the beneficial owners of more than 5% of the outstanding shares of our ordinary shares. The information set forth in the table below and in the related footnotes was furnished by the identified persons to the SEC.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares. Pursuant to Rule 13d-4 under the Exchange Act of 1934, as amended, the statements concerning voting and dispositive power concerning the ordinary shares included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such ordinary shares.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Executive Officers and Directors:
Rodney O’Neal (1)	—	—
Kevin P. Clark (1)	—	—
James A. Spencer (1)	—	—
Jeffrey J. Owens (1)	—	—
Kevin M. Butler (1)	—	—
Ronald M. Pirtle (2)	—	—
John A. Krol (3)	323,039	*
Gary L. Cowger (3)	161,521	*
Nicholas M. Donofrio (3)	161,521	*
Mark P. Frissora (3)	161,521	*
Rajiv L. Gupta (3)(4)	161,521	*
J. Randall MacDonald (3)	161,521	*
Sean O. Mahoney (3)	161,521	*
Michael McNamara (3)	161,521	*
Thomas W. Sidlik (3)	161,521	*
Bernd Wiedemann (3)	161,521	*
Lawrence A. Zimmerman (3)	161,521	*

Officers and directors as a group (17 persons)	1,938,249	*

5% Shareholders:
Paulson & Co. Inc. (5)	51,734,758	15.76%
Elliott Associates, L.P. (6)(7)	16,196,954	4.93%
Elliott International, L.P. (6)(7)	25,985,476	7.92%
Silver Point Capital LP—FSG (8)	29,596,666	9.02%
Oaktree Capital (9)	24,618,654	7.50%

*	Denotes less than 1% of ordinary shares beneficially owned.

(1)	Members of our management participate in a Value Creation Plan that entitles them to shares based upon the value of our Company (including amounts used to repurchase membership interests of Delphi Automotive LLP prior to our initial public offering) through December 31, 2012 (subject to earlier vesting upon the occurrence of certain events). See “Executive Compensation.” Because such shares are not issuable within 60 days, our management members are not deemed to have beneficial ownership of such shares in the table above. Using the closing sale price of $31.88 on February 28, 2012 and based on the average closing sale price of the ordinary shares as reported on the NYSE from November 17, 2011, the date our ordinary shares were listed on the NYSE, through February 28, 2012, Messrs. O’Neal, Clark, Spencer, Owens and Butler would be entitled to receive 1,030,280, 515,140, 218,544, 202,934 and 140,493 shares under the Value Creation Plan, respectively.

Each of our executive officers, including named executive officers who were employed by Delphi as of February 15, 2012, received restricted stock units (“RSUs”) that each represent a right to receive one ordinary share pursuant to the Long Term Incentive Plan. Of the RSUs held by the executive officers, 25% will vest ratably over three years beginning in February 2013 and 75% will vest based on Delphi’s performance through December 2014. Messrs. Spencer and Owens received an additional grant of RSUs that will cliff vest on February 15, 2015. Mr. O’Neal, Mr. Clark, Mr. Spencer, Mr. Owens and Mr. Butler each received 284,360, 94,787, 117,298, 98,720 and 35,545 RSUs, respectively. Because such shares are not issuable within 60 days, our executive officers are not deemed to have beneficial ownership of such shares in the table above.

(2)	Mr. Pirtle ceased being an executive officer of Delphi as of July 1, 2011 and retired from Delphi as of January 1, 2012. See “Executive Compensation.”

(3)	Each of the non-employee directors received RSUs that each represent a right to receive one ordinary share pursuant to the Long Term Incentive Plan and will vest in full on June 13, 2012. Messrs. Krol, Mahoney, Zimmerman, Gupta and Donofrio were granted 7,915, 6,596, 4,354, 4,274 and 4,116 RSUs, respectively, and Messrs. MacDonald, McNamara, Cowger, Frissora, Sidlik and Wiedemann were each granted 3,958 RSUs. Because such shares are not issuable within 60 days, our directors are not deemed to have beneficial ownership of such shares in the table above.

(4)	Includes 32,304 ordinary shares held by certain members of Mr. Gupta’s family, to which Mr. Gupta disclaims beneficial ownership.

(5)	Represents shares held by various onshore and offshore investment funds and separately managed accounts (collectively, the “Funds”), all of which are affiliated with and managed by Paulson & Co. Inc. (“Paulson”). Paulson is an investment advisor that is registered under the Investment Advisors Act of 1940. In its role as investment advisor, or manager of the Funds, Paulson possesses voting and/or investment power over the ordinary shares owned by the Funds. Because John Paulson is the President and sole Director of Paulson, he may be deemed to have voting and/or investment power over such shares. Except for the purpose of determining beneficial ownership under Section 13(d) of the Securities Exchange Act of 1934, as amended, John Paulson and Paulson disclaim beneficial ownership of such securities. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020.

(6)	Reflects ordinary shares held by DIP Holdco 5, LLC, a subsidiary of Elliott Associates, L.P. Paul E. Singer, Elliott Capital Advisors, L.P., a Delaware limited partnership which is controlled by Mr. Singer, and Elliott Special GP, LLC, a Delaware limited liability company which is controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. Elliott Associates, L.P. has an address at 40 West 57th Street, 4th Floor, New York, New York 10019.

(7)	Reflects ordinary shares held by DIP Holdco 5, Ltd., a subsidiary of Elliott International, L.P. Hambledon, Inc., a Cayman Islands corporation controlled by Paul E. Singer, is the sole general partner of Elliott International, L.P. In addition, Elliott International Capital Advisors Inc., the investment manager of Elliott International, L.P., which is controlled by Mr. Singer, has shared power with Elliott International, L.P. to vote and dispose of the shares owned by Elliott International, L.P. Elliott Associates, L.P. and Elliott International, L.P. are funds under common management. Elliott International, L.P. has an address at c/o Elliott Management Corporation, 40 West 57th Street, 4th Floor, New York, New York 10019.

(8)	Includes shares held by: (i) SPCP Group, LLC (“SPCP”), a wholly-owned subsidiary of Silver Point Capital Fund, L.P. (“Fund”) and Silver Point Capital Offshore Master Fund, L.P. (“Offshore Fund”); (ii) SP Auto, Ltd. (“SP Auto”), a wholly-owned subsidiary of the Offshore Fund; and (iii) SPCP Group III, LLC (“SPCP Group III”). Silver Point Capital, L.P. (“Silver Point”) is the investment manager of the Fund and the Offshore Fund, and as a result has sole voting and investment power over the shares held, directly or indirectly, by the Fund and the Offshore Fund. Silver Point Capital Management, LLC (“Silver Point Management”) is the general partner of Silver Point. Silver Point Management is also the manager of SPCP Group III, and as a result has sole voting and investment power over the securities held by SPCP Group III. Because Edward A. Mulé and Robert J. O’Shea are the members of Silver Point Management, they may be deemed to have voting and investment power over the shares held, directly or indirectly, by the Fund, the Offshore Fund and SPCP Group III. The address for Silver Point and Silver Point Management is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830.

(9)	Represents all ordinary shares owned by OCM Opportunities Fund VIIb Delaware, L.P., Oaktree Opportunities Fund VIII Delaware, L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree FF Investment Fund, L.P.—Class B, Oaktree Value Opportunities Fund Holdings, L.P., OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. and Colorado Boulevard Holdings 7, L.P. The mailing address for the owners listed above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of each of OCM Opportunities Fund VIIb Delaware, L.P. and Oaktree Opportunities Fund VIII Delaware, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P.

The general partner of Oaktree Huntington Investment Fund, L.P. is Oaktree Huntington Investment Fund GP, L.P. The general partner of Oaktree Huntington Investment Fund GP, L.P. is Oaktree Huntington Investment Fund GP Ltd. The sole shareholder of Oaktree Huntington Investment Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Opportunities Fund VIII (Parallel 2), L.P. is Oaktree Opportunities Fund VIII GP, L.P. The general partner of Oaktree Opportunities Fund VIII GP, L.P. is Oaktree Opportunities Fund VIII GP Ltd. The sole shareholder of Oaktree Opportunities Fund VIII GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree FF Investment Fund, L.P.—Class B is Oaktree FF Investment Fund GP, L.P. The general partner of Oaktree FF Investment Fund GP, L.P. is Oaktree FF Investment Fund GP Ltd. The sole shareholder of Oaktree FF Investment Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Value Opportunities Fund Holdings, L.P. is Oaktree Value Opportunities Fund GP, L.P. The general partner of Oaktree Value Opportunities Fund GP, L.P. is Oaktree Value Opportunities Fund GP Ltd. The sole shareholder of Oaktree Value Opportunities Fund GP Ltd. is Oaktree Fund GP I, L.P.

The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by any of OCM Opportunities Fund VIIb Delaware, L.P., Oaktree Opportunities Fund VIII Delaware, L.P., Oaktree Huntington Investment Fund, L.P., Oaktree Opportunities Fund VIII (Parallel 2), L.P., Oaktree FF Investment Fund, L.P.—Class B or Oaktree Value Opportunities Fund Holdings, L.P. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of each of OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. and Colorado Boulevard Holdings 7, L.P. is OCM FIE, LLC. The managing member of OCM FIE, LLC is Oaktree Capital Management, L.P. The general partner of Oaktree Capital Management, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any ordinary shares beneficially or of record owned by any of OCM Opps PH Holding, L.P., California Street Holdings 2, L.P., California Street Holdings 3, L.P., California Street Holdings 4, L.P., California Street Holdings 5, L.P. or Colorado Boulevard Holdings 7, L.P. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

THE EXCHANGE OFFER

In a registration rights agreement between the Issuer, the guarantors named therein and the initial purchasers of the old Notes, we agreed to use commercially reasonable efforts to:

(1)	cause to be filed a registration statement covering an offer to the holders of the Notes to exchange all the Registrable Securities (as defined below) for the new Notes offered hereby;

(2)	have such registration statement become and remain effective until 90 days after the last date of acceptance for exchange (“Exchange Date”) for use by one or more participating broker-dealers; and

(3)	commence the exchange offer promptly after the registration statement is declared effective by the SEC and complete the exchange offer not later than 60 days after such effective date.

“Registrable Securities” means the Notes; provided that the Notes shall cease to be Registrable Securities (i) when a registration statement with respect to such Notes has become effective under the Securities Act and such Notes have been exchanged or disposed of pursuant to such registration statement, (ii) when such Notes cease to be outstanding or (iii) except in the case of Notes that otherwise remain Registrable Securities and that are held by an initial purchaser and that are ineligible to be exchanged in the exchange offer, when the exchange offer is consummated.

If a Registration Default (as defined below) occurs, then additional interest shall accrue on the principal amount of the Notes that are Registrable Securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the Registration Default is cured. A “Registration Default” occurs if (1) we have not exchanged exchange notes for all Notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to May 16, 2012, or (2) if applicable, a shelf registration statement covering resales of the Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable (a) on more than two occasions during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A Registration Default is cured, and additional interest ceases to accrue on any Registrable Securities, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such Notes cease to be Registrable Securities.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•

When you tender to us old Notes as provided below, our acceptance of the old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of old Notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new Notes.

•

We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old Notes at their addresses listed in the trustee’s security register with respect to the old Notes.

•

The exchange offer expires at 5:00 p.m., Eastern Standard time, on                     , 2012; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means                     , 2012 or, if extended by us, the latest time and date to which the exchange offer is extended.

•

As of the date of this prospectus, $500,000,000 in aggregate principal amount of the old 2019 Notes and $500,000,000 in aggregate principal amount of the old 2021 Notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old Notes being tendered.

•	Our obligation to accept old Notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•

We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old Notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., Eastern Standard time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to Business Wire.

•	Holders of old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•

Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resale of the New Notes” below.

Important rules concerning the exchange offer

You should note that:

•

All questions as to the validity, form, eligibility, time of receipt and acceptance of old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•

We reserve the absolute right to reject any and all tenders of any particular old Notes not properly tendered or to not accept any particular old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•

We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old Notes either before or after the expiration date shall be final and binding on all parties.

•

Neither the Issuer, the Guarantors, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old Note, wish to tender your old Notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Deutsche Bank Trust Company Americas at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for old Notes must be received by the exchange agent along with the letter of transmittal, or

(2)	a timely confirmation of a book-entry transfer of old Notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old Notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old Notes should be sent to the Issuer or the Guarantors.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old Notes being surrendered for exchange are tendered

(1)	by a registered holder of the old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old Notes, the old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old Notes and with the signature guaranteed.

If the letter of transmittal or any old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old Notes properly tendered and will issue the new Notes promptly after the expiration of the exchange offer. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new Notes in exchange for old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old Notes, or

•	a timely book-entry confirmation of transfer of old Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old Notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old Notes without expense to the tendering holder or, in the case of old Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old Notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old Notes by causing DTC to transfer old Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old Notes so tendered will only be made after timely confirmation of book-entry transfer of old Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old Notes or not tender your old Notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of old Notes and you want to tender your old Notes but your old Notes are not immediately available, or time will not permit your old Notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)	prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of old Notes

•	the amount of old Notes tendered

•

the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3)	the certificates for all physically tendered old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of old Notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old Notes to be withdrawn

•	the old Notes to be withdrawn

•	the principal amount of the old Notes to be withdrawn

•	if certificates for old Notes have been delivered to the exchange agent, the name in which the old Notes are registered, if different from that of the withdrawing holder

•

if certificates for old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution

•

if old Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old Notes and otherwise comply with the procedures of that facility

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old Notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new Notes in exchange for, any old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of old Notes for exchange or the exchange of the new Notes for old Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old Notes tendered, and no new Notes will be issued in exchange for any old Notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

Deutsche Bank Trust Company Americas has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

DB Services Americas, Inc.

MS JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

Facsimile Transmissions:

615-866-3889

To Confirm by Telephone

or for Information:

800-735-7777 (option #1)

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $419,000.

Transfer Taxes

Holders who tender their old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new Notes in the name of, or request that old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old Notes who is an “affiliate” of the Issuer or any Guarantor or who intends to participate in the exchange offer for the purpose of distributing the new Notes

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its old Notes in the exchange offer and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old Notes will represent that:

(1)	it is not our “affiliate;”

(2)	any new Notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new Notes.

In addition, in connection with any resales of new Notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new Notes, other than a resale of an unsold allotment from the original sale of the old Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new Notes.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old Notes for new Notes in the exchange offer will not result in a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any income, gain or loss as a result of exchanging your old Notes for new Notes in the exchange offer. When you exchange an old Note for a new Note in the exchange offer, you will have the same adjusted basis and holding period in the new Note as you had in the old Note immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new Notes received in exchange for old Notes where old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any resale of new Notes received by it in exchange for old Notes.

We will not receive any proceeds from any sale of new Notes by broker-dealers.

New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the new Notes or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new Notes.

Any broker-dealer that resells new Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new Notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those new Notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of or compliance by us with the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

Davis Polk & Wardwell LLP, New York, New York will opine for us on whether the new Notes and the related guarantees are valid and binding obligations of the Issuer and the Guarantors, respectively.

EXPERTS

The consolidated financial statements and schedule of Delphi Automotive PLC at December 31, 2011 and 2010 and for the years then ended, and for the period from August 19, 2009 to December 31, 2009, and of the Predecessor for the period from January 1, 2009 to October 6, 2009, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new Notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and the new Notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at http://www.sec.gov.

If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the new Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act to the extent provided in the indenture. See “Description of Notes—Certain Covenants—Reports.” In addition, we have agreed that, for so long as any Notes remain outstanding, we will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. We also maintain an Internet site at http://www.delphi.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Delphi Automotive PLC Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations for the years ended December 31, 2011 and 2010, the periods from August 19, 2009 to December 31, 2009 and from January 1, 2009 to October 6, 2009	F-3

Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2011 and 2010, the Periods from August 19 to December 31, 2009 and January 1 to October 6, 2009	F-4

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010, the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009	F-6

Consolidated Statements of Shareholders’ Equity (Deficit) for the Years Ended December 31, 2011 and 2010, the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009	F- 7

Notes to Consolidated Financial Statements	F-9

Schedule II – Valuation and Qualifying Accounts and Reserves Schedule for the years ended December 31, 2011 and 2010, the period from August 19 to December 31, 2009 and the period from January 1 to October 6, 2009

F-81

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Delphi Automotive PLC:

We have audited the accompanying consolidated balance sheets of Delphi Automotive PLC (Successor) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the years then ended, and the period from August 19, 2009 to December 31, 2009, and of the former Delphi Corporation (now known as DPH Holdings Corp.) (Predecessor) for the period from January 1, 2009 to October 6, 2009. Our audits also included the financial statement schedule listed in the Index as Schedule II. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Delphi Automotive PLC (Successor) at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years then ended, and the period from August 19, 2009 to December 31, 2009, and of the former Delphi Corporation (now known as DPH Holdings Corp.) (Predecessor) for the period from January 1, 2009 to October 6, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Successor acquired the automotive supply business (other than the global steering business and the UAW manufacturing facilities in the U.S.) of the Predecessor on October 6, 2009. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with ASC 805, “Business Combinations,” for the Successor as a new entity with assets, liabilities and a capital structure not comparable to prior periods.

/s/ Ernst & Young LLP

Detroit, Michigan

February 17, 2012

DELPHI AUTOMOTIVE PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions, except per share amounts)			(in millions, except per share amounts)
Net sales:	$16,041	$13,817	$3,421	$8,334

Operating expenses:
Cost of sales	13,386	11,768	3,047	8,480
Selling, general and administrative	901	815	242	734
Amortization (Note 8)	79	70	16	3
Restructuring (Note 11)	31	224	126	235

Total operating expenses	14,397	12,877	3,431	9,452

Operating income (loss)	1,644	940	(10)	(1,118)
Interest expense (Note 2)	(123)	(30)	(8)	—
Other (expense) income, net (Note 18)	(15)	34	(17)	24
Reorganization items, net (Note 1)	—	—	—	10,210

Income (loss) from continuing operations before income taxes and equity income (loss)	1,506	944	(35)	9,116
Income tax (expense) benefit	(305)	(258)	27	311

Income (loss) from continuing operations before equity income (loss)	1,201	686	(8)	9,427
Equity income (loss), net of tax	22	17	5	(36)

Income (loss) from continuing operations	1,223	703	(3)	9,391
Loss from discontinued operations, net of tax	—	—	—	(44)

Net income (loss)	1,223	703	(3)	9,347
Net income attributable to noncontrolling interest	78	72	15	29

Net income (loss) attributable to Successor/Predecessor	$1,145	$631	$(18)	$9,318

Amounts attributable to Successor/Predecessor:
Income (loss) from continuing operations	$1,145	$631	$(18)	$9,363
Discontinued operations (Note 20)	—	—	—	(45)

Net income (loss) attributable to Successor/Predecessor	$1,145	$631	$(18)	$9,318

Net income (loss) per share:
Basic and diluted income (loss) per share attributable to Successor	$2.72	$0.92	$(0.03)	N/A

Weighted average shares outstanding	421	686	685	N/A

Income from continuing operations attributable to Predecessor	N/A	N/A	N/A	$16.58
Loss from discontinued operations attributable to Predecessor	N/A	N/A	N/A	(0.08)

Basic and diluted income per share attributable to Predecessor	N/A	N/A	N/A	$16.50

Weighted average shares outstanding	N/A	N/A	N/A	565

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Net income (loss):	$1,223	$703	$(3)	$9,347

Other comprehensive (loss) income:
Currency translation adjustments	(94)	(4)	(16)	171
Net change in unrecognized (loss) gain on derivative instruments, net of tax (1) (Note 17)	(98)	48	5	42
Employee benefit plans adjustment, net of tax (2) (Note 13)	(77)	26	33	4,733

Other comprehensive (loss) income	(269)	70	22	4,946

Comprehensive income	954	773	19	14,293
Comprehensive income attributable to noncontrolling interests	83	75	13	30

Comprehensive income attributable to Successor/Predecessor	$871	$698	$6	$14,263

(1)	Other comprehensive (loss) income is net of a $57 million tax effect, a $31 million tax effect, a $0 million tax effect and a $0 million tax effect related to unrecognized income on derivative instruments for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and from January 1 to October 6, 2009, respectively.

(2)	Other comprehensive (loss) income is net of a $22 million tax effect, a $7 million tax effect, a $10 million tax effect and a $371 million tax effect related to employee benefit plans liability adjustments for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and from January 1 to October 6, 2009, respectively.

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC

CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents (Note 2)	$1,363	$3,219
Restricted cash	9	47
Time deposits (Note 2)	—	550
Accounts receivable, net (Note 2)	2,459	2,307
Inventories (Note 4)	1,054	988
Other current assets (Note 5)	616	555

Total current assets	5,501	7,666

Long-term assets:
Property, net (Note 7)	2,315	2,067
Investments in affiliates (Note 6)	257	281
Intangible assets, net (Note 8)	596	665
Other long-term assets (Note 5)	459	403

Total long-term assets	3,627	3,416

Total assets	$9,128	$11,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (Note 12)	$107	$218
Accounts payable	2,397	2,236
Accrued liabilities (Note 9)	1,208	1,265

Total current liabilities	3,712	3,719

Long-term liabilities:
Long-term debt (Note 12)	1,996	71
Pension benefit obligations (Note 13)	674	677
Other long-term liabilities (Note 9)	575	516

Total long-term liabilities	3,245	1,264

Total liabilities	6,957	4,983

Commitments and contingencies (Note 14)

Shareholders’ equity:
Preferred shares, $0.01 par value per share, 50,000,000 shares authorized, none issued and outstanding	—	—
Ordinary shares, $0.01 par value per share, 1,200,000,000 shares authorized, 328,244,510 issued and outstanding	3	—
Additional paid-in capital	1,758	—
Retained earnings	110	—
Membership interests (Note 16)	—	5,550
Accumulated other comprehensive (loss) income	(183)	91

Total Delphi shareholders’ equity	1,688	5,641
Noncontrolling interest	483	458

Total shareholders’ equity	2,171	6,099

Total liabilities and shareholders’ equity	$9,128	$11,082

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor			Predecessor
	Year ended December 31,	Year ended December 31,	Period from August 19 to December 31,	Period from January 1 to October 6,
	2011	2010	2009	2009
	(in millions)			(in millions)
Cash flows from operating activities:
Net income (loss)	$1,223	$703	$(3)	$9,347
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	396	351	123	537
Amortization	79	70	16	3
Amortization of deferred issuance costs	10	—	—	—
Restructuring expense, net of cash paid	(74)	(67)	(23)	57
Deferred income taxes	(36)	(14)	(93)	(380)
Pension benefit expenses	70	59	23	315
Equity (income) loss, net of dividends received	(13)	(7)	(5)	44
Reorganization items (Note 3)	—	—	—	(10,210)
Loss (gain) on investments / extinguishment of debt	4	(12)	—	3
Shared-based compensation	14	5	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(149)	(184)	(85)	122
Inventories	(64)	(130)	40	149
Other current assets	(31)	66	138	154
Accounts payable	98	354	277	(123)
Accrued and other long-term liabilities	3	88	(94)	(353)
Other, net	6	(24)	(111)	223
Pension contributions	(159)	(117)	(44)	(111)
Other, net	—	1	—	(102)
Discontinued operations (Note 20)	—	—	—	68

Net cash provided by (used in) operating activities	1,377	1,142	159	(257)

Cash flows from investing activities:
Capital expenditures	(630)	(500)	(88)	(321)
Purchase of time deposits	—	(750)	—	—
Maturity of time deposits	550	200	—	—
Proceeds from sale of property/investments	72	93	74	36
Cost of acquisitions, net of cash acquired	(17)	—	—	—
Decrease in restricted cash	38	49	28	142
Loans to related parties	(14)	—	—	—
Cash acquired from Delphi Corporation	—	—	862	(862)
Other, net	(9)	(3)	9	(11)
Discontinued operations	—	—	—	(36)

Net cash (used in) provided by investing activities	(10)	(911)	885	(1,052)

Cash flows from financing activities:
Repayments of amended and restated debtor-in-possession facility	—	—	—	(244)
Accommodation agreement issuance costs	—	—	—	(40)
Net borrowings under GM liquidity support agreements	—	—	—	850
Net repayments under other short-term debt agreements	(125)	(49)	(21)	(244)
Repayments under long-term debt agreements	—	(50)	—	—
Proceeds from issuance of senior secured term loans, net of issuance costs	2,385	—	—	—
Repayment of senior secured terms loans	(1,490)	—	—	—
Proceeds from issuance of senior notes, net of issuance costs	976	—	—	—
Repayment of five-year notes	(57)	—	—	—
Proceeds from issuance of membership interests	—	—	2,042	—
Proceeds from issuance of five-year notes	—	—	41	—
Dividend payments of consolidated affiliates to minority shareholders	(43)	(27)	—	(13)
Distributions to Delphi equity holders	(93)	—	—	—
Redemption of membership interests	(4,747)	—	—	—
Discontinued operations	—	—	—	6

Net cash (used in) provided by financing activities	(3,194)	(126)	2,062	315

Effect of exchange rate fluctuations on cash and cash equivalents	(29)	7	1	35

(Decrease) increase in cash and cash equivalents	(1,856)	112	3,107	(959)
Cash and cash equivalents at beginning of period	3,219	3,107	—	959

Cash and cash equivalents at end of period	$1,363	$3,219	$3,107	$—

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)—PREDECESSOR

	Common Stock		Accumulated Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount
	(in millions)
Balance at January 1, 2009	565	$6	$2,747	$(12,064)	$(5,086)	$(6)	$137	$(14,266)
Net income	—	—	—	9,318	—	—	29	9,347
Other comprehensive income	—	—	—	—	4,945	—	1	4,946
Deconsolidation of noncontrolling interest	—	—	—	—	—	—	(7)	(7)
Dividends	—	—	—	—	—	—	(20)	(20)
Impact of the Acquisition	(565)	(6)	(2,747)	2,746	141	6	(140)	—

Balance at October 6, 2009	—	$—	$—	$—	$—	$—	$—	$—

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—SUCCESSOR

	Ordinary Shares		Additional Paid in Capital	Retained Earnings	Membership Interests					Accumulated Other Comprehensive Income (Loss)	Total Delphi Shareholders’ Equity	Non- controlling Interest	Total Share- holders’ Equity
	Number of Shares	Amount			Class A	Class B	Class C	Class E-1	Total
Balance at August 19, 2009	—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Net loss	—	—	—	—	(3)	(12)	(3)	—	(18)	—	(18)	15	(3)

Other comprehensive income	—	—	—	—	—	—	—	—	—	24	24	(2)	22
Issuance of membership interests (Note 16)	—	—	—	—	1,972	2,418	542	—	4,932	—	4,932	—	4,932
Impact of the Acquisition (Note 1)	—	—	—	—	—	—	—	—	—	—	—	415	415

Balance at December 31, 2009	—	$—	$—	$—	$1,969	$2,406	$539	$—	$4,914	$24	4,938	$428	$5,366

Net income	—	—	—	—	114	410	107	—	631	—	631	72	703

Other comprehensive income	—	—	—	—	—	—	—	—	—	67	67	3	70
Dividends	—	—	—	—	—	—	—	—	—	—	—	(45)	(45)

Restricted interests recognized (Note 21)	—	—	—	—	—	—	—	5	5	—	5	—	5

Balance at December 31, 2010	—	$—	$—	$—	$2,083	$2,816	$646	$5	$5,550	$91 (a)	$5,641	$458	$6,099

Net income	—	—	—	110	76	930	25	4	1,035	—	1,145	78	1,223
Other comprehensive income	—	—	—	—	—	—	—	—	—	(274)	(274)	5	(269)
Dividends	—	—	—	—	—	(92)	—	(1)	(93)	—	(93)	(51)	(144)
Restricted interests recognized (Note 21)	—	—	—	—	—	—	—	7	7	—	7	—	7
Acquisition of minority interest	—	—	—	—	1	1	—	—	2	—	2	(7)	(5)
Redemption of membership interest	—	—	—	—	(2,160)	(1,911)	(671)	(5)	(4,747)	—	(4,747)	—	(4,747)
Equity conversion—November	328	3	1,751	—	—	(1,744)	—	(10)	(1,754)	—	—	—	—
Share based compensation	—	—	7	—	—	—	—	—	—	—	7	—	7

Balance at December 31, 2011	328	$3	$1,758	$110	$—	$—	$—	$—	$—	$(183)(b)	$1,688	$483	$2,171

(a)	As of December 31, 2010, Accumulated Other Comprehensive Income totaled $91 million (net of a $48 million tax effect) and included:
•	A loss from currency translation adjustments and other of $21 million;
•	Income from unrecognized gain on derivative instruments of $53 million (net of a $31 million tax effect); and
•	Income from employee benefit plans liability adjustments of $59 million (net of a $17 million tax effect)
(b)	As of December 2011, Accumulated Other Comprehensive Loss totaled $183 million (net of a $31 million tax effect) and included:
•	A loss from currency translation adjustments and other of $120 million;
•	A loss from net changes in unrecognized income on derivative instruments of $45 million (net of a $26 million tax effect); and
•	A loss from employee benefit plans liability adjustments of $18 million (net of a $5 million tax effect)

See notes to consolidated financial statements.

DELPHI AUTOMOTIVE PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL

“Delphi,” the “Company,” and the “Successor” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets of the former Delphi Corporation, and became a subsidiary of Delphi Automotive PLC in connection with the completion of the Company’s initial public offering on November 22, 2011. The former Delphi Corporation and, as the context may require, its subsidiaries and affiliates, are referred to herein as the “Predecessor”.

Nature of operations—Delphi is a leading global vehicle components manufacturer and provides electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets. Delphi is one of the largest vehicle component manufacturers, and its customers include 24 of the 25 largest automotive original equipment manufacturers (“OEMs”) in the world. Delphi operates 114 major manufacturing facilities and 15 major technical centers utilizing a regional service model that enables the Company to efficiently and effectively serve its global customers from low cost countries. Delphi has a presence in 30 countries and has over 17,000 scientists, engineers and technicians focused on developing market relevant product solutions for its customers. In line with the growth in emerging markets, Delphi has been increasing its focus on these markets, particularly in China, where the Company has a major manufacturing base and strong customer relationships.

Corporate history—On October 8, 2005 (the “Petition Date”), the former Delphi Corporation (now known as DPH Holdings Corp.) and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”). On October 14, 2005, three additional U.S. subsidiaries of the former Delphi Corporation (together with the Initial Filers, collectively, the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code (collectively the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein as the “Chapter 11 Filings”). On July 30, 2009, the Court approved modifications to the First Amended Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (As Modified)(the “Modified Plan”), which incorporated the master disposition agreement (including all schedules and exhibits thereto, the “MDA”) among the Predecessor, GM Component Holdings LLC, Motors Liquidation Company (“Old GM”), General Motors Company, together with its subsidiaries and affiliates (“GM”) and Delphi, for the sale and purchase of substantially all of the Predecessor’s businesses. On October 6, 2009 (the “Acquisition Date”) the Predecessor emerged from chapter 11 in accordance with the Modified Plan. Through the Acquisition Date, the Debtors operated their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. The Predecessor’s non-U.S. subsidiaries were not included in the Chapter 11 Filings, continued their business operations without supervision from the Court and were not subject to the requirements of the Bankruptcy Code.

On August 19, 2009, Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales, was formed for the purpose of acquiring certain assets and subsidiaries of the former Delphi Corporation, its Predecessor, which, along with certain of its U.S. subsidiaries, had filed voluntary petitions for bankruptcy in October 2005. On October 6, 2009, Delphi Automotive LLP acquired the major portion of the business of the Predecessor, other than the global steering business, the U.S. manufacturing facilities in which the hourly employees were represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and certain non-productive U.S. assets, and Delphi Automotive LLP issued membership interests to a group of investors consisting of lenders to the Predecessor, GM and Pension Benefit Guaranty Corporation (the “PBGC”).

On March 31, 2011, all of the outstanding Class A and Class C membership interests held by GM and the PBGC were redeemed, respectively, for approximately $4.4 billion. The redemption transaction was funded by a $3.0 billion credit facility entered into on March 31, 2011 (the “Credit Facility”) and existing cash. Refer to Note 12. Debt and Note 16. Shareholders’ Equity and Net Income (Loss) Per Share for additional disclosures.

On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering by the selling shareholders, all of the outstanding equity of Delphi Automotive LLP was exchanged for ordinary shares of Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC. The transaction whereby Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC had no accounting effects. These consolidated financial statements of the Successor for periods prior to the initial public offering are those of Delphi Automotive LLP.

General and basis of presentation—On the Acquisition Date, the Successor acquired the automotive supply business (other than the global steering business and the manufacturing facilities in the U.S. in which the hourly employees are represented by the UAW) of the Predecessor. As a result of the Acquisition, as defined below, Delphi acquired the major portion of the business of the Predecessor and this business constituted the entirety of the operations of the Successor. Accordingly, as required, the financial information set forth herein reflects: (i) the consolidated results of operations and cash flows of the Successor for the years ended December 31, 2011 and 2010 and the period from its incorporation on August 19, 2009 to December 31, 2009 and of the Predecessor for the period from January 1, 2009 to October 6, 2009 and (ii) the consolidated financial position of the Successor as of December 31, 2011 and 2010. Delphi Automotive LLP had no material or substantive transactions from its incorporation on August 19, 2009 to the Acquisition Date. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 805, Business Combinations, as of the Acquisition Date, the Company recognized and measured the fair value of the identifiable assets acquired and the liabilities assumed from the Predecessor.

The Predecessor adopted the accounting guidance in FASB ASC 852, Reorganizations, effective October 8, 2005 and has segregated in the financial statements for all reporting periods subsequent to such date and through the consummation of the transactions pursuant to the Modified Plan on October 6, 2009, transactions and events that were directly associated with the reorganization from the ongoing operations of the business. The consolidated financial statements of Delphi are not comparable to the consolidated financial statements of the Predecessor due to the effects of the consummation of the Modified Plan and the change in the basis of presentation.

Consummation of the modified plan—On October 6, 2009, the Predecessor (i) consummated the transactions contemplated by the Modified Plan among the Predecessor, GM and Delphi and (ii) emerged from chapter 11 in accordance with the Modified Plan as DPH Holdings Corp. and its subsidiaries and affiliates (“DPHH”), except that two of the Predecessor’s debtor subsidiaries became subsidiaries of Delphi. A summary of significant terms of the Modified Plan follows:

•

Delphi acquired the businesses (other than the global steering business and the manufacturing facilities in the U.S. in which the hourly employees are represented by the UAW) of the Predecessor pursuant to the MDA, and received $1,833 million from GM, of which $1,689 million was received on the Acquisition Date and $144 million was received during the Successor period from August 19 to December 31, 2009, and $209 million from the debtor-in-possession (“DIP”) lenders to the Predecessors (collectively, the “Acquisition”).

•	GM acquired substantially all of the Predecessor’s global steering business and the manufacturing facilities in the U.S. at which the hourly employees were represented by the UAW.

•	The Predecessor’s debtor-in-possession financing was settled.

•	The Predecessor’s liabilities subject to compromise were extinguished.

•

If cumulative distributions to the members of Delphi Automotive LLP under certain provisions of its limited liability partnership agreement exceed $7.2 billion, Delphi, as disbursing agent on behalf of DPHH, is required to pay to the holders of allowed general unsecured claims against the Predecessor, $32.50 for every $67.50 in excess of $7.2 billion distributed to the members of Delphi Automotive LLP, up to a maximum of $300 million.

•	The Predecessor’s equity holders did not receive recoveries on their claims.

Reorganization items—The accounting guidance in FASB ASC 852, Reorganizations, requires reorganization items such as revenues, professional fees directly related to the process of reorganizing the Debtors under chapter 11 of the Bankruptcy Code, realized gains and losses, provisions for losses, and interest income resulting from the reorganization and restructuring of the business to be separately disclosed. Professional fees directly related to the reorganization include fees associated with advisors to the Debtors, unsecured creditors, secured creditors and unions. The Predecessor’s reorganization items consisted of the following:

Predecessor
(Income)/Expense
Period from January 1 to October 6, 2009
(in millions)
Sale / disposition of the Predecessor	$(794)
Extinguishment of liabilities subject to compromise	(11,159)
PBGC termination of U.S. pension plans (Note 13)	2,818
Salaried OPEB settlement (Note 13)	(1,168)
Professional fees directly related to reorganization	68
Other	25

Total reorganization items	$(10,210)

Disposition of the Predecessor—The Predecessor sold the automotive supply business (other than the global steering business and the UAW manufacturing facilities in the U.S. which were acquired by GM) to Delphi. Certain assets and liabilities were retained by DPHH and various liabilities were extinguished or settled, including the settlement of approximately $3.3 billion of DIP financing and $850 million outstanding under GM liquidity support agreements. A summary of the debt settled upon consummation of the Modified Plan is included below:

(in millions)
First Priority Revolving Credit Facility	$230
First Priority Term Loan	310
Second Priority Term Loan	2,750

DIP financing	3,290
GM liquidity support agreements	850

Total debt settled	$4,140

The $794 million of gain from reorganization items for the period from January 1 to October 6, 2009 primarily relate to the extinguishment of liabilities. As these liabilities were extinguished, the respective carrying values, as noted below, were eliminated resulting in a gain from reorganization, as follows:

•	The extinguishment of accrued liabilities, resulting in a gain from reorganization items for the Predecessor of approximately $525 million. The extinguished accrued liabilities primarily included

$260 million in interest accruals related to the Second Priority Term Loan settled under the terms of the Modified Plan and the extinguishment of the $210 million advance on working capital recovery for the global steering business provided in 2008 in connection with the Amended MRA (as defined and further discussed in Note 3. Elements of Predecessor Transformation Plan).

•	Certain other long-term liabilities, primarily workers’ compensation, that were extinguished as part of the bankruptcy process, resulting in a gain from reorganization of approximately $305 million.

•	The net other liabilities of the Predecessor that were not acquired by GM or Delphi, resulting in a gain from reorganization for the Predecessor of approximately $20 million.

•

The acquisition by GM of substantially all of the Predecessor’s global steering business and the manufacturing facilities in the U.S. at which employees were represented by the UAW in Kokomo, Indiana; Rochester, New York; Lockport, New York; and Grand Rapids, Michigan, for no cash consideration paid to Delphi. Under the MDA, in exchange for the sale of these businesses, GM waived certain claims, paid a portion of the DIP loans, agreed to pay certain administrative claims and assumed certain liabilities. The disposition of these businesses by the Predecessor resulted in a loss from reorganization of approximately $56 million.

The following table summarizes the $11,159 million of gain from reorganization items related to the extinguishment of liabilities subject to compromise:

Liabilities Assumed by Delphi:	(in millions)
Pension and postretirement obligations	$68
Cure payments	18
Other	3

Total claims reinstated	$89

Liabilities Extinguished:
Pension and postretirement obligations	$135
Supplemental executive retirement program obligations	117
PBGC general unsecured claim	3,000
GM allowed general unsecured and administrative claims	4,128
Allowed IUE-CWA and USW claims	129
Debt and notes payable (including junior subordinated notes due 2033)	2,375
Accounts payable	731
Securities & ERISA litigation liability	351
Other	193

Total claims extinguished	11,159

Total liabilities subject to compromise assumed by Delphi or retired	$11,248

Acquisition accounting—Delphi has recorded the assets acquired and the liabilities assumed from the Predecessor at estimated fair values in accordance with the guidance in FASB ASC 820, Fair Value Measurements and Disclosures. The fair values were estimated based on valuations performed by an independent valuation specialist utilizing three generally accepted business valuation approaches: the income, market, and cost approaches. Generally, the income and market approaches were used and weighted by the independent valuation specialists as appropriate. A further description of each approach follows:

•

Income Approach: The income approach recognizes the value of an investment is premised on the receipt of future economic benefits. These benefits can include earnings, cost savings, tax deductions and the proceeds from disposition. The discounted cash flow (“DCF”) method is a form of the income approach commonly used to value business interests. The DCF method involves estimating future cash flows of a business and discounting them to their present value. The discount rate is selected based on consideration of the risks inherent in the investment and market rates of return available from alternative investments of similar type and quality as of the valuation date. More specifically, the DCF method bases the value of a company on the cash flow attributable to that company. This approach is based on the assumptions that: (i) a company is worth what it can generate in future cash flows to its owners; (ii) the future cash flows are reasonably predictable; and (iii) the cost of capital and investors’ required rates of return on invested capital can be estimated. This approach assumes that the income derived from a company will, to a large extent, determine the value of that company.

The DCF method was based on Company-prepared projections which included a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have a significant effect on the determination of the fair value of the assets acquired and liabilities assumed in the Acquisition. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially. The following key assumptions were utilized in applying the DCF method:

•

Delphi provided its independent valuation specialist with projected net sales, expenses and cash flows, for the years ending December 31, 2010, 2011 and 2012 representing the Company’s best estimates at the time the analysis was prepared.

•

Discount rates to determine the present value of the future cash flows from 2010 through 2012 and the terminal values were based on the weighted average cost of capital (“WACC”). The WACCs measure the average cost per dollar of capital of an enterprise based on the individual costs of debt and equity and the business unit’s target capital structure. The WACC is derived based on a set of guideline public companies for each business unit, and is an indicator of the cost of capital for a market participant in the business unit’s industry. The cost of equity estimated using the capital asset pricing model was between 13.4% and 23.5%, with a median of 16.4%. The pre-tax cost of debt was estimated to be 8% based on the yield on Delphi’s guideline companies’ publicly traded bonds as of the Acquisition Date. The range of WACCs for the business units was between 10.3% and 18.8% with a median of 13.6%.

•	Terminal value for each business unit was based on the Gordon Growth Model using a range of long-term growth rates of 0% to 5%, with a median of 3%.

•

Market Approach: The market approach measures the value of a company through the analysis of recent sales or offerings of comparable companies. The guideline public companies method and the guideline merged or acquired company method are the most common forms of the market approach used to value business interests. Use of the market approach requires that comparable transactions be available, which may include:

•	The recent sales price of the same or similar companies or assets in an arm’s-length transaction; or

•	The market price for the license of the same or similar assets to an independent third party.

In applying the market approach, unique sets of comparable guideline public companies were identified using the Capital IQ data services. Capital IQ was used as the source of data to determine the guideline public companies’ Total Invested Capital (“TIC” defined as Market value of equity + Market value of debt + Market value of preferred stock and minority interest). The TIC was then calculated as a multiple of Trailing Twelve Months (“TTM”) Revenue, TTM Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”), TTM Earning Before Interest, and Tax (“EBIT”), Next Fiscal Year (“NFY”) Revenue, NFY EBITDA, NFY EBIT, and NFY+1 EBITDA. For the NFY financial data, revenue and earnings estimates were obtained from

Capital IQ for the average analyst estimates for the guideline public companies. The business unit’s respective multiples were selected depending on circumstances specific to each business unit within the range of the multiples provided by the comparable companies.

Delphi utilized TTM Revenue multiples of 0.3x-1.0x, NFY Revenue multiples of 0.3x-0.8x, NFY EBITDA multiples of 4.0x-6.9x and NFY+1 EBITDA multiples of 3.2x-7.2x. The selected multiples were then applied to respective financial results of the business units to derive an implied value of TIC. The resulting values from TTM Revenue, NFY Revenue, NFY EBITDA, and NFY+1 EBITDA multiples were weighted according to unique characteristics of each business unit, mostly at 20%, 20%, 50%, and 10%, respectively to arrive at minority marketable value of TIC. No control premium was applied to determine the fair value of the TIC of the business units on a controlling basis in consideration of the difficult conditions within the automotive supplier industry.

•

Cost Approach: The cost approach considers reproduction or replacement cost as an indicator of value. The cost approach is based on the assumption that a prudent investor would pay no more for an entity than the amount for which he could replace or re-create it. Historical costs are often used to estimate the current cost of replacing the entity valued. In doing so, adjustments for physical deterioration and obsolescence are taken into account. When using the cost approach to value a business enterprise, the equity value is calculated as the appraised value of the individual assets that comprise the business less the value of the liabilities that encumber those assets.

The following table summarizes the estimated provisional fair values of the assets acquired and liabilities assumed based on information that was available at the Acquisition Date. Measurement period adjustments were completed in 2010 and reflect new information obtained about facts and circumstances that existed as of the Acquisition Date, primarily related to changes in deferred taxes to reflect book to tax return reconciliations. Accordingly, the carrying amount of deferred tax assets and property, plant and equipment were retrospectively adjusted as of October 6, 2009. The impact of the retrospective adjustments was not material to Delphi’s results of operations or cash flows for the period from the Acquisition Date through December 31, 2009 and, therefore, was reflected in operating results in the year ended December 31, 2010.

	October 6, 2009 (As initially reported)	Measurement Period Adjustments	October 6, 2009 (As adjusted)
	(in millions)
Fair value of membership interests issued	$4,932	$—	$4,932

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents(1)	$2,801	$—	$2,801
Restricted cash	124	—	124
Accounts receivable	2,160	—	2,160
Inventory(2)	964	—	964
Property, plant and equipment(3)	2,255	(169)	2,086
Identifiable intangible assets(4)	766	—	766
Deferred tax assets	305	169	474
Other assets	896	—	896
Accounts payable	(1,585)	—	(1,585)
Pension liabilities(5)	(882)	—	(882)
Debt(6)	(419)	—	(419)
Deferred tax liabilities	(328)	—	(328)
Other liabilities(7)	(1,710)	—	(1,710)
Noncontrolling interests	(415)	—	(415)

Total identifiable net assets	$4,932	$—	$4,932

Acquisition-related costs of $19 million were included in Other income (expense), net in the consolidated results of operations of the Successor for the period August 19 to December 31, 2009.

1.	Cash and cash equivalents acquired is as follows:

(in millions)
Cash from issuance of Class A membership interests	$1,689
Cash from issuance of Class B membership interests	209
Cash acquired from the Predecessor	862
Proceeds from issuance of 5-Year Note	41

Total cash and cash equivalents acquired	$2,801

2.	Inventory is recorded at fair value. Raw materials were valued at current replacement costs and work-in-process was valued at the estimated selling prices of finished goods less the sum of costs to complete, costs of disposal and reasonable profit allowances for completing and selling efforts based on profits for similar finished goods. Finished goods were valued at estimated selling prices less the sum of costs of disposal and reasonable profit allowances for the selling efforts.

3.	Property, plant and equipment are recorded at fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on a combination of the cost or market approach, depending on whether market data was available.

4.	Identifiable intangible assets are recorded at fair value and include customer relationships, trade names, patents and in-process research and development (“IPR&D”). The following approaches were considered in valuing the identifiable intangible assets:

•

Relief from Royalty (“RFR”) Method: This form of the income approach determines the value of an intangible asset by capitalizing future royalty payments (income) that are avoided (earned) since the intangible asset is owned rather than licensed. Royalty payments are estimated at the amount that a company would be willing to pay in the form of a royalty for the use of the intangible asset, assuming an outside party owned the rights to the intangible asset. The relief from royalty method is generally used to value trademarks, trade names, and some technologies. This methodology is most reliable when there are observable royalty rates charged for the use of comparable intangible assets.

•

Excess Earnings (“EE”) Method: Similar to the DCF method described above, the EE method calculates the value of an intangible asset by discounting its future cash flows. Cash flow is calculated by first estimating after-tax income, which is adjusted for non-cash charges. A contributory asset charge is also applied to reflect the costs associated with the use of other assets to generate the cash flow. The excess earnings method is often used to value customer relationships, technologies, and IPR&D. The EE method is the best approach to use when future economic benefits of the intangible asset can be reasonably estimated but need to be segregated from one or more assets that contribute to the production of the cash flow.

The following table summarizes the estimated fair values as of the Acquisition Date of the identifiable intangible assets, the method and significant assumptions used to estimate the fair values and the weighted average amortization period of definite-lived intangible assets:

Identifiable Intangible Asset	Valuation Approach	Royalty Rate	Discount Rate	Weighted Average Amortization Period	Acquisition Date Fair Value
				(Years)	(in millions)
Patents	RFR	0.7%-1.2%	14.4%-22.0%	13	$442
Customer relationships	EE	N/A	14.5%-22.4%	6	140
Trade names	RFR	0.2%-1.0%	14.5%-21.4%	20	97
IPR&D	EE	N/A	22.4%-39.5%	N/A	87

Total identifiable intangible assets					$766

5.	Pension obligations assumed are comprised primarily of plans outside the U.S. and were recorded at fair value as of the Acquisition Date.

6.	Debt is comprised of foreign receivables factoring and other debt assumed from the Predecessor and the issuance of a $41 million five-year note with a 12% interest rate in conjunction with the Acquisition. Debt was recorded at fair value as of the Acquisition Date, which resulted in a $2 million net reduction to the nominal value of the debt. The difference between the fair value and nominal value of debt will be accreted to nominal value over the term of the indebtedness.

7.	Contingent liability of up to $300 million required to be paid to the holders of allowed general unsecured claims against the Predecessor if cumulative distributions to the members exceed $7.2 billion was not probable as of October 6, 2009 and therefore, recorded at zero.

2.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies outlined below are applicable to both Delphi and the Predecessor, unless otherwise specifically indicated. Accordingly, except where otherwise indicated, references to “Delphi” within Note 2. Significant Accounting Policies should be understood to be related both to Delphi and the Predecessor.

Consolidation—The consolidated financial statements include the accounts of Delphi and domestic and non-U.S. subsidiaries in which Delphi holds a controlling financial or management interest and variable interest entities of which Delphi has determined that it is the primary beneficiary. Delphi’s share of the earnings or losses of non-controlled affiliates, over which Delphi exercises significant influence (generally a 20% to 50% ownership interest), is included in the consolidated operating results using the equity method of accounting. All significant intercompany transactions and balances between consolidated Delphi businesses have been eliminated.

Use of estimates—Preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires the use of estimates and assumptions that affect amounts reported therein. Generally, matters subject to estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances, income taxes, pension benefit plan assumptions, accruals related to litigation, warranty costs, environmental remediation costs, worker’s compensation accruals and healthcare accruals. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

Revenue recognition—Sales are recognized when there is evidence of a sales agreement, the delivery of goods has occurred, the sales price is fixed or determinable and the collectability of revenue is reasonably assured. Sales are generally recorded upon shipment of product to customers and transfer of title under standard commercial terms. In addition, if Delphi enters into retroactive price adjustments with its customers, these reductions to revenue are recorded when they are determined to be probable and estimable. From time to time, Delphi enters into pricing agreements with its customers that provide for price reductions, some of which are conditional upon achieving certain joint cost saving targets. In these instances, revenue is recognized based on the agreed-upon price at the time of shipment.

Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. In addition, from time to time, Delphi makes payments to customers in conjunction with ongoing and in limited circumstances future business. These payments to customers are recognized as a reduction to revenue at the time of the commitment to make these payments.

Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in cost of sales.

Delphi collects and remits taxes assessed by different governmental authorities that are both imposed on and concurrent with a revenue-producing transaction between the Company and the Company’s customers. These taxes may include, but are not limited to, sales, use, value-added, and some excise taxes. Delphi reports the collection of these taxes on a net basis (excluded from revenues).

Membership interests—At the Acquisition Date, the outstanding common stock of the Predecessor was cancelled and membership interests in Delphi Automotive LLP were issued to Delphi’s owners. On March 31, 2011, all of the outstanding Class A and Class C membership interests held by GM and PBGC were redeemed, respectively, for approximately $4.4 billion.

In conjunction with the completion of the initial public offering on November 22, 2011 of 24,078,827 ordinary shares by the selling shareholders for an aggregate purchase price of approximately $530 million, all of the outstanding equity of Delphi Automotive LLP was exchanged for 328,244,510 ordinary shares, par value $0.01 in Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC. Delphi did not receive any proceeds from this offering.

Prior to the initial public offering, total membership interests and net income (loss) were allocated among the respective classes based on the cumulative distribution provisions of the Fourth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP (the “Fourth LLP Agreement”). Refer to Note 16. Shareholders’ Equity and Net Income (Loss) Per Share for additional information.

Net income (loss) per share—Basic net income (loss) per share is computed by dividing net income (loss) attributable to Delphi by the weighted–average number of ordinary shares outstanding during the period. Diluted net income (loss) per share reflects the weighted average dilutive impact of all potentially dilutive securities from the date of issuance and is computed using the treasury stock method by dividing net income (loss) attributable to Delphi by the diluted weighted-average number of ordinary shares outstanding. Share amounts included in these notes are on a diluted basis. See Note 16. Shareholders’ Equity and Net Income (Loss) Per Share for additional information including the calculation of basic and diluted net income (loss) per share.

Research and development—Costs are incurred in connection with research and development programs that are expected to contribute to future earnings. Such costs are charged against income as incurred. Total research and development expenses (including engineering) were $1.2 billion, $1.0 billion, $0.3 billion and $1.0 billion for the years ended December 31, 2011 and 2010, and the periods August 19 to December 31, 2009, and January 1 to October 6, 2009, respectively.

Cash and cash equivalents—Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of three months or less.

Time deposits—From time to time, Delphi enters into various time deposit agreements whereby certain of Delphi’s funds on deposit with financial institutions may not be withdrawn for a specified period of time. Time deposits with original maturity periods of three months or less are included as Cash and cash equivalents in the consolidated balance sheets, while time deposits with original maturity periods greater than three months are separately stated in the consolidated balance sheets. The carrying value of time deposits approximates fair value as of December 31, 2010. There were no time deposits at December 31, 2011.

Marketable securities—Marketable securities with maturities of three months or less are classified as cash and cash equivalents for financial statement purposes. Available-for-sale securities are recorded in the consolidated financial statements at market value with changes in market value included in other comprehensive income (“OCI”). Available-for-sale securities with a cost basis of $0 million and $13 million and a carrying value of $0 million and $12 million were held as of December 31, 2011 and 2010, respectively. In the event debt or equity securities experience an other-than-temporary impairment in value, such impairment is recognized as a loss in the consolidated statement of operations. In 2011 and 2010, Delphi recognized an other-than-temporary impairment of $6 million and $9 million, respectively.

Restricted cash—Restricted cash includes balances on deposit at financial institutions that have issued letters of credit in favor of Delphi.

Accounts receivable—Delphi enters into agreements to sell certain of its accounts receivable, primarily in Europe. Since the agreements allow Delphi to maintain effective control over the receivables, these various accounts receivable factoring facilities were accounted for as short-term debt at December 31, 2011 and 2010. Collateral is not generally required related to these trade accounts receivable.

The allowance for doubtful accounts is established based upon analysis of trade receivables for known collectability issues and the aging of the trade receivables at the end of each period and, generally, all accounts receivable balances greater than 90 days past due are fully reserved. As of December 31, 2011 and 2010, the accounts receivable reserve was $70 million and $64 million, respectively and the provision for doubtful accounts was $25 million, $45 million, $33 million and $22 million for the years ended December 31, 2011 and 2010, and the periods August 19 to December 31, 2009, and January 1 to October 6, 2009, respectively.

The Company exchanges certain amounts of accounts receivable, primarily in the Asia/Pacific region, for bank notes with original maturities greater than three months. The collection of such bank notes are included in operating cash flows based on the substance of the underlying transactions, which are operating in nature.

Inventories—As of December 31, 2011 and 2010, inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, including direct material costs and direct and indirect manufacturing costs. Refer to Note 4. Inventories for additional information. Obsolete inventory is identified based on analysis of inventory for known obsolescence issues, and, generally, the market value of inventory on hand in excess of one year’s supply is fully-reserved.

From time to time, payments may be received from suppliers. These payments from suppliers are recognized as a reduction of the cost of the material acquired during the period to which the payments relate. In some instances, supplier rebates are received in conjunction with or concurrent with the negotiation of future purchase agreements and these amounts are amortized over the prospective agreement period.

Property—Property, plant and equipment, including internally-developed internal use software and special tools, were adjusted to fair value as of October 6, 2009, which represents a new cost basis, and were adjusted for depreciation in subsequent periods. Major improvements that materially extend the useful life of property are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. For the Successor, depreciation is determined based on a straight-line method over the estimated useful lives of groups of property. For the Predecessor, depreciation was determined based on the estimated useful lives of groups of property generally using straight-line methods or using an accelerated method, which accumulates depreciation of approximately two-thirds of the depreciable cost during the first half of the estimated useful lives. Leasehold improvements under capital leases are depreciated over the period of the lease or the life of the property, whichever is shorter, with the depreciation applied directly to the asset account.

At December 31, 2011 and 2010, the special tools balance was $310 million and $247 million, respectively, included within property, net in the consolidated balance sheets. Special tools balances represent Delphi-owned tools, dies, jigs and other items used in the manufacture of customer components. Special tools also include unreimbursed pre-production tooling costs related to customer-owned tools for which the customer has provided a non-cancellable right to use the tool. Delphi-owned special tools balances are depreciated over the expected life of the special tool or the life of the related vehicle program, whichever is shorter. The unreimbursed costs incurred related to customer-owned special tools that are not subject to reimbursement are capitalized and depreciated over the expected life of the special tool or the life of the related vehicle program, whichever is shorter. Engineering, testing and other costs incurred in the design and development of production parts are expensed as incurred, unless the costs are reimbursable, as specified in a customer contract. As of December 31, 2011 and 2010, the Delphi-owned special tools balances were $259 million and $220 million, respectively, and the customer-owned special tools balances were $51 million and $27 million, respectively.

Valuation of long-lived assets—The carrying value of long-lived assets held for use including definite-lived intangible assets is periodically evaluated when events or circumstances warrant such a review. The carrying value of a long-lived asset held for use is considered impaired when the anticipated separately identifiable undiscounted cash flows from the asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved and Delphi’s review of appraisals. Impairment losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. Refer to Note 20. Discontinued Operations and Note 7. Property, Net for more information.

Intangible assets—Intangible assets were $596 million and $665 million as of December 31, 2011 and 2010, respectively. In general, definite-lived intangible assets are being amortized over their useful lives, normally 6-20 years. Costs to renew or extend the term of acquired intangible assets are recognized as expense as incurred. Refer to Note 8. Intangible Assets and Goodwill for more information.

Warranty—Expected warranty costs for products sold are recognized at the time of sale of the product based on its estimate of the amount that eventually will be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. These estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. Refer to Note 10. Warranty Obligations.

Foreign currency translation—Assets and liabilities of non-U.S. subsidiaries that use a currency other than U.S. dollars as their functional currency are translated to U.S. dollars at end-of-period currency exchange rates. The consolidated statements of operations of non-U.S. subsidiaries are translated to U.S. dollars at average-period currency exchange rates. The effect of translation for non-U.S. subsidiaries is generally reported in OCI. The effect of remeasurement of assets and liabilities of non-U.S. subsidiaries that use the U.S. dollar as their functional currency is primarily included in cost of sales. Also included in cost of sales are gains and losses arising from transactions denominated in a currency other than the functional currency of a particular entity. Net foreign currency transaction (gains) or losses of ($3 million), $20 million, $2 million and $5 million were included in the consolidated statements of operations for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively.

Restructuring—Delphi continually evaluates alternatives to align the business with the changing needs of its customers and to lower the operating costs. This includes the realignment of its existing manufacturing capacity, facility closures, or similar actions in the normal course of business. These actions may result in voluntary or involuntary employee termination benefits, which are mainly pursuant to union or other contractual agreements. Voluntary termination benefits are accrued when an employee accepts the related offer. Involuntary termination benefits are accrued upon the commitment to a termination plan and the benefit arrangement is communicated to affected employees, or when liabilities are determined to be probable and estimable, depending on the existence of a substantive plan for severance or termination. Contract termination costs are recorded when contracts are terminated or when Delphi ceases to use the leased facility and no longer derives economic benefit from the contract. All other exit costs are expensed as incurred. Refer to Note 11. Restructuring. Refer to Note 3. Elements of Predecessor Transformation Plan for employee termination benefits and other exit costs related to non-core product lines. Pursuant to the Amended MRA (as defined in Note 3. Elements of Predecessor Transformation Plan), GM reimbursed the Predecessor for severance obligations paid by the Predecessor from January 1 to October 6, 2009 in relation to all current and former UAW-represented hourly active, inactive, and retired employees.

Environmental liabilities—Environmental remediation liabilities are recognized when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental remediation is estimated by engineering, financial, and legal specialists based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other responsible parties will be able to fulfill their commitments. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and, if applicable, other responsible parties at multi-party sites. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change estimates by Delphi. Refer to Note 14. Commitments and Contingencies for more information.

Asset retirement obligations—Asset retirement obligations are recognized in accordance with FASB ASC 410, Asset Retirement and Environmental Obligations. Conditional retirement obligations have been identified primarily related to asbestos abatement at certain sites. To a lesser extent, conditional retirement obligations also exist at certain sites related to the removal of storage tanks and polychlorinated biphenyl disposal costs. Asset retirement obligations were $3 million and $4 million at December 31, 2011 and 2010, respectively.

Customer concentrations—Sales to GM were approximately 19%, 21%, 20% and 26% of Delphi’s and the Predecessor’s total net sales for the years ended December 31, 2011 and 2010, and the period from August 19, 2009 to December 31, 2009, and the period from January 1, 2009 to October 6, 2009, respectively. Accounts and other receivables due from GM were $382 million and $393 million as of December 31, 2011 and 2010, respectively. No other single customer accounted for more than 10% of Delphi’s consolidated net sales in any period presented.

Derivative financial instruments—All derivative instruments are required to be reported on the balance sheet at fair value unless the transactions qualify and are designated as normal purchases or sales. Changes in fair value are reported currently through earnings unless they meet hedge accounting criteria.

Exposure to fluctuations in currency exchange rates, interest rates and certain commodity prices are managed by entering into a variety of forward contracts and swaps with various counterparties. Such financial exposures are managed in accordance with the policies and procedures of Delphi. Delphi did not enter into derivative transactions for speculative or trading purposes. As part of the hedging program approval process, Delphi identifies the specific financial risk which the derivative transaction will minimize, the appropriate hedging instrument to be used to reduce the risk and the correlation between the financial risk and the hedging instrument. Purchase orders, sales contracts, letters of intent, capital planning forecasts and historical data are used as the basis for determining the anticipated values of the transactions to be hedged. Delphi does not enter into derivative transactions that do not have a high correlation with the underlying financial risk. Hedge positions, as well as the correlation between the transaction risks and the hedging instruments, are reviewed on an ongoing basis.

Foreign exchange forward contracts are accounted for as hedges of firm or forecasted foreign currency commitments to the extent they are designated and assessed as highly effective. All foreign exchange contracts are marked to market on a current basis. Commodity swaps are accounted for as hedges of firm or anticipated commodity purchase contracts to the extent they are designated and assessed as effective. All other commodity derivative contracts that are not designated as hedges are either marked to market on a current basis or are exempted from mark to market accounting as normal purchases. At December 31, 2011 and 2010, the exposure to movements in interest rates was not hedged with derivative instruments. Refer to Note 17. Fair Value of Financial Instruments, Derivatives and Hedging Activities for additional information.

Extended disability benefits—Costs associated with extended disability benefits provided to inactive employees are accrued throughout the duration of their active employment. Workforce demographic data and historical experience are utilized to develop projections of time frames and related expense for postemployment benefits. Pursuant to the Amended MRA (as defined in Note 3. Elements of Predecessor Transformation Plan), GM reimbursed the Predecessor for extended disability benefits paid by the Predecessor from January 1 to October 6, 2009 in relation to all current and former UAW-represented hourly active, inactive, and retired employees. Refer to Note 3. Elements of Predecessor Transformation Plan for more information.

Workers’ compensation benefits—Workers’ compensation benefit accruals are actuarially determined and are subject to the existing workers’ compensation laws that vary by location. Accruals for workers’ compensation benefits represent the discounted future cash expenditures expected during the period between the incidents necessitating the employees to be idled and the time when such employees return to work, are eligible for retirement or otherwise terminate their employment. Delphi assumed only workers’ compensation liabilities associated with claims incurred after the Petition Date for the employees it hired. The remaining workers’ compensation liabilities of the Predecessor were discharged as part of the bankruptcy process, assumed by GM as part of its acquisition of substantially all of the Predecessor’s global steering business and the manufacturing facilities in the U.S. at which the employees were represented by the UAW, or remained liabilities of DPHH. Pursuant to the Amended MRA (as defined in Note 3. Elements of Predecessor Transformation Plan), GM reimbursed the Predecessor for workers compensation benefits paid by the Predecessor from January 1, 2009 through October 6, 2009 in relation to all current and former UAW-represented hourly active, inactive, and retired employees. Refer to Note 3. Elements of Predecessor Transformation Plan for more information.

Discontinued operations—In accordance with FASB ASC 360-10, Property, Plant, and Equipment, the general accounting principles applicable to the impairment or disposal of long-lived assets, a business component that is disposed of or classified as held for sale is reported as discontinued operations if the cash flows of the component have been or will be eliminated from the ongoing operations of an entity and that entity will no longer have any significant continuing involvement in the business component. The results of discontinued operations are aggregated and presented separately in the consolidated statements of operations and consolidated statements of cash flows. Assets and liabilities of the discontinued operations are aggregated and reported separately as assets and liabilities held for sale in the consolidated balance sheet. Amounts presented for prior years are required to be reclassified to effect their classification as discontinued operations.

For periods from January 1 to October 6, 2009 and prior, amounts have been derived from the consolidated financial statements and accounting records of the Predecessor using the historical basis of assets and liabilities held for sale and historical results of operations related to the Predecessor’s global steering and halfshaft businesses (the “Steering Business”) and the Automotive Holdings Group (“AHG”), which includes various non-core product lines and plant sites that did not fit the Predecessor’s strategic framework. At the Acquisition Date, substantially all of the Steering Business was acquired from the Predecessor by GM. While the historical results of operations of the Steering Business and AHG include general corporate allocations of certain functions historically provided by the Predecessor, such as accounting, treasury, tax, human resources, facility maintenance, and other services, no amounts for these general corporate retained functions have been allocated to discontinued operations in the statements of operations. Expenses related to the service cost of employee pension and other postretirement benefit plans were allocated to discontinued operations in the statements of operations. Allocations have been made based upon a reasonable allocation method. Refer to Note 20. Discontinued Operations for more information.

Contractual interest expense and interest expense on unsecured claims—Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of FASB ASC 852, Reorganizations. Contractual interest expense was $494 million for the period from January 1 to October 6, 2009. In September 2007, the Predecessor began recording prior contractual interest expense related to certain prepetition debt because it became probable that the interest would become an allowed claim based on the provisions of the plan of reorganization filed with the Court in September 2007 and confirmed, as amended, on January 25, 2008. The plan of reorganization confirmed on January 25, 2008 also provided that certain holders of allowed unsecured claims against the Predecessor would be paid postpetition interest on their claims, calculated at the contractual non-default rate from the Petition Date through January 25, 2008, when the Predecessor ceased accruing interest on these claims. At December 31, 2008, the Predecessor had accrued interest of $415 million related to prepetition claims. As discussed in Note 3. Elements of Predecessor Transformation Plan, on July 30, 2009, the Court confirmed the Modified Plan, eliminating postpetition interest on prepetition debt and allowed unsecured claims. Therefore, the reversal of the $415 million of accrued interest was included as a reduction of interest expense in the consolidated statement of operations of the Predecessor for the period from January 1 to October 6, 2009.

Recently issued accounting pronouncements—In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance related to accounting for transfers of financial assets which changes the way entities account for securitizations and special-purpose entities, codified in FASB ASC 810, Consolidation, and FASB ASC 860, Transfers and Servicing. The adoption of this guidance on January 1, 2010 did not have a significant impact on Delphi’s financial statements.

In October 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-13, Revenue Recognition—Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which amends FASB ASC 605, Revenue Recognition, by modifying the criteria used to separate elements in a multiple-element arrangement, introducing the concept of “best estimate of selling price” for determining the selling price of a deliverable, establishing a hierarchy of evidence for determining the selling price of a deliverable, requiring use of the relative selling price method and prohibiting use of the residual method to allocate arrangement consideration among units of accounting, and expanding the disclosure requirements for all multiple-element arrangements within the scope of FASB ASC 605-25. The amended guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The adoption of this guidance on January 1, 2011 did not have a significant impact on Delphi’s financial statements.

In April 2010, the FASB ratified Emerging Issues Task Force Issue No. 08-9, Milestone Method of Revenue Recognition (“Issue 08-9”). ASU 2010-17, Revenue Recognition—Milestone Method, which resulted from the ratification of Issue 08-9 and amends FASB ASC 605. ASU 2010-17 allows, but does not require, an entity to make an accounting policy election to recognize a payment that is contingent upon the achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance in ASU 2010-17 is effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of this guidance on January 1, 2011 did not have a significant impact on Delphi’s financial statements.

In August 2010, the FASB issued ASU 2010-20, Receivables—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This guidance amends required disclosures about an entity’s allowance for credit losses and the credit quality of its financing receivables. The update will require entities to provide a greater level of disaggregated information about the credit quality of its financing receivables and its allowance for credit losses. The guidance is effective for public companies for interim and annual reporting periods ending on or after December 15, 2010 and for non-public companies, for annual reporting periods ending on or after December 15, 2011. In January 2011, the FASB issued ASU 2011-01 Receivables—Deferral of the Effective Date of Disclosures about troubled debt restructurings in ASU 2010-20. This guidance temporarily delays the effective date of the disclosures about troubled debt restructurings for public entities. This deferral was reversed by the issuance of ASU 2011-02 (see description in the following paragraph) and the effective date is interim and annual periods beginning after June 15, 2011. The adoption of this guidance on January 1, 2011 did not have a significant impact on Delphi’s financial statements.

In April 2011, the FASB issued ASU 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring. This guidance clarifies the definition of what constitutes a concession given by a creditor and clarifies guidance on whether a debtor is experiencing financial difficulties both for purposes of recording an impairment loss and for disclosure of troubled debt restructuring. The guidance in ASU 2011-02 is effective with interim and annual periods beginning after June 15, 2011. The adoption of this guidance did not have a significant impact on Delphi’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRSs, which updates the definition of fair value and measurement criteria to bring them into agreement with IFRSs (which are also changed to agree with US GAAP). The guidance is effective for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. Delphi is evaluating the effects of this guidance but does not expect it to have a significant impact on Delphi’s financial statements other than providing the required disclosures.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income. This guidance requires presentation of all non-owner changes in equity to be presented in one continuous statement of comprehensive income or in two separate but consecutive statements. It also prohibits the inclusion of comprehensive income items in the statement of equity. Also, the amendments in this update do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted and Delphi elected to adopt this ASU in 2011. The adoption of this ASU did not have a significant impact on Delphi’s financial statements other than providing the new presentation.

ASU 2011-05 was modified by the issuance of ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 in December 2011. This update defers certain paragraphs of ASU 2011-05 that require reclassifications of items from other comprehensive income (OCI) to net income by component of net income and by component of OCI.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment. The revised standard is intended to simplify goodwill impairment testing by adding an option to qualitatively assess goodwill for impairment. The guidance is effective for interim and annual periods beginning after December 15, 2011. Early adoption is permitted. Delphi adopted this guidance for its testing of goodwill for impairment effective October 1, 2011 and it did not have a significant impact on Delphi’s financial statements.

In December 2011, the FASB issued ASU 2011-10, Derecognition of In-substance Real Estate—a Scope Clarification. This guidance requires that if an entity ceases to have a controlling interest in a subsidiary that is in substance real estate due to a default on the loan (mortgage) on that real estate, it would continue to recognize the asset and related debt until the real estate is legally transferred to satisfy the debt. The guidance is effective for fiscal years beginning after June 15, 2012, and early adoption is permitted. Delphi is evaluating the effects of this guidance but does not expect it to have a significant impact on its financial statements.

Also in December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. This guidance requires entities to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The guidance is effective for annual periods beginning on or after January 1, 2013. Early adoption is not permitted, but this guidance shall be applied retrospectively for any period presented that begins before the date of initial application. Delphi is evaluating the effects of this guidance but does not expect it to have a significant impact on its financial statements.

3.	ELEMENTS OF PREDECESSOR TRANSFORMATION PLAN

GM—The Predecessor and Old GM entered into comprehensive settlement agreements consisting of the Global Settlement Agreement dated September 6, 2007 (as amended through December 7, 2007, (the “Original GSA”)), and the Master Restructuring Agreement dated September 6, 2007 (as amended through December 7, 2007 (the “Original MRA”)). The Original GSA and the Original MRA were approved in the order confirming the Predecessor’s initial plan of reorganization on January 25, 2008. The Original GSA and the Original MRA provided that they would not be effective until and unless the Predecessor emerged from chapter 11. However, as part of the Predecessor’s overall negotiations with its stakeholders to further amend the initial plan of reorganization and emerge from chapter 11 as soon as practicable, on September 12, 2008, the Predecessors and Old GM entered into an Amended and Restated Global Settlement Agreement (the “Amended GSA”) and an Amended and Restated Master Restructuring Agreement (the “Amended MRA”). The Court approved such amendments on September 26, 2008 and the Amended GSA and Amended MRA became effective on September 29, 2008. These amended agreements included provisions related to the transfer of certain legacy pension and other postretirement benefit obligations and became effective independent of and in advance of substantial consummation of an amended plan of reorganization, although provisions relating to the acceleration of payment terms were not immediately effective. The effectiveness of these agreements resulted in a material reduction in the Predecessor’s liabilities and future expenses related to U.S. hourly workforce benefit programs. Upon the Acquisition Date, the Amended MRA was terminated (except that Old GM agreed to remain responsible for certain of its obligations thereunder) and the MDA and certain ancillary agreements govern certain aspects of the relationship among GM and Delphi, as purchaser of the major portion of the Predecessor’s businesses.

Global settlement agreement—The Original GSA and the Amended GSA resolved outstanding issues between the Predecessor and Old GM, including: litigation commenced in March 2006 by the Predecessor to terminate certain supply agreements with Old GM; all potential claims and disputes with Old GM arising out of the separation of the Predecessor from Old GM in 1999, including certain post-separation claims and disputes; the proofs of claim filed by Old GM against the Predecessor in the Predecessor’s chapter 11 cases; Old GM’s treatment under the Predecessor’s original plan of reorganization; and various other legacy U.S. hourly workforce benefit issues including commitments by the Predecessor and Old GM regarding other U.S. OPEB, pension obligations, and other Old GM contributions with respect to labor matters and releases.

GM general unsecured claim—With respect to Old GM’s claims in the Predecessor’s chapter 11 cases, Old GM under the Amended GSA had agreed to a general unsecured claim of $2.5 billion, primarily for OPEB and special attrition programs for the U.S. hourly workforce. However, under the Modified Plan and the MDA, Old GM and GM agreed to waive the general unsecured claim in the Predecessor’s chapter 11 cases. GM and certain related parties and the Predecessor and certain related parties have also exchanged broad, global releases, effective as of the effective date of the Amended GSA (which releases do not apply to certain surviving claims as set forth in the Amended GSA). In addition to providing a release to GM, the Predecessor agreed to withdraw with prejudice the sealed complaint filed against GM in the Court on October 5, 2007. In addition, the Modified Plan contains additional mutual releases between Old GM, GM and the Predecessor.

Master restructuring agreement—The Amended MRA was intended to, among other things, govern certain aspects of the commercial relationship between the Predecessor and Old GM following the effectiveness of the Amended MRA and continuing after the Predecessor’s emergence from chapter 11. The Amended MRA addressed the scope of Old GM’s existing and future business awards to the Predecessor and related pricing and sourcing arrangements, Old GM’s commitments with respect to reimbursement of specified ongoing U.S. hourly workforce labor costs, the disposition of certain of the Predecessor’s facilities, and the treatment of existing commercial agreements between the Predecessor and Old GM. The MDA superseded the Amended MRA, and the Amended MRA was terminated as of the Acquisition Date (except as set forth in the MDA).

Existing and future business awards and related matters—The Amended MRA (i) addressed the scope of existing business awards, related pricing agreements, and extensions of certain existing supply agreements, including Old GM’s ability to move production to alternative suppliers, and the reorganized Predecessor’s rights to bid and qualify for new business awards; (ii) eliminated the requirement to implement price-downs with respect to certain businesses and restricted Old GM’s ability to resource products manufactured at core U.S. operations through at least December 31, 2011 and Mexican operations through December 31, 2010; (iii) contained a commitment by Old GM to provide the Predecessor with an annual keep site facilitation fee of $110 million in 2009 and 2010 which was not contingent on the Predecessor’s emergence from chapter 11, payable in quarterly installments during these periods, which, consistent with the Predecessor’s policy, was recognized in earnings over the applicable, future production periods; and (iv) contained commitments by Old GM concerning the sale of certain of the Predecessor’s non-core businesses and additional commitments by Old GM if certain of the Predecessor’s businesses and facilities were not sold or wound down by specified future dates. On March 31, 2009, June 30, 2009 and September 30, 2009, the Predecessor received quarterly installments of the annual keep site facilitation fee of $27.5 million, of which approximately $75 million was recorded as net sales during the Predecessor period from January 1 to October 6, 2009.

Reimbursement of hourly labor costs—Old GM agreed to reimburse the Predecessor for hourly workforce labor costs in excess of $26 per hour, excluding certain costs, including hourly pension and OPEB contributions provided under the supplemental wage agreement, at specified UAW manufacturing facilities retained by the Predecessor. The economic substance of this provision of the Amended MRA was to lower the Predecessor’s labor costs at specified UAW-represented manufacturing facilities to $26 per hour, excluding certain costs, in order to maintain more competitive operations in the U.S. During the period from January 1 to October 6, 2009, the Predecessor received $106 million of reimbursement from GM of hourly labor costs in excess of $26 per hour. The Predecessor recorded $50 million as a reduction to operating expenses during the period from January 1 to October 6, 2009, with $25 million recognized in periods prior to January 1, 2009. Additionally, $31 million was recognized in 2009 as a reduction to operating expenses in discontinued operations.

Production cash burn breakeven reimbursement—The Predecessor had agreed to continue manufacturing at certain non-core sites to meet Old GM’s production requirements and Old GM had agreed to provide the Predecessor with operating cash flow breakeven support, or production cash burn breakeven (“PCBB”), from January 1, 2008 through site-specified time periods to compensate the Predecessor for keeping these sites in production. Additionally, Old GM had agreed to reimburse capital spending in excess of $50,000 per month at the PCBB sites from January 1, 2008 through site-specified time periods. PCBB reimbursement, including capital spending, from Old GM was recognized contemporaneously as incurred, and was treated as a reduction to operating expenses, fixed assets or discontinued operations, as appropriate. During the period from January 1 to October 6, 2009, the Predecessor received $150 million of PCBB reimbursement from GM, of which $86 million was recorded as income from discontinued operations and $2 million was recorded as a reduction to the Predecessor’s operating expenses.

Reimbursement of hourly workers’ compensation and other benefits—Old GM agreed to reimburse the Predecessor for all current and future workers compensation, disability, supplemental unemployment benefits, and severance obligations paid by the Predecessor after January 1, 2009 in relation to all current and former UAW-represented hourly active, inactive, and retired employees. Consistent with the substance of the provision, the Predecessor recognized anticipated, future reimbursements from Old GM contemporaneously with the Predecessor’s incurrence of related cash payments. During the period from January 1 to October 6, 2009, the Predecessor received related reimbursements from GM of $28 million. The Predecessor recorded $35 million as a reduction to operating expenses during the period from January 1 to October 6, 2009.

Pensions—Subsequent to entering chapter 11, the Predecessor had generally limited its contributions to the GM Hourly-Rate Employees Pension Plan (the “Hourly Plan”), the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”), the ASEC Manufacturing Retirement Program, the Delphi Mechatronics Retirement Program, the PHI Bargaining Retirement Plan and the PHI Non-Bargaining Retirement Plan (collectively, the “U.S. Pension Plans”) to “normal cost” contributions, which are less than the minimum funding requirements established by the Internal Revenue Code and the Employee Retirement Income Security Act (“ERISA”). Following the Court’s approval of the Hourly and Salaried Pension Program Modification Motion on September 23, 2008, the Salaried Plan, the Mechatronic Plan, the ASEC Plan, and the PHI Non-Bargaining Plan were frozen effective September 30, 2008. The Hourly Plan was frozen on November 30, 2008. By freezing the U.S. pension plans, the Predecessor halted the accrual of normal cost payments going forward, thereby preserving liquidity.

On July 21, 2009, the Predecessor announced that the PBGC was expected to make a determination whether to initiate the termination process for the U.S. pension plans. Also on July 21, 2009, the Predecessor reached agreement with the PBGC to settle the PBGC’s various claims against the Predecessor and its global affiliates (the “Predecessor-PBGC Settlement Agreement”). Pursuant to that settlement agreement, the PBGC received a $3 billion allowed general unsecured non-priority claim which received the same treatment given to holders of general unsecured claims as set forth in the Modified Plan. The PBGC received additional consideration from GM which, together with the PBGC’s allowed unsecured claim, was in consideration for, among other things, a full release of all causes of action, claims, and liens; the liability to be assumed by the PBGC related to the possible termination of the U.S. pension plans; and the withdrawal of all notices of liens filed by the PBGC against the Predecessor’s global non-U.S. affiliates. The Predecessor-PBGC Settlement Agreement, which was subject to Court approval, was filed with the Court on July 21, 2009. In connection with seeking Court approval of the Predecessor-PBGC Settlement Agreement, the Predecessor sought a finding by the Court that such termination did not violate the Labor MOUs, the Union 1113/1114 Settlement Approval Orders, or the Local Agreement Between Delphi Connection Systems (formerly Packard-Hughes Interconnect) And Electronic And Space Technicians Local 1553, and any modifications thereto. On July 30, 2009, the Court approved the Predecessor-PBGC Settlement Agreement and made the finding that such agreement did not violate the Predecessor’s collective bargaining agreements. On August 10, 2009, the PBGC and the Predecessor executed a termination and trusteeship agreement, retroactive to July 31, 2009, with respect to the U.S. pension plans.

Portfolio—In March 2006, the Predecessor identified non-core product lines and manufacturing sites that did not fit into its future, strategic framework, including brake and chassis systems, catalysts, cockpits and instrument panels, door modules and latches, ride dynamics, steering, halfshafts, wheel bearings and power products. With the exception of the catalyst and global exhaust product lines, included in the Powertrain Systems segment, the Company’s non-core product lines were included in discontinued operations, refer to Note 20. Discontinued Operations.

Costs recorded by the Predecessor related to the transformation plan for non-core product lines include employee termination benefits and other exit costs and U.S. employee workforce transition program charges and are further described in Note 11. Restructuring and Note 20. Discontinued Operations.
Cost structure—The Predecessor implemented restructuring initiatives in pursuit of its transformation objective to reduce selling, general and administrative expenses. These initiatives included changing the model for delivery of financial services, information technology and certain sales administration activities; as well as the reduction of the global salaried workforce by leveraging attrition and using salaried separation plans, and the realignment of certain salaried benefit programs with business conditions. While the continually challenging economic environment persisted in 2009, further restructuring initiatives continued to be required. The Predecessor implemented a number of cash conservation measures, including a short-term salaried layoff plan, the suspension of 2009 pay increases and annual incentive payments for eligible employees, the cessation of health care and life insurance benefits in retirement to salaried employees and retirees effective March 31, 2009 and a decrease in salaried severance payments in 2009. The PBGC’s termination of the U.S. Pension Plans effective July 31, 2009 (refer to Note 13. Pension Benefits) also had the effect of reducing the Predecessor’s cash needs.

4.	INVENTORIES

Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, including direct material costs and direct and indirect manufacturing costs. A summary of inventories is shown below:

	December 31, 2011	December 31, 2010
	(in millions)
Productive material	$594	$544
Work-in-process	144	159
Finished goods	316	285

Total	$1,054	$988

5.	ASSETS

Other current assets consisted of the following:

	December 31, 2011	December 31, 2010
	(in millions)
Value added tax receivable	$226	$180
Deferred income taxes (Note 15)	183	136
Prepaid insurance and other expenses	93	87
Notes receivable	24	33
Debt issuance costs	17	—
Income and other taxes receivable	36	28
Deposits to vendors	12	12
Derivative financial instruments (Note 17)	4	59
Other	21	20

Total	$616	$555

Other long-term assets consisted of the following:

	December 31, 2011	December 31, 2010
	(in millions)
Deferred income taxes (Note 15)	$204	$183
Debt issuance costs	71	—
Income and other taxes receivable	58	43
Reimbursable engineering costs	41	4
Value added taxes receivable	35	44
Other investments	3	13
Notes receivable	1	31
Derivative financial instruments (Note 17)	—	17
Other	46	68

Total	$459	$403

6.	INVESTMENTS IN AFFILIATES

As part of Delphi’s operations, it has investments in 9 non-consolidated affiliates accounted for under the equity method of accounting. These affiliates are not publicly traded companies and are located primarily in South Korea, China and Mexico. Delphi’s ownership percentages vary generally from approximately 20% to 50%, with the most significant investments in Korea Delphi Automotive Systems Corporation (of which Delphi owns approximately 50%), Delphi-TVS Diesel Systems Ltd (of which Delphi owns approximately 50%), and Promotora de Partes Electricas Automotrices, S.A. de C.V. (of which Delphi owns approximately 40%). The aggregate investment in non-consolidated affiliates was $257 million and $281 million at December 31, 2011 and 2010, respectively. Dividends of $1 million, $10 million, $0 million and $8 million for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively, have been received from non-consolidated affiliates. A $7 million impairment charge was recorded for the year ended December 31, 2011 related to Delphi’s investment in a non-consolidated affiliate. No impairment charges were recorded for the year-ended December 31, 2010 or for the period from August 19 to December 31, 2009. A $23 million impairment charges was recorded for the period from January 1 to October 6, 2009 related to Delphi’s investment in a non-consolidated affiliate.

The following is a summary of the combined financial information of significant affiliates accounted for under the equity method as of December 31, 2011 and 2010 and for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009 (unaudited):

	December 31,
	2011	2010
	(in millions)
Current assets	$740	$888
Non-current assets	405	545

Total assets	$1,145	$1,433

Current liabilities	$366	$587
Non-current liabilities	203	227
Shareholders’ equity	576	619

Total liabilities and shareholders’ equity	$1,145	$1,433

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Net sales	$1,750	$1,750	$369	$866
Gross profit	$160	$215	$53	$56
Net income (loss)	$28	$41	$5	$(44)

A summary of transactions with affiliates is shown below:

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Sales to affiliates	$66	$62	$7	$8
Purchases from affiliates	$304	$315	$51	$90

7.	PROPERTY, NET

Property, net consisted of:

	Estimated Useful Lives	December 31,
		2011	2010
	(Years)	(in millions)
Land	—	$160	$163
Land and leasehold improvements	3-20	85	79
Buildings	40	504	492
Machinery, equipment, and tooling	3-20	1,989	1,470
Furniture and office equipment	3-10	149	104
Construction in progress	—	235	246

Total		3,122	2,554
Less: accumulated depreciation		(807)	(487)

Total property, net		$2,315	$2,067

For the years ended December 31, 2011 and 2010, Delphi did not incur impairment charges related to long-lived assets held for use. The following table summarizes the impairment charges included in cost of sales related to long-lived assets held for use for the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009:

	Successor	Predecessor
Segment	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)	(in millions)
Electronics and Safety	$—	$37
Powertrain Systems	12	—
Electrical/Electronic Architecture	—	1
Thermal Systems	5	2
Eliminations and Other	—	1

Continuing operations	17	41
Discontinued operations	—	—

Total	$17	$41

During the period from January 1 to October 6, 2009, the Predecessor’s Electronics and Safety segment recorded $37 million of long-lived asset impairment charges related to the exit of its occupant protection systems business in North America and Europe.

8.	INTANGIBLE ASSETS AND GOODWILL

As further described in Note 1. General, Delphi acquired the following intangible assets in conjunction with the Acquisition.

	As of December 31, 2011			As of December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in millions)			(in millions)
Amortized intangible assets:
Patents and developed technology	$487	$94	$393	$455	$48	$407
Customer relationships	140	57	83	137	32	105
Trade names	96	11	85	95	6	89

Total	723	162	561	687	86	601
Unamortized intangible assets:
In-process research & development	27	—	27	64	—	64
Goodwill	8	—	8	—	—	—

Total	$758	$162	$596	$751	$86	$665

The estimated useful lives of the Company’s amortized intangible assets range from 6 to 20 years. Amortization expense is estimated to be $80 million for the year ending December 31, 2012, $80 million for the year ending December 31, 2013, $70 million for the year ending December 31, 2014, $60 million for the year ending December 31, 2015 and $50 million for the year ending December 31, 2016.

A roll-forward of the gross carrying amounts for the years ended December 31, 2011 and 2010 is presented below:

	2011	2010
	(in millions)
Balance at January 1	$751	$766
Acquisitions	17	—
Foreign currency translation and other	(10)	(15)

Balance at December 31	$758	$751

A roll-forward of the accumulated amortization for the years ended December 31, 2011 and 2010 is presented below:

	2011	2010
	(in millions)
Balance at January 1	$86	$16
Amortization	79	70
Foreign currency translation and other	(3)	—

Balance at December 31	$162	$86

9.	LIABILITIES

Accrued liabilities consisted of the following:

	December 31,
	2011	2010
	(in millions)
Payroll-related obligations	$214	$203
Employee benefits, including current pension obligations	145	167
Income and other taxes payable	257	220
Warranty obligations (Note 10)	182	243
Restructuring (Note 11)	55	115
Customer deposits	20	22
Deferred income taxes (Note 15)	28	4
Derivative financial instruments (Note 17)	43	—
Accrued interest	10	1
Other	254	290

Total	$1,208	$1,265

Other long-term liabilities consisted of the following:

	December 31,
	2011	2010
	(in millions)
Environmental (Note 14)	$17	$18
Executive long-term incentive plan	107	31
Extended disability benefits	10	8
Warranty obligations (Note 10)	133	119
Restructuring (Note 11)	41	54
Payroll-related obligations	10	11
Accrued income taxes	46	52
Deferred income taxes (Note 15)	134	178
Derivative financial instruments (Note 17)	26	—
Other	51	45

Total	$575	$516

10.	WARRANTY OBLIGATIONS

Expected warranty costs for products sold are recognized principally at the time of sale of the product based on estimates of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments and various other considerations. These estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims. Delphi has recognized its best estimate for its total aggregate warranty reserves across all of its operating segments as of December 31, 2011. The estimated reasonably possible amounts to ultimately resolve all matters are not materially different from the recorded reserves as of December 31, 2011.

The table below summarizes the activity in the product warranty liability for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011	Year Ended December 31, 2010
	(in millions)
Accrual balance at beginning of period	$362	$332
Provision for estimated warranties incurred during the period	68	62
Provision for changes in estimate for preexisting warranties	84	80
Settlements made during the period (in cash or in kind)	(205)	(99)
Foreign currency translation and other	6	(13)

Accrual balance at end of period	$315	$362

In 2009, Delphi received information regarding potential warranty claims related to certain components supplied by Delphi’s Powertrain segment. In 2010, Delphi recorded a change in the previous estimate of probable loss related to this matter by recognizing warranty expense in cost of sales of $75 million. This adjustment resulted in a corresponding $75 million decrease in net income attributable to Delphi and a corresponding unfavorable earnings per share impact of $0.11. In March 2011, Delphi reached a settlement with its customer related to this matter and reflected a change in its previous estimate of probable loss as a result of the settlement agreement by recognizing $76 million of warranty expense in cost of sales. This adjustment resulted in a corresponding $76 million decrease in net income attributable to Delphi and a corresponding unfavorable earnings per share impact of $0.18. In April 2011, in accordance with the terms of the settlement agreement, Delphi made a payment of €90 million (approximately $133 million at April 30, 2011 exchange rates) related to this matter. On April 30, 2012, Delphi is required to make a €60 million (approximately $78 million at December 31, 2011 exchange rates) payment related to this matter.

11.	RESTRUCTURING

Delphi continually evaluates alternatives to align its business with the changing needs of its customers and to lower the operating costs of the Company. This includes the realignment of its existing manufacturing capacity, facility closures, or similar actions in the normal course of business. These actions may result in voluntary or involuntary employee termination benefits, which are mainly pursuant to union or other contractual agreements. Voluntary termination benefits are accrued when an employee accepts the related offer. Involuntary termination benefits are accrued when Delphi commits to a termination plan and the benefit arrangement is communicated to affected employees, or when liabilities are determined to be probable and estimable, depending on the existence of a substantive plan for severance or termination. Contract termination costs are recorded when contracts are terminated or when Delphi ceases to use the leased facility and no longer derives economic benefit from the contract. All other exit costs are accrued when incurred.

Delphi’s restructuring costs are undertaken as necessary to implement management’s strategy, streamline operations, take advantage of available capacity and resources, and ultimately achieve net cost reductions. These activities generally relate to the realignment of existing manufacturing capacity and closure of facilities and other exit or disposal activities, as it relates to executing the Company’s strategy in the normal course of business and transforming the salaried workforce to reduce general and administrative expenses.

The following table summarizes the restructuring charges recorded for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31 and January 1 to October 6, 2009 by operating segment:

	Successor			Predecessor
Segment	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Electronics and Safety	$5	$29	$20	$91
Powertrain Systems	12	49	50	45
Electrical/Electronic Architecture	12	94	50	99
Thermal Systems	2	52	5	11
Eliminations and Other	—	—	1	(11)

Continuing operations	31	224	126	235
Discontinued operations	—	—	—	14

Total	$31	$224	$126	$249

The table below summarizes the activity in the restructuring liability for the years ended December 31, 2011 and 2010:

	Employee Termination Benefits Liability	Other Exit Costs Liability	Total
	(in millions)
Accrual balance at January 1, 2010	$210	$19	$229
Provision for estimated expenses incurred during the period	194	31	225
Provision for changes in estimates for preexisting programs	(1)	—	(1)
Payments made during the period	(260)	(31)	(291)
Foreign currency and other	5	2	7

Accrual balance at December 31, 2010	$148	$21	$169

Provision for estimated expenses incurred during the period	25	6	31
Payments made during the period	(89)	(16)	(105)
Foreign currency and other	2	(1)	1

Accrual balance at December 31, 2011	$86	$10	$96

Delphi has initiated several programs to streamline operations and lower costs. The following are details of significant charges during 2011.

•

Realignment of existing manufacturing capacity and closure of facilities. As part of Delphi’s ongoing efforts to lower costs and operate efficiently, the Company recorded $10 million of restructuring costs in North America and South America, primarily related to the Electrical/Electronic Architecture segment. The Company also recorded $10 million of restructuring costs in conjunction with workforce reduction and programs related to the rationalization of manufacturing and engineering processes, including plant closures in Europe, primarily related to the Powertrain segment. Additionally, $5 million of costs were incurred related to workforce reduction efforts resulting from prior divestitures.

Delphi and the Predecessor have initiated several programs to streamline operations and lower costs. The following are details of significant charges during 2010.

•

Realignment of existing manufacturing capacity and closure of facilities. As part of Delphi’s ongoing efforts to lower costs and operate efficiently, the Company recorded $28 million of restructuring costs in North America, primarily related to the Electrical/Electronic Architecture segment’s continued efforts to reduce the workforce. The four reporting segments recorded $174 million of restructuring costs in conjunction with workforce reduction and programs related to the rationalization of manufacturing and engineering processes, including plant closures, primarily in Europe. The Electronics and Safety segment also incurred $8 million of costs related to the ongoing sales and wind-down of its occupant protection systems businesses during the year ended December 31, 2010.

The following are details of significant charges during 2009.

•

Realignment of existing manufacturing capacity and closure of facilities. As part of Delphi and the Predecessor’s ongoing efforts to lower costs and operate efficiently, the Electronics and Safety, Powertrain Systems, Electrical/Electronic Architecture and Thermal Systems segments executed initiatives to realign manufacturing operations within North America to lower cost markets and to reduce the workforce in line with the realigned manufacturing operations, and incurred approximately $34 million and $69 million of restructuring costs during the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively. Additionally, European, South American and Asian operations in the Electronics and Safety and Electrical/Electronic Architecture segments incurred $78 million and $99 million of restructuring costs in the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively, in conjunction with workforce reductions and programs related to the rationalization of manufacturing and engineering processes. Additionally, the Electronics and Safety segment incurred $5 million and $7 million of costs related to upcoming sales and wind-down of its occupant protection systems business in North America and Europe during periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively.

•

Transformation plan activities. As part of an effort to transform its salaried workforce and reduce general and administrative expenses, Delphi and the Predecessor identified certain salaried employees in North America during periods from August 19 to December 31, 2009 and January 1 to October 6, 2009 for involuntary separation and incurred $5 million and $58 million, respectively, in related employee termination benefits included in continuing operations. Delphi also incurred $6 million of U.S. salaried separations recorded in discontinued operations for the period from January 1 to October 6, 2009. As a result of the Amended MRA, $53 million of U.S. employee termination benefits were reimbursed by GM during the period from January 1 to October 6, 2009, of which $44 million and $9 million related to U.S. hourly separations and U.S. salaried separations, respectively.

12.	DEBT

The following is a summary of debt outstanding, net of discounts of approximately $3 million related to the Tranche A Term Loan and the Tranche B Term Loan, as of December 31, 2011 and 2010:

	2011	2010
	(in millions)
Accounts receivable factoring	$54	$112
5.875%, senior notes, due 2019	500	—
6.125%, senior notes, due 2021	500	—
12.00%, unsecured notes, initially due 2014	—	47
Tranche A Term Loan, due 2016	210	—
Tranche B Term Loan, due 2017	772	—
Capital leases and other	67	130

Total debt	2,103	289
Less: current portion	(107)	(218)

Long-term debt	$1,996	$71

The principal maturities of debt, at nominal value follows:

Year	Debt and Capital Lease Obligations
(in millions)
2012	$107
2013	5
2014	26
2015	28
2016	162
Thereafter	1,778

Total	$2,106

Credit Agreement

In March 2011, in conjunction with the redemption of membership interests from Class A and Class C membership interest holders, Delphi Corporation, a wholly-owned U.S. subsidiary of Delphi Automotive LLP (the “Issuer”), entered into a credit agreement with JPMorgan Chase Bank, N.A., as lead arranger and administrative agent, with respect to $3.0 billion in senior secured credit facilities (the “Credit Facilities”). The March 2011 credit agreement has been amended and restated (the “Credit Agreement”) and as of December 31, 2011 consists of a $1.3 billion 5-year senior secured revolving credit facility (the “Revolving Credit Facility”), a $258 million senior secured 5-year term A loan (the “Tranche A Term Loan”) and a $950 million senior secured 6-year term B loan (the “Tranche B Term Loan”). During the year ended December 31, 2011, $47 million and $177 million of the Tranche A Term Loan and Tranche B Term Loan, respectively, were repaid under the Credit Agreement. In conjunction with the repayments, approximately $10 million of debt issuance costs and discount were extinguished. The Revolving Credit Facility was undrawn at December 31, 2011. As of December 31, 2011, we had approximately $9 million in letters of credit issued under the Credit Agreement. Letters of credit issued under the Credit Agreement reduce availability under the Revolving Credit Facility.

The Credit Agreement carries an interest rate, at the Issuer’s option, of either (a) the Administrative Agent’s Alternate Base Rate (“ABR” as defined in the Credit Agreement) plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 1.50% per annum or (ii) with respect to the Tranche B Term Loan, 1.50% per annum, or (b) the London Interbank Offered Rate (the “Adjusted LIBO Rate” as defined in the Credit Agreement) (“LIBOR”) plus (i) with respect to the Revolving Credit Facility and the Tranche A Term Loan, 2.50% per annum or (ii) with respect to the Tranche B Term Loan, 2.50% per annum since the initial public offering. The Tranche B Term Loan includes a LIBOR floor of 1.00%.

The interest rate period with respect to the LIBOR interest rate option can be set at one-, two-, three-, or six-months as selected by the Issuer in accordance with the terms of the Credit Agreement (or other period as may be agreed by the applicable lenders), but payable no less than quarterly. The Issuer may elect to change the selected interest rate over the term of the Credit Facilities in accordance with the provisions of the Credit Agreement. The applicable interest rates listed above for the Revolving Credit Facility and the Tranche A Term Loan may increase or decrease from time to time by 0.25% based upon changes to the Company’s corporate credit ratings. Accordingly, the interest rate will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR or future changes in the Company’s corporate credit ratings. Upon completion of our initial public offering, the applicable interest rates for the Tranche A Term Loan and Revolving Credit Facility were reduced by 25 basis points. The Credit Agreement also requires that the Issuer pay certain commitment fees on the unused portion of the Revolving Credit Facility and certain letter of credit issuance and fronting fees.

The Issuer is obligated to make quarterly principal payments throughout the terms of the Tranche A and Tranche B Term Loans according to the amortization schedule in the Credit Agreement. In conjunction with the repayments during the year ended December 31, 2011, all quarterly principal payment obligations prior to maturity have been satisfied for the Tranche B Term Loan and quarterly principal payments have been satisfied through December 31, 2013 for the Tranche A Term Loan and partially satisfied through March 31, 2014. Borrowings under the Credit Agreement are prepayable at the Issuer’s option without premium or penalty, provided that any prepayment of the Tranche B Term Loan is accompanied by a pro rata payment of the Tranche A Term Loan (based on the respective amounts then outstanding). The Issuer may request that all or a portion of the Term Loans be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans under certain conditions. The Credit Agreement also contains certain mandatory prepayment provisions in the event the Company generates excess cash flow (as defined in the Credit Agreement) or Delphi receives net cash proceeds from any asset sale or casualty event. No mandatory prepayments, under these provisions, have been made or are due through December 31, 2011.

As of December 31, 2011, the Issuer selected the one-month LIBOR interest rate option, as detailed in the table below, and the amounts outstanding, net of the discount (in millions) and rates effective as of December 31, 2011 were:

	LIBOR plus	Borrowings as of December 31, 2011	Rates effective as of December 31, 2011
Revolving Credit Facility	2.50%	$—	—%
Tranche A Term Loan	2.50%	$210	2.81%
Tranche B Term Loan	2.50%	$772	3.50%*

*	Includes a LIBOR floor of 1.00%.

The Credit Agreement contains certain covenants that limit, among other things, the Company’s (and the Company’s subsidiaries’) ability to incur additional indebtedness or liens, to dispose of assets, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions/repurchases, in respect of the Company’s equity interests. In addition, the Credit Agreement requires that the Company maintain a consolidated leverage ratio (the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, each as defined in the Credit Agreement) of less than 2.75 to 1.0. The Credit Agreement also contains events of default customary for financings of this type. The Company was in compliance with the Credit Agreement covenants as of December 31, 2011.

The Tranche A Term Loan and the Tranche B Term Loan were each issued under the Credit Agreement at a 0.5% discount and Delphi paid approximately $86 million of debt issuance costs in connection with the Credit Facilities. The discount and debt issuance costs are being amortized over the life of the facility. The amended and modified Credit Agreement reduced the discount related to the Tranche B Term Loan to 0.25%.

All obligations under the Credit Agreement are borrowed by Delphi Corporation and jointly and severally guaranteed by its direct and indirect parent companies and by certain of Delphi Automotive PLC’s existing and future direct and indirect U.S. subsidiaries, subject to certain exceptions set forth in the Credit Agreement. All obligations under the Credit Agreement, including the guarantees of those obligations, are secured by certain assets of Delphi Corporation and the guarantors, including substantially all of the assets of Delphi Automotive PLC, and its U.S. subsidiaries, and certain assets of Delphi Corporation’s direct and indirect parent companies.

Senior Notes

On May 17, 2011, Delphi Corporation issued $500 million of 5.875% senior notes due 2019 and $500 million of 6.125% senior notes due 2021 (the “Senior Notes”) in a transaction exempt from registration under Rule 144A and Regulation S of the Securities Act. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, by Delphi Automotive PLC and certain of its existing and future subsidiaries. Interest is payable semi-annually on May 15 and November 15 of each year. Delphi paid $30 million of interest in November 2011. Delphi paid approximately $23 million of debt issuance costs in connection with the Senior Notes. The net proceeds of approximately $1.0 billion as well as cash on hand were used to pay down amounts outstanding under the Credit Agreement.

The indenture governing the Senior Notes limits, among other things, Delphi’s (and Delphi’s subsidiaries’) ability to incur additional indebtedness or liens, dispose of assets, make certain restricted payments or investments, enter into transactions with affiliates or merge with or into other entities. As of December 31, 2011 the Company was in compliance with the provisions of the Senior Notes.

Acquisition Financing

In connection with the Acquisition, (i) Delphi Automotive LLP issued $41 million in senior unsecured five-year notes (the “Old Notes”) pursuant to a Note Purchase Agreement (the “NPA”) with an Acquisition Date fair value of $49 million and (ii) entered into a senior secured delayed draw term loan facility (the “DDTL”) with a syndicate of lenders. The Old Notes paid 12% interest and were scheduled to mature on October 6, 2014. The DDTL permitted borrowings of up to $890 million, consisting of a U.S. tranche of up to $267 million in borrowings and a foreign tranche of up to $623 million in borrowings. There was no commitment fee associated with the DDTL, but, if drawn, Delphi was required to pay interest at the rate of LIBOR plus 6.0% per annum, with a minimum LIBOR amount of 2.0% per annum. The DDTL had a term of 5 years. A majority of the holders of the Old Notes and the lenders under the DDTL were related parties as holders of the Class A and Class B membership interests.

In connection with the redemption of the Class A and Class C membership interests on March 31, 2011 and execution of the Credit Agreement, each of the DDTL and the NPA was terminated (including the termination, discharge and release of all security and guarantees granted in connection with the DDTL and the NPA) and Delphi paid approximately $57 million to redeem the Old Notes in full. In connection with the termination of the Old Notes, Delphi incurred early termination penalties and recognized a loss on extinguishment of debt of approximately $9 million for the year ended December 31, 2011.

Other Financing

Accounts receivable factoring—Various accounts receivable factoring facilities are maintained in Europe and are accounted for as short-term debt. These uncommitted factoring facilities are available through various financial institutions. As of December 31, 2011 and 2010, $54 million and $112 million, respectively, were outstanding under these accounts receivable factoring facilities.

Capital leases and other—As of December 31, 2011 and 2010, approximately $67 million and approximately $130 million, respectively, of other debt issued by certain international subsidiaries was outstanding, primarily related to bank lines in Asia Pacific and capital lease obligations.

Interest—Cash paid for interest related to amounts outstanding totaled $101 million, $30 million, $8 million and $157 million for the years ended December 31, 2011 and 2010, and the periods August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively.

13.	PENSION BENEFITS

Overview

Certain of Delphi’s non-U.S. subsidiaries sponsor defined benefit pension plans, which generally provide benefits based on negotiated amounts for each year of service. Delphi’s primary non-U.S. plans are located in France, Germany, Luxembourg, Mexico, Portugal and the United Kingdom (“U.K.”). The U.K. and certain Mexican plans are funded. In addition, Delphi has defined benefit plans in South Korea, Turkey and Italy for which amounts are payable to employees immediately upon separation. The obligations for these plans are recorded based on the vested obligation.

Delphi sponsors a Supplemental Executive Retirement Program (“SERP”) for those employees who were U.S. executives prior to September 30, 2008 and were still U.S. executives on October 7, 2009, the effective date of the program. This program is unfunded. Executives receive benefits over 5 years after an involuntary or voluntary separation from Delphi. The SERP is closed to new members and was frozen effective September 30, 2008, as discussed further below.

Termination of the U.S. Pension Plans and U.S. OPEB

Prior to the PBGC termination of the U.S. pension plans, (as further discussed in Note 3. Elements of Predecessor Transformation Plan), the Predecessor sponsored pension plans covering employees in the U.S., which generally provided benefits of stated amounts for each year of service, as well as supplemental benefits for employees who qualified for retirement before normal retirement age. Certain employees also participated in non-qualified pension plans covering executives, which are based on targeted wage replacement percentages and are unfunded. The Predecessor froze the Salaried Plan, the SERP, the ASEC Manufacturing Retirement Program, the Delphi Mechatronics Retirement Program and the PHI Non-Bargaining Retirement Plan effective September 30, 2008. Additionally, the Predecessor reached agreement with its labor unions resulting in a freeze of traditional benefit accruals under the Hourly Plan effective as of November 30, 2008.

On September 26, 2008, the Predecessor received the consent of its labor unions and approval from the Court to transfer certain assets and liabilities of the Hourly Plan to the GM Hourly-Rate Employee Pension Plan, pursuant to section 414(l) of the Internal Revenue Code (the “414(l) Net Liability Transfer”), as agreed under the Amended GSA. The 414(l) Net Liability Transfer was to occur in two separate steps. On September 29, 2008, the Predecessor completed the first step of the 414(l) Net Liability Transfer, transferring liabilities of approximately $2.6 billion and assets of approximately $0.5 billion of the Hourly Plan to the GM Hourly-Rate Employees Pension Plan, representing 30% and 10% of the projected benefit obligation and plan assets, respectively, as of September 29, 2008. The 414(l) Net Liability Transfer was sufficient to avoid an accumulated funding deficiency for the Hourly Plan for plan year ended September 30, 2008. In consideration of the first step of the 414(l) Net Liability Transfer, Old GM received an allowed administrative bankruptcy claim equivalent to 77.5% of the net unfunded liabilities transferred, or $1.6 billion. The first step of the 414(l) Net Liability Transfer was accounted for as a partial settlement of the Hourly Plan under the accounting guidance related to employer’s accounting for settlements and curtailments of defined benefit pension plans and for termination benefits in the third quarter of 2008. The Predecessor recognized a settlement loss of $494 million included in reorganization items in the consolidated statements of operations for the year ended December 31, 2008, which reflects the recognition of $494 million of previously unrecognized actuarial losses included in accumulated other comprehensive income. The amount of actuarial losses recognized represents the proportion of the projected benefit obligation transferred to Old GM relative to the total projected benefit obligation of the Hourly Plan.

The second step of the 414(l) Net Liability Transfer (the “Second Pension Transfer”) was to occur upon the effectiveness of an amended plan of reorganization. In July 2009, GM advised the Predecessor that it would not assume the Hourly Plan and would not complete the Second Pension Transfer. GM and the PBGC negotiated a separate release and waiver agreement regarding a possible initiation by the PBGC of the plan termination process for the Hourly Plan, which provides consideration to the PBGC for certain releases to be granted to, among others, GM, the Predecessor, and the Predecessor’s global affiliates. On July 22, 2009, the PBGC initiated the process to terminate the Hourly Plan and the U.S. salaried and subsidiary pension plans. The Predecessor recognized a pension curtailment and settlement loss of $2.8 billion included in reorganization items in the consolidated statement of operations for the period ended October 6, 2009. This loss included the reversal of $5.2 billion of liabilities subject to compromise related to the U.S. pension plans offset by the recognition of $5.0 billion of related unamortized losses previously recorded in accumulated other comprehensive income and the recognition of a $3.0 billion allowed general unsecured non-priority claim granted to the PBGC. For additional information regarding the PBGC termination of the Hourly Plan and the U.S. salaried and subsidiary pension plans, refer to Note 3. Elements of Predecessor Transformation Plan.

On February 4, 2009, the Predecessor filed a motion with the Court seeking the authority to cease providing retiree OPEB benefits in retirement to salaried employees, retirees, and surviving spouses after March 31, 2009. On February 24, 2009, the Court provisionally approved the Predecessor’s motion to terminate such benefits effective March 31, 2009 based on the Court’s finding that the Predecessor had met its evidentiary burdens, subject to the appointment of a retirees’ committee (the “Retirees’ Committee”) to review whether it believes that any of the affected programs involved vested benefits (as opposed to “at will” or discretionary, unvested benefits). On March 11, 2009, the Court issued a final order approving the Predecessor’s motion to terminate salaried OPEB benefits. The Court approved a settlement agreement (the “Settlement”), between the Predecessor and the Retirees’ Committee and the Delphi Salaried Retirees’ Association (the “Association”) settling any and all rights for the parties to appeal the Court’s March 11, 2009 final order authorizing the Predecessor to terminate salaried OPEB benefits to the U.S. District Court for the Southern District of New York (the “District Court”). Pursuant to the Settlement, the Predecessor agreed to provide the Retirees’ Committee with consideration of $9 million to resolve pending litigation, including withdrawing the appeals of the Retirees’ Committee and the Association to the District Court. The consideration provided by the Predecessor under the Settlement included an initial $1 million payment in May 2009 to a hardship fund, subsequent monthly payments of $1.25 million for five months beginning in June 2009, and a final $1 million payment in November 2009, which, under the terms of the Modified Plan, was paid by DPHH. In addition, the Predecessor contributed $500,000 toward the creation of a Voluntary Employees’ Beneficiary Association (“VEBA”) and agreed to reimburse up to an additional $250,000 of reasonable legal expenses incurred by the counsel for the Retirees’ Committee and the Association. Neither Delphi nor the Predecessor has any future funding obligations or commitments to the VEBA. Following the initial payment of $1.5 million by May 1, 2009, the District Court dismissed the appeal filed by the retirees with prejudice. The Predecessor recognized a salaried OPEB curtailment and settlement gain of $1,168 million included in reorganization items in the consolidated statement of operations for the period ended October 6, 2009. This settlement gain reflects the reversal of existing liabilities of $1,173 million ($1,181 million net of $8 million to pay salaried OPEB claims incurred but not reported as of March 31, 2009) and the recognition of previously unamortized net gains included in accumulated other comprehensive income of $4 million. The reorganization gain also reflects the impact of the $9 million consideration to be provided for the Settlement described above.

On September 23, 2008, the Predecessor received approval from the Court and on September 26, 2008 received the consent of its labor unions to cease providing traditional U.S. hourly OPEB. In addition, upon effectiveness of the Amended GSA, Old GM assumed financial responsibility for all of the Predecessor’s traditional hourly OPEB liabilities from and after January 1, 2007. GM assumed approximately $6.8 billion of postretirement benefit liabilities for certain of the Predecessor’s active and retired hourly employees. The assumption of the traditional hourly OPEB liability by Old GM and Old GM’s agreement to reimburse postretirement benefit expenses through the administrative transfer date of February 1, 2009 was accounted for as a curtailment and a settlement under the guidance related to employer’s accounting for postretirement benefits other than pensions. During the Predecessor period from January 1 to October 6, 2009, Old GM and GM funded an additional $41 million of OPEB payments made to the hourly workforce.

Funded Status

The amounts shown below reflect the change in the U.S. defined benefit pension obligations during 2011 and 2010.

	Year ended December 31, 2011	Year ended December 31, 2010
	(in millions)
Benefit obligation at beginning of period	$83	$81
Interest cost	3	4
Actuarial loss	5	5
Benefits paid	(8)	(7)

Benefit obligation at end of period	$83	$83

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—
Delphi contributions	8	7
Benefits paid	(8)	(7)

Fair value of plan assets at end of period	$—	$—

Underfunded status	$(83)	$(83)

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	(9)	(8)
Non-current liabilities	(74)	(75)

Total	$(83)	$(83)

Amounts recognized in accumulated other comprehensive income consist of (pre-tax):
Actuarial loss	$9	$5

Total	$9	$5

The amounts shown below reflect the change in the non-U.S. defined benefit pension obligations during 2011 and 2010.

	Year ended December 31, 2011	Year ended December 31, 2010
	(in millions)
Benefit obligation at beginning of period	$1,518	$1,533
Service cost	45	38
Interest cost	87	84
Plan participants’ contributions	—	2
Actuarial loss	43	4
Benefits paid	(75)	(66)
Impact of curtailments	(3)	(8)
Plan amendments and other	2	(9)
Exchange rate movements	(21)	(60)

Benefit obligation at end of period	$1,596	$1,518

Change in plan assets:
Fair value of plan assets at beginning of period	$910	$798
Actual return on plan assets	10	95
Delphi contributions	151	109
Plan participants’ contributions	—	2
Benefits paid	(75)	(66)
Exchange rate movements and other	(9)	(28)

Fair value of plan assets at end of period	$987	$910

Underfunded status	$(609)	$(608)
Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	(16)	(13)
Non-current liabilities	(593)	(595)

Total	$(609)	$(608)

Amounts recognized in accumulated other comprehensive income consist of (pre-tax):
Actuarial loss (gain)	$17	$(75)
Prior service cost	1	—

Total	$18	$(75)

The projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets and with plan assets in excess of accumulated benefit obligations are as follows:

	U.S. Plans		Non-U.S. Plans
	2011	2010	2011	2010
	(in millions)
	Plans with ABO in Excess of Plan Assets
PBO	$83	$83	$1,480	$1,402
ABO	83	83	1,320	1,246
Fair value of plan assets at end of year	—	—	883	807

	Plans with Plan Assets in Excess of ABO
PBO	$—	$—	$116	$116
ABO	—	—	76	74
Fair value of plan assets at end of year	—	—	104	103

	Total
PBO	$83	$83	$1,596	$1,518
ABO	83	83	1,396	1,320
Fair value of plan assets at end of year	—	—	987	910

Benefit costs presented below were determined based on actuarial methods and included the following:

	U.S. Pension Plans
	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Service cost	$—	$—	$—	$12
Interest cost	3	4	1	393
Expected return on plan assets	—	—	—	(341)
Settlement loss (gain)	—	—	—	(188)
Amortization of prior service costs	—	—	—	15
Amortization of actuarial losses	—	—	—	126

Net periodic benefit cost	$3	$4	$1	$17

	Non-U.S. Pension Plans
	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Service cost	$45	$38	$13	$32
Interest cost	87	84	21	76
Expected return on plan assets	(61)	(55)	(12)	(63)
Settlement gain	(1)	(1)	—	—
Curtailment (gain) loss	(3)	(9)	(2)	48
Amortization of prior service costs	—	—	—	2
Amortization of actuarial losses	—	3	—	14

Net periodic benefit cost	$67	$60	$20	$109

Other Postretirement Benefits
Period from January 1 to October 6, 2009
(in millions)
Service cost	$7
Interest cost	18
Settlement gain	(1,175)
Amortization of prior service costs (credit)	(30)
Amortization of actuarial losses	9

Net periodic benefit cost	$(1,171)

Other postretirement benefit obligations were not significant at December 31, 2011 or December 31, 2010. Net periodic benefit cost above reflects $5 million that was included in loss from discontinued operations of the Predecessor for the period from January 1 to October 6, 2009.

Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions are amortized over the average future service period of employees. The estimated actuarial loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2012 is less than $1 million.

The principal assumptions used to determine the pension expense and the actuarial value of the projected benefit obligation for the U.S. and non-U.S. pension plans were:

Assumptions used to determine benefit obligations at December 31:

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	2011	2010	2011	2010
Weighted-average discount rate	3.30%	4.10%	5.24%	5.69%
Weighted-average rate of increase in compensation levels	N/A	N/A	3.66%	3.88%

Assumptions used to determine net expense for years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2011	2010	2009	2011	2010	2009
Weighted-average discount rate	4.10%	5.00%	6.16%	5.69%	5.97%	6.22%
Weighted-average rate of increase in compensation levels	N/A	N/A	N/A	3.88%	3.89%	3.95%
Expected long-term rate of return on plan assets	N/A	N/A	8.25%	6.65%	7.14%	7.81%

Delphi selects discount rates by analyzing the results of matching each plan’s projected benefit obligations with a portfolio of high-quality fixed income investments rated AA-or higher by Standard and Poor’s.

Delphi does not have any U.S. pension assets; therefore no U.S. asset rate of return calculation was necessary for 2011 or 2010. The primary funded non-U.S. plans are in the United Kingdom and Mexico. For the determination of 2011 expense, Delphi assumed a long-term asset rate of return of approximately 6.25% and 9.50% for the United Kingdom and Mexico, respectively. Delphi evaluated input from local actuaries and asset managers, including consideration of recent fund performance and historical returns, in developing the long-term rate of return assumptions. The assumptions for the United Kingdom and Mexico are primarily conservative long-term, prospective rates.

Delphi’s pension expense for 2012 is determined at the 2011 measurement date. For purposes of analysis, the following table highlights the sensitivity of the Company’s pension obligations and expense to changes in key assumptions:

Change in Assumption	Impact on Pension Expense	Impact on PBO
25 basis point (“bp”) decrease in discount rate	+ $2 million	+ $ 66 million
25 bp increase in discount rate	- $2 million	- $ 62 million
25 bp decrease in long-term return on assets	+ $2 million	—
25 bp increase in long-term return on assets	- $2 million	—

The above sensitivities reflect the effect of changing one assumption at a time. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and the effects of changes in key assumptions are not necessarily linear. The above sensitivities also assume no changes to the design of the pension plans and no major restructuring programs.

Pension Funding

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Projected Pension Benefit Payments
	U.S. Plans	Non-U.S. Plans
	(in millions)
2012	$9	$65
2013	9	61
2014	9	70
2015	5	65
2016	8	73
2017 – 2021	44	445

Delphi anticipates making required pension contributions of approximately $64 million in 2012.

Delphi sponsors and the Predecessor sponsored defined contribution plans for certain hourly and salaried employees. Expense related to the contributions for these plans was $46 million, $35 million, $6 million and $41 million for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively.

Plan Assets

The pension plans sponsored by Delphi and the Predecessor invest in a diversified portfolio consisting of an array of asset classes that attempts to maximize returns while minimizing volatility. These asset classes include developed market equities, emerging market equities, private equity, global high quality and high yield fixed income, real estate, and absolute return strategies.

The fair values of Delphi’s pension plan assets weighted-average asset allocations at December 31, 2011 and 2010, by asset category, are as follows:

	Fair Value Measurements at December 31, 2011
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash	$101	$101	$—	$—
Equity mutual funds	263	—	263	—
Bond mutual funds	360	—	360	—
Real estate trust funds	43	—	—	43
Hedge Funds	81	—	—	81
Commodities Fund	35	—	35	—
Debt securities	63	63	—	—
Equity securities	41	41	—	—

Total	$987	$205	$658	$124

	Fair Value Measurements at December 31, 2010
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Cash	$185	$185	$—	$—
Equity mutual funds	388	—	388	—
Bond mutual funds	234	—	234	—
Debt securities	63	63	—	—
Equity securities	40	40	—	—

Total	$910	$288	$622	$—

Following is a description of the valuation methodologies used for pension assets measured at fair value.

Equity Mutual Funds—The fair value of the equity mutual funds is determined by the direct quoted market prices on regulated financial exchanges of the underlying investments included in the fund.

Bond Mutual Funds—The fair value of the bond mutual funds is determined by the direct quoted market prices on regulated financial exchanges of the underlying investments included in the fund.

Real Estate—The fair value of real estate properties is estimated using an annual appraisal provided by the administrator of the property investment. Management believes this is an appropriate methodology to obtain the fair value of these assets.

Hedge Funds—The fair value of the hedge funds is accounted for by a custodian. The custodian obtains valuations from the underlying hedge fund managers based on market quotes for the most liquid assets and alternative methods for assets that do not have sufficient trading activity to derive prices. Management and the custodian review the methods used by the underlying managers to value the assets. Management believes this is an appropriate methodology to obtain the fair value of these assets.

Commodities—The fair value of commodity funds are determined by comparing exchange traded prices and Index rates for futures and/or swap contracts as of the measurement date to the contract rate of the underlying futures and/or swap contracts.

Debt Securities—The fair value of debt securities is determined by direct quoted market prices on regulated financial exchanges.

Equity Securities—The fair value of equity securities is determined by direct quoted market prices on regulated financial exchanges.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Real Estate Trust Fund	Alternative Investments	Hedge Funds
	(in millions)
Beginning balance at December 31, 2009	$82	$56	$—
Actual return on plan assets:
Relating to assets still held at the reporting date	—	—	—
Relating to assets sold during the period	(35)	2	—
Purchases, sales, and settlements	(47)	(58)	—
Transfers in and/or out of Level 3	—	—	—

Ending balance at December 31, 2010	$—	$—	$—

Actual return on plan assets:
Relating to assets still held at the reporting date	1	—	(1)
Purchases, sales, and settlements	42	—	82

Ending balance at December 31, 2011	$43	$—	$81

14.    COMMITMENTS AND CONTINGENCIES

European Union Antitrust Investigation

Delphi has received requests for information from antitrust authorities at the European Commission seeking information about alleged conduct by Delphi in connection with an investigation of automotive parts suppliers concerning possible violations of antitrust laws related to the supply of wire harnesses to vehicle manufacturers. Delphi is cooperating fully with the European authorities. Investigations of this nature often continue for several years and may result in fines imposed by the European authorities. Any fine could result in a material adverse impact on the Company’s operating results and cash flows. However, at this time, Delphi is unable to estimate any reasonably possible range of loss that may ultimately result from this investigation. No accrual for this matter has been recorded as of December 31, 2011.

Class Action Antitrust Litigation

A number of class action complaints have been filed in various U.S. federal district courts alleging that several wire harness manufacturers, including Delphi, have violated U.S. antitrust laws. These complaints allege that consumers overpaid for their vehicles as a result of the alleged conduct of the wire harness manufacturers. At this time, the Company believes that the allegations contained in the complaints are without merit with regard to the Company and the Company intends to vigorously defend against the allegations set forth in the complaints. No accruals for these matters have been recorded as of December 31, 2011.

Unsecured Creditors Litigation

In December 2011, a complaint was filed in the Bankruptcy Court alleging that the redemption by Delphi Automotive LLP of the membership interests of GM and the PBGC, the initial public offering and a distribution by Delphi Automotive LLP in the amount of $95 million principally in respect of taxes constituted, in the aggregate, distributions to the members of Delphi Automotive LLP in excess of $7.2 billion. The complaint further alleges that such aggregate distributions obligate Delphi Automotive LLP to pay to the holders of allowed general unsecured claims against the Predecessor $32.50 for every $67.50 in excess of $7.2 billion in distributions, up to a maximum of $300 million. At this time, we believe that the allegations contained in the complaint are without merit, and we intend to vigorously contest the allegations set forth in the complaint. No accrual for this matter has been recorded as of December 31, 2011.

Environmental Matters

Delphi is subject to the requirements of U.S. federal, state and local, and non-U.S., environmental and safety and health laws and regulations. As of December 31, 2011 and 2010, the undiscounted reserve for environmental investigation and remediation was approximately $22 million (of which $5 million was recorded in accrued liabilities and $17 million was recorded in other long-term liabilities) and $23 million (of which $5 million was recorded in accrued liabilities and $18 million was recorded in other long-term liabilities), respectively. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not exceed the amount of its current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations could be materially affected. At December 31, 2011, the difference between the recorded liabilities and the reasonably possible range of loss was not significant.

Ordinary Business Litigation

Delphi is from time to time subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, breach of contracts, product warranties, intellectual property matters, and employment-related matters. It is the opinion of Delphi that the outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations, or cash flows of Delphi. With respect to warranty matters, although Delphi cannot ensure that the future costs of warranty claims by customers will not be material, Delphi believes its established reserves are adequate to cover potential warranty settlements.

Brazil Matters

Delphi conducts significant business operations in Brazil that are subject to the Brazilian federal labor, social security, environmental, tax and customs laws, as well as a variety of state and local laws. While Delphi believes it complies with such laws, they are complex, subject to varying interpretations, and the Company is often engaged in litigation with government agencies regarding the application of these laws to particular circumstances. In addition, Delphi also is a party to commercial and labor litigation with private parties. As of December 31, 2011, related claims totaling approximately $225 million (using December 31, 2011 foreign currency rates) have been asserted against Delphi. As of December 31, 2011, the Company maintains accruals for these asserted claims of approximately $40 million (using December 31, 2011 foreign currency rates). The amounts accrued represent claims that are deemed probable of loss and are reasonably estimable based on the Company’s analyses and assessment of the asserted claims and prior experience with similar matters. While the Company believes its accruals are adequate, the final amounts required to resolve these matters could differ materially from the Company’s recorded estimates and Delphi’s results of operations could be materially affected.

Romania Value Added Tax (“VAT”) Assessment

During the first quarter of 2010, as a result of a tax audit for years 2006–2008, we received a tax assessment from the Romanian tax authorities in the amount of approximately $42 million based on the taxing authority’s assessment that we underpaid its VAT (mostly on export sales) by approximately $24 million and owe accrued interest and penalties of $18 million. We filed an appeal contesting the assessment and in October 2010, the Romanian tax authorities substantially reduced the amount of the assessment and decided to re-audit us. In December 2011, the Company received $13 million from the tax authorities related to the outstanding VAT credit. As of December 31, 2011, we maintain a reserve for this contingency that is substantially less than the amount of the remaining balance under assessment. While we believe our reserve is adequate, the final amounts required to resolve this initial assessment could differ materially from our recorded estimate.

Operating leases

Rental expense totaled $95 million, $98 million, $34 million and $76 million for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively. As of December 31, 2011, Delphi had minimum lease commitments under non-cancellable operating leases totaling $325 million, which become due as follows:

Year	Minimum Future Operating Lease Commitments
(in millions)
2012	$82
2013	67
2014	57
2015	48
2016	38
Thereafter	33

Total	$325

15. INCOME TAXES

Income (loss) from continuing operations before income taxes and equity income (loss) for U.S. and non-U.S. operations are as follows:

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
U.S. income (loss)	$149	$313	$(86)	$9,460
Non-U.S. income (loss)	1,357	631	51	(344)

Income (loss) from continuing operations before income taxes and equity income (loss)	$1,506	$944	$(35)	$9,116

The Predecessor’s U.S. income of $9,460 million for the period from January 1 to October 6, 2009 includes a reorganization gain of $10,210 million primarily relating to the extinguishment of liabilities subject to compromise.

The provision (benefit) for income taxes is comprised of:

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Current income tax expense:
U.S. federal	$104	$98	$11	$—
Non-U.S.	232	164	55	60
U.S. state and local	5	10	—	—

Total current	341	272	66	60
Deferred income tax (benefit) expense, net:
U.S. federal	(45)	(17)	(41)	(358)
Non-U.S.	12	3	(50)	(13)
U.S. state and local	(3)	—	(2)	—

Total deferred	(36)	(14)	(93)	(371)

Total income tax provision (benefit)	$305	$258	$(27)	$(311)

Cash paid or withheld for income taxes was $303 million, $254 million, $20 million and $92 million for the years ended December 31, 2011 and 2010, and the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively.

For purposes of comparability and consistency we have used the notional U.S. federal income tax rate when presenting our reconciliation of the income tax provision. The Company is a U.K. resident taxpayer and as such is not generally subject to U.K. tax on remitted foreign earnings. As a result we do not anticipate foreign earnings would be subject to a 35% tax rate upon repatriation to the U.K., as is the case for U.S. based companies. A reconciliation of the provision (benefit) for income taxes compared with the amounts at the notional U.S. federal statutory rate was:

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Notional U.S. federal income taxes at statutory rate	$527	$330	$(12)	$3,190
U.S. income taxed at other rates	1	9	(1)	266
Non-U.S. income taxed at other rates	(226)	(31)	(16)	56
Change in valuation allowance	(52)	(21)	—	(3,464)
Tax credits	(26)	(29)	(10)	—
Change in tax law	13	(15)	—	(4)
Other changes in tax reserves	17	(2)	9	—
Other comprehensive income adjustment	—	—	—	(358)
Withholding taxes	56	24	2	3
Other adjustments	(5)	(7)	1	—

Total income tax expense (benefit)	$305	$258	$(27)	$(311)

Included in loss from discontinued operations are income tax provisions of $17 million for the period from January 1 to October 6, 2009.

The Company’s tax rate is affected by the tax rates in the jurisdictions in which the Company operates, the relative amount of income earned by jurisdiction, jurisdictions with a statutory tax rate less than the U.S. rate of 35% and the relative amount of losses or income for which no tax benefit or expense was recognized due to a valuation allowance. Included in non-U.S. income taxed at other rates for 2011, are tax incentives of $64 million obtained in various non-U.S. countries, primarily Hi-Tech Enterprise status in China and the Maquiladora regime in Mexico, and a $65 million tax benefit for income earned in jurisdictions where a valuation allowance has been recorded, primarily in France.

We recognized a $52 million, primarily Germany, and $21 million tax benefit in 2011 and 2010, respectively, related to changes of judgment in valuation allowance for the realization of deferred tax assets. During 2011, the Company recorded a withholding tax of $10 million related to the funding of the redemption of all the outstanding Class A and Class C membership interests and $27 million related to changes in our assertion with respect to our intent to repatriate foreign earnings in certain countries.

During the period from January 1 through October 6, 2009, the Company recognized tax benefits associated with gains from Other Comprehensive Income of $358 million (see discussion in Note 13. Pension Benefits).

Delphi currently benefits from tax holidays in various non-U.S. jurisdictions with expiration dates from 2012 through 2023. The income tax benefits attributable to these tax holidays are approximately $20 million ($0.05 per share) in 2011, $5 million ($0.01 per share) in 2010, $2 million ($0.00 per share) for January 1 to October 6, 2009, and $1 million ($0.00 per share) for August 19 to December 31, 2009.

Deferred income taxes

Delphi accounts for income taxes and the related accounts under the liability method. Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the bases of such assets and liabilities as measured by tax laws. Significant components of the deferred tax assets and liabilities are as follows:

	December 31
	2011	2010
	(in millions)
Deferred tax assets:
Pension	$136	$136
Employee Benefits	49	26
Net operating loss carryforwards	483	561
Warranty and other liabilities	188	148
Other	91	106

Total gross deferred tax assets	947	977
Less: valuation allowances	(472)	(551)

Total deferred tax assets (1)	$475	$426

Deferred tax liabilities:
Fixed Assets	$6	$18
Tax on unremitted profits of certain foreign subsidiaries	39	16
Intangibles	160	210
Foreign operating loss recapture	45	45

Total gross deferred tax liabilities	250	289

Net deferred tax assets	$225	$137

(1)	Reflects gross amount before jurisdictional netting of deferred tax assets and liabilities.

Net current and non-current deferred tax assets and liabilities are included in the consolidated balance sheets as follows:

	December 31
	2011	2010
	(in millions)
Current assets	$183	$136
Current liabilities	(28)	(4)
Long-term assets	204	183
Long-term liabilities	(134)	(178)

Total deferred tax asset	$ 225	$ 137

The net deferred tax assets of $225 million as of December 31, 2011 are primarily comprised of deferred tax asset amounts in the U.K., China, and Germany.

Net operating loss and tax credit carryforwards

As of December 31, 2011, Delphi has gross deferred tax assets of approximately $483 million for non-U.S. net operating loss (“NOL”) carryforwards with recorded valuation allowances of $460 million. These NOL’s are available to offset future taxable income and realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. The non-U.S. NOL’s relate primarily to France, Spain, and Luxembourg. The NOL carryforwards have expiration dates ranging from one year to an indefinite period.

Deferred tax assets include $10 million and $19 million of tax credit carryforwards with recorded valuation allowances of $3 million and $19 million at December 31, 2011 and 2010, respectively. These tax credit carryforwards expire in 2012 through 2029.

Cumulative undistributed foreign earnings

Withholding taxes of $39 million on undistributed earnings are related to China, South Korea and Turkey that are not indefinitely reinvested. There are no other material liabilities for U.K. income taxes on the undistributed earnings of foreign subsidiaries, as the Company has concluded that such earnings are either indefinitely reinvested or should not give rise to additional income tax liabilities as a result of the distribution of such earnings.

Uncertain tax positions

Delphi recognizes tax benefits only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in Delphi’s tax returns that do not meet these recognition and measurement standards.

A reconciliation of the gross change in the unrecognized tax benefits balance, excluding interest and penalties is as follows:

	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Balance at beginning of period	$82	$83	$—	$79
Liabilities assumed in acquisition	—	—	80	—
Additions related to current year	43	9	10	1
Additions related to prior year	7	11	1	6
Reductions related to prior year	(24)	(19)	(6)	(10)
Reductions due to expirations of statute of limitations	(6)	(1)	(1)	(1)
Settlements-cash	(3)	(1)	(1)	—
Gain from reorganization	—	—	—	(75)

Balance at end of period	$99	$82	$83	$—

A portion of Delphi’s unrecognized tax benefits would, if recognized, reduce its effective tax rate. The remaining unrecognized tax benefits relate to tax positions for which only the timing of the benefit is uncertain. Recognition of these tax benefits would reduce the Company’s effective tax rate only through a reduction of accrued interest and penalties. As of December 31, 2011 and 2010, the amounts of unrecognized tax benefit that would reduce the Company’s effective tax rate were $68 million and $52 million, respectively. In addition, $19 million and $31 million for 2011 and 2010, respectively, would be offset by the write-off of a related deferred tax asset, if recognized.

Delphi recognizes interest and penalties as part of income tax expense. Total accrued liabilities for interest and penalties were $15 million and $18 million at December 31, 2011 and 2010, respectively. Total interest and penalties recognized as part of income tax expense (benefit) was a decrease of $3 million, a decrease of $3 million, a decrease of $3 million and an increase of $1 million for the years ended December 31, 2011 and 2010, and for the periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, respectively.

Delphi files tax returns in multiple jurisdictions and is subject to examination by taxing authorities throughout the world. Taxing jurisdictions significant to Delphi include the U.S., China, Brazil, France, Germany, Mexico, Poland and the U.K. Open tax years related to these taxing jurisdictions remain subject to examination and could result in additional tax liabilities. In general, Delphi affiliates are no longer subject to income tax examinations by foreign tax authorities for years before 2002. It is reasonably possible that audit settlements, the conclusion of current examinations or the expiration of the statute of limitations in several jurisdictions could impact the Company’s unrecognized tax benefits. Delphi expects a potential reduction in unrecognized tax benefits over the next twelve months of approximately $22 million due to expected resolution with tax authorities.

Tax return filing determinations and elections

Delphi Automotive LLP, which acquired the automotive supply and other businesses of the Predecessor on October 6, 2009 (the “Acquisition Date”), was established on August 19, 2009 as a limited liability partnership incorporated under the laws of England and Wales. At the time of its formation, Delphi Automotive LLP elected to be treated as a partnership for U.S. federal income tax purposes. Prior to the Acquisition Date, the Internal Revenue Service (the “IRS”) issued Notice 2009-78 (the “Notice”) announcing its intent to issue regulations under Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”), with an effective date prior to the Acquisition Date. If regulations as described in the Notice are issued with the effective date indicated in the Notice and with no exceptions for transactions that were subject to binding commitments on that date, we believe there is a significant risk that the IRS may assert that Delphi Automotive LLP, and as a result Delphi Automotive PLC, should be treated as a domestic corporation for U.S. federal income tax purposes, retroactive to the Acquisition Date. If Delphi Automotive LLP were treated as a domestic corporation for U.S. federal income tax purposes, we expect that, although we are incorporated under the laws of Jersey and a tax resident in the U.K., we would also be treated as a domestic corporation for U.S. federal income tax purposes.

Delphi Automotive LLP has filed informational U.S. federal partnership tax returns for 2009 and 2010. In light of the Notice, the IRS is currently reviewing whether Section 7874 applies to Delphi Automotive LLP’s acquisition of the automotive supply and other businesses of the Predecessor. The Company believes, after consultation with counsel, that neither Delphi Automotive LLP nor Delphi Automotive PLC should be treated as domestic corporations for U.S. federal income tax purposes, and intends to vigorously defend any assertion by the IRS to the contrary, including through litigation if we were unable to reach a satisfactory resolution with the IRS. However, no assurance can be given that the IRS will not contend, or that a court would not conclude, that neither Delphi Automotive LLP, and therefore Delphi Automotive PLC should be treated as a domestic corporation for U.S. federal income tax purposes. No accrual for this matter has been recorded as of December 31, 2011.

If we were treated as a domestic corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our worldwide taxable income, including some or all of the distributions from our subsidiaries as well as some of the undistributed earnings of our foreign subsidiaries that constitute “controlled foreign corporations.” This could have a material adverse impact on our future tax liability related to these distributions and earnings. Future cash distributions made by us to non-U.S. shareholders could be subject to U.S. income tax withholding at a rate of 30%, unless reduced or eliminated by a tax treaty. In addition, we could be liable for additional U.S. federal income taxes on such distributions and earnings, and for the failure by Delphi Automotive LLP to withhold U.S. income taxes on distributions to its non-U.S. members, for periods beginning on or after, the Acquisition Date, which liability could have a material adverse impact on our results of operations and financial condition.

16. SHAREHOLDERS’ EQUITY AND NET INCOME (LOSS) PER SHARE

Overview

On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering, all of the outstanding equity of Delphi Automotive LLP was exchanged for 328,244,510 ordinary shares, par value $0.01 in Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC, and subsequent to the exchange, Delphi Automotive PLC completed the initial public offering of 24,078,827 ordinary shares by the selling shareholders for an aggregate purchase price of approximately $530 million. Delphi Automotive PLC did not receive any proceeds from the offering, and incurred transaction fees and expenses of approximately $44 million.

Immediately prior to the exchange of membership interests for ordinary shares and the completion of the initial public offering, there were 344,495 Class B and 24,000 Class E-1 membership interests outstanding. Substantially all of the membership interests were exchanged for 326,306,261 ordinary shares and 1,938,249 ordinary shares of Delphi Automotive PLC, respectively. Additionally, in conjunction with the Acquisition on October 6, 2009, there were also 1,750,000 Class A and 100,000 Class C membership interests issued and outstanding until March 31, 2011, when all Class A and Class C membership interests were redeemed. See “Membership Interests” below for additional information.

Net income (loss) per share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to Delphi by the weighted average number of ordinary shares outstanding during the period. Diluted net income (loss) per share reflects the weighted average dilutive impact of all potentially dilutive securities from the date of issuance and is computed using the treasury stock method by dividing net income (loss) attributable to Delphi by the diluted weighted average number of ordinary shares outstanding. In the second quarter of 2010, Delphi’s Board of Managers approved and authorized the Value Creation Plan (the “VCP”). Refer to Note 21. Share-Based Compensation for additional information. The awards fully vest on December 31, 2012 and final settlement can be made in cash or ordinary shares or a combination thereof as provided in the participation agreement or as otherwise determined by the Compensation and Human Resources Committee of the Board of Directors. As a result, the awards that are expected to be settled in shares were included in the calculation of diluted net income (loss) per share. Additionally, in November 2011, Delphi granted 51,003 restricted stock units (“RSUs”) to the Board of Directors. These awards were also included in the calculation of diluted net income (loss) per share. For all periods presented, the effect of the VCP awards was anti-dilutive and therefore excluded from the calculation of diluted net income (loss) per share.

Predecessor Period

In the Predecessor period, the stock options, stock appreciation rights, and restricted stock units of the Predecessor were included in the calculation of diluted net income (loss) per share. The inclusion of the Predecessor stock options, stock appreciation rights, and restricted stock units in the calculation of diluted net income (loss) per share was anti-dilutive.

Weighted Average Shares

As described above, on November 22, 2011, Delphi Automotive PLC completed the exchange of all of the outstanding equity of Delphi Automotive LLP for 328,244,510 ordinary shares in Delphi Automotive PLC. For each of the Successor periods, the net income (loss) per share is presented giving effect to this transaction on a retrospective basis. In addition, weighted average shares outstanding for the Successor periods were impacted by the following transactions:

•	The redemption of all outstanding Class A and Class C membership interests for $4,565 million on March 31, 2011.

•	The repurchase of 10,005 Class B membership interests for approximately $180 million in 2011.

•	The issuance of 24,000 Class E-1 membership interests to the Board of Managers as part of the Class E-1 Interest Incentive Plan in June 2010.

The impact of the above transactions on weighted average shares outstanding follows:

	Successor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009
	(shares in millions)
Weighted average ordinary shares outstanding as result of the initial public offering	328	328	328
Redemption of Class A & C membership interests (1)	86	349	349
Repurchase of Class B membership interests	7	10	10
Issuance of Class E-1 membership interests	—	(1)	(2)

Weighted average ordinary shares outstanding for the period	421	686	685

(1)	The Class A and C membership interests redeemed on March 31, 2011 represented approximately 51% of all outstanding membership interests at the Acquisition Date. The remaining 49% membership interests consisted primarily of Class B membership interests. The 328 million ordinary shares outstanding as of the date of the initial public offering were increased to reflect ordinary shares outstanding for the Class A and C membership interests prior to March 31, 2011.

The following table illustrates net income (loss) per share attributable to Delphi and the weighted average shares outstanding used in calculating basic and diluted income (loss) per share:

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions, except per share data)			(in millions, except per share data)
Basic and Diluted net income (loss) per share:

Numerator:
Net income (loss) attributable to Delphi	$1,145	$631	$(18)	$9,318

Denominator:
Weighted average ordinary shares outstanding	421	686	685	565

Basic and diluted net income (loss) per share	$2.72	$0.92	$(0.03)	$16.50

Anti-dilutive securities share impact:	2	—	—	43

Share Repurchase Program

In January 2012, the Board of Directors authorized a share repurchase of up to $300 million of ordinary shares. The program will terminate on the earlier to occur of December 31, 2012 or when the Company attains $300 million in ordinary share repurchases.

Membership Interests

In conjunction with the consummation of the Modified Plan on the Acquisition Date, all outstanding shares of stock of the Predecessor were cancelled and Delphi Automotive LLP issued membership interests on the Acquisition Date. As more fully described in Note 1. General, in conjunction with the Acquisition and the consummation of the Modified Plan, on October 6, 2009, Delphi Automotive LLP and GM collectively acquired substantially all of the assets of the Predecessor, the Class A, B and C membership interests were issued to GM, certain investors, including former creditors of the Predecessor, and the PBGC, respectively, and the debt outstanding from the DIP lenders was settled. The Class A and Class B membership interests entitled the holders to non-controlling representation on Delphi Automotive LLP’s Board of Managers, and, along with Class C and Class E-1 membership interests, entitled the holders to potential, future distributions by Delphi Automotive LLP. Additionally, prior to the redemption of the Class A and Class C membership interests as more fully described below, the Second Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP (“Second LLP Agreement”) required the consent of or provided special rights to Class A and certain Class B membership interest holders with respect to certain events, including changes in corporate governance, the execution of significant transactions and the issuance of additional securities.

The Class A and Class B members received their membership interests in consideration for $1,833 million and $209 million of cash, respectively. In addition, the rights of the DIP lenders to receive certain assets of the Predecessor were assigned to Delphi Automotive LLP. These assets had a fair value of $2,890 million determined in accordance with FASB ASC 805, Business Combinations. The PBGC interests were derived from negotiations between GM and the PBGC with respect to the Predecessor’s terminated U.S. pension plans. In June 2010, 24,000 Class E-1 membership interests were issued to Delphi Automotive LLP’s Board of Managers, under the Class E-1 Interest Incentive Plan in order to attract and reward board members and to promote the creation of long-term value for interest holders of Delphi Automotive LLP. The fair value of the Class A, B and C membership interests issued on October 6, 2009 totaled $4,932 million, and was determined, as more fully described in Note 1. General, as follows:

(in millions)
Fair value of Predecessor assets acquired, net of liabilities assumed	$2,890
Fair value of cash contributed by GM	1,833
Fair value of cash contributed by investors, including DIP lenders	209

Fair value of net assets acquired	$4,932

The fair value of the membership interests issued on the Acquisition Date was allocated between the respective classes based on the distribution provisions of the Second LLP Agreement. The distribution percentages varied by class of membership interest and by cumulative amount distributed, and, between classes, were not related or proportional to the number of membership interests held.

The following table summarizes the membership interests issued:

	Members	Membership Interests Issued	Date Issued	Membership Interests as of December 31, 2010	Membership Interests as of December 31, 2009	Allocation of Fair Value of Membership Interests as of the Acquisition Date
Class				(in millions)
A	GM	1,750,000	October 2009	$2,083	$1,969	$1,972
B	DIP Lenders(1)	354,500	October 2009	2,816	2,406	2,418
C	PBGC	100,000	October 2009	646	539	542
E-1	Board of Managers	24,000	June 2010	5	—	—

		Total		$5,550	$4,914	$4,932

(1)	Included a controlling equity stake for affiliates of Silver Point Capital and Elliot Management. Subsequent to October 6, 2009, Class B membership interests traded on the 144A market and, therefore, the holders of Class B membership interests changed over time.

Class A and Class C membership interests redemption

On March 31, 2011, all 1,750,000 outstanding Class A and 100,000 Class C membership interests were redeemed for $3,791 million and $594 million, respectively. In conjunction with the redemption transaction, Delphi Automotive LLP incurred transaction-related fees and expenses totaling approximately $180 million, including amounts paid to certain membership interest holders. In addition, Delphi Automotive LLP obtained necessary consents to the redemption of the Class A and Class C membership interests and modified and eliminated specific rights provided to these membership interest holders under the Second LLP Agreement.

The amounts paid to redeem the outstanding Class A and Class C membership interests were $1,736 million in excess of the total recorded carrying value of the Class A and Class C membership interests. The excess was reflected as a pro-rata reduction to the recorded carrying value of the remaining membership interests (the Class B and Class E-1 membership interests).

Class B membership interests repurchase program

In August 2011, Delphi Automotive LLP’s Board of Managers approved a repurchase program of Class B membership interests. During the year ended December 31, 2011, 10,005 Class B membership interests were repurchased for a cumulative cost of approximately $180 million at an average price per membership interests unit of $17,904. This was recorded as a reduction to the carrying value of the Class B membership interests.

Distribution

Under the terms of the Fourth LLP Agreement, if the Board of Managers determined that there was available cash (as defined in the Fourth LLP Agreement), the Class B and Class E-1 members would be entitled to receive a distribution for taxes and pursuant to the cumulative distribution provisions of available cash to enable the members to pay projected tax liabilities attributable to tax book profits and losses by Delphi that are attributable to their membership interests. In October 2011, Delphi Automotive LLP’s Board of Managers approved the payment of a distribution, primarily in respect of taxes, of approximately $95 million, which was paid on December 5, 2011, to members who held membership interests as of the close of business on October 31, 2011. Tax distributions were treated as an advance of amounts otherwise distributable to the members.

Other

Prior to the completion of the initial public offering on November 22, 2011, net income and other changes to membership interests were allocated to the respective outstanding classes based on the cumulative distribution provisions of the Fourth LLP Agreement.

In conjunction with the adoption in 2010 of the 2010 Board of Managers Class E-1 Interest Incentive Plan and the VCP, both of which are long-term incentive plans designed to assist the Company in attracting, retaining, motivating and rewarding the Board of Managers and key employees of the Company, and promoting the creation of long-term value, the Fourth LLP Agreement was amended to address the Class E-1 membership interests and the VCP. The Fourth LLP Agreement includes provisions related to potential distributions, or alternatively, allocations of equity, to the Class E-1 members and employee incentive plans based on rates/amounts as defined in the agreement (approximately 3.7% for the first approximately $1.6 billion of distributions and approximately 3.4% for distributions thereafter, subject to adjustment for the Class B membership interests repurchased) with ratable reductions in the distribution percentages applied to Class B members.

Additionally, under the terms of the Acquisition and the Fourth LLP Agreement, if cumulative distributions to the members of Delphi Automotive LLP under certain provisions of the Fourth LLP Agreement exceed $7.2 billion, Delphi, as disbursing agent on behalf of DPHH, is required to pay to the holders of allowed general unsecured claims against Old Delphi, $32.50 for every $67.50 in excess of $7.2 billion distributed to the members, up to a maximum amount of $300 million. This contingency is not considered probable of occurring as of December 31, 2011. In December 2011, a complaint was filed in the Bankruptcy Court alleging that distributions in excess of $7.2 billion were made to the members of Delphi Automotive LLP. Refer to Note 14. Commitments and Contingencies for additional information.

Allocation of net income (loss) to membership interest classes

Total membership interest equity as of October 6, 2009 was allocated to the respective classes of membership interests across all tranches of the cumulative distribution schedule as defined by the Second LLP Agreement. In subsequent periods total membership interest equity at the end of the period was allocated to the respective classes of membership interests across all tranches of the cumulative distribution schedule as defined by the LLP agreement effective in that period. The allocation of the net income (loss) for the period is the difference between the ending and beginning of period allocation of membership interest equity as adjusted for the payment of a distribution of approximately $95 million, which was paid on December 5, 2011, to members who held membership interests as of the close of business on October 31, 2011.

The following table summarizes the allocation of net income (loss) to the membership interest classes for the periods prior to the initial public offering.

	Period from January 1, 2011 to Initial Public Offering Net Income Attributable to Membership Interests	Year Ended December 31, 2010 Net Income Attributable to Membership Interests	Period from August 19 to December 31, 2009 Net Loss Attributable to Membership Interests
Class	(in millions)
A	$76	$114	$(3)
B	930	410	(12)
C	25	107	(3)
E-1	4	—	N/A

	$1,035	$631	$(18)

17. FAIR VALUE OF FINANCIAL INSTRUMENTS, DERIVATIVES AND HEDGING ACTIVITIES

Financial Instruments

Delphi’s financial instruments include debt which consists of its accounts receivable factoring arrangements, capital leases and other debt issued by Delphi’s foreign subsidiaries, the Tranche A Term Loan, the Tranche B Term Loan and the Senior Notes. The fair value of debt is based on quoted market prices for instruments with public market data or the current book value for instruments without a quoted public market price. As of December 31, 2011 and 2010, the total of debt was recorded at $2,103 million and $289 million, respectively, and had estimated fair values of $2,125 million and $293 million, respectively. For all other financial instruments recorded at December 31, 2011 and 2010, fair value approximates book value.

Derivatives and Hedging Activities

Delphi is exposed to market risk, such as fluctuations in foreign currency exchange rates, commodity prices and changes in interest rates, which may result in cash flow risks. To manage the volatility relating to these exposures, Delphi aggregates the exposures on a consolidated basis to take advantage of natural offsets. For exposures that are not offset within its operations, Delphi enters into various derivative transactions pursuant to its risk management policies, which prohibit holding or issuing derivative financial instruments for trading purposes, and designation of derivative instruments is performed on a transaction basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Delphi assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policy. As of December 31, 2011, Delphi has entered into derivative instruments to hedge cash flows extending out to January 2014.

As of December 31, 2011, the Company had the following outstanding notional amounts related to commodity and foreign currency forward contracts that were entered into to hedge forecasted exposures:

Commodity	Quantity Hedged	Unit of Measure
	(in thousands)
Copper	62,494	pounds
Primary Aluminum	31,962	pounds
Secondary Aluminum	17,634	pounds
Silver	78	troy ounces
Gold	1	troy ounces

Foreign Currency
	(in millions)
Hungarian Forint	11,836	HUF
Mexican Peso	6,829	MXN
South Korean Won	3,804	KRW
Chinese Yuan Renminbi	542	CNY
Japanese Yen	509	JPY
Romanian Leu	292	RON
New Turkish Lira	138	TRY
Euro	113	EUR
Polish Zloty	90	PLN
Brazilian Real	51	BRL
British Pound	38	GBP
Singapore Dollar	7	SGD

The fair value of derivative financial instruments recorded in the consolidated balance sheets as of December 31, 2011 and 2010 are as follows:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31, 2011	Balance Sheet Location	December 31, 2011
Designated derivatives instruments:	(in millions)
Commodity derivatives	Other Current Assets	$1	Accrued Liabilities	$17
Foreign currency derivatives	Other Current Assets	3	Accrued Liabilities	—
Foreign currency derivatives*	Accrued Liabilities	9	Accrued Liabilities	35
Commodity derivatives	Other Long-Term Assets	—	Other Long-Term Liabilities	11
Foreign currency derivatives*	Other Long-Term Liabilities	2	Other Long-Term Liabilities	17

Total		$15		$80

Derivatives not designated:
None

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31, 2010	Balance Sheet Location	December 31, 2010
Designated derivatives instruments:	(in millions)
Commodity derivatives	Other Current Assets	$37	Accrued Liabilities	$—
Foreign currency derivatives	Other Current Assets	29	Accrued Liabilities	—
Foreign currency derivatives*	Accrued Liabilities	—	Other Current Assets	7
Commodity derivatives	Other Long-Term Assets	11	Other Long-Term Liabilities	—
Foreign currency derivatives	Other Long-Term Assets	10	Other Long-Term Assets	4

Total		$87		$11

Derivatives not designated:
None

*	Derivative instruments within this category are subject to master netting arrangements and are presented on a net basis in the consolidated balance sheets in accordance with accounting guidance related to the offsetting of amounts related to certain contracts.

The fair value of Delphi’s derivative financial instruments decreased from a net asset position at December 31, 2010 to a net liability position at December 31, 2011 primarily due to decreases in the forward rates of commodities and certain foreign currencies.

The effect of derivative financial instruments in the consolidated statement of operations for the year ended December 31, 2011 is as follows:

Year ended December 31, 2011	Loss Recognized in OCI (Effective Portion)	Gain Reclassified from OCI into Income (Effective Portion)	Loss Recognized in Income (Ineffective Portion Excluded from Effectiveness Testing)
	(in millions)
Designated derivatives instruments:
Commodity derivatives	$ (52)	$28	$ (1)
Foreign currency derivatives	(56)	18	—

Total	$ (108)	$46	$ (1)

Year ended December 31, 2011	Gain Recognized in Income
(in millions)
Derivatives not designated:
Foreign currency derivatives	$ 2

The effect of derivative financial instruments in the consolidated statement of operations for the year ended December 31, 2010 is as follows:

Year ended December 31, 2010	Gain Recognized in OCI (Effective Portion)	Gain Reclassified from OCI into Income (Effective Portion)	Gain Recognized in Income (Ineffective Portion Excluded from Effectiveness Testing)
	(in millions)
Designated derivatives instruments:
Commodity derivatives	$58	$12	$—
Foreign currency derivatives	48	15	—

Total	$106	$27	$—

Year ended December 31, 2010	Gain Recognized in Income
(in millions)
Derivatives not designated:
Commodity derivatives	$1
Foreign currency derivatives	4

Total	$5

The gain or loss reclassified from OCI into income for the effective portion of designated derivative instruments and the gain or loss recognized in income for the ineffective portion of designated derivative instruments excluded from effectiveness testing were recorded to cost of sales in the consolidated statements of operations for the years ended December 31, 2011 and 2010. The gain or loss recognized in income for non-designated derivative instruments was recorded in other income (expense), net for the years ended December 31, 2011 and 2010.

Gains and losses on derivatives qualifying as cash flow hedges are recorded in OCI, to the extent that hedges are effective, until the underlying transactions are recognized in earnings. Unrealized amounts in accumulated OCI will fluctuate based on changes in the fair value of hedge derivative contracts at each reporting period. Net losses included in accumulated OCI as of December 31, 2011 were $45 million after-tax ($71 million pre-tax). Of this pre-tax total, a loss of approximately $44 million is expected to be included in cost of sales within the next 12 months and a loss of approximately $27 million is expected to be included in cost of sales in subsequent periods. Cash flow hedges are discontinued when Delphi determines it is no longer probable that the originally forecasted transactions will occur. The amount included in cost of sales related to hedge ineffectiveness was approximately $1 million for the year ended December 31, 2011 and insignificant for the year ended December 31, 2010.

Fair value measurements

Fair Value Measurements on a Recurring Basis

All derivative instruments are required to be reported on the balance sheet at fair value unless the transactions qualify and are designated as normal purchases or sales. Changes in fair value are reported currently through earnings unless they meet hedge accounting criteria. Delphi’s derivative exposures are with counterparties with long-term investment grade credit ratings. Delphi estimates the fair value of its derivative contracts using an income approach based on valuation techniques to convert future amounts to a single, discounted amount. Estimates of the fair value of foreign currency and commodity derivative instruments are determined using exchange traded prices and rates. Delphi also considers the risk of non-performance in the estimation of fair value, and includes an adjustment for non-performance risk in the measure of fair value of derivative instruments. The non-performance risk adjustment reflects the credit default spread (“CDS”) applied to the net commodity and foreign currency exposures by counterparty. When Delphi is in a net derivative asset position, the counterparty CDS rates are applied to the net derivative asset position. When Delphi is in a net derivative liability position, estimates of peer companies’ CDS rates are applied to the net derivative liability position.

In certain instances where market data is not available, Delphi uses management judgment to develop assumptions that are used to determine fair value. This could include situations of market illiquidity for a particular currency or commodity or where observable market data may be limited. In those situations, Delphi generally surveys investment banks and/or brokers and utilizes the surveyed prices and rates in estimating fair value.

As of December 31, 2011 and 2010, Delphi was in a net derivative liability position of $65 million and net derivative asset position of $76 million, respectively, and no significant adjustments were recorded for nonperformance risk based on the application of peer companies’ CDS rates and because Delphi’s exposures were to counterparties with investment grade credit ratings.

As of December 31, 2011 and 2010, Delphi had the following assets measured at fair value on a recurring basis:

As of December 31, 2011:	Total	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(in millions)
Commodity derivatives	$1	$—	$1	$—
Foreign currency derivatives	3	—	3	—

Total	$4	$—	$4	$—

	Total	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(in millions)

As of December 31, 2010:
Time deposits	$550	$—	$550	$—
Available-for-sale securities	12	12	—	—
Commodity derivatives	48	—	48	—
Foreign currency derivatives	28	—	28	—

Total	$638	$12	$626	$—

As of December 31, 2011 and 2010, Delphi had the following liabilities measured at fair value on a recurring basis:

As of December 31, 2011:	Total	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(in millions)
Commodity derivatives	$28	$—	$28	$—
Foreign currency derivatives	41	—	41	—

Total	$69	$—	$69	$—

As of December 31, 2010:
None

Fair Value Measurements on a Nonrecurring Basis

In addition to items that are measured at fair value on a recurring basis, Delphi also has items in its balance sheet that are measured at fair value on a nonrecurring basis. As these items are not measured at fair value on a recurring basis, they are not included in the tables above. Nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis include long-lived assets, intangible assets, asset retirement obligations and liabilities for exit or disposal activities measured at fair value upon initial recognition. No impairment charges were recorded during the year ended December 31, 2010. During the year ended December 31, 2011, Delphi recorded an impairment charge of $7 million to the carrying value of its investments in affiliates. Delphi determined that it was not probable that it would recover its investment. The fair value measurement of Delphi’s investment in this affiliate was based on Level 3 inputs.

18.   OTHER INCOME (EXPENSE), NET

Other income (expense), net included:

	Successor			Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Period from August 19 to December 31, 2009	Period from January 1 to October 6, 2009
	(in millions)			(in millions)
Interest income	$31	$29	$5	$10
Costs associated with initial public offering	(44)	—	—	—
Impairment—investment in available-for-sale security	(6)	(9)	—	—
Loss on extinguishment of debt	(16)	(8)	—	—
Acquisition-related transaction costs	—	—	(19)	—
Other, net	20	22	(3)	14

Other income (expense), net	$(15)	$34	$(17)	$24

During the year ended December 31, 2011, Delphi incurred approximately $44 million in transaction costs related to our initial public offering completed in November 2011. As further discussed in Note 12. Debt, during the year ended December 31, 2011, Delphi repaid $47 million and $177 million of the Tranche A Term Loan and Tranche B Term Loan, respectively and paid $57 million to extinguish the Old Notes, recognizing losses on extinguishments .

During the year ended December 31, 2010, Delphi repaid $12 million of interest-free government-backed debt due in 2021 which required compensating cash collateral. The debt was previously adjusted to a $4 million fair value as a result of acquisition accounting and therefore Delphi recognized an $8 million loss on early extinguishment of debt. Other, net primarily includes insurance and other recoveries and income from royalties.

The Successor recognized $19 million of transaction costs related to the Acquisition for the period from August 19 to December 31, 2009.

19.   ACQUISITIONS AND DIVESTITURES

Acquisitions

In May 2011, Delphi’s Powertrain segment completed the acquisition of a manufacturer of specialized diesel testing equipment for a purchase price of $19 million. The acquisition was not material to the Company’s consolidated financial statements. In connection with the acquisition, the Company recorded goodwill of approximately $8 million. The purchase price allocation was finalized to reflect final valuation studies.

Sale of Daesung investment

On January 31, 2011, Delphi completed the sale of its 49.5% ownership interest in Daesung Electric, Co., Ltd. Delphi received $35 million in net proceeds and recognized a gain on divestiture of $8 million, which is included in equity income, net of tax, in the consolidated statement of operations.

Sale of occupant protection systems

On March 31, 2010, Delphi completed the sale of its occupant protection systems business in Asia to Autoliv AB. Delphi received net proceeds of $71 million and recognized a gain on divestiture of $10 million, which is included in cost of sales in the consolidated statement of operations in 2010. The results of operations, including the gain or loss on divestiture were not significant to the consolidated financial statements in any period presented, and this divestiture did not meet the discontinued operations criteria.

20.   DISCONTINUED OPERATIONS

The Court approval of Delphi’s plan to dispose of the Steering Business and the interiors and closures business triggered held for sale accounting in 2007. The Court approval of bidding procedures for the sale of the remaining assets of the chassis business on April 23, 2009 and subsequent approval of the sale triggered held for sale accounting for AHG in the second quarter of 2009.

Steering and halfshaft business

In conjunction with the consummation of the Modified Plan on the Acquisition Date, an affiliate of GM acquired the Steering Business. Refer to Note 1. General for further information. During the period from January 1 to October 6, 2009, the Predecessor recorded a loss of $24 million, net of tax, due to the results of operations and adjustment of assets held for sale to fair value of the Steering Business.

Automotive Holdings Group

AHG included various non-core product lines and plant sites that did not fit the Predecessor’s strategic framework. As part of the Acquisition, the global suspensions and brake business of AHG was acquired by Delphi. Substantially all of the remainder of AHG emerged from chapter 11 as part of DPHH, and, therefore, is not included in Delphi’s consolidated financial statements for the period ended December 31, 2009.

Global suspension and brakes business sale—On March 31, 2009, the Predecessor announced that it had entered into an asset sale and purchase agreement with BeijingWest Industries Co., Ltd. (“BWI”) for the sale of Delphi’s remaining chassis business, the global suspension and brakes business, whereby BWI would acquire machinery and equipment, intellectual property and certain real property for a purchase price of approximately $90 million, which is subject to certain adjustments. Certain customer and supplier contracts were also to be assumed and/or assigned to BWI. The 2008 annual revenues for the global suspension and brakes business were $670 million. The closing of the sale occurred in October 2009 and Delphi received net proceeds of $82 million, which, under the terms of the Acquisition were transferred, net of Delphi’s costs in connection with the sale, to GM during the Successor period from August 19 to December 31, 2009. During the period from January 1 to October 6, 2009, a held for sale loss of $29 million was recognized by the Predecessor to reflect the revaluation of the disposal group to fair value based on the estimated proceeds of the sale agreement.

Results of discontinued operations

The Steering Business, through the Acquisition Date and AHG, through the date of the respective divestitures within AHG, are reported as discontinued operations in the consolidated statement of operations and statement of cash flows of the Predecessor for the period from January 1 to October 6, 2009.

The results of the discontinued operations are summarized as follows:

Predecessor
Period from January 1 to October 6, 2009
(in millions)
Total sales	$1,524

Loss before income taxes (including equity income, net of tax)	$(28)
Provision for income taxes	(17)

Loss attributable to discontinued operations	$(45)

21.   SHARE-BASED COMPENSATION

2011 Delphi Long Term Incentive Plan

In November 2011, the Delphi Automotive PLC Long Term Incentive Plan (the “PLC LTIP”) was established, which allowed for the grant of awards up to 22,977,116 shares. The awards can be in the form of shares, options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance awards, and other share-based awards to the employees, directors, consultants or advisors of the Company.

On November 22, 2011, Delphi granted 51,003 RSUs to the Board of Directors at a grant date fair value of approximately $1 million. The grant date fair value was determined based on the closing price of the Company’s ordinary shares on November 22, 2011. The RSUs become fully vested on June 13, 2012.

A summary of activity, including award grants, vesting and forfeitures is provided below.

RSUs
(in thousands)
Outstanding, January 1, 2011	—
Granted	51
Vested	(10)
Forfeited	—

Outstanding, December 31, 2011	41

2010 Board of Managers Equity Award

In June 2010, the 2010 Board of Managers Class E-1 Interest Incentive Plan (the “Plan”) was authorized in order to attract and reward board members and to promote the creation of long-term value for interest holders of Delphi. On June 30, 2010, 24,000 restricted interests of a newly created class of membership interests, Class E-1 membership interests, were issued to board members. The restricted interests were initially subject to continued service through applicable vesting dates as follows:

•	20% on November 1, 2010

•	40% on November 1, 2011

•	40% on November 1, 2012

However, in conjunction with the completion of the initial public offering in November 2011, these interests were exchanged for 1,938,249 ordinary shares of Delphi Automotive PLC.

Under certain conditions with respect to an initial public offering or a change in control, as defined in the Plan, any interests that had not yet vested would immediately vest. Because Delphi completed an initial public offering on November 22, 2011, and the resulting total equity valuation of the Company (based on the average closing price of Delphi shares during the 15-day period beginning on the 30th day after the closing of the offering), plus the value of prior distributions made under the LLP agreement effective in that period to holders of membership interests (as well as $4.4 billion paid to repurchase Class A and Class C membership interests (Refer to Note 1. General for more information)), any Class B membership interest repurchases, any additional distributions to Class B and Class E-1 membership interest holders and any amounts distributed or paid to holders of Class E-1 membership interests with respect to or to repurchase their Class E-1 membership interests), was greater than $6 billion, the remaining unvested interests fully vested. Approximately $8 million of compensation expense was recognized in 2011 since the criteria for accelerated vesting was met.

At the time of issuance, the fair market value of the Class E-1 membership interests was estimated to be $19 million, based on a contemporaneous valuation performed by an independent valuation specialist, utilizing generally accepted valuation approaches. Beginning in the third quarter of 2010, Delphi recognized compensation cost on a straight-line basis. Compensation expense recognized during the years ended December 31, 2011 and 2010 totaled $14 million and $5 million, net of tax of $0, respectively. There were no cash flow impacts for the years ended December 31, 2011 and 2010.

2010 Executive Long Term Incentive Plan

During the second quarter of 2010, the Board of Managers approved and authorized the VCP, a long-term incentive plan designed to assist the Company in attracting, retaining, motivating and rewarding key employees of the Company, and promoting the creation of long-term value. Participants were granted an award in September 2010 for the period ending December 31, 2012. Each individual participant’s target value was based on the participants’ level of responsibility within the Company and the country in which the participant is located. The awards cliff vest fully at the end of the performance period, but may immediately fully vest upon a change in control, as defined in the VCP, for certain participants. In the event of a qualified termination, as defined, the participant shall vest in a pro-rata percentage of their award as of the termination date. For any other termination, the award shall be forfeited.

The amounts to be settled under the VCP will be determined based on Delphi’s enterprise value and accumulated distributions (as well as $4.4 billion paid to repurchase Class A and Class C membership interests (Refer to Note 1. General for more information)), any Class B membership interest repurchases, any additional distributions to Class B and Class E-1 membership interest holders and any amounts distributed to holders of Class E-1 membership interests to repurchase their Class E-1 membership interests) as of December 31, 2012, compared to a target enterprise value of $8.25 billion. An enterprise value of $2.5 billion must be achieved to receive a minimum award payout and above this level the payout is determined as a percentage of the target award. The authorized target amount of the awards is $135 million (of which $105 million are outstanding as of December 31, 2011), but the ultimate final settlement amount of the awards could be higher or lower, depending on the enterprise value of Delphi at December 31, 2012. The estimated fair value of the awards granted as of December 31, 2011 was $186 million. Because of Delphi’s completed initial public offering, the estimated enterprise value will be based on the average daily closing market price of the Company between November 17, 2011 and the end of the performance period, plus any distributions to holders of all membership interests and the approximately $4.4 billion paid to repurchase Class A and Class C membership interests, any Class B membership interest repurchases, any additional distributions to Class B and Class E-1 membership interest holders and any amounts distributed to holders of Class E-1 membership interests with respect to or to repurchase their Class E-1 membership interests. Delphi recognized compensation cost in 2011 and 2010 and will continue to recognize compensation cost, based on estimates of the enterprise value, over the requisite vesting periods of the awards. Compensation expense recognized during the years ended December 31, 2011 and 2010 totaled $76 million ($61 million, net of tax) and $31 million ($21 million, net of tax), respectively. Based on the estimate of enterprise value as of December 31, 2011, unrecognized compensation expense on a pretax basis of approximately $79 million is anticipated to be recognized during 2012. There were no cash flow impacts for the years ended December 31, 2011 and 2010.

Final settlement can be made in cash or ordinary shares or a combination thereof as provided in the participation agreement or as otherwise determined by the Compensation and Human Resources Committee of the Board of Directors.

The VCP awards are accounted for as liability awards pursuant to FASB ASC 718, Compensation-Stock Compensation. Estimating the fair value of the liability awards under the VCP requires assumptions regarding the Company’s enterprise value. Any differences in actual results from management’s estimates could result in fair values different from estimated fair values, which could materially impact the Company’s future results of operations and financial condition. Prior to public quoted market prices for averages to determine fair value estimates for VCP, the fair market value of the liability awards were based on contemporaneous valuations performed by an independent valuation specialist, utilizing generally accepted valuation approaches.

Significant Factors, Assumptions, and Methodologies Used in Estimating Fair Value of Enterprise Value for VCP Awards and Fair Value of E-1 Membership Interests

The estimated fair value of the Class E-1 membership interests were based on a contemporaneous valuation performed as of the grant date. The liability awards under the VCP were based on contemporaneous valuations performed periodically by an independent valuation specialist. Both the Class E-1 membership interests and VCP valuations utilize appropriate weighting of the market and income approaches.

Market Approach: The market approach measures the value of a company through analysis of recent sales or offerings of comparable companies. Based on analysis of guideline public companies and guideline merged or acquired companies, Delphi utilized 2010 EBITDA and 2011 EBITDA multiples of 4.5x-6.25x to value the Class E-1 membership interests and VCP awards in periods prior to the completion of the initial public offering.

In addition to the guideline public company and guideline merged or acquired company approaches, the Company considered the trading price of its Class B membership interests by qualified institutional investors in determining the enterprise value of the Company in periods prior to the completion of the initial public offering.

Income Approach: The income approach derives the value of a company based on assumptions about the company’s future stream of cash flows. Delphi provided its independent valuation specialist with projected net sales, expenses and cash flows for the years ended December 31, 2010, 2011 and 2012 for the Class E-1 awards and for the years ended December 31, 2010, 2011, 2012 and 2013 for the VCP awards. These financial projections represent management’s best estimate at the time of the contemporaneous valuations. Discount rates used to determine the present value of future cash flows were based on the weighted average cost of capital which ranged from 11.6%-13.7%.

Predecessor Plans

At the Acquisition Date, all outstanding common stock of the Predecessor, including all stock options exercisable, were cancelled. Prior to the Acquisition Date, the Predecessor’s share-based compensation programs included stock options, restricted stock units, and stock appreciation rights.

22.    SUPPLEMENTAL GUARANTOR AND NON-GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Basis of Presentation

In May 2011, Delphi Corporation issued the Senior Notes in a transaction exempt from registration under Rule 144A and Regulation S of the Securities Act. Refer to Note 12. Debt for more information. All obligations under the Senior Notes are borrowed by Delphi Corporation (“Subsidiary Issuer”) and are fully and unconditionally guaranteed by its direct and indirect parent companies and by certain of Delphi Automotive PLC’s direct and indirect U.S. subsidiaries (the “Parent Companies”) on a joint and several basis, subject to customary release provisions. Subsidiaries not subject to the guarantee (“Non-Guarantor Subsidiaries”) consist primarily of the non-U.S. subsidiaries of the Company.

In lieu of providing separate audited financial statements for the Guarantors, the Company has included the accompanying condensed consolidating financial statements. These condensed consolidating financial statements are presented on the equity method. Under this method, the investments in subsidiaries are recorded at cost and adjusted for the parent’s share of the subsidiary’s cumulative results of operations, capital contributions and distributions and other equity changes. The Guarantor subsidiaries are combined in the condensed consolidating financial statements. The principal elimination entries are to eliminate the investments in subsidiaries and intercompany balances and transactions.

Periods prior to the Acquisition Date are not presented as the information is not meaningful under the Predecessor corporate structure.

Statement of Operations Year Ended December 31, 2011

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$—	$5,292	$12,225	$(1,476)	$16,041
Operating expenses:
Cost of sales	—	—	4,754	10,124	(1,492)	13,386
Selling, general and administrative	118	—	272	511	—	901
Amortization	—	—	53	26	—	79
Restructuring	—	—	3	28	—	31

Total operating expenses	118	—	5,082	10,689	(1,492)	14,397

Operating (loss) income	(118)	—	210	1,536	16	1,644
Interest expense	(37)	(101)	(1)	(26)	42	(123)
Other (expense) income, net	(38)	27	3	36	(43)	(15)

(Loss) income before income taxes and equity income	(193)	(74)	212	1,546	15	1,506
Income tax benefit (expense)	3	27	(91)	(238)	(6)	(305)

(Loss) income before equity income	(190)	(47)	121	1,308	9	1,201
Equity in net income (loss) of affiliates	—	—	—	22	—	22
Equity in net income (loss) of subsidiaries	1,335	121	—	—	(1,456)	—

Net income (loss)	1,145	74	121	1,330	(1,447)	1,223
Net income attributable to noncontrolling interest	—	—	—	78	—	78

Net income (loss) attributable to Delphi	$1,145	$74	$121	$1,252	$(1,447)	$1,145

Statement of Operations Year Ended December 31, 2010

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$—	$4,870	$10,259	$(1,312)	$13,817
Operating expenses:
Cost of sales	—	—	4,238	8,865	(1,335)	11,768
Selling, general and administrative	121	—	259	435	—	815
Amortization	—	—	49	21	—	70
Restructuring	—	—	11	213	—	224

Total operating expenses	121	—	4,557	9,534	(1,335)	12,877

Operating (loss) income	(121)	—	313	725	23	940
Interest expense	—	—	(3)	(27)	—	(30)
Other income (expense), net	—	—	17	18	(1)	34

(Loss) income before income taxes and equity income (loss)	(121)	—	327	716	22	944
Income tax expense	(1)	—	(94)	(156)	(7)	(258)

(Loss) income before equity income (loss)	(122)	—	233	560	15	686
Equity in net income of affiliates	—	—	—	17	—	17
Equity in net income (loss) of subsidiaries	753	233	—	—	(986)	—

Net income (loss)	631	233	233	577	(971)	703
Net income attributable to noncontrolling interest	—	—	—	72	—	72

Net income (loss) attributable to Delphi	$631	$233	$233	$505	$(971)	$631

Statement of Operations Period from August 19 to December 31, 2009

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net sales	$—	$—	$1,178	$2,588	$(345)	$3,421
Operating expenses:
Cost of sales	—	—	1,135	2,256	(344)	3,047
Selling, general and administrative	4	3	98	139	(2)	242
Amortization	—	—	10	6	—	16
Restructuring	—	—	26	100	—	126

Total operating expenses	4	3	1,269	2,501	(346)	3,431

Operating (loss) income	(4)	(3)	(91)	87	1	(10)
Interest expense	—	—	(1)	(6)	(1)	(8)
Other (expense) income, net	(19)	1	6	(5)	—	(17)

(Loss) income before income taxes and equity income (loss)	(23)	(2)	(86)	76	—	(35)
Income tax benefit (expense)	1	—	37	(11)	—	27

(Loss) income before equity income	(22)	(2)	(49)	65	—	(8)
Equity in net income of affiliates	—	—	—	5	—	5
Equity in net income (loss) of subsidiaries	4	(49)	—	—	45	—

Net (loss) income	(18)	(51)	(49)	70	45	(3)
Net income attributable to noncontrolling interest	—	—	—	15	—	15

Net (loss) income attributable to Delphi	$(18)	$(51)	$(49)	$55	$45	$(18)

Statement of Comprehensive Income Year Ended December 31, 2011

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net income (loss)	$1,145	$74	$121	$1,330	$(1,447)	$1,223
Other comprehensive (loss) income:
Currency translation adjustments	—	—	—	(94)	—	(94)
Net change in unrecognized gain (loss) on derivative instruments, net of tax	—	—	(98)	—	—	(98)
Employee benefit plans adjustment, net of tax	—	—	(4)	(73)	—	(77)

Other comprehensive (loss) income	—	—	(102)	(167)	—	(269)

Equity in other comprehensive (loss) income of subsidiaries	(274)	(102)	—	—	376	—

Comprehensive income	871	(28)	19	1,163	(1,071)	954
Comprehensive income attributable to noncontrolling interests	—	—	—	83	—	83

Comprehensive income attributable to Successor/Predecessor	$871	$(28)	$19	$1,080	$(1,071)	$871

Statement of Comprehensive Income Year Ended December 31, 2010

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net income (loss)	$631	$233	$233	$577	$(971)	$703
Other comprehensive (loss) income:
Currency translation adjustments	—	—	—	(4)	—	(4)
Net change in unrecognized gain (loss) on derivative instruments, net of tax	—	—	48	—	—	48
Employee benefit plans adjustment, net of tax	—	—	—	26	—	26

Other comprehensive (loss) income	—	—	48	22	—	70

Equity in other comprehensive income (loss) of subsidiaries	67	48	—	—	(115)	—

Comprehensive income	698	281	281	599	(1,086)	773
Comprehensive income attributable to noncontrolling interests	—	—	—	75	—	75

Comprehensive income attributable to Successor/Predecessor	$698	$281	$281	$524	$(1,086)	$698

Statement of Comprehensive Income from August 19 to December 31, 2009

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net income (loss)	$(18)	$(51)	$(49)	$70	$45	$(3)
Other comprehensive (loss) income:
Currency translation adjustments	—	—	—	(16)	—	(16)
Net change in unrecognized gain (loss) on derivative instruments, net of tax	—	—	5	—	—	5
Employee benefit plans adjustment, net of tax	—	—	—	33	—	33

Other comprehensive (loss) income	—	—	5	17	—	22

Equity in other comprehensive income (loss) of subsidiaries	24	5	—	—	(29)	—

Comprehensive income	6	(46)	(44)	87	16	19
Comprehensive income attributable to noncontrolling interests	—	—	—	13	—	13

Comprehensive income attributable to Successor/Predecessor	$6	$(46)	$(44)	$74	$16	$6

Balance Sheet as of December 31, 2011

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS	(in millions)
Current assets:
Cash and cash equivalents	$53	$—	$186	$1,124	$—	$1,363
Restricted cash	—	—	—	9	—	9
Accounts receivable	—	—	636	1,823	—	2,459
Inventories	—	—	294	768	(8)	1,054
Other current assets	—	17	157	446	(4)	616

Total current assets	53	17	1,273	4,170	(12)	5,501

Long-term assets:
Property, net	—	—	514	1,801	—	2,315
Intangible assets, net	—	—	438	158	—	596
Investments in affiliates	—	—	—	257	—	257
Investments in subsidiaries	3,302	690	—	—	(3,992)	—
Other long-term assets	3	71	19	364	2	459

Total long-term assets	3,305	761	971	2,580	(3,990)	3,627

Total assets	$3,358	$778	$2,244	$6,750	$(4,002)	$9,128

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$—	$20	$87	$—	$107
Accounts payable	2	—	565	1,830	—	2,397
Accrued liabilities	2	9	292	908	(3)	1,208

Total current liabilities	4	9	877	2,825	(3)	3,712

Long-term liabilities:
Long-term debt	—	1,981	5	10	—	1,996
Intercompany accounts, net	1,666	(1,307)	296	(654)	(1)	—
Pension benefit obligations	—	—	78	596	—	674
Other long-term liabilities	—	—	298	275	2	575

Total long-term liabilities	1,666	674	677	227	1	3,245

Total liabilities	1,670	683	1,554	3,052	(2)	6,957

Total Delphi shareholders’ equity	1,688	95	690	3,215	(4,000)	1,688
Noncontrolling interest	—	—	—	483	—	483

Total shareholders’ equity	1,688	95	690	3,698	(4,000)	2,171

Total liabilities and shareholders’ equity	$3,358	$778	$2,244	$6,750	$(4,002)	$9,128

Balance Sheet as of December 31, 2010

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS	(in millions)
Current assets:
Cash and cash equivalents	$6	$—	$2,010	$1,203	$—	$3,219
Restricted cash	—	—	25	22	—	47
Time Deposits	—	—	550	—	—	550
Accounts receivable	—	—	621	1,686	—	2,307
Inventories	—	—	301	692	(5)	988
Other current assets	—	—	150	405	—	555

Total current assets	6	—	3,657	4,008	(5)	7,666

Long-term assets:
Property, net	—	—	437	1,630	—	2,067
Intangible assets, net	—	—	494	171	—	665
Investments in affiliates	—	—	—	281	—	281
Investments in subsidiaries	5,743	3,355	—	—	(9,098)	—
Other long-term assets	4	—	57	342	—	403

Total long-term assets	5,747	3,355	988	2,424	(9,098)	3,416

Total assets	$5,753	$3,355	$4,645	$6,432	$(9,103)	$11,082

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$—	$18	$200	$—	$218
Accounts payable	—	—	527	1,709	—	2,236
Accrued liabilities	2	—	250	1,013	—	1,265

Total current liabilities	2	—	795	2,922	—	3,719

Long-term liabilities:
Long-term debt	—	—	8	63	—	71
Intercompany accounts, net	110	(11)	75	(174)	—	—
Pension benefit obligations	—	—	80	597	—	677
Other long-term liabilities	—	—	332	184	—	516

Total long-term liabilities	110	(11)	495	670	—	1,264

Total liabilities	112	(11)	1,290	3,592	—	4,983

Total Delphi shareholders’ equity	5,641	3,366	3,355	2,382	(9,103)	5,641
Noncontrolling interest	—	—	—	458	—	458

Total shareholders’ equity	5,641	3,366	3,355	2,840	(9,103)	6,099

Total liabilities and shareholders’ equity	$5,753	$3,355	$4,645	$6,432	$(9,103)	$11,082

Statement of Cash Flows for the year ended December 31, 2011

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net cash provided by (used in) operating activities	$(255)	$17	$269	$1,346	$—	$1,377

Cash flows from investing activities:
Capital expenditures	—	—	(161)	(469)	—	(630)
Maturity of time deposits	—	—	550	—	—	550
Proceeds from sale of property/investments	—	—	12	60	—	72
Cost of acquisitions, net of cash sold	—	—	—	(17)	—	(17)
Decrease in restricted cash	—	—	25	13	—	38
Loans of related parties	—	—	—	(14)	—	(14)
Other, net	—	—	(4)	(5)	—	(9)

Net cash provided by (used in) investing activities	—	—	422	(432)	—	(10)

Cash flows from financing activities:
Net (repayment) borrowings under other short-term debt agreements	—	4	(1)	(128)	—	(125)
Proceeds from issuance of senior secured term loans, net of issuance costs	—	2,385	—	—	—	2,385
Repayment of senior secured term loans	—	(1,490)	—	—	—	(1,490)
Proceeds from issuance of senior notes, net of issuance costs	—	976	—	—	—	976
Repayment of senior unsecured five-year notes	—	—	—	(57)	—	(57)
Dividend payments to noncontrolling interests	—	—	—	(43)	—	(43)
Intercompany dividends and net increase (decrease) in intercompany obligations	5,142	(1,892)	(2,514)	(736)	—	—
Distribution to Delphi equity holders	(93)	—	—	—	—	(93)
Redemption of membership interests	(4,747)	—	—	—	—	(4,747)

Net cash provided by (used in) financing activities	302	(17)	(2,515)	(964)	—	(3,194)

Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—	(29)	—	(29)

Increase (decrease) in cash and cash equivalents	47	—	(1,824)	(79)	—	(1,856)
Cash and cash equivalents at beginning of period	6	—	2,010	1,203	—	3,219

Cash and cash equivalents at end of period	$53	$—	$186	$1,124	$—	$1,363

Statement of Cash Flows for the year ended December 31, 2010

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net cash provided by operating activities	$5	$—	$442	$695	$—	$1,142

Cash flows from investing activities:
Capital expenditures	—	—	(124)	(376)	—	(500)
Purchase of time deposits	—	—	(750)	—	—	(750)
Maturity of time deposits	—	—	200	—	—	200
Proceeds from sale of property/investments	—	—	4	89	—	93
Decrease in restricted cash	—	—	33	16	—	49
Other, net	—	—	12	(15)	—	(3)

Net cash used in investing activities	—	—	(625)	(286)	—	(911)

Cash flows from financing activities:
Net repayment under other short-term debt agreements	—	—	(2)	(47)	—	(49)
Repayments of long-term debt	—	—	—	(50)	—	(50)
Dividend payments of consolidated affiliates to minority shareholders	—	—	—	(27)	—	(27)

Net cash used in financing activities	—	—	(2)	(124)	—	(126)

Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—	7	—	7

Increase (decrease) in cash and cash equivalents	5	—	(185)	292	—	112
Cash and cash equivalents at beginning of period	1	—	2,195	911	—	3,107

Cash and cash equivalents at end of period	$6	$—	$2,010	$1,203	$—	$3,219

Statement of Cash Flows from the period August 19 to December 31, 2009

	Parent Companies	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in millions)
Net cash (used in) provided by operating activities	$(18)	$—	$180	$(3)	$—	$159

Cash flows from investing activities:
Capital expenditures	—	—	(21)	(67)	—	(88)
Proceeds from divestitures, net of cash sold	—	—	12	62	—	74
Decrease in restricted cash	—	—	4	24	—	28
Cash acquired from Delphi Corporation	—	—	3	859	—	862
Other, net	—	—	8	1	—	9

Net cash provided by investing activities	—	—	6	879	—	885

Cash flows from financing activities:
Net repayment under other short-term debt agreements	—	—	—	(21)	—	(21)
Proceeds from issuance of membership interests	19	—	2,009	14	—	2,042
Proceeds from issuance of five-year notes	—	—	—	41	—	41

Net cash provided by financing activities	19	—	2,009	34	—	2,062

Effect of exchange rate fluctuations on cash and cash equivalents	—	—	—	1	—	1

Increase in cash and cash equivalents	1	—	2,195	911	—	3,107
Cash and cash equivalents at beginning of period	—	—	—	—	—	—

Cash and cash equivalents at end of period	$1	$—	$2,195	$911	$—	$3,107

23.	SEGMENT REPORTING

Effective December 2010, Delphi realigned its segment reporting to reflect certain items previously included in the Eliminations and Other segment within its core business segments. Delphi operates its core business along the following operating segments, which are grouped on the basis of similar product, market and operating factors.

•	Electrical/Electronic Architecture, which includes complete electrical architecture and component products.

•

Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling and full end-to-end systems including fuel and air injection, combustion, electronics controls, exhaust handling, test and validation capabilities, diesel and automotive aftermarket, and original equipment service.

•

Electronics and Safety, which includes component and systems integration expertise in infotainment and connectivity, body controls and security systems, displays, mechatronics, passive and active safety electronics and electric and hybrid electric vehicle power electronics, as well as advanced development of software.

•

Thermal Systems, which includes heating, ventilating and air conditioning (“HVAC”) systems, components for multiple transportation and other adjacent markets, and powertrain cooling and related technologies.

•	Eliminations and Other, which includes i) the elimination of inter-segment transactions, and ii) certain other expenses and income of a non-operating or strategic nature.

The accounting policies of the segments are the same as those described in Note 2. Significant Accounting Policies, except that the disaggregated financial results for the segments have been prepared using a management approach, which is consistent with the basis and manner in which management internally disaggregates financial information for the purposes of assisting internal operating decisions. Generally, Delphi evaluates performance based on stand-alone segment net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense, equity income, net of tax, transformation and rationalization charges related to plant consolidations, plant wind-downs and discontinued operations (“Adjusted EBITDA”) and accounts for inter-segment sales and transfers as if the sales or transfers were to third parties, at current market prices. Through December 31, 2010, Delphi’s management believed that Adjusted EBITDA was a meaningful measure of performance and it was used by management to analyze Company and stand-alone segment operating performance. Management also used Adjusted EBITDA for planning and forecasting purposes. Effective January 1, 2011, Delphi’s management began utilizing net income before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income, net of tax (“EBITDA”) as a key performance measure because its restructuring was substantially completed in 2010. Segment EBITDA and Adjusted EBITDA should not be considered substitutes for results prepared in accordance with U.S. GAAP and should not be considered alternatives to net income (loss) attributable to Successor/Predecessor, which is the most directly comparable financial measure to EBITDA and Adjusted EBITDA that is in accordance with U.S. GAAP. Segment EBITDA and Adjusted EBITDA, as determined and measured by Delphi, should also not be compared to similarly titled measures reported by other companies.

Included below are sales and operating data for Delphi’s segments for the years ended December 31, 2011 and 2010, and periods from August 19 to December 31, 2009 and January 1 to October 6, 2009, as well as balance sheet data as of December 31, 2011 and 2010.

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other(1)	Total
2011:	(in millions)
Net sales	$6,642	$4,970	$2,931	$1,755	$(257)	$16,041
EBITDA	$868	$710	$369	$172	$—	$2,119
Depreciation & Amortization	$131	$195	$105	$44	$—	$475
Operating income (2)	$737	$515	$264	$128	$—	$1,644
Equity income (loss)	$20	$3	$1	$6	$(8)	$22
Net income attributable to noncontrolling interest	$33	$33	$—	$12	$—	$78

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other(1)	Total
2010:	(in millions)
Net sales	$5,620	$4,086	$2,721	$1,603	$(213)	$13,817
EBITDA	$650	$361	$247	$109	$(6)	$1,361
Adjusted EBITDA	$758	$423	$293	$165	$(6)	$1,633
Depreciation & Amortization	$108	$170	$100	$42	$1	$421
Operating income (loss) (3)	$542	$191	$147	$67	$(7)	$940
Equity income (loss)	$7	$2	$(3)	$8	$3	$17
Net income attributable to noncontrolling interest	$31	$28	$1	$12	$—	$72

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other(1)	Total
August 19—December 31, 2009:	(in millions)
Net sales	$1,325	$957	$761	$365	$13	$3,421
EBITDA	$94	$9	$17	$8	$1	$129
Adjusted EBITDA	$155	$79	$56	$21	$2	$313
Depreciation & Amortization	$31	$52	$39	$17	$—	$139
Operating income (loss) (4)	$63	$(43)	$(22)	$(9)	$1	$(10)
Equity income (loss)	$5	$—	$1	$—	$(1)	$5
Net income attributable to noncontrolling interest	$9	$5	$—	$1	$—	$15

	Predecessor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other(1)	Total
January 1—October 6, 2009:	(in millions)
Net sales	$2,970	$2,667	$1,801	$1,008	$(112)	$8,334
EBITDA	$(132)	$(71)	$(319)	$4	$4	$(514)
Adjusted EBITDA	$(18)	$(9)	$(214)	$17	$(5)	$(229)
Depreciation & Amortization	$147	$163	$177	$53	$—	$540
Operating (loss) income (5)	$(279)	$(234)	$(496)	$(49)	$(60)	$(1,118)
Equity income (loss)	$4	$(9)	$(13)	$(12)	$(6)	$(36)
Net income attributable to noncontrolling interest	$12	$9	$1	$6	$1	$29

	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other(1)	Total
	(in millions)
Balance as of:
December 31, 2011
Investment in affiliates	$96	$74	$—	$71	$16	$257
Capital expenditures	$219	$228	$100	$70	$13	$630
Total segment assets	$3,567	$4,541	$1,723	$921	$(1,624)	$9,128
December 31, 2010
Investment in affiliates	$85	$53	$61	$60	$22	$281
Capital expenditures	$202	$186	$59	$35	$18	$500
Total segment assets	$3,336	$3,718	$1,905	$898	$1,225	$11,082

(1)	Eliminations and Other includes the elimination of inter-segment transactions.

(2)	Includes charges recorded in 2011 related to costs associated with employee termination benefits and other exit costs of $5 million for Electronics and Safety, $12 million for Powertrain Systems, $12 million for Electrical/Electronic Architecture and $2 million for Thermal Systems.

(3)	Includes charges recorded in 2010 related to costs associated with employee termination benefits and other exit costs of $29 million for Electronics and Safety, $49 million for Powertrain Systems, $94 million for Electrical/Electronic Architecture and $52 million for Thermal Systems.

(4)	Includes charges recorded from August 19 to December 31, 2009 related to long-lived asset impairments and costs associated with employee termination benefits and other exit costs of $20 million for Electronics and Safety, $62 million for Powertrain Systems, $50 million for Electrical/Electronic Architecture, $10 million for Thermal Systems, and $1 million for Eliminations and Other.

(5)	Includes charges recorded from January 1 to October 6, 2009 related to long-lived asset impairments and costs associated with employee termination benefits and other exit costs of $128 million for Electronics and Safety, $46 million for Powertrain Systems, $100 million for Electrical/Electronic Architecture, $13 million for Thermal Systems, and $(11) million for Eliminations and Other.

The reconciliation of Adjusted EBITDA to EBITDA includes other transformation and rationalization costs related to 1) the implementation of information technology systems to support finance, manufacturing and product development initiatives, 2) certain plant consolidations and closures costs, 3) consolidation of many staff administrative functions into a global business service group, and 4) employee benefit plan settlements in Mexico. The reconciliation of EBITDA to net income (loss) attributable to Successor/Predecessor follows:

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
2011:	(in millions)
EBITDA	$868	$710	$369	$172	$—	2,119

Depreciation and amortization	(131)	(195)	(105)	(44)	—	(475)

Operating income	$737	$515	$264	$128	$—	1,644

Interest expense						(123)
Other expense, net						(15)

Income from continuing operations before income taxes and equity income						1,506
Income tax expense						(305)
Equity income, net of tax						22

Net income						$1,223
Net income attributable to noncontrolling interest						78

Net income attributable to Successor						$1,145

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
2010:	(in millions)
Adjusted EBITDA	$758	$423	$293	$165	$(6)	$1,633
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(94)	(49)	(29)	(52)	—	(224)
Other transformation and rationalization costs	(14)	(13)	(17)	(4)	—	(48)

EBITDA	$650	$361	$247	$109	$(6)	1,361

Depreciation and amortization	(108)	(170)	(100)	(42)	(1)	(421)

Operating income (loss)	$542	$191	$147	$67	$(7)	940

Interest expense						(30)
Other income, net						34

Income from continuing operations before income taxes and equity income						944
Income tax expense						(258)
Equity income, net of tax						17

Net income						$703
Net income attributable to noncontrolling interest						72

Net income attributable to Successor						$631

	Successor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
August 19—December 31, 2009:	(in millions)
Adjusted EBITDA	$155	$79	$56	$21	$2	$313
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(50)	(50)	(20)	(5)	(1)	(126)
Other transformation and rationalization costs	(11)	(20)	(19)	(8)	—	(58)

EBITDA	$94	$9	$17	$8	$1	129

Depreciation and amortization	(31)	(52)	(39)	(17)	—	(139)

Operating (loss) income	$63	$(43)	$(22)	$(9)	$1	(10)

Interest expense						(8)
Other expense, net						(17)

Loss from continuing operations before income taxes and equity income						(35)
Income tax benefit						27
Equity income, net of tax						5

Net loss						$(3)
Net income attributable to noncontrolling interest						15

Net loss attributable to Successor						$(18)

	Predecessor
	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total
	(in millions)
January 1—October 6, 2009:
Adjusted EBITDA	$(18)	$(9)	$(214)	$17	$(5)	$(229)
Transformation and rationalization charges:
Employee termination benefits and other exit costs	(99)	(45)	(91)	(11)	11	(235)
Other transformation and rationalization costs	(15)	(17)	(14)	(2)	(2)	(50)

EBITDA	$(132)	$(71)	$(319)	$4	$4	(514)

Depreciation and amortization	(147)	(163)	(177)	(53)	—	(540)
Discontinued operations	—	—	—	—	(64)	(64)

Operating loss	$(279)	$(234)	$(496)	$(49)	$(60)	(1,118)

Other income, net						24
Reorganization items						10,210

Income from continuing operations before income taxes and equity loss						9,116
Income tax benefit						311
Equity loss, net of tax						(36)
Loss from discontinued operations, net of tax						(44)

Net income						$9,347
Net income attributable to noncontrolling interest						29

Net income attributable to Predecessor						$9,318

Information concerning principal geographic areas is set forth below. Net sales data reflects the manufacturing location and is for the years ended December 31, 2011, December 31, 2010, the periods from August 19 to December 31 and January 1 to October 6, 2009. Net property data is as of December 31.

	Successor						Predecessor
	Year ended December 31, 2011		Year ended December 31, 2010		Period from August 19 to December 31, 2009		Period from January 1 to October 6, 2009
	(in millions)						(in millions)
	Net Sales	Net Property(1)	Net Sales	Net Property(1)	Net Sales	Net Property(1)	Net Sales
United States	$4,993	$506	$4,529	$417	$1,083	$430	$3,107
Other North America	118	129	76	134	16	109	24
Europe, Middle East & Africa(2)	7,264	1,107	5,892	1,045	1,448	1,047	3,330
Asia Pacific	2,464	422	2,177	325	590	272	1,223
South America	1,202	151	1,143	146	284	102	650

Total	$16,041	$2,315	$13,817	$2,067	$3,421	$1,960	$8,334

(1)	Net property data represents property, plant and equipment, net of accumulated depreciation.

(2)	Includes Delphi’s country of domicile, Jersey, and the country of Delphi’s principal executive offices, the United Kingdom. The Company had no sales in Jersey in any period. The Company had net sales of $866 million, $690 million, $159 million, and $394 million in the United Kingdom for the years ended December 31, 2011 and 2010, and the period from August 19 to December 31, 2009, and the period from January 1 to October 6, 2009 respectively. The Company had net property in the United Kingdom of $138 million, $137 million, and $141 million as of December 31, 2011, 2010 and 2009, respectively.

24.	QUARTERLY DATA (UNAUDITED)

The following is a condensed summary of the Company’s unaudited quarterly results of continuing operations for fiscal 2011 and 2010.

	Three months ended
	March 31,	June 30,	September 30,	December 31,	Total
	(in millions, except per share amounts)
2011
Net sales	$3,997	$4,213	$3,931	$3,900	$16,041
Cost of sales (1)	3,353	3,518	3,294	3,221	13,386

Gross profit	$644	$695	$637	$679	$2,655

Operating income	$412	$428	$393	$411	$1,644
Net income	$310	$316	$285	$312	$1,223

Net income attributable to Delphi	$291	$298	$266	$290	$1,145

Basic and diluted net income per share (2)	$0.42	$0.88	$0.79	$0.88	$2.72

Weighted average shares outstanding	687	338	337	328	421

2010
Net sales	$3,410	$3,446	$3,309	$3,652	$13,817
Cost of sales (1)	2,848	2,903	2,807	3,210	11,768

Gross profit	$562	$543	$502	$442	$2,049

Operating income	$324	$297	$206	$113	$940
Net income	$235	$233	$144	$91	$703

Net income attributable to Delphi	$215	$214	$127	$75	$631

Basic and diluted net income per share (2)	$0.31	$0.31	$0.18	$0.11	$0.92

Weighted average shares outstanding	685	685	687	687	686

(1)	Cost of sales for the quarters ended March 31, 2011 and December 31, 2010 included $76 million and $75 million, respectively, of warranty charges. Refer to Note. 10 Warranty Obligations for more information.

(2)	Due to the use of the weighted average shares outstanding for each quarter for computing earnings per share, the sum of the quarterly per share amounts may not equal the per share amount for the year.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

		Additions
	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Other Activity		Balance at End of Period
	(in millions)
Successor
December 31, 2011:
Allowance for doubtful accounts	$64	$25	$(16)	$(3)		$70
Tax valuation allowance	$551	$(1)	$(61)	$(17)		$472
December 31, 2010:
Allowance for doubtful accounts	$33	$45	$(12)	$(2)		$64
Tax valuation allowance	$552	$58	$(35)	$(24)		$551
Period from August 19 to December 31, 2009:
Allowance for doubtful accounts	$—	$33	$—	$—		$33
Tax valuation allowance	$490	$46	$—	$16		$552
Predecessor
Period from January 1 to October 6, 2009:
Allowance for doubtful accounts	$134	$22	$(47)	$(109)		$—
Tax valuation allowance	$9,144	$(237)	$—	$(8,417	)(1)	$490

(1)	Other activity represents the loss of Delphi’s U.S. net operating loss carry forwards and other tax attributes in connection with the October 6, 2009 acquisition of substantially all of the Predecessor’s businesses, resulting in a corresponding reduction in the valuation allowance.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delphi Corporation

Delphi Technologies, Inc.

Each of Delphi Corporation and Delphi Technologies, Inc. is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(b)(7) of the DGCL, the Certificate of Incorporation of Delphi Corporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of Delphi Corporation’s directors to Delphi Corporation or its stockholders for monetary damages for breach of fiduciary as director.

Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

In accordance with Section 145(a) of the DGCL, each of Delphi Corporation’s Bylaws and Delphi Technologies, Inc.’s Bylaws provide that every person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or such person’s testator or intestate, is or was serving as a director or officer of or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a member of any committee or similar body, shall be indemnified and held harmless to the fullest extent legally permissible under the DGCL against all expenses (including attorney’s fees), judgments, penalties, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding (including appeals) or the defense or settlement thereof or any claim, issue, or matter therein. Expenses incurred by a director or officer in defending such an action, suit or proceeding shall be paid by such company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay any amount if it is ultimately determined that such director or officer is not entitled to indemnification by such corporation as authorized by the relevant sections of the DGCL.

Delphi Holdings, LLC

Delphi Automotive Systems, LLC

Delphi Connection Systems, LLC

Delphi International Services Company, LLC

Delphi Medical Systems, LLC

Delphi Connection Systems Holdings LLC

Delphi Properties Management LLC

Delphi Trade Management, LLC

Each of Delphi Holdings, LLC, Delphi Automotive Systems, LLC, Delphi Connection Systems, LLC, Delphi International Services Company, LLC, Delphi Medical Systems, LLC, Delphi Connection Systems Holdings LLC, Delphi Properties Management LLC and Delphi Trade Management, LLC is a Delaware limited liability company (each, a “Delphi Delaware LLC”). Under the Limited Liability Company Operating Agreement of each of the Delphi Delaware LLCs, each Delphi Delaware LLC is required to indemnify, to the fullest extent permitted by Delaware law, the member, its affiliates and any of their respective officers, directors, employees, stockholders, partners (limited and/or general) managers, members, consultants or agents and each person acting in any such capacity for each such LLC, respectively, from and against any and all claims, and demands, whatsoever arising, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on such person) of any nature whatsoever, liquidated or unliquidated, that are incurred by such person and arise out of or in connection with the affairs of each such Delphi Delaware LLC, respectively.

Delphi Financial Holdings, LLC

Delphi Financial Holdings, LLC is a Delaware limited liability company. Under the Limited Liability Company Operating Agreement of Delphi Financial Holdings, LLC, Delphi Financial Holdings, LLC is required to indemnify, to the fullest extent permitted by Delaware law, the member, any manager or officer, respectively, for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith and on behalf of Delphi Financial Holdings, LLC and in a manner reasonably believed to be within the scope of the authority conferred on such person.

Delphi Automotive PLC

Delphi Automotive Holdings US Limited

Each of Delphi Automotive PLC and Delphi Automotive Holdings US Limited is a company organized under the laws of Jersey (each, a “Delphi Jersey Company”). Under each of their Articles of Association, each Delphi Jersey Company is required to indemnify every present and former “officer” (which refers to directors and officers) of such Delphi Jersey Company out of the assets of such Delphi Jersey Company against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

Delphi Automotive LLP

Delphi Automotive LLP is a limited liability partnership organized under the laws of England and Wales. Under Delphi Automotive LLP’s Fifth Amended and Restated LLP Agreement, Delphi Automotive LLP is required to indemnify every person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was the managing Member, designated member, tax matters member or an officer, or is or was serving at the request of Delphi Automotive LLP as a manager, director, officer, employee, fiduciary or agent of another entity. The extent of such indemnities shall be limited in accordance with the provisions of the Limited Liability Partnership Act 2000 under the laws of England and Wales (as amended or replaced from time to time).

Delphi Holdfi UK Limited

Delphi Holdfi UK Limited is a private company incorporated under the laws of England and Wales. Under Delphi Holdfi UK Limited’s Articles of Association, the company is required to indemnify a relevant director of the company out of the company assets against (a) any liability incurred by that director in connection with any negligence, default, breach of duty or breach of trust in relation to the company or an associated company; (b) any liability incurred by that director in connection with the activities of the company or an associated company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Companies Act); and (c) any other liability incurred by that director as an officer of the company or an associated company.

Delphi Global Real Estate Services, LLC

Delphi Global Real Estate Services, LLC is a Michigan limited liability company. Under the Limited Liability Company Operating Agreement of Delphi Global Real Estate Services, LLC, Delphi Global Real Estate Services, LLC is required to indemnify, to the fullest extent permitted by Michigan law, the member, its affiliates and any of their respective officers, directors, employees, stockholders, partners (limited and/or general) managers, members, consultants or agents and each person acting in any such capacity for Delphi Global Real Estate Services, LLC, from and against any and all claims, and demands, whatsoever arising, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim and any tax imposed on such person) of any nature whatsoever, liquidated or unliquidated, that are incurred by such person and arise out of or in connection with the affairs of Delphi Global Real Estate Services, LLC.

The Registration Rights Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and certain officers of the Issuer and the Guarantors by the holders of the Notes against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
1.1	Registration Rights Agreement dated as of May 17, 2011 between Delphi Corporation, the guarantors listed in Schedule 1 thereto and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, UniCredit Capital Markets LLC and Scotia Capital (USA) Inc., as Initial Purchasers*

3.1	Certificate of Incorporation of Delphi Corporation*

3.2	By-laws of Delphi Corporation*

3.3	Memorandum and Articles of Association of Delphi Automotive PLC(1)

3.4	Fifth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP*

3.5	Memorandum and Articles of Association of Delphi Automotive Holdings US Limited*

3.6	Articles of Association of Delphi Holdfi UK Limited*

3.7	Certificate of Formation of Delphi Holdings, LLC*

3.8	Amended and Restated Limited Liability Company Operating Agreement of Delphi Holdings, LLC*

3.9	Certificate of Formation of Delphi Automotive Systems, LLC*

3.10	Amended and Restated Limited Liability Company Operating Agreement of Delphi Automotive Systems, LLC*

3.11	Certificate of Formation of Delphi Connection Systems, LLC*

3.12	Amended and Restated Limited Liability Company Operating Agreement of Delphi Connection Systems, LLC*

3.13	Certificate of Formation of Delphi International Services Company, LLC*

3.14	Amended and Restated Limited Liability Company Operating Agreement of Delphi International Services Company, LLC*

3.15	Certificate of Formation of Delphi Medical Systems, LLC*

3.16	Amended and Restated Limited Liability Company Operating Agreement of Delphi Medical Systems, LLC*

3.17	Certificate of Formation of Delphi Connection Systems Holdings LLC*

3.18	Limited Liability Company Operating Agreement of Delphi Connection Systems Holdings LLC*

3.19	Certificate of Formation of Delphi Properties Management LLC*

3.20	Limited Liability Company Operating Agreement of Delphi Properties Management LLC*

3.21	Certificate of Incorporation of Delphi Technologies, Inc.*

3.22	Bylaws of Delphi Technologies, Inc.*

3.23	Certificate of Formation of Delphi Trade Management, LLC*

3.24	Amended and Restated Limited Liability Company Operating Agreement of Delphi Trade Management, LLC*

Exhibit No.	Document
3.25	Certificate of Formation of Delphi Financial Holdings, LLC*

3.26	Limited Liability Company Operating Agreement of Delphi Financial Holdings, LLC*

3.27	Articles of Organization of Delphi Global Real Estate Services, LLC*

3.28	Limited Liability Company Operating Agreement of Delphi Global Real Estate Services, LLC*

4.1	Senior Notes Indenture, dated as of May 17, 2011, among Delphi Corporation, the guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (including forms of notes)(2)

5.1	Opinion of Davis Polk & Wardwell LLP with respect to the new Notes and related guarantees*

10.1	Redemption Agreement between Delphi Automotive LLP and General Motors Holding LLC, dated as of March 31, 2011(2)

10.2	Rights Modification Agreement dated as of March 31, 2011, by and among Delphi Automotive LLP and each of the holders of Class B membership interests party thereto(2)

10.3	Amended and Restated Credit Agreement among Delphi Automotive LLP, as Parent, Delphi Holdings S.A.R.L., as Intermediate Holdco, Delphi Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Barclays Bank plc and Deutsche Bank Trust Company Americas, as Co-Documentation Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger, dated as of May 17, 2011(2)

10.4	Form of Registration Rights Agreement(3)

10.5	First Amended and Restated Delphi Automotive LLP Board of Managers 2010 Class E-1 Interest Incentive Plan(4)

10.6	Form of Restricted Interest Grant Notice and Agreement(4)

10.7	First Amended and Restated Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.8	Form of Non-Officer Executive Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.9	Form of Officer Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.10	Form of Confidentiality and Noninterference Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.11	Form of Delphi Automotive LLP Letter re: Special Bonus for Initial Public Offering or Sale of the Company(4)

10.12	Delphi LLC Annual Incentive Plan(2)

10.13	Delphi Corporation Supplemental Executive Retirement Program(2)

10.14	Delphi Corporation Salaried Retirement Equalization Savings Program(2)

10.15	Delphi Automotive PLC Long Term Incentive Plan(4)

10.16	Form of Non-Employee Director RSU Award Agreement Pursuant to the Delphi Automotive PLC Long Term Incentive Plan(5)

10.17	Offer letter for Rodney O’Neal, dated October 2, 2009(2)

10.18	Offer letter for Ronald M. Pirtle, dated October 2, 2009(2)

Exhibit No.	Document
10.19	Offer letter for James A. Spencer, dated October 2, 2009(2)

10.20	Offer letter for Jeffrey J. Owens, dated October 2, 2009(5)

10.21	Offer letter for Kevin M. Butler, dated October 2, 2009(5)

10.22	Offer letter for Kevin P. Clark, dated June 10, 2010(2)

10.23	Agreement and Release of Claims between Delphi Automotive PLC and Ronald M. Pirtle, dated December 1, 2011(5)

10.24	Form of Officer RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)

10.25	CEO RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)

10.26	Form of Officer RSU Award Agreement (including Continuity Incentive RSU Award) pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)

12.1	Computation of Ratio of Earnings to Fixed Charges(6)

21.1	Subsidiaries of Delphi Automotive PLC(6)

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP*

23.3	Consent of LMC-Automotive (formerly known as J.D. Power & Associates)*

23.4	Consent of The Freedonia Group, Inc.*

24.1	Powers of Attorney (included on the signature pages)

25.1	Statement of Eligibility of Wilmington Trust Company, as Trustee, on Form T-1.*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to Clients*

99.4	Form of Letter to Nominees*

99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

99.6	Opinion of Carey Olsen with respect to the new Notes and related guarantees*

99.7	Opinion of CMS Cameron McKenna LLP with respect to the new Notes and related guarantees*

99.8	Opinion of Sean Corcoran with respect to the new Notes and related guarantees*

*	Filed herewith.
(1)	Filed with the Registration Statement on Form 8-A (File No. 001-35346) of Delphi Automotive PLC on November 10, 2011.
(2)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on June 30, 2011.
(3)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on August 1, 2011.
(4)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on October 31, 2011.
(5)	Filed with the Registration Statement on Form S-1 (File No. 333-179282) of Delphi Automotive PLC on February 1, 2012.
(6)	Filed with the Annual Report on Form 10-K (File No. 001-35346) of Delphi Automotive PLC on February 17, 2012.

(b) The following financial statement schedule is filed as part of this Registration Statement:

Page No.
Valuation and Qualifying Accounts and Reserves Schedule for the years ended December 31, 2011 and 2010, the period from August 19 to December 31, 2009 and the period from January 1 to October 6, 2009.	F-81

Item 22.	Undertakings

(a) The undersigned hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 1, 2012.

DELPHI AUTOMOTIVE PLC

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Clark and David M. Sherbin, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ Rodney O’Neal	Principal Executive Officer and Director	March 1, 2012
Rodney O’Neal

/s/ Kevin P. Clark	Principal Financial Officer	March 1, 2012
Kevin P. Clark

/s/ Allan J. Brazier	Principal Accounting Officer	March 1, 2012
Allan J. Brazier

/s/ John A. Krol	Chairman	March 1, 2012
John A. Krol

/s/ Gary L. Cowger	Director	March 1, 2012
Gary L. Cowger

/s/ Nicholas M. Donofrio	Director	March 1, 2012
Nicholas M. Donofrio

/s/ Mark P. Frissora	Director	March 1, 2012
Mark P. Frissora

Signature	Title	Date

/s/ Rajiv L. Gupta	Director	March 1, 2012
Rajiv L. Gupta

/s/ J. Randall MacDonald	Director	March 1, 2012
J. Randall MacDonald

/s/ Sean O. Mahoney	Director	March 1, 2012
Sean O. Mahoney

/s/ Michael McNamara	Director	March 1, 2012
Michael McNamara

/s/ Thomas W. Sidlik	Director	March 1, 2012
Thomas W. Sidlik

/s/ Bernd Wiedemann	Director	March 1, 2012
Bernd Wiedemann

/s/ Lawrence A. Zimmerman	Director	March 1, 2012
Lawrence A. Zimmerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 1, 2012.

DELPHI AUTOMOTIVE LLP

By:	DELPHI AUTOMOTIVE PLC, its managing member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Senior Vice President, General Counsel,
Secretary and Chief Compliance Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 1, 2012.

DELPHI CORPORATION

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Vice President, General Counsel,
Secretary and Chief Compliance Officer

DELPHI HOLDINGS, LLC

By:	DELPHI CORPORATION, its sole member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer

DELPHI CONNECTION SYSTEMS, LLC DELPHI INTERNATIONAL SERVICES COMPANY, LLC DELPHI MEDICAL SYSTEMS, LLC

By:	DELPHI HOLDINGS, LLC, its sole member

By:	DELPHI CORPORATION, its sole member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer

DELPHI CONNECTION SYSTEMS HOLDINGS LLC

By:	DELPHI CONNECTION SYSTEMS, LLC, its sole member

By:	DELPHI HOLDINGS, LLC, its sole member

By:	DELPHI CORPORATION, its sole member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Clark and David M. Sherbin, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ Rodney O’Neal	Principal Executive Officer	March 1, 2012
Rodney O’Neal

/s/ Kevin P. Clark	Principal Financial Officer and Director	March 1, 2012
Kevin P. Clark

/s/ Kevin M. Butler	Director	March 1, 2012
Kevin M. Butler

/s/ David M. Sherbin	Director	March 1, 2012
David M. Sherbin

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 1, 2012.

DELPHI AUTOMOTIVE HOLDINGS US LIMITED

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Class A Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Clark and David M. Sherbin, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ David M. Sherbin	Class A Director	March 1, 2012
David M. Sherbin

/s/ Keith D. Stipp	Class A Director	March 1, 2012
Keith D. Stipp

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 1, 2012.

DELPHI HOLDFI UK LIMITED

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Class A Director

DELPHI FINANCIAL HOLDINGS, LLC

By:	DELPHI HOLDFI UK LIMITED, its sole member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Class A Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Clark and David M. Sherbin, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ David M. Sherbin	Class A Director	March 1, 2012
David M. Sherbin

/s/ Keith D. Stipp	Class A Director	March 1, 2012
Keith D. Stipp

/s/ Marc C. McGuire	Class B Director	March 1, 2012
Marc C. McGuire

/s/ Jean-Michel Paumier	Class B Director	March 1, 2012
Jean-Michel Paumier

/s/ Isabelle Vagne	Class B Director	March 1, 2012
Isabelle Vagne

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 1, 2012.

DELPHI AUTOMOTIVE SYSTEMS, LLC

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Vice President, General Counsel,
Secretary and Chief Compliance Officer

DELPHI TRADE MANAGEMENT, LLC

By:	DELPHI AUTOMOTIVE SYSTEMS, LLC, its sole member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	Vice President, General Counsel, Secretary and Chief Compliance Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Clark and David M. Sherbin, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ Rodney O’Neal	Principal Executive Officer	March 1, 2012
Rodney O’Neal

/s/ Kevin P. Clark	Principal Financial Officer	March 1, 2012
Kevin P. Clark

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 1, 2012.

DELPHI TECHNOLOGIES, INC.

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	General Counsel and Secretary

DELPHI PROPERTIES MANAGEMENT LLC

By:	DELPHI TECHNOLOGIES, INC. its sole member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	General Counsel and Secretary

DELPHI GLOBAL REAL ESTATE SERVICES, LLC

By:	DELPHI PROPERTIES MANAGEMENT, LLC its sole member

By:	DELPHI TECHNOLOGIES, INC. its sole member

By:	/s/ David M. Sherbin
	Name:	David M. Sherbin
	Title:	General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin P. Clark and David M. Sherbin, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ David M. Sherbin	Director	March 1, 2012
David M. Sherbin

/s/ Andrew Brown, Jr.	Director	March 1, 2012
Andrew Brown, Jr.

EXHIBIT INDEX

Exhibit No.	Document
1.1	Registration Rights Agreement dated as of May 17, 2011 between Delphi Corporation, the guarantors listed in Schedule 1 thereto and J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, UniCredit Capital Markets LLC and Scotia Capital (USA) Inc., as Initial Purchasers*

3.1	Certificate of Incorporation of Delphi Corporation*

3.2	By-laws of Delphi Corporation*

3.3	Memorandum and Articles of Association of Delphi Automotive PLC(1)

3.4	Fifth Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP*

3.5	Memorandum and Articles of Association of Delphi Automotive Holdings US Limited*

3.6	Articles of Association of Delphi Holdfi UK Limited*

3.7	Certificate of Formation of Delphi Holdings, LLC*

3.8	Amended and Restated Limited Liability Company Operating Agreement of Delphi Holdings, LLC*

3.9	Certificate of Formation of Delphi Automotive Systems, LLC*

3.10	Amended and Restated Limited Liability Company Operating Agreement of Delphi Automotive Systems, LLC*

3.11	Certificate of Formation of Delphi Connection Systems, LLC*

3.12	Amended and Restated Limited Liability Company Operating Agreement of Delphi Connection Systems, LLC*

3.13	Certificate of Formation of Delphi International Services Company, LLC*

3.14	Amended and Restated Limited Liability Company Operating Agreement of Delphi International Services Company, LLC*

3.15	Certificate of Formation of Delphi Medical Systems, LLC*

3.16	Amended and Restated Limited Liability Company Operating Agreement of Delphi Medical Systems, LLC*

3.17	Certificate of Formation of Delphi Connection Systems Holdings LLC*

3.18	Limited Liability Company Operating Agreement of Delphi Connection Systems Holdings LLC*

3.19	Certificate of Formation of Delphi Properties Management LLC*

3.20	Limited Liability Company Operating Agreement of Delphi Properties Management LLC*

3.21	Certificate of Incorporation of Delphi Technologies, Inc.*

3.22	Bylaws of Delphi Technologies, Inc.*

3.23	Certificate of Formation of Delphi Trade Management, LLC*

3.24	Amended and Restated Limited Liability Company Operating Agreement of Delphi Trade Management, LLC*

Exhibit No.	Document
3.25	Certificate of Formation of Delphi Financial Holdings, LLC*

3.26	Limited Liability Company Operating Agreement of Delphi Financial Holdings, LLC*

3.27	Articles of Organization of Delphi Global Real Estate Services, LLC*

3.28	Limited Liability Company Operating Agreement of Delphi Global Real Estate Services, LLC*

4.1	Senior Notes Indenture, dated as of May 17, 2011, among Delphi Corporation, the guarantors party thereto, Wilmington Trust Company, as trustee, and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (including forms of notes)(2)

5.1	Opinion of Davis Polk & Wardwell LLP with respect to the new Notes and related guarantees*

10.1	Redemption Agreement between Delphi Automotive LLP and General Motors Holding LLC, dated as of March 31, 2011(2)

10.2	Rights Modification Agreement dated as of March 31, 2011, by and among Delphi Automotive LLP and each of the holders of Class B membership interests party thereto(2)

10.3	Amended and Restated Credit Agreement among Delphi Automotive LLP, as Parent, Delphi Holdings S.A.R.L., as Intermediate Holdco, Delphi Corporation, as Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent, Bank of America, N.A., Barclays Bank plc and Deutsche Bank Trust Company Americas, as Co-Documentation Agents, and J.P. Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger, dated as of May 17, 2011(2)

10.4	Form of Registration Rights Agreement(3)

10.5	First Amended and Restated Delphi Automotive LLP Board of Managers 2010 Class E-1 Interest Incentive Plan(4)

10.6	Form of Restricted Interest Grant Notice and Agreement(4)

10.7	First Amended and Restated Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.8	Form of Non-Officer Executive Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.9	Form of Officer Participation Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.10	Form of Confidentiality and Noninterference Agreement pursuant to the Delphi Automotive LLP 2010 Management Value Creation Plan(4)

10.11	Form of Delphi Automotive LLP Letter re: Special Bonus for Initial Public Offering or Sale of the Company(4)

10.12	Delphi LLC Annual Incentive Plan(2)

10.13	Delphi Corporation Supplemental Executive Retirement Program(2)

10.14	Delphi Corporation Salaried Retirement Equalization Savings Program(2)

10.15	Delphi Automotive PLC Long Term Incentive Plan(4)

10.16	Form of Non-Employee Director RSU Award Agreement Pursuant to the Delphi Automotive PLC Long Term Incentive Plan(5)

10.17	Offer letter for Rodney O’Neal, dated October 2, 2009(2)

10.18	Offer letter for Ronald M. Pirtle, dated October 2, 2009(2)

Exhibit No.	Document
10.19	Offer letter for James A. Spencer, dated October 2, 2009(2)

10.20	Offer letter for Jeffrey J. Owens, dated October 2, 2009(5)

10.21	Offer letter for Kevin M. Butler, dated October 2, 2009(5)

10.22	Offer letter for Kevin P. Clark, dated June 10, 2010(2)

10.23	Agreement and Release of Claims between Delphi Automotive PLC and Ronald M. Pirtle, dated December 1, 2011(5)

10.24	Form of Officer RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)

10.25	CEO RSU Award Agreement pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)

10.26	Form of Officer RSU Award Agreement (including Continuity Incentive RSU Award) pursuant to Delphi Automotive PLC Long Term Incentive Plan(6)

12.1	Computation of Ratio of Earnings to Fixed Charges(6)

21.1	Subsidiaries of Delphi Automotive PLC(6)

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP*

23.3	Consent of LMC-Automotive (formerly known as J.D. Power & Associates)*

23.4	Consent of The Freedonia Group, Inc.*

24.1	Powers of Attorney (included on the signature pages)

25.1	Statement of Eligibility of Wilmington Trust Company, as Trustee, on Form T-1.*

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to Clients*

99.4	Form of Letter to Nominees*

99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner*

99.6	Opinion of Carey Olsen with respect to the new Notes and related guarantees*

99.7	Opinion of CMS Cameron McKenna LLP with respect to the new Notes and related guarantees*

99.8	Opinion of Sean Corcoran with respect to the new Notes and related guarantees*

*	Filed herewith.
(1)	Filed with the Registration Statement on Form 8-A (File No. 001-35346) of Delphi Automotive PLC on November 10, 2011.
(2)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on June 30, 2011.
(3)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on August 1, 2011.
(4)	Filed with the Registration Statement on Form S-1 (File No. 333-174493) of Delphi Automotive PLC on October 31, 2011.
(5)	Filed with the Registration Statement on Form S-1 (File No. 333-179282) of Delphi Automotive PLC on February 1, 2012.
(6)	Filed with the Annual Report on Form 10-K (File No. 001-35346) of Delphi Automotive PLC on February 17, 2012.